EXHIBIT 10.1

Published CUSIP Number: 36249CAA6

CREDIT AGREEMENT

Dated as of October 19, 2011

among

GSI Group Corporation,

as the Borrower,

GSI Group Inc.,

as Holdings,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and

L/C Issuer,

and

The Other Lenders Party Hereto

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Lead Arranger and Sole Book Manager

SILICON VALLEY BANK,

as Syndication Agent

i

	ARTICLE IV.
	CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01	Conditions of Initial Credit Extension	77
4.02	Conditions to all Credit Extensions	82

	ARTICLE V.
	REPRESENTATIONS AND WARRANTIES

5.01	Existence, Qualification and Power	83
5.02	Authorization; No Contravention	83
5.03	Governmental Authorization; Other Consents	83
5.04	Binding Effect	84
5.05	Financial Statements; No Material Adverse Effect	84
5.06	Litigation	85
5.07	No Default	85
5.08	Ownership of Property; Liens; Investments	85
5.09	Environmental Compliance	86
5.10	Insurance	87
5.11	Taxes	87
5.12	ERISA Compliance	87
5.13	Subsidiaries; Equity Interests; Loan Parties	89
5.14	Margin Regulations; Investment Company Act	89
5.15	Disclosure	89
5.16	Compliance with Laws	90
5.17	Intellectual Property; Licenses, Etc.	90
5.18	Solvency	90
5.19	Casualty, Etc.	90
5.20	Labor Matters	91
5.21	Collateral Documents	91
5.22	Subordination of Permitted Subordinated Debt.	91

	ARTICLE VI.
	AFFIRMATIVE COVENANTS

6.01	Financial Statements	91
6.02	Certificates; Other Information	92
6.03	Notices	95
6.04	Payment of Obligations	96
6.05	Preservation of Existence, Etc.	96
6.06	Maintenance of Properties	96
6.07	Maintenance of Insurance	96
6.08	Compliance with Laws	97
6.09	Books and Records	97
6.10	Inspection Rights	97
6.11	Use of Proceeds	97
6.12	Covenant to Guarantee Obligations and Give Security	97

6.13	Compliance with Environmental Laws	100
6.14	Further Assurances	101
6.15	Material Contracts	101

	ARTICLE VII.
	NEGATIVE COVENANTS

7.01	Liens	101
7.02	Indebtedness	104
7.03	Investments	107
7.04	Fundamental Changes	109
7.05	Dispositions	110
7.06	Restricted Payments	112
7.07	Change in Nature of Business	113
7.08	Transactions with Affiliates	113
7.09	Use of Proceeds	113
7.10	Financial Covenants	113
7.11	Amendments of Organization Documents	114
7.12	Accounting Changes	114
7.13	Prepayments, Amendments, Etc. of Indebtedness	114

	ARTICLE VIII.
	EVENTS OF DEFAULT AND REMEDIES

8.01	Events of Default	114
8.02	Remedies upon Event of Default	117
8.03	Application of Funds	117

	ARTICLE IX.
	ADMINISTRATIVE AGENT

9.01	Appointment and Authority	119
9.02	Rights as a Lender	119
9.03	Exculpatory Provisions	119
9.04	Reliance by Administrative Agent	120
9.05	Delegation of Duties	121
9.06	Resignation of Administrative Agent	121
9.07	Non-Reliance on Administrative Agent and Other Lenders	122
9.08	No Other Duties, Etc.	122
9.09	Administrative Agent May File Proofs of Claim	122
9.10	Collateral and Guaranty Matters	123
9.11	Secured Cash Management Agreements and Secured Hedge Agreements	124

	ARTICLE X.
	CONTINUING GUARANTY

10.01	Guaranty	124
10.02	Rights of Lenders	125

10.03	Certain Waivers	125
10.04	Obligations Independent	125
10.05	Subrogation	126
10.06	Termination; Reinstatement	126
10.07	Subordination	126
10.08	Stay of Acceleration	126
10.09	Condition of Borrower	126
10.10	Rights of Contribution	127
10.11	Joint and Several Obligations	127

	ARTICLE XI.
	MISCELLANEOUS

11.01	Amendments, Etc.	128
11.02	Notices; Effectiveness; Electronic Communications	131
11.03	No Waiver; Cumulative Remedies; Enforcement	133
11.04	Expenses; Indemnity; Damage Waiver	134
11.05	Payments Set Aside	136
11.06	Successors and Assigns	136
11.07	Treatment of Certain Information; Confidentiality	141
11.08	Right of Setoff	142
11.09	Interest Rate Limitation	143
11.10	Canadian Interest Act	143
11.11	Counterparts; Integration; Effectiveness	143
11.12	Survival of Representations and Warranties	144
11.13	Severability	144
11.14	Replacement of Lenders	144
11.15	Governing Law; Jurisdiction; Etc.	145
11.16	Waiver of Jury Trial	146
11.17	No Advisory or Fiduciary Responsibility	146
11.18	Electronic Execution of Assignments and Certain Other Documents	147
11.19	USA PATRIOT Act	147
11.20	Judgment Currency	147

SIGNATURES		S-1

SCHEDULES

2.01	Commitments and Applicable Percentages
5.05	Supplement to Interim Financial Statements
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.17	Intellectual Property Matters
6.12	Guarantors
7.02	Existing Indebtedness
7.05	Certain Properties
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Credit Note
C-2	Term Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F-1	Guaranty Supplement
F-2	Holdings Guaranty
G-1	Security Agreement
G-2	UK Security Agreement
G-3	Canadian Security Agreement
H	Mortgage
I	Borrowing Base Certificate
J	Foreign Lender Certificate
K	Responsible Officer Certificate
L	Solvency Certificate
M	Burnoff Condition Certificate
N	Permitted Acquisition Certificate

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 19, 2011, among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (“Holdings”), each of the Subsidiaries of Holdings listed under the caption “GUARANTORS” on the signature pages hereto and each Subsidiary of Holdings that becomes a Guarantor after the date hereof pursuant to Section 6.12 (each a “Guarantor” and collectively the “Guarantors”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and SILICON VALLEY BANK, as Syndication Agent.

PRELIMINARY STATEMENTS:

The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms

As used in this Agreement, the following terms shall have the meanings set forth below:

“Act” has the meaning specified in Section 11.19.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. For the purposes of Section 7.08, an “Affiliate” shall be deemed to mean, with respect to any Person, any other Person that owns more than 15% of the voting equity securities of the first Person having the right to elect the board of directors.

“Affiliated Lender” has the meaning specified in Section 11.06(b)(vii).

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Credit Exposures” means, at any time, in respect of (a) the Term Facility, the aggregate amount of the Term Loans outstanding at such time and (b) in respect of the Revolving Credit Facility, the sum of (i) the unused portion of the Revolving Credit Facility at such time and (ii) the Total Revolving Credit Outstandings at such time.

“Agreement” means this Credit Agreement.

“Agreement Currency” has the meaning specified in Section 11.20.

“Applicable Fee Rate” means, at any time, in respect of the Revolving Credit Facility and the Term Facility, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending March 31, 2012, 0.40% per annum and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Fee Rate
Pricing Level	Consolidated Leverage Ratio	Commitment Fee
1	< 1.0:1	0.30%
2	≥ 1.0:1 but ≤ 2.0:1	0.40%
3	> 2.0:1	0.50%

Any increase or decrease in the Applicable Fee Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Revolving Lenders, Pricing Level 3 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Fee Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Percentage” means (a) in respect of the Term Facility, with respect to any Term Lender at any time, the percentage (carried out to the ninth decimal place) of the Term Facility represented by (i) prior to the Closing Date, such Term Lender’s Term Commitment at such time and (ii) thereafter, the principal amount of such Term Lender’s Term Loans at such time, and (b) in respect of the Revolving Credit Facility, with respect to any Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Credit Facility represented by such Revolving Credit Lender’s Revolving Credit Commitment at

such time. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means in respect of the Term Facility and the Revolving Credit Facility, (a) from the Closing Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter ending March 31, 2012, 1.75% per annum for Base Rate Loans and 2.75% per annum for Eurodollar Rate Loans and Letter of Credit Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(b):

Applicable Rate
Pricing Level	Consolidated Leverage Ratio	Eurodollar Rate (Letters of Credit)	Base Rate
1	< 1.0:1	2.50%	1.50%
2	≥ 1.0:1 but ≤ 2.0:1	2.75%	1.75%
3	> 2.0:1	3.00%	2.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Term Lenders and the Required Revolving Lenders, Pricing Level 3 shall apply to the applicable Facility as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and in each case shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means with respect to any Revolving Credit Lender at any time, such Revolving Credit Lender’s Applicable Percentage in respect of the Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in Euros, the local time in the place of settlement for Euros as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to either the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term Loan or a Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, in its capacity as sole lead arranger and sole book manager.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease, and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Availability Period” means in respect of the Revolving Credit Facility, the period from and including the Closing Date to the Maturity Date for the Revolving Credit Facility.

“Bank of America” means Bank of America, N.A. and its successors.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1% (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”, and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing, a Swing Line Borrowing or a Term Borrowing, as the context may require.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I.

“Burnoff Condition” means, at the end of any fiscal quarter of the Borrower on or after December 31, 2012, the delivery by the Borrower of a certificate of a Responsible Officer, in the form of Exhibit M, evidencing (a) Consolidated Leverage Ratio of less than or equal to 1.50 : 1.00 and (b) Excess Availability of at least $50,000,000.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market; provided that with respect to L/C Obligations denominated in Euros, “Business Day shall mean any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Canadian Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Capital Expenditures” means for any period, for Holdings and its Subsidiaries on a consolidated basis, all capital expenditures, as determined in accordance with GAAP. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance proceeds, as the case may be. Further, any expenditures that constitute all or a portion of a Permitted Acquisition or other Investment permitted hereunder or are financed with the proceeds of Indebtedness permitted under Section 7.02(f) of this Agreement, shall not be included for purposes of calculating Consolidated Fixed Charge Coverage Ratio.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefitting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) commercial paper in an aggregate amount of no more than $10,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, or the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and

(e) any Investment in certificates of deposit or bankers’ acceptances of any bank organized under the laws of Canada, Japan or any country that is a member of the European Economic Community whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof; provided in each case that such Investment matures within one year from the date of acquisition thereof by such Foreign Subsidiary.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right);

(b) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower; or

(c) except to the extent permitted under Section 7.04 or Section 7.05, Holdings shall cease to have the power, directly or indirectly, to direct or cause the direction of the management or policies of the Borrower or any Guarantor (other than Holdings), whether through the ability to exercise voting power, by contract or otherwise.

“Closing Date” means the first date all the conditions precedent in Sections 4.01 and 4.02 are satisfied or waived in accordance with Section 11.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the equipment, inventory or other Property of a Loan Party, providing the Administrative Agent with the right to receive notices of default, the right to repossess such equipment, inventory or other Property at any time and such other rights as may be requested by the Administrative Agent in each case, in form and substance reasonably satisfactory to the Administrative Agent.

“Collateral Documents” means, collectively, the Security Agreement, the UK Security Agreement, the Canadian Security Agreement, each Intellectual Property Security Agreement (including IP Security Agreement Supplements), the Equity Interest Pledge Agreements, the Mortgages, each of the Security Agreement Supplements, Collateral Access Agreements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment or a Revolving Credit Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Term Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Loans from one Type to the other, or (d) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, for Holdings and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for any Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income with respect to such period: (i) Consolidated Interest Charges and, to the extent not reflected in such Consolidated Interest Charges, (A) fees, expenses and charges incurred in respect of financing activities (including commissions, discounts and closing fees) during such period and (B) payments made in respect of Swap Contracts permitted hereunder entered into for the purpose of hedging interest rate risk during such period; (ii) the provision for federal, state, local and foreign income and other similar taxes for such period, including all taxes reported as “income taxes” on Holding’s consolidated financial statements for such period; (iii) depreciation and amortization expense for such period; (iv) unusual or non-recurring charges, including (x) restructuring charges from ongoing operations and divestitures (I) in an amount not to exceed $10,000,000 in the aggregate during any Measurement Period from the Closing Date through December 31, 2012 and (II) in an amount not to exceed $5,000,000 in the aggregate during any Measurement Period thereafter, and (y) restructuring charges, fees, expenses and charges incurred in respect of acquisitions, equity issuances, indebtedness and investments (whether or not consummated), for which consent from Lenders is not otherwise required under the terms of this Agreement, in an amount not to exceed $6,500,000 in the aggregate during any Measurement Period; (v) Non-Cash Charges minus (b) without duplication and to the extent included in determining Consolidated Net Income for such period, (i) non-cash income or gains, all as determined in accordance with GAAP and (ii) earnings from equity method investments less the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as dividend or other distribution.

For purposes of this Agreement, Consolidated EBITDA (a) for the fiscal quarter ended December 31, 2010 shall be deemed to be $14,206,000, (b) for the fiscal quarter ended March 31, 2011 shall be deemed to be $17,278,000, and (c) for the fiscal quarter ended June 30, 2011 shall be deemed to be $19,813,000.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA less (ii) the sum of (x) the aggregate amount of all cash Capital Expenditures plus (y) the aggregate amount of Federal, state, local and foreign income taxes paid in cash to (b) the sum of (i) Consolidated Interest Charges paid in cash, (ii) the aggregate scheduled amortization payments under Section 2.07(a) (regardless of whether optional prepayments under Section 2.05(a) were applied to such installments), for so long as any amounts are outstanding under the Term Loan Facility, (iii) the aggregate principal amount of all other regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money (including regularly scheduled payments under any Capitalized Leases, except for the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP), but excluding any voluntary repayments and redemptions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02, and (iv) the aggregate amount of all Restricted Payments made pursuant to Sections 7.06(d) or (e), in each case, of or by Holdings and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder and any Permitted Subordinated Debt) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all Purchase Money

Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary, in the cases of clauses (a), (b) and (d), to the extent any of such obligations would appear as a liability on the face of a balance sheet of Holdings prepared in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“continuing” and “continuance of” and “existence of” mean, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Term Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.18(b), any Lender that, as determined in good faith by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, (b) has notified the Borrower, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding. or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date of the Term Loans at the time such Equity Interest is first issued.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in Euros, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with Euros.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Loan Party” means any Loan Party organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b)(iii), (v), (vi) and (vii) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Eligible Cash” means cash of any of the Loan Parties in one or more Deposit Accounts (as defined in the Security Agreement) over which the Administrative Agent has full dominion and control.

“Eligible Collateral” means, collectively, Eligible Inventory, Eligible Receivables and Eligible Cash.

“Eligible Inventory” means Inventory of the Borrower and the other Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, the lowest of its cost, its book value determined in accordance with GAAP and its liquidation value. None of the following classes of Inventory shall be deemed to be Eligible Inventory; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion:

(a) Inventory located on leaseholds as to which the lessor has not entered into a Collateral Access Agreement;

(b) Inventory that is obsolete, unusable or otherwise unavailable for sale;

(c) Inventory consisting of promotional, marketing, packaging or shipping materials and supplies;

(d) Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale;

(e) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

(f) Inventory located outside the United States or the United Kingdom;

(g) Inventory that is not in the possession of or under the sole control of the Borrower or any of its Subsidiaries;

(h) Inventory that represents intercompany profits;

(i) Inventory with respect to which the representations and warranties set forth in Section 5(e) of the Security Agreement applicable to Inventory are not correct; and

(j) Inventory in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations.

“Eligible Receivables” means Receivables of the Borrower and the other Loan Parties subject to the Lien of the Collateral Documents, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP. None of the following classes of Receivables shall be deemed to be Eligible Receivables; provided, however, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion:

(a) Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business;

(b) Receivables payable other than in Dollars or pounds sterling or that are otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business;

(c) Receivables owing from any Person that is an Affiliate of the Borrower;

(d) Receivables more than 90 days past original invoice date or more than 60 days past the date due (not to be reduced by any aged credit);

(e) Receivables owing from any Person from which an aggregate amount of more than 50% of the Receivables owing therefrom is more than 90 days past original invoice date or more than 60 days past the date due;

(f) Receivables owing from any Person that (i) has disputed liability for any Receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided that for purposes of subclause (f)(i), such Receivables shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;

(g) Receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f);

(h) Receivables (i) owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom; provided that for purposes of subclause (h)(ii), such Receivables shall be excluded only to the extent of the amounts of such credits, discounts, incentive plans or similar arrangements at any date of determination;

(i) Receivables arising out of sales to account debtors outside the United States or the United Kingdom unless such Receivables are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent;

(j) Receivables arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(k) Receivables owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof unless the Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, and any similar state legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor;

(l) Receivables with respect to which the representations and warranties set forth in Section 5(e) of the Security Agreement applicable to Receivables are not correct; and

(m) Receivables in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992, the Amsterdam Treaty of 1997, the Nice Treaty of 2001 and the Lisbon Treaty of 2007.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interest Pledge Agreements” means all debentures, share pledge agreements or other similar agreements among any Loan Party and the Administrative Agent, providing for a pledge of the shares of such Loan Party’s Subsidiaries (the “Foreign Pledgees”) to the Secured Parties as Collateral for the Obligations, along with any related parallel debt agreements that may be required under the law of the jurisdiction of formation of such Foreign Pledgees.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan pursuant to Section 4041(c) of ERISA or the treatment of a Multiemployer Plan amendment as a termination under

Section 4041 or 4041A of ERISA; (e) the commencement of proceedings by the PBGC to terminate a Pension Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; or (g) the imposition of any liability under Title IV of ERISA with respect to a Pension Plan or a Multiemployer Plan, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in Euros as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euros with Dollars.

“Eurodollar Rate” means,

(a) for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined in good faith by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined in good faith by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.

“Eurodollar Rate Loan” means a Revolving Credit Loan or a Term Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Availability” means, at any time, unrestricted cash on the balance sheet of Holdings and its Subsidiaries at such time plus the difference of (a) the lesser of the Loan Values of the Eligible Collateral (if prior to the satisfaction of the Burnoff Condition) at such time and the Revolving Credit Facility at such time minus (b) Total Revolving Credit Outstandings at such time.

“Excluded Subsidiary” means (a) each Foreign Subsidiary, (b) each Domestic Subsidiary that is not a wholly owned Subsidiary for so long as such Subsidiary is not a wholly owned Subsidiary, (c) each Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) each Immaterial Subsidiary, (e) each Domestic Subsidiary acquired after the Closing Date to the extent that such Domestic Subsidiary is prohibited by, or unable to obtain a required consent or approval after commercially reasonable efforts to do so under, any applicable contractual obligation (which contractual obligation was in effect prior to the acquisition of such Person and was not entered into in contemplation of such acquisition) or any applicable Laws from guaranteeing the Obligations and (f) each Foreign Subsidiary Holding Company.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), (x) by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or (y) as a result of a present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) of the Governmental Authority imposing such tax (other than a connection arising solely from such recipient having executed, delivered or received a payment under, or enforced, this Agreement), (b) any branch profits taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 11.14), any United States withholding tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii) (determined without regard to any exception in Section 3.01(e)(ii) relating to whether such Foreign Lender is legally entitled to comply with the provisions of Section 3.01(e)(ii)), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a)(ii) or (iii) and (e) any taxes imposed under FATCA.

“Existing Maturity Date” has the meaning specified in Section 2.14(a).

“Existing Notes” means the Borrower’s 12.25% Senior Secured PIK Election Notes due July 23, 2014 issued under that certain indenture, by and among the Borrower and the Mellon Trust Company, N.A., as trustee.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person out of the proceeds of property or casualty insurance or condemnation awards (and payments in lieu thereof).

“Facility” means the Term Facility or the Revolving Credit Facility, as the context may require.

“FATCA” means Sections 1471 through 1474 of the Code and any regulations thereunder and official interpretations thereof, regardless, for the avoidance of doubt, of the date such regulation or other official interpretation is published, issued or adopted.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means the letter agreement, dated as of the date hereof, among the Borrower and the Administrative Agent.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes (including such a Lender when acting in the capacity of the L/C Issuer). For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Foreign Pledgees” has the meaning specified in the definition of Equity Interest Pledge Agreements.

“Foreign Subsidiary” means a Subsidiary that is not a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary substantially all of whose assets consist of Equity Interests in CFCs.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C

Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, the Subsidiaries of Holdings listed on Schedule 6.12 and each other Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guaranty made by the Guarantors under Article X in favor of the Secured Parties, together with the Holdings Guaranty and each other guaranty and guaranty supplement, substantially in the form of Exhibit F-1, executed and delivered by a Subsidiary to the Administrative Agent pursuant to Section 6.12.

“Hazardous Materials” means all substances, pollutants or wastes that are defined, listed or regulated under Environmental Law as “hazardous” or “toxic” or “pollutants” (or terms of similar intent or meaning) including, but not limited to, explosive or radioactive substances, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, and infectious or medical wastes.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Holdings Guaranty” means the Guaranty made by Holdings, substantially in the form of Exhibit F-2, executed and delivered by Holdings on the Closing Date.

“Immaterial Subsidiary” means on any date, any Subsidiary that did not, as of the last day of the fiscal quarter of Holdings most recently ended for which financial statements are available, have, individually or collectively with all other Domestic Subsidiaries which are wholly-owned by any Loan Party but are not Guarantors, either (i) assets with a value in excess of 1.0% of total assets of, or (ii) revenues in an amount in excess of 1.0% of the total revenues of, Holdings and its Subsidiaries on a consolidated basis for the period of four consecutive fiscal quarters ended on such day.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Information” has the meaning specified in Section 11.07.

“Intellectual Property Security Agreement” has the meaning specified in Section 4.01(a)(v).

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made (with Swing Line Loans being deemed made under the Revolving Credit Facility for purposes of this definition).

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Inventory” has the meaning specified in Section 1 of the Security Agreement.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. If the Borrower or any Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Subsidiary (in a Disposition permitted hereunder) such that, after giving effect thereto, such Person is no longer a Subsidiary, any Investment by the Borrower or such Subsidiary in such person remaining after giving effect thereto will not be deemed to be a new Investment at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreement Supplement” any Copyright Security Agreement, Patent Security Agreement or Trademark Security Agreement (as each term is defined in the Security Agreement) executed after the Closing Date.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” has the meaning specified in Section 11.20.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Credit Borrowing. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder. A Letter of Credit may be issued in Dollars or in Euros.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Term Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means, collectively, (a) this Agreement, (b) the Notes, (c) the Guaranty (including the Holdings Guaranty), (d) the Collateral Documents, (e) the Fee Letter, (f) each Issuer Document; (g) the [Post-Closing Agreement] and (h) any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.17 of this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Loan Value” means, at any time, with respect to the Eligible Collateral, the sum of the following amounts and, with respect to a particular category of Eligible Collateral, the following amount for such category of Eligible Collateral:

(a) up to 50% of the value of Eligible Inventory;

(b) up to 85% of the value of Eligible Receivables less any unapplied cash; and

(c) 100% of the value of Eligible Cash.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of 5% or more in any fiscal year of the aggregate annual revenues of Holdings and its Subsidiaries for the immediately preceding fiscal year and which contract, if terminated prior to its stated expiration date, could reasonably be expected to have a Material Adverse Effect.

“Material Properties” means the real properties of the Loan Parties (a) as of the Closing Date, located in Mukilteo, WA, Orlando, FL and East Setauket, NY, along with (b) any additional real property owned in fee and acquired after the Closing Date with a fair market value in excess of $5,000,000 and designated by the Administrative Agent as a “Material Property.”

“Maturity Date” means the earliest of (a) with respect to the Revolving Credit Facility, the earliest of (x) October 19, 2015 (or, if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section), (y) the date of termination of the Revolving Credit Commitments pursuant to Section 2.06, and (z) the date of termination of the commitment of each Revolving Credit Lender to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02 and (b) with respect to the Term Facility, the earliest of (x) October 19, 2015 (or, if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section), (y) the date of prepayment of the Term Loans in full in cash pursuant to Section 2.05, and (z) the date of acceleration of the Loans pursuant to Section 8.02; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” has the meaning specified in Section 4.01(a)(iv).

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iv)(B).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds; and

(b) with respect to the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) the non-cash impact of acquisition method accounting, (d) non-cash losses attributable to the mark to market movement in the valuation of hedging obligations (to the extent the cash impact resulting from such loss has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Accounting Standards Codification No. 815—Derivatives and Hedging, (e) non-cash losses from Dispositions for such period and (f) other non-cash charges, expenses or charges, including expenses and costs that result from stock based awards, partnership interest based awards and similar incentive based awards or arrangements.

“Non-Extending Lender” has the meaning specified in Section 2.14(b).

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Notice Date” has the meaning specified in Section 2.14(b).

“Not Otherwise Applied” means, with reference to any amount of net cash proceeds of any issuance or sales of the Borrower’s or Holdings’ Equity Interests or contributions to the Borrower’s or Holdings’ capital, that such amount was not previously applied in determining the permissibility of a transaction under the Loan Documents where such permissibility was (or may have been) contingent on receipt of such amount or utilization of such amount for a specified purpose. The Borrower shall promptly notify the Administrative Agent of any application of such amount as contemplated above.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in

each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term Loans, Revolving Credit Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans, Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code, other than a Multiemployer Plan.

“Permitted Acquisition” has the meaning specified in Section 7.03(j).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Subordinated Debt” means unsecured Indebtedness of the Borrower or any of its Subsidiaries; provided that

(a) there shall be no scheduled payments of principal in respect of such Indebtedness prior to 180 days after the Maturity Date,

(b) the final maturity of such Indebtedness shall not be earlier than 180 days after the Maturity Date, and

(c) such Indebtedness shall be subordinated in right of payment to the Obligations, and have payment blockage and standstill provisions with respect to exercise of remedies on terms that are reasonably acceptable to the Administrative Agent at the time of issuance thereof.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 5(i) of the Security Agreement.

“Pledged Interests” has the meaning specified in Section 1 of the Security Agreement.

“Post-Closing Agreement” means the letter agreement dated as of the date hereof among the Loan Parties and the Administrative Agent

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Money Indebtedness” means Indebtedness of any Person incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, repair, construction or improvement of property or assets used or useful in the business of such Person.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Receivables” means “Accounts” as defined in Section 1 of the Security Agreement.

“Reduction Amount” has the meaning specified in Section 2.05(b)(viii).

“Refinanced Term Loans” has the meaning specified in Section 11.01.

“Register” has the meaning specified in Section 11.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Replacement Term Loans” has the meaning specified in Section 11.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, two or more Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” means, as of any date of determination, two or more Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Term Lenders” means, as of any date of determination, two or more Term Lenders holding more than 50% of the Term Facility on such date; provided that the portion of the Term Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term Lenders.

“Responsible Officer” means (a) with respect to the Borrower or Holdings, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of such Loan Party and (b) for non-financial matters, and for any Loan Party other than the Borrower or Holdings, any other senior executive officer of the applicable Loan Party so designated by any of the foregoing officers listed in clause (a) of this definition in a notice to the Administrative Agent and certified by such foregoing officer(s) to be duly authorized under such Loan Party’s Organization Documents. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revaluation Date” means with respect to any Letter of Credit denominated in Euros, each of the following: (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the L/C Issuer under any such Letter of Credit, and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine.

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time.

“Revolving Credit Loan” has the meaning specified in Section 2.01(c).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“Security Agreement Supplement” means a “Joinder” under and as defined in the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spot Rate” for any currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in Euros.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $6,000,000 and (b) the Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Revolving Credit Facility.

“Syndication Agent” means Silicon Valley Bank in its capacity as syndication agent under this Agreement.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment); provided that the amount of any obligation in respect of any sale-leaseback transaction shall be the present value, discounted in accordance with GAAP (as in effect on the date hereof) at the interest rate implicit in the related lease, of the obligations of the lessee for net rental payments over the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor be extended).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01(b).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrower pursuant to Section 2.01(b) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term Commitments at such time and (b) thereafter, the aggregate principal amount of the Term Loans of all Term Lenders outstanding at such time.

“Term Lender” means at any time, (a) on or prior to the Closing Date, any Lender that has a Term Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term Loans at such time.

“Term Loan” means an advance made by any Term Lender under the Term Facility.

“Term Note” means a promissory note made by the Borrower in favor of a Term Lender, evidencing Term Loans made by such Term Lender, substantially in the form of Exhibit C-2.

“Threshold Amount” means $5,000,000.

“Total Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party, (b) the refinancing of certain outstanding Indebtedness of the Borrower and its Subsidiaries and the termination of all commitments with respect thereto, and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“UK Security Agreement” has the meaning specified in Section 4.01(a)(iii).

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“U.S. Loan Party” means any Loan Party that is organized under the laws of one of the states of the United States of America and that is not a CFC.

1.02 Other Interpretive Provisions

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof,” “hereto” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of Holdings and its Subsidiaries or to the determination of any amount for Holdings and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that Holdings is required to consolidate pursuant to FASB Interpretation No. 46 – Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (January 2003) as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding

Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07 Exchange Rates; Currency Equivalents Generally

(a) Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate for the purchase of such currency with Dollars.

(b) The Administrative Agent or the L/C Issuer, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.

(c) Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in Euros, such amount shall be the Euro Equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans

(a) The Term Borrowing. Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term Lender’s Term Commitment. The Term Borrowing shall consist of Term Loans made simultaneously by the Term Lenders in accordance with their respective Term Commitments. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurodollar Rate Loans as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, each Revolving Credit Lender severally agrees to make loans (each such loan, a “Revolving Credit Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Lender, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b). Revolving Credit Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans

(a) Each Term Borrowing, each Revolving Credit Borrowing, each conversion of Term Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Term Borrowing, a Revolving Credit Borrowing, a conversion of Term Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Term Loans or Revolving Credit Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurodollar Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Term Facility or Revolving Credit Facility, as the case may be, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Term Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension,

Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the continuance of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Term Facility. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Revolving Credit Facility.

(f) Anything in this Section 2.02 to the contrary notwithstanding, the Borrower may not select the Eurodollar Rate for the initial Credit Extension.

2.03 Letters of Credit

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or Euros for the account of the Borrower or its Subsidiaries that are Guarantors, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries that are Guarantors and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (y) the aggregate Outstanding Amount of the

Revolving Credit Loans of any Revolving Credit Lender, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Revolving Credit Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Revolving Lenders have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $500,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or Euros;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(F) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.18(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Required Revolving Lenders have elected not to permit such reinstatement or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this clause) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in Euros, the Borrower shall reimburse the L/C Issuer in Euros, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in Euros, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Euros (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed in Dollars in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in Euros) (the “Unreimbursed Amount”), and the amount of such Revolving Credit Lender’s Applicable Revolving Credit Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office in an amount equal to its Applicable Revolving Credit Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Revolving Credit Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the applicable Overnight Rate from time to time in effect and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Credit Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the Euro to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C

Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Credit Lenders or the Required Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, in Dollars, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit; provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Lenders in accordance with the upward adjustments in their respective Applicable

Percentages allocable to such Letter of Credit pursuant to Section 2.18(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Revolving Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account, in Dollars, a fronting fee with respect to each Letter of Credit, at the rate specified in the Fee Letter, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary that is a Guarantor, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any Guarantor inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of the other Loan Parties.

2.04 Swing Line Loans

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Revolving Credit Percentage of the Outstanding Amount of Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Revolving Credit Loans of any Revolving Credit Lender at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Revolving Credit Lender’s Applicable Revolving Credit Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Revolving Credit Commitment, and provided further that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Revolving Credit Lender’s Applicable Revolving Credit Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $500,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Revolving Credit Lender make a Base Rate Loan in an amount equal to such Lender’s Applicable Revolving Credit Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Revolving Credit Lender shall make an amount equal to its Applicable Revolving Credit Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Credit Lender’s obligation to make Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other

Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Revolving Credit Lender its Applicable Revolving Credit Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Revolving Credit Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Revolving Credit Lender’s Applicable Revolving Credit Percentage of any Swing Line Loan, interest in respect of such Applicable Revolving Credit Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments

(a) Optional.

(i) Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof; and (C) any prepayment of Base Rate

Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a) shall be applied to the principal repayment installments thereof in direct order of maturity (unless otherwise directed by the Borrower), and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of each of the relevant Facilities.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $500,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory.

(i) If any Loan Party or any of its Domestic Subsidiaries Disposes of any property pursuant to Section 7.05(l) which results in the realization by such Person of Net Cash Proceeds, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds immediately upon receipt thereof by such Person (such prepayments to be applied as set forth in clauses (v) and (viii) below); provided, however, that, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds in assets used or useful in the business of the Loan Parties so long as within 365 days after the receipt of such Net Cash Proceeds, either (x) such purchase shall have been consummated or (y) a binding definitive agreement for such purchase shall have been entered into and such purchase shall have been consummated within 180 days after such binding definitive agreement, in each of cases (x) and (y) as certified by the Borrower in writing to the Administrative Agent; and provided further, however, that any Net Cash Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(i).

(ii) [Intentionally Omitted].

(iii) Upon the incurrence or issuance by Holdings or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by Holdings or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (viii) below).

(iv) Upon any Extraordinary Receipt received by or paid to or for the account of any Loan Party or any of its Domestic Subsidiaries, and not otherwise included in clause (i) of this Section 2.05(b), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clauses (v) and (viii) below); provided, however, that with respect to any proceeds of insurance, condemnation awards (or payments in lieu thereof) or indemnity payments, at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of receipt of such insurance proceeds, condemnation awards or indemnity payments), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may apply within 365 days after the receipt of such cash proceeds either (x) to replace or repair the equipment, fixed assets or real property in respect of which such cash proceeds were received or to the acquisition of assets used or useful in the business of the Loan Parties or (y) enter into a binding definitive agreement for such replacement, repair or acquisition and such replacement, repair or acquisition shall have been completed within 180 days after such binding definitive agreement; and provided, further, however, that any cash proceeds not so applied shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.05(b)(iv).

(v) Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.05(b) shall be applied, first, to the Term Facility and to the principal repayment installments thereof (including, for the avoidance of doubt, the payment on the Maturity Date with respect to the Term Facility) in inverse order of maturity and, second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b).

(vi) Notwithstanding any of the other provisions of clause (i), (iii) or (iv) of this Section 2.05(b), so long as no Default under Section 8.01(a) or Section 8.01(f), or Event of Default shall have occurred and be continuing, if, on any date on which a prepayment would otherwise be required to be made pursuant to clause (i), (iii) or (iv) of this Section 2.05(b), the aggregate amount of Net Cash Proceeds required by such clause to be applied to prepay Loans on such date is less than or equal to $1,000,000, the Borrower may defer such prepayment until the first date on which the aggregate amount of Net Cash Proceeds or other amounts otherwise required under clause (i), (iii) or (iv) of this Section 2.05(b) to be applied to prepay Loans exceeds $1,000,000. During such deferral period the Borrower may apply all or any part of such aggregate amount to prepay Revolving Credit Loans and may, subject to the fulfillment of the applicable conditions set forth in Article IV, reborrow such amounts (which amounts, to the extent originally constituting Net Cash Proceeds, shall be deemed to retain their original character as Net Cash Proceeds when so reborrowed) for application as required by this Section 2.05(b). Upon the occurrence of a Default under Section 8.01(a) or Section 8.01(f), or an Event of Default during any such deferral period, the Borrower shall immediately prepay the Loans in the amount of all Net Cash Proceeds received by the Borrower and other amounts, as applicable, that are required to be applied to prepay Loans under this Section 2.05(b) (without giving effect to the first and second sentences of this clause (vi)) but which have not previously been so applied.

(vii) If for any reason (x) prior to the satisfaction of the Burnoff Condition, the Total Revolving Credit Outstandings at any time exceed the lesser of the sum of the Loan Values of the Eligible Collateral at such time and the Revolving Credit Facility at such time and (y) thereafter, the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, in either such case, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess.

(viii) Prepayments of the Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i), (iii) or (iv) of this Section 2.05(b), the amount remaining, if any, after the prepayment in full of all L/C Borrowings, Swing Line Loans and Revolving Credit Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations in full (the sum of such prepayment amounts, cash collateralization amounts and remaining amount being, collectively, the “Reduction Amount”) may be retained by the Borrower for use in the ordinary course of its business, and the Revolving Credit Facility shall be automatically and permanently reduced by the Reduction Amount as set forth in Section 2.06(b)(iii). Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Revolving Credit Lenders, as applicable.

2.06 Termination or Reduction of Commitments

(a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $500,000 or any whole multiple of $100,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Letter of Credit Sublimit if, after giving effect thereto, the

Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments hereunder, the Outstanding Amount of Swing Line Loans would exceed the Letter of Credit Sublimit.

(b) Mandatory.

(i) The aggregate Term Commitments shall be automatically and permanently reduced to zero on the date of the Term Borrowing.

(ii) The Revolving Credit Facility shall be automatically and permanently reduced on each date on which the prepayment of Revolving Credit Loans outstanding thereunder is required to be made pursuant to Section 2.05(b)(i), (iii) or (iv) by an amount equal to the applicable Reduction Amount.

(iii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments, the Revolving Credit Commitment of each Revolving Credit Lender shall be reduced by such Lender’s Applicable Revolving Credit Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Facility shall be paid on the effective date of such termination.

2.07 Repayment of Loans

(a) Term Loans. The Borrower shall repay to the Term Lenders the aggregate principal amount of all Term Loans outstanding on the following dates in the respective amounts set forth opposite such dates (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.05):

Date	Amount
January 15, 2012	$2,500,000
April 15, 2012	$2,500,000
July 15, 2012	$2,500,000
October 15, 2012	$2,500,000
January 15, 2013	$2,500,000
April 15, 2013	$2,500,000
July 15, 2013	$2,500,000
October 15, 2013	$2,500,000

Date	Amount
January 15, 2014	$2,500,000
April 15, 2014	$2,500,000
July 15, 2014	$2,500,000
October 30, 2014	$2,500,000
January 15, 2014	$2,500,000
April 15, 2015	$2,500,000
July 15, 2015	$2,500,000

provided, however, that the final principal repayment installment of the Term Loans shall be repaid on the Maturity Date for the Term Facility and in any event shall be in an amount equal to the aggregate principal amount of all Term Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

2.08 Interest

(a) Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate for such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b)

(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default is continuing, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees

In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a commitment fee equal to the Applicable Fee Rate times the actual daily amount by which the Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period for the Revolving Credit Facility. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.

(b) Other Fees.

(i) The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate

(a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of Holdings or for any other reason, the Borrower or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Holdings as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article VIII. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

2.11 Evidence of Debt

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.12 Payments Generally; Administrative Agent’s Clawback

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b)

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

2.13 Sharing of Payments by Lenders

If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.17, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant in compliance with Section 11.06.

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Extension of Maturity Date in respect of Term Loans or Revolving Credit Facility

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 45 days and not later than 35 days prior to the Maturity Date then in effect hereunder in respect of any Facility (the “Existing Maturity Date”), request that each applicable Lender extend such Lender’s Maturity Date in respect of such Facility for an additional 364 days from the Existing Maturity Date.

(b) Lender Elections to Extend. Each Lender under the applicable Facility, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 days prior to the Existing Maturity Date and not later than the date (the “Notice Date”) that is 20 days prior to the Existing Maturity Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender under the applicable Facility to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the Existing Maturity Date (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as Lenders under the applicable Facility under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.14; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Existing Maturity Date, undertake a Revolving Credit Commitment or a Term Loan (and, if any such Additional Commitment Lender in respect of the Revolving Credit Facility is already a Revolving Credit Lender, its Revolving Credit Commitment shall be in addition to any other Revolving Credit Commitment of such Lender hereunder on such date; if any such Additional Commitment Lender in respect of the Term Facility is already a Term Lender, its Term Loan shall be in addition to any other Term Loan of such Lender).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Revolving Credit Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Existing Maturity Date, then, effective as of the Existing Maturity Date, the Maturity Date in respect of the Revolving Credit Facility of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Revolving Credit Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Existing Maturity Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Existing Maturity Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. In addition, on the Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.15 Increase in Revolving Credit Facility

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Revolving Credit Lenders), the Borrower may from time to time, request an increase in the Revolving Credit Facility by an amount (for all such requests, when aggregated with any increases under Section 2.16) not exceeding $25,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Revolving Credit Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the

Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (B) no Default or Event of Default exists. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Revolving Credit Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.16 Increase in Term Facility

(a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Term Lenders), the Borrower may from time to time, request an increase in the Term Loans or a new tranche of Term Loans (an (“Incremental Tranche”) by an amount (for all such requests, when aggregated with any increases under Section 2.15) not exceeding $25,000,000; provided that any such request for an increase shall be in a minimum amount of $5,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term Lenders).

(b) Lender Elections to Increase. Each Term Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Term Loans or participate in the Incremental Tranche and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term Lender’s Applicable Percentage in respect of the Term Facility) of such requested increase. Any Term Lender not responding within such time period shall be deemed to have declined to increase its Term Loans.

(c) Notification by Administrative Agent; Additional Term Lenders. The Administrative Agent shall notify the Borrower and each Term Lender of the Term Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Term Loans are increased or an Incremental Tranche is added in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Term Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Term Lenders of the final allocation of such increase or Incremental Tranche and the Term Increase Effective Date. As of the Term Increase Effective Date, (a) for an increase in the Term Loans, the amortization schedule for the Term Loans set forth in Section 2.07(b) shall be amended to increase the then-remaining unpaid installments of principal by an aggregate amount equal to the additional Term Loans being made on such date, such aggregate amount to be applied to increase such installments ratably in accordance with the amounts in effect immediately prior to the Term Increase Effective Date, pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each participating Term Lender, if any, each additional lender, if any, and the Administrative Agent or (b) such Incremental Tranche (i) shall rank pari passu in right of payment and of security with the Revolving Credit Loans and the Term Loans, (ii) shall not mature earlier than the Maturity Date and shall have a weighted average life to maturity no shorter than the weighted average life to maturity of the Term Loans (except by virtue of amortization of or prepayment of such Term Loans prior to such date of determination) and (iii) except as set forth above, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that the interest rates and amortization schedule (subject to clause (ii) above) applicable to the Incremental Tranche shall be determined by the Borrower and the lenders thereof pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the Borrower, each participating Term Lender, if any, each additional lender, if any, and the Administrative Agent; provided further that (i) if the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount that are paid to all Lenders (and not any one Lender) providing such Incremental Tranche) relating to any Incremental Tranche exceeds the Applicable Rate relating to the existing Term Loans immediately prior to the effectiveness of the applicable Incremental Amendment by more than 0.50%, the Applicable Rate relating to the existing Term Loans shall be adjusted to be equal to the Applicable Rate (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount that are paid to all

Lenders (and not any one Lender) providing such Incremental Tranche) relating to such Incremental Tranche minus 0.50%.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Term Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Term Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (B) no Default or Event of Default exists and (C) the final maturity date of the additional Term Loans is no earlier than the Maturity Date applicable to the Term Loan Facility and the weighted average life to maturity of the additional Term Loans is no earlier than the weighted average life to maturity of the Term Loan Facility. The additional Term Loans shall be made by the Term Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

2.17 Cash Collateral

(a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 100% of such Outstanding Amount, or (ii) if, as of the Maturity Date, any L/C Obligation for any reason remains outstanding, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 105% of such Outstanding Amount. At any time that there shall exist a Defaulting Lender, promptly following the request of the Administrative Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.18(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.17(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.17 or Sections 2.03, 2.04, 2.05, 2.18 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 11.06(b)(vi))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.17 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.18 Defaulting Lenders

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the

L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of that Defaulting Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Commitment of that non-Defaulting Lender minus (2) the aggregate Outstanding Amount of the Committed Loans of that Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.18(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower or any other Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Borrower, any other Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Borrower, such other Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Borrower, any other Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such other Loan Party, as the case may be, shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions on account of Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower and Other Loan Parties. Without limiting the provisions of subsection (a) above, the Borrower and each other Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Tax Indemnifications.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower and each other Loan Party shall, and do hereby, jointly and severally, indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within 20 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Borrower, any other Loan Party or the Administrative Agent or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, indemnify the Borrower, each other Loan Party and the Administrative Agent, and shall make payment in respect thereof within 20 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower, any other Loan Party or the Administrative Agent pursuant to subsection (e). Each Lender and the L/C Issuer hereby authorizes the Borrower and the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent or the Borrower under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower, any other Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower and such other Loan Party shall each deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower and Holdings, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower, the applicable other Loan Party or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes (including withholding under FATCA), (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower or other Loan Party, as the case may be pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes (including withholding under FATCA) in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, if the Borrower or any other Loan Party, as the case may be is resident for tax purposes in the United States,

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a party to this Agreement executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(I) executed originals of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(II) executed originals of Internal Revenue Service Form W-8ECI,

(III) executed originals of Internal Revenue Service Form W-8IMY and all required supporting documentation,

(IV) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate in the form of Exhibit J and (y) executed originals of Internal Revenue Service Form W-8BEN, or

(V) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States Federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower, any other Loan Party or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any other Loan Party, as the case may be or with respect to which the Borrower or any other Loan Party, as the case may be has paid additional amounts pursuant to this Section, it shall pay to the Borrower or such other Loan Party, as the case may be an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such other Loan Party, as the case may be under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or such other Loan Party, as the case may be, upon the request of the Administrative Agent, such

Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower or such other Loan Party, as the case may be (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, any other Loan Party or any other Person.

3.02 Illegality

If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates

If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the Eurodollar Rate component in determining the Base Rate shall be disregarded, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for any Indemnified Taxes or Other Taxes, which are covered by Section 3.01 and any Excluded Taxes); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than with respect to Taxes) affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.14;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.14.

3.07 Survival

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Initial Credit Extension

The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction or waiver in accordance with Section 11.01 of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i) executed counterparts of this Agreement and the Holdings Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii) a Note executed by the Borrower in favor of Bank of America and each other Lender requesting a Note;

(iii) (x) a security agreement, in substantially the form of Exhibit G-1 (together with each other security agreement and security agreement supplement delivered pursuant to Section 6.12, in each case as amended, the “Security Agreement”), (y) a security agreement governed by United Kingdom law securing the assets of the Loan Parties organized under United Kingdom Law, in substantially the form of Exhibit G-2, (the “UK Security Agreement”), and (z) a security agreement and a pledge agreement governed by Canadian law (collectively, the “Canadian Security Agreement”) securing the assets of the Loan Parties organized under Canadian Law, in substantially the forms of Exhibit G-3, each duly executed by each applicable Loan Party, together with:

(A) certificates representing the Pledged Interests referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) acknowledgment copies of proper financing statements, duly filed on or before the day of the initial Credit Extension under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary in order to perfect the Liens created under the Security Agreement, covering the Collateral described in the Security Agreement,

(C) completed requests for information, dated on or before the date of the initial Credit Extension, listing the financing statements referred to in clause (B) above and all other effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement, the UK Security Agreement or the Canadian Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby,

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable, including the pre-filing of financing statements, in order to perfect the Liens created under the Security Agreement, the UK Security Agreement or the Canadian Security Agreement has been taken;

(F) Equity Interest Pledge Agreements in respect the stock of GSI Group GmbH and Excel Technology Europe GmbH, along with opinions of German counsel;

(G) Equity Interest Pledge Agreements in respect of GSI Group Japan Corporation and Excel Technology Japan Holding K. K., along with opinions of Japanese counsel;

(iv) deeds of trust, trust deeds, deeds to secure debt, mortgages, in substantially the form of Exhibit H (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the Material Properties (together with each other mortgage delivered pursuant to Section 6.12, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts reasonably acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers reasonably acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may reasonably deem necessary or desirable,

(C) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the day of the initial Credit Extension, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent,

(D) a Phase I environmental assessment report from an environmental consulting firm acceptable to the Administrative Agent, which report shall identify existing and potential environmental concerns and shall quantify related costs and liabilities, associated with the Material Properties, and the Administrative Agent shall be satisfied with the nature and amount of any such matters and with the Borrower’s plans with respect thereto,

(E) evidence of the insurance required by the terms of the Mortgages;

(F) an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989,

(G) flood zone certification, and if any of the Material Properties are located in a special flood hazard area, evidence of flood insurance,

(H) evidence of compliance with zoning requirements for each of the Material Properties, including copies of a certificate of occupancy for each, and

(I) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(v) a Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement (as each term is defined in the Security Agreement) (together with each IP Security Agreement Supplement, in each case as amended, each an “Intellectual Property Security Agreement” and collectively the “Intellectual Property Security Agreements”), duly executed by each Loan Party;

(vi) a certificate of an authorized officer of each Loan Party, attaching: (a) a copy of the articles or certificate of incorporation of such Loan Party certified as of a recent date by the Secretary of State of the state of organization (or comparable official in the United Kingdom and Canada) of such Loan Party, together with certificates of such official attesting to the valid existence, good standing and qualification to engage in business in such Loan Party’s jurisdiction of organization and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) the bylaws or operating agreement (or equivalent such constitutional document), as applicable, of such Loan Party as in effect on the date of such certification; and (c) such certificates of resolutions or other action, incumbency and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(vii) a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent;

(viii) a favorable opinion of Perkins Coie LLP, Ruden McClosky P.A., Anderson Mori & Tomotsune, Bingham McCutchen (London) LLP, Stewart McKelvey, Bodman LLP, Latham & Watkins LLP, Hengeler Mueller and The Feinberg Law Group, LLC, local counsel to the Loan Parties in each jurisdiction where a Mortgage is recorded and each jurisdiction of organization of any Loan Party or Foreign Pledgee, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request, in form and substance reasonably satisfactory to the Administrative Agent;

(ix) [Intentionally Omitted];

(x) a certificate, substantially in the form of Exhibit K, signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;

(xi) a business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of Holdings, of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a monthly basis for the first year following the Closing Date;

(xii) a certificate, substantially in the form of Exhibit L, from each Loan Party attesting to the Solvency of each Loan Party before and after giving effect to the Transaction, from its chief financial officer or other Responsible Officer;

(xiii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(xiv) a Borrowing Base Certificate duly certified by a Responsible Officer of the Borrower relating to the initial Credit Extension;

(xv) evidence that the Existing Notes have been, or concurrently with the Closing Date are being, redeemed and all Liens securing obligations under the Existing Notes have been, or concurrently with the Closing Date are being, released; and

(xvi) such other assurances, certificates, documents, consents or opinions as the Administrative Agent, the L/C Issuer, the Swing Line Lender or any Lender reasonably may require.

(b) (i) All fees required to be paid to the Administrative Agent and the Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(c) Unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(d) The Borrower shall have used commercially reasonable efforts to obtain Collateral Access Agreements, in form and substance reasonably acceptable to the Administrative Agent, for each real property leased by any Loan Party required under the definition of Eligible Inventory.

(e) No changes or developments shall have occurred, and no new or additional information shall have been received or discovered by the Administrative Agent or the Lenders regarding Holdings and its Subsidiaries or the Transaction after September 30, 2011 that (A) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect or (B) purports to adversely affect the Facilities or any other aspect of the Transaction.

(f) There shall be no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its

Subsidiaries or against any of their properties or revenues that either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(g) Holdings and its Subsidiaries shall have a pro forma Consolidated Leverage Ratio for the twelve-month period ended July 1, 2011 of no more than 1.50 : 1.00 calculated after giving effect to the Borrowing on the Closing Date and the application of proceeds of such Borrowing; as evidenced on a certificate signed by a Responsible Officer of the Borrower.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Sections 5.05(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b), respectively; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) No Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) Prior to the satisfaction of the Burnoff Condition, the sum of the Loan Values of the Eligible Collateral exceeds the Outstanding Amount of the Revolving Credit Loans, Swing Line Loans and L/C Obligations at such time, after giving effect to such Credit Extension.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power

Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries; except for conflicts or breaches which could not reasonably be expected to have a Material Adverse Effect or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents

No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) those which have been duly obtained, taken, given or made and are in full force and effect, (ii) those required under agreements that a Loan Party is permitted to execute pursuant to this Agreement, (iii) those required by applicable law or regulation, and (iv) those the failure of which to be obtained would not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect

This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by Debtor Relief Laws or by general principals of equity.

5.05 Financial Statements; No Material Adverse Effect

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) except as disclosed in Schedule 5.05, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

(b) The unaudited consolidated balance sheet of Holdings and its Subsidiaries dated July 1, 2011, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of Holdings and its Subsidiaries as at July 1, 2011, and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the 6 months then ended, certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, fairly present the consolidated pro forma financial condition of Holdings and its Subsidiaries as at such date and the consolidated pro forma results of operations of Holdings and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(e) The consolidated forecasted balance sheet, and statements of income and cash flows of Holdings and its Subsidiaries delivered pursuant to Section 4.01 or Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the Borrower’s best estimate of its future financial condition and performance.

5.06 Litigation

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) could reasonably be expected to materially adversely affect the rights and remedies of the Administrative Agent and/or the Lenders under this Agreement or any other Loan Document, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default

Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens; Investments

(a) Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for Liens permitted by the Loan Documents and such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing as of the date hereof (or the date of any updated schedules delivered pursuant to Section 6.02(h)) the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d)

(i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party is the lessee, showing as of the date hereof (or the date of any updated schedules delivered pursuant to Section 6.02(h)) the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as may be limited by Debtor Relief Laws or by general principals of equity.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the date hereof (or the date of any updated schedules delivered pursuant to Section 6.02(h)) the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except as may be limited by Debtor Relief Laws or by general principals of equity and except as could not reasonably be expected to have a Material Adverse Effect.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the date hereof (or the date of any updated schedules delivered pursuant to Section 6.02(h)), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance

(a) Except as otherwise set forth in Schedule 5.09, the Borrower and its Subsidiaries operate their respective businesses and properties in material compliance with Environmental Laws and Environmental Permits and none of the Borrower or its Subsidiaries are subject to Environmental Liability that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, (i) none of the properties currently or, to the knowledge of the Borrower, formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) to the knowledge of the Borrower, there are and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or to the knowledge of the Borrower on any property formerly owned or operated by any Loan Party or any of its Subsidiaries that, in either case would require any material reporting, investigation, assessment, remediation or response action; (iii) there is no friable asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries that is not being maintained in material compliance with applicable Environmental Laws or requires abatement or removal; and (iv) Hazardous Materials have not been released, discharged or disposed of on any property currently or to the knowledge of the Borrower formerly owned or operated by any Loan Party or any of its Subsidiaries in a manner or quantity that would require any material reporting, investigation, assessment, remediation or response action.

(c) Except as otherwise set forth on Schedule 5.09, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any material investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner that could not reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries.

5.10 Insurance

The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes

Holdings and its Subsidiaries have filed all foreign, Federal and state income tax returns and reports and other material tax returns and reports required to be filed, and have paid all foreign, Federal and state income taxes and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. Neither Holdings nor any Subsidiary has received written notice of any proposed tax assessment against Holdings or any Subsidiary that would, if made, have a Material Adverse Effect.

5.12 ERISA Compliance

(a) Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) each Plan (other than a Multiemployer Plan) is in compliance in all respects with the applicable provisions of ERISA, the Code and other Federal or state laws and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code (or, where there is no determination letter but the Pension Plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Borrower or any ERISA Affiliate is entitled rely under applicable Internal Revenue Service procedures), or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan (other than any Multiemployer Plan) that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there are no pending or threatened claims, actions, or lawsuits, or action by any Governmental Authority, with respect to any Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower, there has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred with respect to any Pension Plan, (ii) to the best knowledge of the Borrower, no ERISA Event has occurred with respect to any Multiemployer Plan, (iii) no Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (iv) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (v) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (vi) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; and (vii) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan, except with respect to each of the foregoing clauses of this Section 5.12(c), as would not reasonably be expected, individually or in the aggregate, to result in any material liability.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”), as of the later of (x) the date of the Audited Financial Statements and (y) the most recent audited financial statements delivered pursuant to Section 6.01(a):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Subsidiaries; Equity Interests; Loan Parties

As of the Closing Date (or the date of any updated schedules delivered pursuant to Section 6.02(h) or any supplements delivered pursuant to Section 6.12(a)(i)), no Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (c) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. As of the Closing Date, the copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(a) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act

(a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure

The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No written report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws

Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc.

Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights and other intellectual property rights (such ownership or right to use, collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses. Set forth on Schedule 5.17 is a complete and accurate list of all such IP Rights registered or pending registration with the United Stated Copyright Office or the United States Patent and Trademark Office and owned by each Loan Party as of the Closing Date or the date of any updated schedules delivered in accordance with Section 6.02(h) or any supplements delivered pursuant to Section 6.12(a)(i). Except for such claims and infringements asserted or pending that could not reasonably be expected to have a Material Adverse Effect, no claim has been asserted and is pending against any Loan Party by any Person challenging or questioning the use of any of such Loan Party’s IP Rights or the validity or enforceability of any of such Loan Party’s IP Rights, nor does any Loan Party know of any such claim, and, to the knowledge of the Borrower, the use of any IP Rights (including the licensing of any such IP Rights) by any Loan Party or any of its Subsidiaries does not infringe on the rights of any Person. As of the Closing Date or the date of any supplements delivered pursuant to Section 6.12(a)(i), none of the material IP Rights of any Loan Party or any of its Subsidiaries is subject to any licensing agreement or similar arrangement to which such Loan Party is party other than (i) non-exclusive licenses granted in the ordinary course of business and (ii) as set forth on Schedule 5.17.

5.18 Solvency

Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Casualty, Etc.

Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters

There are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries as of the Closing Date and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21 Collateral Documents

The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed on or prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

5.22 Subordination of Permitted Subordinated Debt.

The Obligations are “Senior Debt,” “Senior Indebtedness,” “Guarantor Senior Debt” or “Senior Secured Financing” (or any comparable term) under, and as defined in, any documentation governing Permitted Subordinated Debt.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations in each case with respect to which no claim has been made) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements

Deliver to the Administrative Agent and each Lender:

(a) as soon as available, but in any event within 120 days after the end of each fiscal year of Holdings (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of Ernst & Young LLP or another independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than with respect to, or resulting from an upcoming maturity date with respect to any Indebtedness of any Loan Party (including Indebtedness under this Agreement) occurring within one year from the time such report and opinion are delivered);

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings (commencing with the fiscal quarter ended September 30, 2011), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, changes in shareholders’ equity, and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c) as soon as available, but in any event no more than 60 days after the end of each fiscal year of Holdings, an annual business plan and budget of Holdings and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower of consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date for the Term Facility occurs), in the form prepared for the board of directors of the Borrower.

The obligations in paragraphs (a) and (b) of this Section 6.01 may be satisfied with respect to financial information by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC; provided that if Holdings is no longer filing such forms, the financial information delivered pursuant to paragraphs (a) and (b) must be in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information

Deliver to the Administrative Agent and each Lender:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended September 30, 2011), a duly completed Compliance Certificate signed by a Responsible Officer of Holdings;

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) as soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, current certificates of property and liability insurance, naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

(f) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(g) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law;

(h) as soon as available, but in any event within 90 days after the end of each fiscal year of Holdings, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete; (ii) a report supplementing Schedule 5.17, setting forth (A) a list of registration numbers for all patents, trademarks, service marks and copyrights awarded by the United States Copyright Office or the United States Patent and Trademark Office to any Loan Party or any Subsidiary thereof during such fiscal year and (B) a list of all patent applications, trademark applications, service mark applications and copyright applications submitted by any Loan Party or any Subsidiary thereof to the United States Copyright Office or the United States Patent and Trademark Office during such fiscal year and the status of each such application; and (iii) a report supplementing Schedules 5.08(e) and 5.13 containing a description of all changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete, each such report to be signed by a Responsible Officer of the Borrower and to be in a form reasonably satisfactory to the Administrative Agent, and, where applicable, accompanied by deeds of trust, trust deeds, deeds to secure debt, mortgages, Security Agreement Supplements, or IP Security Agreement Supplements executed by the applicable Loan Party;

(i) Prior to satisfaction of the Burnoff Condition, as soon as available, but in any event within 25 days after the end of each fiscal quarter, a Borrowing Base Certificate, as at the end of such fiscal quarter, duly certified by a Responsible Officer of the Borrower; and

(j) promptly, to the extent permitted by (i) the confidentiality provisions of any agreement applicable to any Loan Party or any Subsidiary thereof, or (ii) any applicable attorney-client privilege, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.03 Notices.

(a) Promptly notify the Administrative Agent and each Lender of the occurrence of any Default;

(b) Promptly (and in any event, within five Business Days of the Borrower’s knowledge thereof) notify the Administrative Agent and each Lender of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including to the extent it has resulted or could reasonably be expected to result in a Material Adverse Effect, the following: (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) Promptly (and in any event, within five Business Days of the Borrower’s knowledge thereof) notify the Administrative Agent and each Lender of (i) the occurrence of any ERISA Event, or (ii) if the Borrower or any ERISA Affiliate is notified that any Pension Plan or Multiemployer Plan to which the Borrower or any ERISA Affiliate contributes, or for which the Borrower or ERISA Affiliate has any liability or contingent liability, is considered to be an “at-risk” plan or a plan in “endangered’ or “critical” status within the meaning of Sections 430, 431, or 432 of the Code, or Sections 303, 304 or 305 of ERISA; and

(d) Promptly notify the Administrative Agent and each Lender of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof, including any determination by the Borrower referred to in Section 2.10(b).

Each notice pursuant to Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations

Pay and discharge as the same shall become due and payable (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than a Lien permitted under Section 7.01); and (c) all Indebtedness in excess of the Threshold Amount, as and when due and payable, but subject to any applicable grace periods or subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence except in a transaction permitted by Section 7.04 or 7.05; (a) preserve, renew and maintain in full force and effect its good standing under the Laws of the jurisdiction of its, except to the extent the failure to do so by a Subsidiary that is not a Guarantor could not reasonably be expected to have a Material Adverse Effect; (c) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties

(a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

6.07 Maintenance of Insurance

Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

6.08 Compliance with Laws

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records

Maintain proper books of record and account, in which full, true and correct entries in a manner sufficient to prepare financial statements in accordance with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Loan Party or such Subsidiary, as the case may be.

6.10 Inspection Rights

Permit, to the extent permitted by (i) the confidentiality provisions of any agreement applicable to any Loan Party or any Subsidiary thereof, or (ii) any applicable attorney-client privilege, representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, that an officer of the Borrower shall be provided reasonable opportunity to participate in any such discussion with the accountants; provided further such inspections shall be coordinated through the Administrative Agent so that in the absence of an Event of Default, not more than one such inspection shall occur in any calendar year. Notwithstanding the foregoing, when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

6.11 Use of Proceeds

Use the proceeds of the Credit Extensions for (i) for working capital, capital expenditures, Permitted Acquisitions and other transactions permitted under Section 7.03 and general corporate purposes not in contravention of any Law or of any Loan Document and (ii) to refinance indebtedness existing under the Existing Notes.

6.12 Covenant to Guarantee Obligations and Give Security

(a) Upon the formation or acquisition of any new direct or indirect Subsidiary of the Borrower (other than any Excluded Subsidiary) by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such formation or acquisition, cause such Subsidiary, along with all of its Subsidiaries that are not Excluded Subsidiaries, to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement in the form of Exhibit F-1, guaranteeing the other Loan Parties’ obligations under the Loan Documents,

(ii) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of the real and personal properties of each such Subsidiary, in reasonable detail,

(iii) within 15 days after such formation or acquisition, cause each such Subsidiary to duly execute and deliver to the Administrative Agent (x) if any such Person owns any Material Properties, deeds of trust, trust deeds, deeds to secure debt, and mortgages, and (y) Security Agreement Supplements, IP Security Agreement Supplements (only with respect to any U.S. registrations and applications for registration of IP Rights included in the Collateral and excluding any “intent to use” trademark or service mark applications) (including delivery of all Pledged Interests in and of each such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of each such Subsidiary under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within 30 days after such formation or acquisition, cause each such Subsidiary to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of, and requested by, the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each Material Property owned by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such Material Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Upon the acquisition of any Material Property by any Loan Party, if such property, in the judgment of the Administrative Agent, shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail reasonably satisfactory to the Administrative Agent,

(ii) within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, and mortgages in form and substance reasonably satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on such property, enforceable against all third parties,

(iv) within 60 days after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to such matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, such real property title reports, environmental assessment reports, surveys, appraisals, flood zone certificates, evidence of compliance with zoning requirements and other reports and documents, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) Upon the request of the Administrative Agent following the occurrence and during the continuance of a Default, the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such request, furnish to the Administrative Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail reasonably satisfactory to the Administrative Agent,

(ii) within 15 days after such request, duly execute and deliver, and cause each Loan Party (if it has not already done so) to duly execute and deliver, to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP

Security Agreement Supplements and other security and pledge agreements (but not with respect to any Excluded Assets (as defined in the Security Agreement)), as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests and Pledged Debt in and of such Subsidiary, and other instruments of the type specified in Section 4.01(a)(iii)), securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 30 days after such request, take, and cause each Loan Party to take, whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(iv) within 60 days after such request, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above, and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after such request, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned in fee by the Borrower and its Subsidiaries, title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

6.13 Compliance with Environmental Laws

Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

6.14 Further Assurances

Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15 Material Contracts

Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations in each case with respect to which no claim has been made) hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Loan Parties shall not, nor shall they permit any Subsidiary to, directly or indirectly:

7.01 Liens

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the date hereof and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(c), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(c);

(c) Liens of the trustee under the Existing Notes securing obligations to pay compensation, reimbursement of expenses and indemnifications, as provided under the indenture for the Existing Notes;

(d) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable (other than under ERISA) or delinquent and Liens (other than Liens under ERISA) for taxes, assessments or governmental charges or levies which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) Liens created in the ordinary course of business and described in any of the following clauses:

(i) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(ii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(iii) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(iv) Liens on deposits to secure liability for premiums to insurance carriers or securing insurance premium financing arrangements entered into in the ordinary course of business;

(v) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods;

(vi) Liens in favor of Cash Management Banks securing Cash Management Agreements;

(vii) Liens of a collecting bank under Section 4-208 of the UCC covering only the items being collected upon;

(viii) Liens that are licenses of IP Rights granted by any Loan Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Loan Parties;

provided that the Liens described in any such clause (A) do not materially detract from the value of the property of the Loan Parties, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Loan Parties, taken as a whole and (B) if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(f) the filing of UCC financing statements in connection with operating leases or consignment of goods;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the date hereof and in connection with Investments not otherwise prohibited by this Agreement; provided that such Liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course and in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing or otherwise;

(i) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(j) Liens securing Indebtedness permitted under Section 7.02(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(k) Liens securing Indebtedness permitted under Section 7.02(i); provided that such Liens do not at any time encumber any Collateral; and

(l) the replacement, extension or renewal of any Lien permitted by clause (j) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby.

(m) Liens on property of a Person existing at the time such property is acquired pursuant to a Permitted Acquisition or Investment permitted hereunder in each case after the Closing Date; provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon), (ii) are not created in anticipation or contemplation of such acquisition, merger or consolidation and (iii) the Indebtedness secured thereby is permitted under Section 7.02;

(n) Liens on any cash earnest money deposits made by a Loan Party in connection with any letter of intent or purchase agreement entered into with respect to a Permitted Acquisition or other Investment not otherwise prohibited by this Agreement;

(o) leases of the properties of any Loan Party, in each case entered into in the ordinary course of such Loan Party’s business so long as such leases do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Loan Party or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;

(p) Landlords’ and lessors’ Liens in respect of rent and other lease obligations that are not past due by 90 days or which are being contested in good faith for which adequate reserves have been established in accordance with GAAP, which proceedings (or court orders entered into in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

(q) Liens granted to Hedge Banks in respect of Swap Contracts permitted under Sections 7.02(h); and

(r) other Liens affecting property with an aggregate fair value not to exceed $5,000,000, provided that no such Lien shall extend to or cover any Collateral.

For the avoidance of doubt, Liens permitted in this Section 7.01 that secure any Indebtedness or other obligation of any other Person, whether or not such obligation is assumed by such Loan Party or such Subsidiary (or any right, contingent or otherwise, of any such Person holding such obligation to obtain any such Lien) shall only be permitted to the extent that the Guarantee (as determined under clause (b) of the definition of “Guarantee”) would be permitted under Section 7.02

7.02 Indebtedness

Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of a Subsidiary of the Borrower owed to the Borrower or a wholly-owned Subsidiary of the Borrower, which Indebtedness shall (i) in the case of Indebtedness owed to a Loan Party, constitute “Pledged Debt” under the Security Agreement, (ii) be subordinated in rights of payment to the Obligations and (iii) be otherwise permitted under the provisions of Section 7.03;

(b) Indebtedness under the Loan Documents;

(c) Indebtedness outstanding on the date hereof and listed on Schedule 7.02

(d) Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to refinance, refund, extend, defease, discharge, renew or replace Indebtedness incurred pursuant to Sections 7.02(c), (d), (f) or (j) (“Refinanced Indebtedness”); provided that:

(i) the amount of such Refinanced Indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or replacement except by an amount equal to a premium or other amounts paid, penalties and accrued and unpaid interest paid thereon and fees, including any closing fees and original issue discount and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, extension or replacement and by an amount equal to any existing commitments unutilized thereunder,

(ii) the direct or any contingent obligor with respect to such Refinanced Indebtedness is not changed, as a result of or in connection with such refinancing, refunding, renewal, extension or replacement,

(iii) the terms relating to principal amount, amortization, collateral (if any) and subordination (if any), and other material terms of any such refinancing, refunding, renewing, extending or replacing Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are, taken as a whole and determined in good faith by a Responsible Officer of the Borrower to be, no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Refinanced Indebtedness and the interest rate applicable to any such refinancing, refunding, renewing, extending or replacing Indebtedness does not exceed the then applicable market interest rate, and

(iv) such refinancing, refunding, renewing, extending or replacing Indebtedness has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Indebtedness;

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

(f) Purchase Money Indebtedness and Attributable Indebtedness in respect of Capitalized Leases, Synthetic Lease Obligations and purchase money obligations for fixed or capital assets within the limitations set forth in Section 7.01(j); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding shall not exceed $5,000,000;

(g) Indebtedness of any Person that becomes a Subsidiary of the Borrower and a Guarantor after the date hereof in pursuant to a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of the Borrower); and

(h) obligations (contingent or otherwise) existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, currency exchange rates or commodity prices and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(i) Indebtedness arising from agreements of a Borrower, any of its Subsidiaries or Holdings providing for indemnification, hold backs adjustment of purchase price or similar obligations (including earn-outs), non-compete agreements, deferred compensation or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds, in each case entered into in connection with Permitted Acquisitions, other Investments or Dispositions permitted by this Agreement;

(j) Permitted Subordinated Debt; so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom and (B) after giving pro forma effect to such incurrence of Indebtedness, Holdings and its Subsidiaries will be in pro forma compliance with the covenants set forth in Section 7.10

(k) Indebtedness assumed in connection with any Permitted Acquisition; provided that such Indebtedness is not incurred in contemplation of such Permitted Acquisition and so long as both immediately prior and after giving effect thereto, (A) no Default shall exist or result therefrom and (B) after giving pro forma effect to such assumption of Indebtedness, Holdings and its Subsidiaries will be in pro forma compliance with the covenants set forth in Section 7.10.

(l) Indebtedness consisting of promissory notes issued by Borrower, Holdings or any Subsidiary of Holdings to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Equity Interests of Holdings permitted under Section 7.06(d);

(m) Indebtedness incurred in the ordinary course of business in respect of,

(i) Cash Management Agreements with Cash Management Banks and in connection with securities and commodities accounts,

(ii) overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements with respect to Foreign Subsidiaries,

(iii) performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees, return of money and similar obligations not in connection with money borrowed, including those incurred to secure health, safety and environmental obligations,

(iv) the endorsement of instruments for deposit or the financing of insurance premiums,

(v) obligations to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services,

(vi) deferred compensation or similar arrangements to employees of a Borrower, any Subsidiary of a Borrower or any direct or indirect parent thereof, either existing on the Closing Date and disclosed in writing to the Administrative Agent and Lenders or entered into in connection with a Permitted Acquisition, and

(vii) obligations to pay insurance premiums or take or pay obligations contained in supply agreements.

(n) other unsecured Indebtedness of the Loan Parties in an aggregate principal amount not to exceed $2,000,000 at any time outstanding; and

(o) other Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount not to exceed $10,000,000 at any time outstanding.

Accrual of interest, the accretion of accreted value, amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this Section 7.02.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar Equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar Equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this Section 7.02.

7.03 Investments

Make or hold any Investments, except:

(a) Investments held by Holdings, the Borrower and its Subsidiaries in the form of cash or Cash Equivalents and Investments that were cash or Cash Equivalents when made;

(b) Advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $2,500,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) (i) Investments by Holdings, the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the date hereof, (ii) additional Investments by Holdings, the Borrower and its Subsidiaries in Loan Parties (other than Holdings), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan

Parties and (iv) additional Investments by the Loan Parties in wholly-owned Subsidiaries that are not Loan Parties in an aggregate amount invested pursuant to this subclause (iv) from the date hereof not to exceed $10,000,000;

(d) intercompany loans and advances to Holdings to the extent that the Borrower may pay dividends to Holdings pursuant to Section 7.06 (and in lieu of paying such dividends); provided that such intercompany loans and advances shall be unsecured and expressly subordinated in right of payment to the Obligations;

(e) Investments consisting of extensions of customer financing, credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(f) Investments by any Loan Party in Swap Contracts permitted under Section 7.02;

(g) Investments made as a result of the receipt of non-cash consideration from a Disposition in compliance with Section 7.05;

(h) Guarantees permitted by Section 7.02;

(i) Investments existing on the date hereof (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(j) the purchase or other acquisition of all of the Equity Interests in, or all or substantially all of the property of, any Person (the “Target”) that, upon the consummation thereof, will be wholly-owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation) (a “Permitted Acquisition”), including investments that are acquired in connection with a Permitted Acquisition; provided that, with respect to each purchase or other acquisition made pursuant to this Section 7.03(g):

(i) any such newly-created or acquired Subsidiary shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Target shall not be substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or a reasonable extension thereof;

(iii) such purchase or other acquisition shall be consented to by the shareholders or board of directors or other equivalent governing body of the Target;

(iv) (A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, (x) Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.10, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby, (y) the Consolidated Leverage Ratio for the twelve-month period ended as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 6.01(a) or (b) shall be no more than 2.00 : 1.00 calculated as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby and (z) the Borrower shall have Excess Availability of at least $25,000,000; and

(v) the Borrower shall have delivered to the Administrative Agent, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in the form of Exhibit N, certifying that all of the requirements set forth in this clause (j) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(k) Investments of any Person that becomes a Subsidiary on or after the date hereof; provided that (i) such Investment exists at the time such Person is acquired and (ii) such Investment is not made in anticipation or contemplation of such Person becoming a Subsidiary;

(l) Investments in the form of loans to officers, directors and employees of any Loan Party or any Subsidiary of a Loan Party for the sole purpose of purchasing Equity Interests (or purchase of such loans made by others) in an amount not to exceed $2,000,000 at any time outstanding, so long as Holdings makes a capital contribution of the proceeds of any such purchase to the Borrower;

(m) Investments made pursuant to a “rabbi trust” or similar employee benefit plan or arrangement designed to defer the taxability of compensation to an employee, officer or director or purchase payments made in connection with a Permitted Acquisition;

(n) other Investments not exceeding $5,000,000 in the aggregate in any fiscal year of the Borrower, plus the net cash proceeds of all issuance or sales of the Borrower’s Equity Interests or contributions to the Borrower’s capital that were Not Otherwise Applied.

7.04 Fundamental Changes

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Loan Party (other than Holdings) is merging with another Subsidiary, such Loan Party shall be the continuing or surviving Person;

(b) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings);

(c) any Subsidiary that is not a Loan Party may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party;

(d) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person; and

(e) so long as no Default has occurred and is continuing or would result therefrom, each of the Borrower and any of its Subsidiaries may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto (i) in the case of any such merger to which the Borrower is a party, the Borrower is the surviving corporation and (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving corporation.

7.05 Dispositions

Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions consisting of (i) licenses or sublicenses of IP Rights (including non-exclusive licenses of IP Rights) in the ordinary course of business and (ii) the abandonment or other disposition of IP Rights that is, in the reasonable good faith judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Loan Parties taken as a whole;

(d) Dispositions resulting from (i) takings pursuant to the power of eminent domain, condemnation or otherwise or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking or (ii) transfer of destroyed property to insurance companies in exchange for insurance proceeds;

(e) liquidations or sales of Cash Equivalents (or investments that were Cash Equivalents when made) for fair market value as determined in good faith by the Borrower;

(f) Dispositions of equipment, leases or real property (other than Material Real Property) for fair market value as determined in good faith by the Borrower, to the extent that (i)

such equipment or real property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition of equipment or real property are reasonably promptly applied to the purchase price of such replacement property or (iii) such Dispositions of leases of real or personal property are in the ordinary course of business;

(g) the sale or discount by any Loan Party in each case without recourse and in the ordinary course of business of overdue Receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof;

(h) mergers and consolidations consummated in compliance with Section 7.04, and Restricted Payments made in compliance with Section 7.06;

(i) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(j) Dispositions permitted by Section 7.04;

(k) Dispositions by the Borrower and its Subsidiaries of the properties listed on Schedule 7.05 pursuant to sale-leaseback transactions for fair market value, provided that the Attributable Indebtedness incurred thereby is permitted under Section 7.02 and the Net Cash Proceeds of such Dispositions are applied as set forth in clauses (v) and (viii) of Section 2.05(b), subject to the reinvestment provisions of clause (i) of Section 2.05(b);

(l) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) such Disposition is at fair market value as determined in good faith by the Borrower and (iii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash; provided that, for purposes of this provision, each of the following will be deemed to be cash: (x) any liabilities of any Loan Party or any of its Subsidiaries that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Loan Party or such Subsidiary from further liability and (y) any securities, notes or other obligations received by a Loan Party or any such Subsidiary from such transferee that are contemporaneously, subject to ordinary settlement periods, converted by a Loan Party or such Subsidiary into cash, to the extent of the cash received in that conversion; provided, further, that the Net Cash Proceeds of such Disposition shall be applied pursuant to Section 2.05(b)(i); and

(m) so long as no Default shall occur and be continuing, the grant of any option or other right to purchase any asset in a transaction that would be permitted under the provisions of Section 7.05(l).

To the extent the Required Lenders waive the provisions of this Section 7.05, with respect to the Disposition of any Collateral, or any Collateral is Disposed of as permitted by this Section 7.05, such Collateral shall be sold free and clear of the Liens created by the Collateral Documents, and the Administrative Agent shall take all actions it deems appropriate or are reasonably requested by Borrower, at the sole expense of the Borrower, in order to effect the foregoing

7.06 Restricted Payments

Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, any Subsidiaries of the Borrower that are Guarantors and any other Person that owns a direct Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) Holdings. the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the Qualified Equity Interests of such Person;

(c) Holdings. the Borrower and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the net cash proceeds received from the substantially concurrent issue of new Qualified Equity Interests which are Not Otherwise Applied;

(d) the Borrower may make Restricted Payments to Holdings to enable Holdings to redeem or repurchase Equity Interests from officers, directors, employees or consultants of any Loan Party (or their Related Parties) in connection with the exercise of stock options, stock appreciation rights or other equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability of such officers, directors, employees or consultants (including, for the avoidance of doubt, any principal and interest payable on notes issued under Section 7.02(k)); provided that in all such cases the aggregate amount paid in respect of all such shares so redeemed or repurchased does not exceed $2,000,000 in the aggregate in any fiscal year (with unused amounts in any fiscal year rolled over to the following fiscal year, up to a maximum of $8,000,000 in the aggregate);

(e) Holdings, the Borrower and its Subsidiaries may make repurchases of Equity Interests deemed to occur upon the exercise of stock options if such Equity Interests represent a portion of the exercise price thereof;

(f) Holdings, the Borrower and each Subsidiary may make payments on convertible debt permitted hereunder to the extent such payments are either made with Qualified Equity Interests (or the net cash proceeds of an issuance of Qualified Equity Interests which are Not Otherwise Applied) or would otherwise be permitted by Section 7.13; and

(g) the Borrower may declare and pay cash dividends to Holdings in an amount necessary to permit Holdings to pay:

(i) reasonable corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business and to board of director observers);

(ii) franchise fees or similar taxes and fees required to maintain its corporate existence; and

(iii) its (and its Subsidiaries’) proportionate share of the tax liability of the affiliated group of corporations that file consolidated foreign or Federal income tax returns (or that file state and local income tax returns on a consolidated basis).

7.07 Change in Nature of Business

Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or a reasonable extension thereof.

7.08 Transactions with Affiliates

Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on terms at least as favorable (taken as a whole) to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (i) transactions between or among the Loan Parties or between or among Subsidiaries of Holdings that are not Loan Parties, (ii) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Loan Party, (iii) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options, stock ownership plans, including restricted stock plans, stock grants, directed share programs and other equity based plans and the granting and stockholder rights of registration rights approved by the Board of Directors of the Borrower, (iv) the Loan Parties may enter into any indemnification agreement or any similar arrangement with directors, officers, consultants and employees of the Loan Parties in the ordinary course of business and may pay fees and indemnities to directors, officers, consultants and employees of the Loan Parties and their Subsidiaries in the ordinary course of business, (v) (a) any purchase by Holdings of Equity Interests of the Borrower or any contribution by Holdings to the equity capital of the Borrower and (b) any acquisition of Equity Interests of Holdings and any contribution by any equity holder of Holdings to the equity capital of Holdings, (vii) Restricted Payments permitted by Section 7.06 and Investments permitted by Section 7.03, (viii) transactions pursuant to agreements disclosed to the Administrative Agent on or prior to the Closing Date and (ix) the incurrence of intercompany Indebtedness permitted by Section 7.02.

7.09 Use of Proceeds

Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

7.10 Financial Covenants

Commencing with the Measurement Period ending September 30, 2011:

(a) Consolidated EBITDA. Prior to satisfaction of the Burnoff Conditions, permit the Consolidated EBITDA as at the end of any Measurement Period to be less than $40,000,000:

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the end of any Measurement Period to be greater than 2.50 : 1.00:

(c) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as at the end of any Measurement Period to be less than 1.50 : 1.00:

7.11 Amendments of Organization Documents

Amend any of its Organization Documents in any material respect, in a manner that is adverse to the rights or remedies of the Administrative Agent or the Lenders in respect of the Loan Documents (whether at law, in equity or otherwise), without the prior written consent of the Administrative Agent (not to be unreasonably withheld).

7.12 Accounting Changes

Make any change in (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

7.13 Prepayments, Amendments, Etc. of Indebtedness

(a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) regularly scheduled or required repayments or redemptions of Indebtedness set forth in Schedule 7.02 and refinancings in compliance with Section 7.02(d) and (c) the conversion of any Indebtedness subordinated to the Obligations to Qualified Equity Interests of Holdings.

(b) Amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02, except for any refinancing, refunding, renewal or extension thereof permitted by Section 7.02(d).

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default

Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) pay within three days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee or other amount due hereunder or under any other Loan Document,; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11, 6.12 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such default shall not have been remedied or waived for 30 days after the earlier of (i) the date an officer of such Loan Party becomes aware or should have become aware of such default or (ii) receipt by the Borrower of notice from the Administrative Agent or Required Lenders of such default; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, in each case beyond the grace period, if any, provided therefor or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, in each case beyond the grace period, if any, provided therefore, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any Subsidiary thereof institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and has not disputed coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of sixty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. (a) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or (b) (i) any of the Obligations of the Loan Parties under the Loan Documents for any reason shall cease to be “Senior Debt” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under and as defined in the documentation relating to any Permitted Subordinated Debt or (ii) the subordination provisions set forth in the documentation relating to any Permitted Subordinated Debt shall, in whole or in part, cease to be effective or cease to be legally valid, binding and enforceable against the holders of any such Permitted Subordinated Debt, if applicable; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01 or 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 7.01) on a material portion of the Collateral purported to be covered thereby; or

8.02 Remedies upon Event of Default

If (x) any Event of Default described in Section 8.01(f) occurs and is continuing, automatically, and (y) any other Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) upon written notice to the Borrower by the Administrative Agent, declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) upon written notice to the Borrower by the Administrative Agent, declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) upon written notice to the Borrower by the Administrative Agent, require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender, in addition to remedies available under applicable Law, the remedies set forth above and in the Collateral Documents.

8.03 Application of Funds

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.17 and 2.18, be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer (including fees and time charges for attorneys who may be employees of any Lender or the L/C Issuer) arising under the Loan Documents and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations arising under the Loan Documents, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, L/C Borrowings and Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Lenders, the L/C Issuer, the Hedge Banks and the Cash Management Banks in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit, to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.17; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Subject to Section 2.03(c) and Section 2.17, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority

(a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article XI (including Section 11.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

9.02 Rights as a Lender

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

(e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

9.07 Non-Reliance on Administrative Agent and Other Lenders

Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

9.08 No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Syndication Agent, the Bookrunners, or Arrangers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

9.09 Administrative Agent May File Proofs of Claim

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 11.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

9.10 Collateral and Guaranty Matters

Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank of Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing in accordance with Section 11.01;

(b) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder; and

(c) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Secured Cash Management Agreements and Secured Hedge Agreements

No Cash Management Bank or Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE X.

CONTINUING GUARANTY

10.01 Guaranty Each Guarantor party hereto that is a Domestic Subsidiary of Holdings and each Subsidiary of Holdings that becomes a Guarantor after the date hereof pursuant to Section 6.12, jointly and severally with each other Loan Party, hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower and of each other Guarantor to the Secured Parties, and whether arising hereunder or under any other Loan Document, any Secured Cash Management Agreement or any Secured Hedge Agreement (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Domestic Loan

Parties, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of any Domestic Loan Party under this Guaranty, and each Domestic Loan Party hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders Each Domestic Loan Party consents and agrees that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent, the L/C Issuer and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Domestic Loan Party consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Domestic Loan Party or any other Domestic Loan Party under this Guaranty or which, but for this provision, might operate as a discharge of any Domestic Loan Party.

10.03 Certain Waivers Each Domestic Loan Party waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower or any other guarantor; (b) any defense based on any claim that any Domestic Loan Party’s obligations exceed or are more burdensome than those of the Borrower or other Domestic Loan Party; (c) the benefit of any statute of limitations affecting any Domestic Loan Party’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Domestic Loan Party expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations.

10.04 Obligations Independent The obligations of each Domestic Loan Party hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against each Domestic Loan Party to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

10.05 Subrogation No Domestic Loan Party shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in cash and the Commitments and the Facilities are terminated. If any amounts are paid to any Domestic Loan Party in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facilities with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Domestic Loan Parties under this paragraph shall survive termination of this Guaranty.

10.07 Subordination Each Domestic Loan Party hereby subordinates the payment of all obligations and indebtedness of the Borrower or any other Loan Party owing to such Domestic Loan Party, whether now existing or hereafter arising, including but not limited to any obligation of the Borrower to such Domestic Loan Party as subrogee of the Secured Parties or resulting from such Domestic Loan Party’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or indebtedness of any Loan Party to any Domestic Loan Party shall be enforced and performance received by such Domestic Loan Party as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of any Domestic Loan Party under this Guaranty.

10.08 Stay of Acceleration If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against any Domestic Loan Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by such Domestic Loan Party and the other Domestic Loan Parties immediately upon demand by the Secured Parties.

10.09 Condition of Borrower Each Domestic Loan Party acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Domestic Loan Party requires, and that none of the Secured Parties has any duty, and such Domestic Loan Party is not relying on the Secured

Parties at any time, to disclose to such Domestic Loan Party any information relating to the business, operations or financial condition of the Borrower or any other guarantor (such Domestic Loan Party waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Rights of Contribution.

The Domestic Loan Parties hereby agree, as among themselves, that if any Domestic Loan Party shall become an Excess Funding Guarantor (as defined below) by reason of the payment by such Guarantor of any Obligations, each other Guarantor shall, on written demand of such Excess Funding Guarantor (but subject to the next sentence), pay to such Excess Funding Guarantor an amount equal to such Guarantor’s Pro Rata Share (as defined below and determined, for this purpose, without reference to the properties, debts and liabilities of such Excess Funding Guarantor) of the Excess Payment (as defined below) in respect of such Obligations. The payment obligation of a Domestic Loan Party to any Excess Funding Guarantor under this Section shall be subordinate and subject in right of payment to the prior payment in full in cash of the Obligations of such Domestic Loan Party under the other provisions of this Article and of all other Obligations (other than contingent indemnification obligations not yet asserted, due or payable), and such Excess Funding Guarantor shall not exercise any right or remedy with respect to such excess until payment and satisfaction in full in cash of all of the Obligations.

For purposes of this Section, (i) “Excess Funding Guarantor” means, in respect of any Obligations, a Domestic Loan Party that has paid an amount in excess of its Pro Rata Share of such Obligations, (ii) “Excess Payment” means, in respect of any Obligations, the amount paid by an Excess Funding Guarantor in excess of its Pro Rata Share of such Obligations and (iii) ”Pro Rata Share” means, for any Domestic Loan Party, the ratio (expressed as a percentage) of (x) the amount by which the aggregate present fair saleable value of all properties of such Domestic Loan Party (excluding any Equity Interests of any other Domestic Loan Party) exceeds the amount of all the debts and liabilities of such Loan Party (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of such Domestic Loan Party hereunder and any obligations of any other Domestic Loan Party that have been Guaranteed by such Domestic Loan Party) to (y) the amount by which the aggregate fair saleable value of all properties of all of the Domestic Loan Parties exceeds the amount of all the debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities, but excluding the obligations of the Borrower and the Guarantors under the Loan Documents) of all of the Domestic Loan Parties, determined (A) with respect to any Domestic Loan Party that is a party hereto on the Closing Date, as of the Closing Date, and (B) with respect to any other Domestic Loan Party, as of the date such Domestic Loan Party becomes a Domestic Loan Party hereunder.

10.11 Joint and Several Obligations

(a) Each Guarantor which is a Domestic Loan Party hereby accepts joint and several liability for the Loans and all other Obligations under the Loan Documents in consideration of the financial accommodations to be provided to the Borrower and other Loan Parties by the Lenders and the Administrative Agent under the Loan Documents, for the mutual benefit, directly and indirectly, of the Loan Parties and in consideration of the undertakings of the other Guarantors which are Domestic Loan Parties to accept joint and several liability for the Obligations.

(b) Each Domestic Loan Party represents and warrants to the Lenders and the Administrative Agent that it is in the best interests of such Domestic Loan Party to enter into this Agreement inasmuch as the Domestic Loan Parties will, as a result of proceeds of the Loans being made available hereunder for working capital and other financing needs of the Borrower, derive substantial direct and indirect benefits from the Loans made from time to time to the Borrower by the Lenders pursuant to this Agreement, and each Domestic Loan Party agrees that the Administrative Agent and the Lenders are relying on this representation in agreeing to make Loans to the Borrower.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided however that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 (other than Section 4.01(b)(i) or (c)), or, in the case of the initial Credit Extension, Section 4.02, without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a particular Facility without the written consent of the Required Revolving Lenders or the Required Term Lenders, as the case may be;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

(g) change (i) any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 11.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Lenders,” or “Required Term Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(i) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone); or

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term Facility, the Required Term Lenders and (ii) if such Facility is the Revolving Credit Facility, the Required Revolving Lenders;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the

Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender. In the event of an increase in the Revolving Credit Facility in accordance with the provisions of Section 2.15 or an increase in the Term Facility in accordance with the provisions of Section 2.16, the Administrative Agent shall be permitted, on behalf of all Lenders (and is hereby authorized by all such Lenders), to enter into amendments to this Agreement and all other Loan Documents to provide for such increase in the Revolving Credit Facility or Term Facility, as applicable, on the terms set forth in Section 2.15 or Section 2.16. In no event shall the provisions of this paragraph obligate any Lender to increase their Commitment hereunder.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.14; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

Notwithstanding the foregoing,

(I) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders and the Borrower to add one or more additional credit facilities to this Agreement (it being understood that no Lender shall have any obligation to provide or to commit to provide all or any portion of any such additional credit facility) and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans and the accrued interest and fees in respect thereof;

(II) this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing or exchange of all outstanding Term Loans of any tranche (“Refinanced Term Loans”) with a replacement term loan tranche hereunder (“Replacement Term Loans”); provided that the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans plus any interest, premium or other amount due with respect to such Refinanced Term Loans;

(III) guarantees, collateral security documents and related documents executed by Holdings or Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents; and

(IV) this Agreement may be amended (or amended and restated) with the written consent of the Administrative Agent, the Borrower and the participating Lenders pursuant to an Incremental Amendment.

11.02 Notices; Effectiveness; Electronic Communications

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower, any other Guarantor, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any other Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any other Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, each other Loan Party, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies; Enforcement

No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them (including the authority to call or otherwise assert a Default or Event of Default) shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

11.04 Expenses; Indemnity; Damage Waiver

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and of one local counsel, in each applicable jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of one counsel for all such Indemnitees, and of one local counsel in each applicable jurisdiction for all such Indemnitees, and in the event of any conflict of interest, additional counsel to the affected parties), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee; or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction; or (z) arise solely out of the presence or release of Hazardous Materials which first occurs on any property after foreclosure or similar exercise of remedies by the Administrative Agent or any Lender resulting in a transfer of title to a Lender or any other third party and the Loan Parties no longer operate or occupy the property.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside

To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (other than a Defaulting Lender, subject to Section 2.18(b)) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 11.06(b), (ii) by way of participation in accordance with the provisions of Section 11.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 11.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term Facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is (x) from a Term Loan Lender to a Lender, an Affiliate of a Lender or an Approved Fund or (y) from a Revolving Credit Lender to a Revolving Credit Lender, an Affiliate of a Revolving Credit Lender or an Approved Fund with respect to a Revolving Credit Lender; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the consent of the L/C Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and

(D) the consent of the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to Holdings or any of Holdings’ Subsidiaries; provided that assignments of Term Loans shall be permitted to Holdings or any of its Subsidiaries, so long as (i) any such assignment is made pursuant to an offer to all Term Lenders pro rata, (ii) no Event of Default has occurred and is continuing at the time of such assignment and (iii) any Term Loans assigned to Holdings or any of its Subsidiaries are cancelled immediately thereafter.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Assignments to Borrower Affiliates. No such assignment shall be to an Affiliate of Holdings (other than Holdings and its Subsidiaries pursuant to clause (v) above); provided that each Lender shall have the right at any time to sell, assign or transfer all or a portion of the Loans owing to it to any Affiliate of Holdings that is not a Subsidiary of Holdings (such affiliate, an “Affiliated Lender”) subject to the following limitations: (i) the aggregate principal amount of Loans purchased by assignment pursuant to this Section (vii) and held at any one time by Affiliated Lenders may not exceed 20% of the outstanding principal amount of all Loans; (ii) each Affiliated Lender, solely in its capacity as a Lender, hereby agrees that it shall have no right whatsoever so long as such Person is a Affiliated Lender: (A) to vote with respect to any amendment, modification, waiver, consent or other such action with respect to any of the terms of this Agreement or any other Loan Document and that it shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that, notwithstanding the foregoing, (x) such assignee shall be permitted to vote if such amendment, modification, waiver, consent or other such action disproportionately affects such Affiliated Lender in its capacity as a Lender as compared to other Lenders and (y) no amendment, modification, waiver, consent or other action shall deprive any Affiliated Lender of its share of any payments which the Lenders are entitled to share on a Pro Rata Basis hereunder and (z) each Affiliated Lender shall have all voting rights described in Section 11.01(a)-(j) of this Agreement; (B) to attend (or receive any notice of) any meeting, conference call or correspondence with Administrative Agent or any Lender or receive any information from Administrative Agent or any other Lender (other than notices of borrowings, prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant hereto); or (C) to make or bring any claim, in its capacity as Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Loan Documents.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender (solely with respect to its own address, Commitments, Loans and L/C Obligations, if any), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (iv) the consent of the Borrower shall be required solely in connection with any Participation by a Defaulting Lender or any Lender that has breached its obligations hereunder or under any Loan Document. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement and shall not give the Participant any consent, notice or other rights with respect to such enforcement, amendments, modifications or waivers; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

Notwithstanding the foregoing, each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a “book entry” register (as described in the applicable United States federal income tax law and United States Treasury regulations) on which it records the name and address of the proposed Participant and the principal amounts (and stated interest) of each such proposed Participant’s interest in the Loans or other Obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation and as having “ownership of an interest” (as such term is defined in the applicable Treasury regulations) for all purposes of this Agreement notwithstanding any notice to the contrary. No Lender shall have any obligation to disclose all or any portion of the Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury regulations.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to Section 11.06(b), Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

11.07 Treatment of Certain Information; Confidentiality

Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or 2.16(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses (including, for the avoidance of doubt, under Sections 6.01, 6.02 and 6.03), other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof, provided that, in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Notwithstanding the foregoing, in no event shall the Administrative Agent, any Lender or the L/C Issuer disclose any Information to any Person previously identified in writing addressed to such Person by the Borrower as a competitor, customer or supplier of a Loan Party.

11.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other

Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.18 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Canadian Interest Act

For the purposes of the Interest Act (Canada) and all any other applicable laws which may hereafter regulate the calculation or computation of interest on borrowed funds, the yearly rate of interest to which any rate for a period less than a year is equivalent is such rate, divided by the number of days in such period, and multiplied by the actual number of days in the year.

11.11 Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement or any other Loan Document by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement or such other Loan Document.

11.12 Survival of Representations and Warranties

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

11.13 Severability

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.14 Replacement of Lenders

If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, or if any Lender does not consent to any amendment or waiver of a provision hereof or of any other Loan Document to which the Required Lenders have consented (and the consent of such Lender is required for such amendment or waiver pursuant to the provisions of Section 11.01), or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.15 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.16 Waiver of Jury Trial

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.17 No Advisory or Fiduciary Responsibility In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger, are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for any Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor the Arranger has any obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

11.18 Electronic Execution of Assignments and Certain Other Documents

The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.19 USA PATRIOT Act

Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Act.

11.20 Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent

or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:
GSI GROUP CORPORATION

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Chief Financial Officer

HOLDINGS:
GSI GROUP INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Chief Financial Officer

GUARANTORS:
EXCEL TECHNOLOGY, INC. MICROE SYSTEMS CORP. MES INTERNATIONAL INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Secretary

CAMBRIDGE TECHNOLOGY, INC. CONTINUUM ELECTRO-OPTICS, INC. CONTROL LASER CORPORATION (D/B/A BAUBLYS CONTROL LASER) THE OPTICAL CORPORATION PHOTO RESEARCH, INC. QUANTRONIX CORPORATION SYNRAD, INC.

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Assistant Secretary

GSI GROUP LIMITED

By:	/s/ Robert Buckley
Name:	Robert Buckley
Title:	Director

[Signature Page to Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Roberto Salazar
Name:	Roberto Salazar
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender, L/C Issuer and Swing Line Lender

By:	/s/ John F. Lynch
Name:	John F. Lynch
Title:	Senior Vice President

SILICON VALLEY BANK

By:	/s/ Larisa B. Chilton
Name:	Larisa B. Chilton
Title:	Director

HSBC BANK USA N.A.

By:	/s/ Manuel Burgueno
Name:	Manuel Burgueno
Title:	Vice President

SCHEDULE 2.01

COMMITMENTS

AND APPLICABLE PERCENTAGES

	Revolving Credit Loan		Term Loan
Lender	Commitment	Applicable Percentage	Commitment	Applicable Percentage
Bank of America, N.A.	$17,500,000	43.75%	$17,500,000	43.75%
Silicon Valley Bank	$15,000,000	37.50%	$15,000,000	37.50%
HSBC Bank USA N.A.	$7,500,000	18.75%	$7,500,000	18.75%
Total	$40,000,000	100.00%	$40,000,000	100.00%

SCHEDULE 5.05

Supplements to Interim Financial Statements

None.

SCHEDULE 5.08(B)

Existing Liens

•

Pledge of Excel GmbH’s account #83000031 with Bayerische Hypo-und Vereinsbank AG Bank as a security for the line of credit for Excel Technology Europe GmbH for EUR 500,000 pursuant to terms set forth in a letter from the Bank to Excel GmbH dated March 4, 2009. (See Schedule 7.02, third one down)

SCHEDULE 5.08(C)

Owned Real Property

Owner	Address	Book Value	Estimated Fair Value

Control Laser Corporation	2419 Lake Orange Drive Orlando, Florida 32837	$7.3 million	$6.6 million

Photo Research Inc.	9731 Topanga Canyon Place Chatsworth, California 91311-4135	$2.2 million	$1.9 million

Quantronix Corporation	41 Research Way, East Setauket, New York 11733	$7.8 million	$5.0 million

Synrad, Inc.	4600 Campus Place Mukilteo, WA 98275	$7.1 million	$9.0 million

SCHEDULE 5.08(D)(I)

Leased Real Property (Lessee)

Lessee	Lessor	Address	Expiration	Annual Rent
GSI Group Corporation	125 Middlesex Turnpike, LLC c/o Mohawk Partners, 205 Newbury Street, Framingham, MA 01701	125 Middlesex Turnpike, Bedford, Middlesex County, MA 01803	May 27, 2013	$1,516,433
GSI Group Corporation	Public Road, LLC c/o Land Development Group, Inc. 510 Compton St., Suite 101, Broomfield, CO 80020	1370 Miners Drive, Lafayette, Boulder County, CO 80026	May 31, 2012	$21,552.72
GSI Group Corporation, Taiwan Branch	Chu Cherug Construction Co., Ltd.	8F, No. 3 Lane 91 Dongmei Road, Hsinchu 30070 Taiwan	December 14, 2011	NT$ 2,361,480
GSI Group Corporation, Taiwan Branch	Chu Cherug Construction Co., Ltd.	50, Lane 245 Yong Gong Road, Shilin, Taipei, Taiwan	November 19, 2011	NT$ 360,000
GSI Group Corporation, Korea Branch	Pyung Ho Kim Gwanak Purgio Apt. 122-502, 1717 Bobcheon-Dong, Gwanak-Gu, Seoul	YeonWoo Bldg. 2F, 1200 GaePo 4-Dong, Gangnam-Gu, Seoul 135-963, Korea	April 13, 2012	KRW 58,800,000
Cambridge Technology, Inc.	Duffy Hartwell LLC, 411 Waverly Oaks Road, Suite 340, Waltham, MA 02452	25 Hartwell Avenue, Lexington, Middlesex County, MA 02421	December 31, 2016	$546,000
Cambridge Technology, Inc.	Big Sky Trust at Auburn, CA 13000 Big Sky Place, Auburn, CA 95602	297 Grass Valley Hwy, Suite C, Auburn, CA 95603	June 1, 2012	$7200

Lessee	Lessor	Address	Expiration	Annual Rent
Continuum Electro-Optics, Inc.	Harvest Properties, Inc., 6475 Christie Avenue, Suite 550, Emeryville, CA 94608	3150 Central Expressway Santa Clara, Santa Clara County, CA 95051	December 31, 2013	$293,000
The Optical Corporation	Marlin Oxnard Properties, LLC 8933 Quartz Ave. Northridge, CA 91324	1930 Eastman Ave. Oxnard, Ventura County, CA 93030	July 31, 2014	$92,000
GSI Group Limited	ENSCO 695 Limited Bradfield House Rising Lane Lapworth Solihull West Midlands B94 6HP	Cosford Lane Swift Valley Rugby Warwickshire CV21 1QN	October 8, 2019	GBP 155,000
GSI Group Limited	Thales Optronics (Taunton) Limited Lisieux Way Taunton Somerset TA1 2JZ	Part of Building 1 Moorfields Lisieux Way Taunton Somerset	May 31, 2017	GBP 67,957.50
GSI Group Limited	Scottsgrove Holdings	29 Holton Road, Holton Heath, Poole, UK	June 24, 2078	GBP 59,000

SCHEDULE 5.08(D)(II)

Leased Real Property (Lessor)

None.

SCHEDULE 5.08(E)

Existing Investments

Owner	Issuer	Percentage Owned
GSI Group Inc.	Laser Quantum Limited	25.1%

SCHEDULE 5.09

Environmental Matters

None.

SCHEDULE 5.13

Subsidiaries and Other Equity Investments; Loan Parties

Part (a): Subsidiaries

Parent	Subsidiary	Percentage Owned
GSI Group Inc.	GSI Group Corporation	100%
GSI Group Inc.	GSI Group Japan Corporation	100%
GSI Group Inc.	GSI Group Singapore Pte Ltd.	100%
GSI Group Inc.	GSI Group GmbH	100%
GSI Group Inc.	GSI Group Limited	100%
GSI Group Corporation	General Scanning Securities Corp.	100%
GSI Group Corporation	GSI Lumonics Asia Pacific Ltd.	100%
GSI Group Corporation	Excel Technology, Inc.	100%
GSI Group Corporation	MicroE Systems Corp.	100%
MicroE Systems Corp.	MES International Inc.	100%
Excel Technology, Inc.	Cambridge Technology, Inc.	100%
Excel Technology, Inc.	Control Laser Corporation	100%
Excel Technology, Inc.	Continuum Electro-Optics, Inc.	100%
Excel Technology, Inc.	Synrad, Inc.	100%
Excel Technology, Inc.	Photo Research, Inc.	100%
Excel Technology, Inc.	Quantronix Corporation	100%
Excel Technology, Inc.	The Optical Corporation	100%
Excel Technology, Inc.	Excel Technology Asia Sdn. Bhd.	100%
Excel Technology, Inc.	Excel Technology Europe GmbH	100%
Excel Technology, Inc.	Excel Technology Lanka (Private) Limited	100%
Excel Technology, Inc.	Excel Technology Japan Holding K.K.	100%
GSI Group Limited	GSI Group Precision Technologies (Suzhou) Co., Ltd.	100%
GSI Group Limited	GSI Lumonics SARL	100%

Part (b): Other Equity Investments

Owner	Issuer	Percentage Owned
Excel Technology, Inc.	Excel Laser Technology Pvt. Ltd.	50% (Joint Venture)

Part (c): Loan Parties

Loan Party	Jurisdiction of Incorporation	Principal Place of Business Address	U.S. Tax ID Number (or foreign equivalent)
GSI Group Inc.	New Brunswick, Canada	125 Middlesex Turnpike Bedford, MA 01730	98-0110412

GSI Group Corporation	Michigan	125 Middlesex Turnpike Bedford, MA 01730	38-1859358

	Korea (GSI Group Corporation (Korea Branch))	125 Middlesex Turnpike Bedford, MA 01730	1101810020764

	Taiwan (GSI Group Corporation (Taiwan Branch))	125 Middlesex Turnpike Bedford, MA 01730 USA	28426013

Cambridge Technology, Inc.	Massachusetts	125 Middlesex Turnpike Bedford, MA 01730	04-2703882

Continuum Electro-Optics, Inc.	Delaware	25 Hartwell Avenue, Lexington, MA 02421	11-3653902

Control Laser Corporation	Florida	3150 Central Expressway Santa Clara, CA 95051	59-1097022

Excel Technology, Inc.	Delaware	2419 Lake Orange Road Orlando, Florida 32837	11-2780242

Quantronix Corporation	Delaware	41 Research Way, East Setauket, New York 11733	11-2143586

Photo Research, Inc.	Delaware	9731 Topanga Canyon Place, Chatsworth, CA 91311-4135	95-4548630

Synrad, Inc.	Washington	41 Research Way, East Setauket, New York 11733	58-2408307

The Optical Corporation	California	4600 Campus Place, Mukilteo, WA 98275	95-3509324

MicroE Systems Corp.	Delaware	1930 Eastman Avenue Oxnard, CA 93030	04-3248088

MES International Inc.	Delaware	125 Middlesex Turnpike Bedford, MA 01730	04-3551964

GSI Group Limited	United Kingdom	125 Middlesex Turnpike Bedford, MA 01730	1041317

SCHEDULE 5.17

IP Rights

Registered Copyrights

Grantor	Country	Title	Application/Registration No.	Filing Date	Registration Date
Control Laser Corporation	United States	Signature (Graphics Plus) Laser System Software: User Interface.	Txu000530393	1992	7/9/1992

Control Laser Corporation	United States	Signature Laser System Software; Laser Control System.	Txu000530391	1992	7/9/1992

Photo Research, Inc.	United States	PR-880 Version 5. 1 c.	TX0007189456	2005	8/9/2010

Photo Research, Inc.	United States	SpectraWin Version 2.1.5.1.	TX0007189483	2006	8/9/2010

Registered Trademarks

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
GSI Group Corporation	United States	Chiptrim	3,007,832	8/8/2003	10/18/2005

GSI Group Corporation	United States	GSI (Word Only - Black)	78/731631	10/12/2005	Not Applicable

GSI Group Corporation	United States	GSI (Word Only - Blue)	78/731636	10/12/2005	Not Applicable

GSI Group Corporation	United States	GSI Lumonics (Block)	2,958,968	5/24/2002	6/7/2005

GSI Group Corporation	United States	GSI Lumonics - Stylized	2,921,938	5/24/2002	2/1/2005

GSI Group Corporation	United States	Lightwriter	1,649,349	6/4/1990	7/2/1991

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
GSI Group Corporation	United States	Lightwriter	3,017,266	9/3/2003	11/22/2005

GSI Group Corporation	United States	Sigmaclean	2,259,707	10/16/1995	7/6/1999

GSI Group Inc.	United States	Softmark	1,375,595	12/20/1984	12/17/1985

GSI Group Corporation	United States	Super Softmark	1,717,813	1/9/1992	9/22/1992

GSI Group Corporation	United States	Versitrim	3,187,870	8/8/2003	12/19/2006

GSI Group Corporation	United States	Wafermark	1,200,245	5/9/1980	7/6/1982

Cambridge Technology, Inc.	United States	Micromax	2,457,724	4/29/1998	6/5/2001

Continuum Electro-Optics, Inc.	United States	Panther	2,565,632	4/16/1999	4/30/2002

Continuum Electro-Optics, Inc.	United States	Continuum	1,695,210	11/17/1989	6/16/1992

Control Laser Corporation	United States	Instamark	1,205,975	3/10/1981	8/24/1982

MicroE Systems Corp	United States	MicroE Systems	3,125,680	6/7/2004	8/8/2006

MicroE Systems Corp	United States	MicroE Systems	2,886,781	10/20/1999	9/21/2004

Photo Research, Inc.	United States	Pritchard	0945,229	6/14/1971	10/17/1972

Photo Research, Inc.	United States	Spectra	0987,821	10/6/1972	7/9/1974

Photo Research, Inc.	United States	Light Mate	1,188,492	9/19/1980	2/2/1982

Photo Research, Inc.	United States	Photo Research	1,253,696	7/9/1982	10/11/1983

Photo Research, Inc.	United States	PR	1,262,271	7/9/1982	12/27/1983

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
Photo Research, Inc.	United States	Spectrascan	1,262,871	7/8/1982	1/3/1984

Photo Research, Inc.	United States	Spotmeter	1,298,453	7/9/1982	10/2/1984

Photo Research, Inc.	United States	The Light Measurement People	1,475,474	5/26/1987	2/2/1988

Photo Research, Inc.	United States	Spectrawin	2,219,258	4/15/1996	1/19/1999

Photo Research, Inc.	United States	Videowin	2,247,912	8/15/1995	5/25/1999

Photo Research, Inc.	United States	Photowin	2,747,719	3/16/2000	8/5/2003

Photo Research, Inc.	United States	SpectraAduo	3,223,033	6/8/2006	3/27/2007

Quantronix Corporation	United States	Q-Mark	2,427,055	3/16/2000	2/6/2001

Quantronix Corporation	United States	Laser Commander	2,355,214	7/22/1999	6/6/2000

Quantronix Corporation	United States	Quantronix	1,097,990	3/23/1977	8/1/1978

Quantronix Corporation	United States	Quantronix	0907,880	1/23/1969	2/16/1971

Quantronix Corporation	United States	KATANA	77917319	1/21/2010	Not Applicable

Synrad, Inc.	United States	Synrad	1,890,922	3/31/1994	4/25/1995

Synrad, Inc.	United States	Power Wizard	1,848,154	4/30/1993	8/2/1994

Synrad, Inc.	United States	Fenix	2,396,260	4/28/1998	10/17/2000

Synrad, Inc.	United States	Firestar	2,497,086	12/29/1999	10/9/2001

Synrad, Inc.	United States	Duo-Lase	1,620,992	1/2/1990	11/6/1990

Patents (all U.S. applications/registrations)

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Inc.	United States	A Method For Laser Drilling.	6,657,159	6/6/2002	12/2/2003

GSI Group Inc.	United States	A Method And Apparatus For Shaping A Laser-Beam Intensity Profile By Dithering.	6,341,029	4/27/1999	1/22/2002

GSI Group Inc.	United States	A Method And Apparatus To Shape A Laser Beam Intensity Profile By Dithering An Anamorphic Spot.	6,496,292	10/22/2001	12/17/2002

GSI Group Inc.	United States	A System And Method For Material Processing Using Multiple Laser Beams.	6,462,306	4/26/2000	10/8/2002

GSI Group Inc.	United States	Automated Trim Processing System.	6,875,950	3/22/2002	4/5/2005

GSI Group Inc.	United States	Control Of A Pumping Diode Laser.	5,400,351	5/9/1994	3/21/1995

GSI Group Corporation	United States	Controlling Laser Polarization.	6,181,728	7/2/1998	1/30/2001

GSI Group Corporation	United States	Controlling Laser Polarization.	6,987,786	12/13/2001	1/17/2006

GSI Group Corporation	United States	Controlling Laser Polarization.	6,381,259	1/29/2001	4/30/2002

GSI Group Corporation	United States	Energy Efficient Method And System For Processing Target Material Using An Amplified, Wavelength-Shifted Pulse Train.	6,703,582	1/22/2002	3/9/2004

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	7,750,268	8/22/2007	7/6/2010

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	7,679,030	1/4/2008	3/16/2010

Grantor	Country	Title	Application/ Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Energy Efficient Method And System For Processing Target Material Using An Amplified, Wavelength-Shifted Pulse Train.	6,340,806	6/1/2000	1/22/2002

GSI Group Corporation	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	2004-0188399	4/6/2004	Not Applicable

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	6,727,458	8/28/2001	4/27/2004

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	6,281,471	12/28/1999	8/28/2001

GSI Group Corporation	United States	Flexible Scan Field.	7,238,913	10/18/2004	7/3/2007

GSI Group Corporation	United States	Flexible Scan Field.	7,402,774	4/3/2007	7/22/2008

GSI Group Corporation	United States	Focused Laser Beam Measurement/Location.	5,521,374	9/7/1994	5/28/1996

GSI Group Inc.	United States	Stabilization Of The Output Energy Of A Pulsed Solid State Laser.	5,812,569	3/21/1997	9/22/1998

GSI Group Corporation	United States	Grid Array Inspection System And Method.	5,812,268	5/5/1997	9/22/1998

GSI Group Corporation	United States	Grid Array Inspection System And Method.	5,652,658	10/19/1993	7/29/1997

GSI Group Corporation	United States	High Speed Precision Positioning Apparatus.	6,744,228	7/11/2000	6/1/2004

Grantor	Country	Title	Application/ Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	High Speed, Laser-Based Marking Method And System For Producing Machine Readable Marks On Workpieces And Semiconductor Devices With Reduced Subsurface Damage Produced Thereby.	7,067,763	5/15/2003	6/27/2006

GSI Group Corporation	United States	High-Speed Precision Positioning Apparatus.	6,949,844	12/29/2003	9/27/2005

GSI Group Corporation	United States	Method And Apparatus For Laser Marking By Ablation.	7,148,447	1/16/2006	12/12/2006

GSI Group Corporation	United States	High-Speed Precision, Laser-Based Method And System For Processing Material On One More Targets Within A Field.	6,989,508	7/30/2004	1/24/2006

GSI Group Corporation	United States	Method And Apparatus For Laser Marking By Ablation.	7,407,861	5/18/2005	8/5/2008

GSI Group Corporation	United States	Laser Beam Distributor And Compute Program For Contolling The Same.	5,948,291	4/29/1997	9/7/1999

GSI Group Inc.	United States	Laser Calibration Apparatus And Method.	6,501,061	4/26/2000	12/31/2002

GSI Group Inc.	United States	Laser Machining Of A Workpiece.	5,854,805	3/21/1997	12/29/1998

GSI Group Corporation	United States	Laser-Based Method And System For Processing Targeted Surface Material and Article Produced Thereby.	7,469,831	10/27/2006	12/30/2008

GSI Group Inc.	United States	Laser Optical Fibre Tuning & Control.	5,463,710	9/9/1992	10/31/1995

GSI Group Corporation	United States	Laser Processing Of Conductive Links.	2009-0016388	5/15/2008	Not Applicable

GSI Group Corporation	United States	Laser Processing.	6,878,899	7/27/2004	4/12/2005

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Laser Processing.	6,337,462	11/16/1999	1/8/2002

GSI Group Corporation	United States	Laser Processing.	6,791,059	1/7/2002	9/14/2004

GSI Group Corporation	United States	Laser Processing.	5,998,759	12/24/1996	12/7/1999

GSI Group Corporation	United States	Laser Processing.	6,300,590	12/16/1998	10/9/2001

GSI Group Corporation	United States	Laser Processing.	6,559,412	10/2/2001	5/6/2003

GSI Group Corporation	United States	Laser System And Method For Material Processing With Ultra Fast Lasers.	6,979,798	2/26/2004	12/27/2005

GSI Group Corporation	United States	Laser System For Controlling Emitted Pulse Energy.	5,339,323	4/30/1993	8/16/1994

GSI Group Corporation	United States	Laser System For Simultaneously Marking Multiple Parts.	5,521,628	8/30/1993	5/28/1996

GSI Group Corporation	United States	Laser-Based Method And System For Memory Link Processing With Picosecond Lasers.	7,838,794	1/31/2007	11/23/2010

GSI Group Corporation	United States	Laser-Based Method And System For Memory Link Processing With Picosecond Lasers.	7,723,642	10/10/2003	5/25/2010

GSI Group Corporation	United States	Energy Efficient, Laser-Based Method And System For Processing Target Material.	7,582,848	12/19/2005	9/01/2009

GSI Group Corporation	United States	Light Beam Distance Encoder.	5,430,537	9/3/1993	7/04/1995

GSI Group Corporation	United States	Linear Position Detecting System.	6,297,750	9/13/2000	10/02/2001

GSI Group Corporation	United States	Magnetic Encoder For Sensing Position And Direction Via A Time And Space Modulated Magnetic Field.	5,939,879	6/2/1997	8/17/1999

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Inc.	United States	Marking A Workpiece By Light Energy.	5,463,200	2/11/1993	10/31/1995

GSI Group Corporation	United States	Method & System For Generating A Trajectory To Be Followed By A Motor-Driven Stage When Processing Microstructures At Laser-Processing Site.	6,495,791	5/16/2001	12/17/2002

GSI Group Inc.	United States	Method & System For Inspecting Electronic Components Mounted On Printed Circuit Boards.	7,181,058	12/11/2000	2/20/2007

GSI Group Corporation	United States	Method & System For Precisely Positioning A Waist Of A Material-Processing Laser Beam To Process Microstructures Within A Laser-Processing Site.	6,483,071	5/16/2000	11/19/2002

GSI Group Corporation	United States	Method & System For Precisely Positioning A Waist Of A Material-Processing Laser Beam To Process Microstructures Within A Laser-Processing Site.	7,176,407	4/26/2005	2/13/2007

GSI Group Corporation	United States	Method & System For Precisely Positioning A Waist Of A Material-Processing Laser Beam To Process Microstructures Within A Laser-Processing Site.	6,573,473	11/2/2001	6/3/2003

GSI Group Corporation	United States	Method And Apparatus For Orienting A Disk Via Edge Contact.	5,990,650	11/25/1998	11/23/1999

Grantor	Country	Title	Application/ Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And Subsystem For Determining A Sequence In Which Microstructures Are To Be Processed At A Laser-Processing Site.	6,662,063	5/16/2001	12/9/2003

GSI Group Corporation	United States	Method And System For Adaptively Controlling A Laser-Based Material Processing Process And Method And System For Qualifying Same.	2007-0106416	11/30/2006	Not Applicable

GSI Group Corporation	United States	Method And System For Calibrating A Laser Processing System And Laser Marking System Utilizing Same.	7,015,418	5/15/2003	3/21/2006

GSI Group Corporation	United States	Method And System For High Speed Measuring Of Microscopic Targets.	6,249,347	10/19/1999	6/19/2001

GSI Group Corporation	United States	Method And System For High-Speed Measuring Of Microscopic Targets.	6,750,974	9/16/2002	6/15/2004

GSI Group Corporation	United States	Method And System For High-Speed Measuring Of Microscopic Targets.	6,452,686	4/2/2002	9/17/2002

GSI Group Corporation	United States	Method And System For High-Speed Measuring Of Microscopic Targets.	6,366,357	3/5/1998	4/2/2002

GSI Group Corporation	United States	Method And System For High-Speed Precise Laser Trimming, Scan Lens System For Use Therein.	7,563,695	1/25/2007	7/21/2009

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And System For High-Speed Precise Laser Trimming, Scan Lens System For Use Therein And Electrical Device Produced Thereby.	7,358,157	10/6/2005	4/15/2008

GSI Group Corporation	United States	Method And System For High-Speed, High-Resolution, 3-D Imaging Of An Object At A Vision Station.	RE36560	6/17/1993	2/8/2000

GSI Group Corporation	United States	Method And System For High-Speed, Precise Micromaching An Array Of Devices.	6,951,995	3/26/2003	10/4/2005

GSI Group Corporation	United States	Method And System For High-Speed, Precise Micromaching An Array Of Devices.	7,666,759	5/2/2006	2/23/2010

GSI Group Corporation	United States	Method And System For Laser Processing Targets Of Different Types On A Workpiece.	7,732,731	9/13/2007	6/8/2010

GSI Group Corporation	United States	Method And System For Laser Soft Marking.	7,705,268	11/9/2005	4/27/2010

GSI Group Corporation	United States	Method And System For Machine Vision-Based Feature Detection And Mark Verification In A Workpiece Or Wafer Marking System.	7,119,351	5/15/2003	10/10/2006

GSI Group Corporation	United States	Method And System For Machine Vision-Based Feature Detection And Mark Verification In A Workpiece Or Wafer Marking System.	RE41924	11/30/2007	11/16/2010

Grantor	Country	Title	Application/ Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And System For Processing One Or More Microstructures Of A Multi-Material Device.	6,639,177	3/27/2002	10/28/2003

GSI Group Corporation	United States	Method And System For Suppressing Unwanted Reflections In An Optical System.	6,028,671	1/31/1996	2/22/2000

GSI Group Corporation	United States	Method And System For Triangulation-Based, 3-D Imaging Utilizing An Angled Scanning Beam Of Radiant Energy.	5,815,275	3/27/1997	9/29/1998

GSI Group Corporation	United States	Methods And Apparatus For Utilizing An Optical Reference.	7,538,564	10/18/2006	5/26/2009

GSI Group Corporation	United States	Methods And Systems For Precisely Relatively Positioning A Waist Of A Pulsed Laser Beam And Method And System For Controlling Energy Delivered To A Target Structure.	7,027,155	3/27/2002	4/11/2006

GSI Group Corporation	United States	Methods And Systems For Precisely Relatively Positioning A Waist Of A Pulsed Laser Beam And Method And System For Controlling Energy Delivered To A Target Structure.	2006-0028655	10/11/2005	Not Applicable

GSI Group Corporation	United States	Methods And Systems For Processing A Device, Methods And Systems For Modeling Same And The Device.	6,972,268	3/27/2002	12/6/2005

GSI Group Corporation	United States	Methods And Systems For Processing A Device, Methods And Systems For Modeling Same And The Device.	7,192,846	5/9/2005	3/20/2007

Grantor	Country	Title	Application/ Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	7,382,389	11/7/2006	6/3/2008

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	2002-0167581	3/27/2002	Not Applicable

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	7,394,476	5/2/2006	7/1/2008

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	7,955,906	7/1/2008	6/7/2011

GSI Group Corporation	United States	Multi-Color Laser Projector For Optical Layup Template And The Like.	6,000,801	5/2/1997	12/14/1999

GSI Group Corporation	United States	Optical Metrological Scale And Laser-Based Manufacturing Method Therefor.	7,903,336	10/11/2006	3/8/2011

GSI Group Corporation	United States	Optical Scanning Method And System And Method For Correcting Optical Aberrations Introduced Into The System By A Beam Deflector.	7,466,466	4/25/2006	12/16/2008

GSI Group Inc.	United States	Programmable Illuminator For Vision System.	6,633,338	4/27/1999	10/14/2003

GSI Group Corporation	United States	Pulse Control In Laser Systems.	6,831,936	8/7/2000	12/14/2004

GSI Group Corporation	United States	Pulse Control In Laser Systems.	6,339,604	6/12/1998	1/15/2002

GSI Group Corporation	United States	Pulse Control In Laser Systems.	6,973,104	12/7/2004	12/6/2005

GSI Group Corporation	United States	Rectification Of A Laser Pointing Device.	5,400,132	10/12/1993	3/21/1995

Grantor	Country	Title	Application/ Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Robotically Operated Laser Head.	6,822,187	6/4/2001	11/23/2004

GSI Group Corporation	United States	System And Method For Inspecting Wafers In A Laser Marking System.	7,315,361	4/29/2005	1/01/2008

GSI Group Corporation	United States	System And Method For Laser Processing At Non-Constant Velocities.	2008-0029491	9/15/2006	Not Applicable

GSI Group Corporation	United States	System And Method For Multi-Pulse Laser Processing.	2008-0164240	1/3/2008	Not Applicable

GSI Group Corporation	United States	Triangulation-Based 3-D Imaging And Processing Method And System.	5,654,800	7/29/1996	8/5/1997

GSI Group Corporation	United States	Triangulation-Based 3-D Imaging And Processing Method And System.	5,812,269	5/9/1997	9/22/1998

GSI Group Corporation	United States	Triangulation-Based 3-D Imaging And Processing Method And System.	5,546,189	5/19/1994	8/13/1996

GSI Group Corporation	United States	Versatile Method And System For High Speed 3D Imaging Of Microscopic Targets.	6,098,031	3/5/1998	8/1/2000

GSI Group Inc.	United States	Waveguide Device With Mode Control And Pump Light Confinement And Method of Using Same.	6,785,304	7/24/2001	8/31/2004

GSI Group Corporation	United States	Wireless Chart Recorder System And Method.	7,135,987	5/30/2003	11/14/2006

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device	7,955,905	12/20/2006	6/7/2011

GSI Group Corporation	United States	Rotary Device With Matched Expansion Ceramic Bearings.	6,710,487	1/10/2001	3/23/2004

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Capacitive Transducing With Feedback.	5,537,109	5/28/1993	7/16/1996

GSI Group Corporation	United States	Composite Rotor And Output Shaft For Galvanometer Motor And Method Of Manufacture Thereof.	7,365,464	9/1/2004	4/29/2008

GSI Group Corporation	United States	Controlled High Speed Reciprocating Angular Motion Actuator.	6,448,673	6/1/2001	9/10/2002

GSI Group Corporation	United States	Galvanometer Unit.	6,433,449	3/14/2002	8/13/2002

GSI Group Inc.	United States	Galvanometer Unit.	6,380,649	11/2/1999	4/30/2002

GSI Group Corporation	United States	Mirror Mounting Structures And Methods For Scanners Employing Limited Rotation Motors.	7,471,432	4/11/2007	12/30/2008

GSI Group Corporation	United States	Mirror Mounting Structures And Methods For Scanners Employing Limited Rotation Motors.	7,212,325	11/23/2004	5/1/2007

GSI Group Corporation	United States	Rotor Shaft For Limited Rotation Motor And Method Of Manufacture Thereof.	7,262,535	12/17/2004	8/28/2007

GSI Group Corporation	United States	Method And Apparatus For Reducing The Stress On Rotating Shaft Bearings.	6,390,684	7/3/2001	5/21/2002

GSI Group Corporation	United States	Method For A Galvanometer With Axial Symmetry And Improved Bearing Design.	6,612,015	10/22/2001	9/2/2003

GSI Group Corporation	United States	Method For Optimum Material Selection And Processing For Dynamic Mirror Applications.	7,404,647	12/10/2004	7/29/2008

GSI Group Corporation	United States	Method For Tuning The Resonant Frequency Of Crossed- Flexure Pivot Galvanometers.	6,265,794	10/29/1999	7/24/2001

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Monitoring Bearing Performance.	6,956,491	6/13/2003	10/18/2005

GSI Group Corporation	United States	Moving Magnet Optical Scanner With Novel Rotor Design.	5,424,632	10/22/1992	6/13/1995

GSI Group Corporation	United States	Optical Element For Scanning System And Method Of Manufacture Thereof	6,749,309	9/27/2001	6/15/2004

GSI Group Corporation	United States	Optical Position Transducer Systems And Methods Employing Reflected Illumination For Limited Rotation Motor Systems.	7,820,956	6/4/2007	10/26/2010

GSI Group Corporation	United States	Rotary Optical Encoder Employing Multiple Sub-Encoders With Common Reticle Substrate.	7,482,575	8/2/2007	1/27/2009

GSI Group Corporation	United States	Smart Energy Emitting Head.	6,581,833	11/2/2001	6/24/2003

GSI Group Corporation	United States	Continuous Position Calibration For Servo Controlled Rotary System.	6,768,100	10/29/2001	7/27/2004

GSI Group Corporation	United States	System And Method For Diagnosing A Controller In A Limited Rotation Motor System.	7,291,999	11/30/2006	11/6/2007

GSI Group Corporation	United States	System And Method For High Power Laser Processing.	7,672,343	7/07/2006	3/2/2010

GSI Group Corporation	United States	Digital control servo system	7,421,308	1/26/2007	9/2/2008

Continuum Electro-Optics, Inc.	United States	System And Method For Providing Rotation Control In A Limited Rotation Motor System.	7,649,288	9/24/2007	1/19/2010

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And System For Triangulation-Based, 3-D Imaging Utilizing An Angled Scanning Beam Of Radiant Energy.	5,617,209	4/27/1995	4/1/1997

GSI Group Corporation	United States	High-Speed Precision Positioning Apparatus.	6,144,118	9/18/1998	11/07/2000

GSI Group Corporation	United States	High-Speed, Precision, Laser-Based Method And System For Processing Material Of One Or More Targets Within A Field.	6,777,645	3/27/2002	8/17/2004

GSI Group Corporation	United States	Laser Processing.	6,911,622	5/05/2003	6/28/2005

GSI Group Corporation	United States	Link Processing With High Speed Beam Deflection.	2009-0095722	9/18/2008	Not Applicable

GSI Group Corporation	United States	Method and system for high-speed, precise micromachining an array of devices	7,871,903	12/22/2009	1/18/2011

GSI Group Corporation	United States	Link processing with high speed beam deflection	20090095722 12233476	9/18/2008	Not Applicable

GSI Group Corporation	United States	Method and system for high-speed precise laser trimming and scan lens for use therein	20090321396 12499123	7/8/2009	Not Applicable

GSI Group Corporation	United States	Method and system for laser processing targets of different types on a workpiece	20100237051 12793306	6/3/2010	Not Applicable

GSI Group Corporation	United States	Laser-based method and system for removing one or more target link structures	20110062127 12950969	11/19/2010	Not Applicable

GSI Group Corporation	United States	Method and system for high-speed, precise micromachining an array of devices	20110108534 13004710	1/11/2011	Not Applicable

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Cambridge Technology, Inc.	United States	Optical position detector for determining the angular position of a rotatable element	5,671,043	10/3/1995	9/23/1997

Cambridge Technology, Inc.	United States	Axial led position detector for determining the angular position of a rotatable element	5,844,673	4/17/1998	12/1/1998

Cambridge Technology, Inc.	United States	Servo control system	7,414,379	10/12/2006	8/19/2008

Cambridge Technology, Inc.	United States	Systems and methods of providing improved performance of scanning mirrors coupled to limited rotation motors	20100271679 12764392	4/21/2010	Not Applicable

Cambridge Technology, Inc.	United States	Low cost long-life compact low wobble wide scan angle taut-band resonant scanners with matched coefficients of thermal expansion and interchangeable mirrors	20110181932 13009939	1/20/2011	Not Applicable

Continuum Electro-Optics, Inc.	United States	Mode Locked Laser With Variable Pulse Duration.	7,356,053	10/16/2003	4/8/2008

Continuum Electro-Optics, Inc.	United States	Laser Saturable Absorber And Passive Negative Feedback Elements, And Method Of Producing Energy Output Therefrom.	6,546,027	12/1/1999	4/8/2003

Continuum Electro-Optics, Inc.	United States	Narrow Linewidth BBO Optical Parametric Oscillator Utilizing Extraordinary Resonance.	5,406,409	3/30/1994	4/11/1995

Continuum-Electro-Optics, Inc.	United States	Methods And Apparatus For An Improved Amplifier For Driving A Non-Linear Load.	7,276,857	2/07/2005	10/02/2007

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Continuum-Electro-Optics, Inc.	United States	Methods And Apparatus For An Improved Amplifier For Driving A Dynamic Load.	7,342,363	2/07/2005	3/11/2008

Continuum-Electro-Optics, Inc.	United States	Power Supply System Method Of Use.	7,436,153	5/20/2005	10/14/2008

Continuum-Electro-Optics, Inc.	United States	Power Supply System Method Of Use.	7,394,205	5/20/2005	7/1/2008

Control Laser Corporation	United States	Method and system for exposing delicate structures of a device encapsulated in a mold compound	20110089152 12580652	10/16/2009	Not Applicable

GSI Group Limited	United States	Air bearing	5,593,230	11/27/1995	1/14/1997

GSI Group Limited	United States	Air bearing	6,024,493	5/6/1998	2/15/2000

GSI Group Limited	United States	Rotary mirror assembly having spherical housing	6,1307,69	10/2/1998	10/10/2000

GSI Group Limited	United States	High speed drill holders	6,443,462	7/25/2001	9/3/2002

GSI Group Limited	United States	Hole forming system with ganged spindle set	6,960,050	12/4/2001	11/1/2005

GSI Group Limited	United States	Data storage disc holder having central shaft held by spring loaded clamps against inclined surfaces when in disc gripping configuration	7,367,038	12/12/2006	4/29/2008

GSI Group Limited	United States	Cladding pumped fibre laser with a high degree of pump isolation	20090251770 12470074	5/21/2009	Not Applicable

GSI Group Limited	United States	Laser systems and material processing	20090296748 12505003	7/17/2009	Not Applicable

GSI Group Limited	United States	System for delivering the output from an optical fibre	20100124393 12633351	12/8/2009	Not Applicable

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Limited	United States	High speed drilling spindle with reciprocating ceramic shaft and double-gripping centrifugal chuck	5997223	9/22/1998	12/7/1999

GSI Group Limited	United States	High throughput hole forming system with multiple spindles per station	6174271	5/11/1999	1/16/2001

GSI Group Limited	United States	High speed drilling spindle with reciprocating shaft and double-gripping centrifugal chuck	6227777	11/9/1999	5/8/2001

GSI Group Limited	United States	Methods and systems for laser processing a workpiece and methods and apparatus for controlling beam quality therein	7324571	5/25/2006	1/29/2008

GSI Group Limited	United States	Monitoring and controlling of laser operation	7331512	11/29/2005	2/19/2008

GSI Group Limited	United States	Optical fibre laser	7649914	4/1/2008	1/19/2010

GSI Group Limited	United States	Device for coupling radiation into or out of an optical fibre	7720340	12/22/2008	5/18/2010

GSI Group Limited	United States	Fibre laser system	7839902	12/22/2008	11/23/2010

GSI Group Limited	United States	Data storage disc carriers	7936535	4/20/2006	5/3/2011

GSI Group Limited	United States	Gas bearing spindles	20080178795 11911444	12/27/2007	Not Applicable

GSI Group Limited	United States	Cladding pumped fibre laser with a high degree of pump isolation	20090251770 12470074	5/21/2009	Not Applicable

GSI Group Limited	United States	Optical fibre apparatus	6347178	11/1/1999	2/12/2002

GSI Group Limited	United States	Laser rod pump chamber and method	6693940	11/13/2002	2/17/2004

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Limited	United States	Laser based material processing methods and scalable architecture for material processing	6738396	11/13/2002	5/18/2004

GSI Group Limited	United States	Method and system for laser welding	6750421	2/18/2003	6/15/2004

GSI Group Corporation	United States	Absolute Encoder Employing Linked Sub-Encoders And Beat Track.	7,368,705	6/28/2007	5/06/2008

GSI Group Corporation	United States	Absolute Encoder Employing Concatenated, Multi-Bit, Interpolated Sub-Encoders.	7,253,395	11/17/2004	8/07/2007

GSI Group Corporation	United States	Precision Material-Handling Robot Employing High-Resolution, Compact Absolute Encoder.	7,321,113	5/25/2005	1/22/2008

GSI Group Corporation	United States	Multi-Track Absolute Encode.	6,366,047	7/13/2000	4/4/2002

GSI Group Corporation	United States	Optical Position Encoder Having Alignment Indicators Providing Quantitative Alignment Indications.	7,067,797	9/15/2004	6/27/2006

GSI Group Corporation	United States	Optical Encoder Having Slanted Optical Detector Elements For Harmonic Suppression.	7,324,212	2/28/2007	1/29/2008

GSI Group Corporation	United States	Multi Track Optical Encoder Employing Beam Divider.	7,193,204	7/7/2003	3/20/2007

GSI Group Corporation	United States	Interferometric Optical Position Encoder Employing Spatial Filtering Of Diffraction Orders For Improved Accuracy.	7,480,060	8/8/2007	1/20/2009

GSI Group Corporation	United States	Encoder Self-Calibration Apparatus And Method.	6,897,435	10/31/2002	5/24/2005

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Encoder Scale Error Compensation Employed Comparison Among Multiple Detectors.	7,126,109	6/14/2004	10/24/2006

GSI Group Corporation	United States	Rotary Position Sensor With Offset Beam Generating Element And Elliptical Detector Array.	7,183,537	12/16/2003	2/27/2007

GSI Group Corporation	United States	Method Of Generating An Index Signal For An Optical Encoder.	7,075,057	4/26/2005	7/11/2006

GSI Group Corporation	United States	Optical Encoder With Burst Generator For Generating Burst Output Signals.	7,193,205	4/23/2006	3/20/2007

GSI Group Corporation	United States	Apparatus For Detecting Relative Movement.	5,559,600	2/1/1995	9/24/1996

GSI Group Corporation	United States	Apparatus For Detecting Relative Movement Wherein A Detecting Means Is Positioned In A Region Of Natural Interference.	5,486,923	2/24/1995	1/23/1996

GSI Group Corporation	United States	Apparatus For Detecting Relative Movement Wherein A Detecting Means Is Positioned In A Region Of Natural Interference.	5,646,730	1/23/1996	7/8/1997

GSI Group Corporation	United States	Scale Assembly For Optical Encoder Having Affixed Optical Reference Markers.	7,343,693	11/9/2006	3/18/2008

GSI Group Corporation	United States	Optical Track Sensing Device.	5,991,249	7/29/1997	11/23/1999

GSI Group Corporation	United States	Reference Point Talbot Encoder.	7,002,137	8/13/2002	2/21/2006

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Photo Research, Inc.	United States	Apparatus With Multiple Light Detectors And Methods Of Use And Manufacture.	7,897,912	5/25/2006	3/1/2011

Photo Research, Inc.	United States	Synthetic Aperture Video Photometer System.	5,267,038	12/30/1988	11/20/1993

Photo Research, Inc.	United States	Multiaxis Photometric Inspection System & Method For Flat Panel Displays.	6,111,243	1/30/1998	8/29/2000

Photo Research, Inc.	United States	Led Measuring Device.	7,022,969	5/14/2004	4/4/2006

Quantronix Corporation	United States	Fiber Delivery System With Enhanced Passive Fiber Protection And Active Monitoring.	7,146,073	7/19/2004	12/5/2006

Quantronix Corporation	United States	Mode-Locked Laser Method And Apparatus.	7,079,558	11/30/2004	7/18/2006

Quantronix Corporation	United States	Apparatus And Method For Measuring Intensity And Phase Of A Light Pulse With An Interferometric Asymmetric Single-Shot Autocorrelator.	6,801,318	4/30/2002	10/05/2004

Quantronix Corporation	United States	Stackable Integrated Diode Packaging.	6,151,341	5/27/1998	11/21/2000

Quantronix Corporation	United States	Scalable Vertically Diode-Pumped Solid-State Lasers.	6,075,803	5/27/1998	6/13/2000

Quantronix Corporation	United States	Intra-Cavity And Inter-Cavity Harmonics Generation In High-Power Lasers.	5,943,351	2/2/1998	8/24/1999

Quantronix Corporation	United States	Laser Delivery System And Method For Photolithographic Mask Repair.	6,341,009	2/24/2000	1/22/2002

Quantronix Corporation	United States	Longitudinally Pumped Solid State Laser And Methods Of Making And Using.	7,408,971	2/28/2006	8/05/2008

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Synrad, Inc.	United States	Laser Tube With External Adjustable Reactance For A Gas Discharge RF-Excited Laser.	7,480,323	5/17/2007	1/20/2009

Synrad, Inc.	United States	System And Method For Laser Beam Coupling Between Waveguide And Optics.	6,603,794	9/5/2001	9/5/2003

Synrad, Inc.	United States	Laser System And Method For Gain Medium With Output Beam Transverse Profile Tailoring Longitudinal Strips.	6,614,826	5/5/2000	9/2/2003

Synrad, Inc.	United States	Laser System And Method For Beam Enhancement.	6,198,759	12/27/1999	3/6/2001

Synrad, Inc.	United States	Laser With Heat Transfer System And Method.	6,198,758	12/27/1999	3/6/2001

Synrad, Inc.	United States	Laser Assembly System And Method.	6,195,379	12/27/1999	2/27/2001

Synrad, Inc.	United States	All Metal Electrode Sealed Gas Laser.	5,953,360	10/24/1997	9/14/1999

Synrad, Inc.	United States	RF-Excited Gas Laser System.	5,602,865	11/14/1995	2/11/1997

Licenses

Licensor	Licensee	Patent Number(s)
GSI Group Corporation	E.O. Technics Co., Ltd.	GSI/US - 6,501,061; 6,462,306; 6,657,159

GSI Group Corporation	Virtek Vision International Inc.	GSI/US - 6,000,801

GSI Group Corporation	Zygo Corporation	GSI/SG - 70348

GSI Group Corporation	Prima U.S., Laserdyne Systems Division, Laserdyne Prima Inc.	GSI/US - 5,339,103; 5,340,962; 5,521,374; 5,850,068

SCHEDULE 6.12

Guarantors

Cambridge Technology, Inc.

Continuum Electro-Optics, Inc.

Control Laser Corporation

Excel Technology, Inc.

Quantronix Corporation

Photo Research, Inc.

Synrad, Inc.

The Optical Corporation

MicroE Systems Corp.

MES International Inc.

GSI Group Limited

SCHEDULE 7.02

Existing Indebtedness

•	Promissory Note issued by GSI Group Corporation to GSI Group Limited on July 25th, 2008, maturing on July 25th, 2013 (Principal amount outstanding as of August 24, 2011: GBP 12,500,000).

•	Promissory Note issued by GSI Group Corporation to GSI Group GmbH on July 25th, 2008, maturing on July 25th, 2013 (Principal amount outstanding as of August 24, 2011: EUR: 2,847,364).

•

Line of credit for Excel Technology Europe GmbH (“Excel GmbH”) for EUR 500,000 at Bayerische Hypo-und Vereinsbank AG (the “Bank”) pursuant to terms set forth in a letter from the Bank to Excel GmbH dated March 4, 2009 (“Excel GmbH Line of Credit”). Excel GmbH has drawn upon EUR 390,000 of this line of credit.

•	Guaranty by Excel Technology, Inc. to the Bank for the Excel GmbH Line of Credit and overdraft facilities of Excel GmbH for EUR 511,291.88.

•

Obligations of GSI Group Limited pursuant to an offer made to the Trustees of the GSI Group Limited UK Pension Scheme (“Scheme”) on May 14, 2010 to make a lump sum of payment of GBP 1,000,000 and annual contributions of GBP 500,000 payable monthly pursuant to a recovery plan with respect towards the Scheme deficit of GBP 8.453 million.

•	Promissory Note issued by Excel Laser Technology Private Limited to Excel Technology, Inc. on November 21, 2005 maturing on March 31, 2014 (Principal amount outstanding as of June 2011: $831,000).

SCHEDULE 7.05

Certain Properties

None.

SCHEDULE 11.02

ADMINISTRATIVE AGENT’S OFFICE;

CERTAIN ADDRESSES FOR NOTICES

BORROWER or GUARANTORS:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Attention: Chief Financial Officer

With a copy to:

GSI Group Inc.

125 Middlesex Turnpike

Bedford, MA 01730

Attention: Timothy Spinella

Telephone: 781-266-5681

Telecopier: 781-266-5122

Electronic Mail: tspinella@gsig.com

            And: treasury@gsig.com

Website Address: www.gsig.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office

(for payments and Requests for Credit Extensions):

Bank of America, N.A.

101 N. Tryon St.

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: Robert Garvey

Telephone: 980-387-9468

Telecopier: 617-310-3288

Electronic Mail: robert.garvey@baml.com

Account No.: 1366212250600

Ref: GSI Group

ABA# 026009593

Other Notices as Administrative Agent:

Bank of America, N.A.

Agency Management

135 S LaSalle St.

Mail Code: IL4-135-05-41

Chicago, IL 60603

Attention: Angela Larkin

Telephone: 312-828-3882

Telecopier: 877-206-8409

Electronic Mail: angela.larkin@baml.com

L/C ISSUER:

Bank of America, N.A.

0202 Trade Operations- Standy-bys

1 Fleet Way

Mail Code: PA6-580-02-30

Scranton, PA 18507

Attention: Alfonso Malave Jr.

Telephone: 570.330.4212

Telecopier: 570.330.4186

Electronic Mail: alfonzo.malave@baml.com

SWING LINE LENDER:

Bank of America, N.A.

101 N. Tryon St.

Mail Code: NC1-001-04-39

Charlotte, NC 28255-0001

Attention: Robert Garvey

Telephone: 980-387-9468

Telecopier: 617-310-3288

Electronic Mail: robert.garvey@baml.com

Account No.: 1366212250600

Ref: GSI Group

ABA# 026009593

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

The undersigned hereby requests (select one):

☐ A Borrowing                                        ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

                                           [Type of Committed Loan requested]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

The Revolving Credit Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01(b) of the Agreement.

GSI GROUP CORPORATION

By:
Name:
Title:

A-1

Form of Committed Loan Notice

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date:                     ,

To:	Bank of America, N.A., as Swing Line Lender
Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

The undersigned hereby requests a Swing Line Loan:

1.	On (a Business Day).

2.	In the amount of $ .

The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

GSI GROUP CORPORATION

By:
Name:
Title:

B-1

Form of Swing Line Notice

EXHIBIT C-1

FORM OF REVOLVING CREDIT NOTE

_______________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Revolving Credit Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, all payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Credit Note is one of the Revolving Credit Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Revolving Credit Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Credit Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Credit Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Credit Note and endorse thereon the date, amount and maturity of its Revolving Credit Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Credit Note.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

[Remainder of page intentionally left blank]

C-1-1

Form of Revolving Credit Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GSI GROUP CORPORATION

By:
Name:
Title:

C-1-2

Form of Revolving Credit Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-1-3

Form of Revolving Credit Note

EXHIBIT C-2

FORM OF TERM NOTE

_______________________

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                                          or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of the Term Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, GSI Croup, Inc., the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Term Note is one of the Term Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Term Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Term Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. The Term Loan made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Term Note and endorse thereon the date, amount and maturity of its Loan and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Term Note.

This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

[Remainder of page intentionally left blank]

C-2-1

Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

GSI GROUP CORPORATION

By:
Name:
Title:

C-2-2

Form of Term Note

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

C-2-3

Form of Term Note

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date             , __, 20__

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among GSI GROUP CORPORATION, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the                                                       of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Holdings has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of Holdings ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Holdings has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of Holdings and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Loan Parties during the accounting period covered by such financial statements.

3. A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned, during such fiscal period each Loan Party performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

Form of Compliance Certificate

[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Loan Parties contained in Article V of the Agreement, and any representations and warranties of any Loan Party that are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all material respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Compliance Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Compliance Certificate is delivered; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

5. The financial covenant analyses and information set forth on Schedules 1 and 2 attached hereto are true and accurate on and as of the date of this Certificate.

[Remainder of page intentionally left blank]

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________________, _________.

GSI GROUP INC.

By:
Name:
Title:

Form of Compliance Certificate

For the Quarter/Year ended                                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

($ in 000’s)

I.	Section 7.10(a) – Consolidated EBITDA.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”) (from Schedule 2):	$

		Minimum required (prior to satisfaction of Burnoff Condition):	$40,000

II.	Section 7.10(b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:	$

	B.	Consolidated EBITDA for Subject Period (Line I.A above):	$

	C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):	to 1.00

		Maximum permitted:	2.50 to 1.00

Form of Compliance Certificate

III.	Section 7.10(c) – Consolidated Fixed Charge Coverage Ratio.

	A.	Adjusted Consolidated EBITDA for Subject Period:

		1.	Consolidated EBITDA for Subject Period (Line I.A above):	$

		2.	Aggregate amount of all cash Capital Expenditures for Subject Period:	$

		3.	Aggregate amount of Federal, state, local and foreign income taxes paid in cash for Subject Period:	$

		4.	Adjusted Consolidated EBITDA (Lines III.A1 - 2 - 3):	$

	B.	Consolidated Fixed Charges for Subject Period:

		1.	Consolidated Interest Charges paid in cash for Subject Period:	$

		2.	Aggregate scheduled amortization payments under Section 2.07(a) of the Agreement (regardless of whether optional prepayments under Section 2.05(a) of the Agreement were applied to such installments) for Subject Period, for so long as any amounts are outstanding under the Term Loan Facility:	$

		3.	Aggregate principal amount of all other regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money (including regularly scheduled payments under any Capitalized Leases, except for the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP) for Subject Period, but excluding any voluntary repayments and redemptions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Agreement:	$

		4.	Aggregate amount of all Restricted Payments made pursuant to Section 7.06(d) or 7.06(e) of the Agreement for Subject Period:	$

		5.	Consolidated Fixed Charges (Lines III.B1 + 2 + 3 + 4):	$

	C.	Consolidated Fixed Charge Coverage Ratio (Line III.A4 ÷ Line III.B5):		to 1.00

		Minimum required:		1.50 to 1.00

D-1

Form of Compliance Certificate

For the Quarter/Year ended                                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ restructuring charges from operations and divestitures[1]
+ restructuring charges , fees and expenses in respect of other transactions[2]
+ Non-Cash Charges
- non-cash income
- earnings from equity-method investments
= Consolidated EBITDA

[1]

not to exceed $10,000,000 in the aggregate during any Measurement Period from the Closing Date through December 31, 2012 and not to exceed $5,000,000 in the aggregate during any Measurement Period thereafter

[2]	not to exceed $6,500,000 in the aggregate during any Measurement Period

D-2

Form of Compliance Certificate

EXHIBIT E-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]3 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]4 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]5 hereunder are several and not joint.]6 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities7) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[3]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[4]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[5]	Select as appropriate.
[6]	Include bracketed language if there are either multiple Assignors or multiple Assignees.
[7]	Include all applicable subfacilities.

E-1-1

Form of Assignment and Assumption

__________________

2.	Assignee[s]:	__________________

__________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: GSI Group Corporation, a Michigan corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of October 19, 2011, among the Borrower, GSI Group Inc., the other Guarantors from time to time party thereto, the Lenders from time to time party thereto Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent

6.	Assigned Interest[s]:

Assignor[s][8]	Assignee[s][9]	Facility Assigned[10]	Aggregate Amount of Commitment/Loans for all Lenders[11]	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[12]	CUSIP Number
		________	$_____________	$___________	____________%
		________	$_____________	$___________	____________%
		________	$_____________	$___________	____________%

[7.	Trade Date: ][13]

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[8]	List each Assignor, as appropriate.
[9]	List each Assignee, as appropriate.
[10]

Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).

[11]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[12]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[13]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

E-1-2

Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][14] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][15]

By:
Title:

[14]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[15]	To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer) is required by the terms of the Credit Agreement.

E-1-3

Form of Assignment and Assumption

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b)(iii), (v), (vi) and (vii) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the

E-1-4

Form of Assignment and Assumption

Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

E-1-5

Form of Assignment and Assumption

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

See attached.

E-2-1

Form of Administrative Questionnaire

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

1.	Borrower or Deal Name __________________________________________________________________________________

E-mail this document with your commitment letter to: ______________________________________________________________

E-mail address of recipient: ________________________________________________________________________________

2.	Legal Name of Lender of Record for Signature Page: _________________________________________________________

Markit Entity Identifier (MEI) # ____________________________________________________________________________

Fund Manager Name (if applicable) _________________________________________________________________________

Legal Address from Tax Document of Lender of Record:

Country ________________________________________________________________________________________________

Address ________________________________________________________________________________________________

City _________________________    State/Province _________________________    Country _________________________

3. Domestic Funding Address:		4. Eurodollar Funding Address:
Street Address ________________________________________		Street Address ______________________________________
Suite/ Mail Code _______________________________________		Suite/ Mail Code ____________________________________
City _____________________________	State ____________	City ____________________________	State ____________
Postal Code _______________________	Country __________	Postal Code _____________________	Country __________

5.	Credit Contact Information:

Syndicate level information (which may contain material non-public information about the Borrower and its related parties or their respective securities will be made available to the Credit Contact(s). The Credit Contacts identified must be able to receive such information in accordance with his/her institution's compliance procedures and applicable laws, including Federal and State securities laws.

Primary Credit Contact:

First Name _________________________________________________________________________________________________

Middle Name ______________________________________________________________________________________________

Last Name _________________________________________________________________________________________________

Title ______________________________________________________________________________________________________

Street Address _______________________________________________________________________________________________

Suite/Mail Code ________________________________________________________________________________________

City ________________________________________________________________________________________________________

State _______________________________________________________________________________________________________

Postal Code _________________________________________________________________________________________________

Country ____________________________________________________________________________________________________

Office Telephone # ___________________________________________________________________________________________

Office Facsimile # ____________________________________________________________________________________________

Work E-Mail Address _________________________________________________________________________________________

IntraLinks/SyndTrak __________________________________________________________________________________________

E-Mail Address ______________________________________________________________________________________________

Secondary Credit Contact:

First Name _________________________________________________________________________________________________

Middle Name ______________________________________________________________________________________________

Last Name _________________________________________________________________________________________________

Title ______________________________________________________________________________________________________

Street Address _______________________________________________________________________________________________

Suite/Mail Code _______________________________________________________________________________________

City ________________________________________________________________________________________________________

State _______________________________________________________________________________________________________

Postal Code _________________________________________________________________________________________________

Country ____________________________________________________________________________________________________

Office Telephone # ___________________________________________________________________________________________

Office Facsimile # ____________________________________________________________________________________________

Work E-Mail Address _________________________________________________________________________________________

IntraLinks/SyndTrak __________________________________________________________________________________________

E-Mail Address ______________________________________________________________________________________________

1	05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

Primary Operations Contact:			Secondary Operations Contact:

First __________	MI _______	Last ____________________	First _______________	MI ________	Last _______________

Title _______________________________________________			Title _______________________________________________

Street Address _______________________________________			Street Address _______________________________________

Suite/ Mail Code _____________________________________			Suite/ Mail Code _____________________________________

City _______________________________		State __________	City _______________________________		State _________

Postal Code _________________________		Country _______	Postal Code _________________________		Country _______

Telephone _________________		Facsimile ________________	Telephone _________________		Facsimile _______________

E-Mail Address ____________________________________			E-Mail Address ____________________________________

IntraLinks/SyndTrak E-Mail			IntraLinks/SyndTrak E-Mail

Address ___________________________________________			Address ___________________________________________

Does Secondary Operations Contact need copy of notices? ☐ YES ☐ NO
Letter of Credit Contact:			Draft Documentation Contact or Legal Counsel:

First __________	MI _______	Last ____________________	First _______________	MI ________	Last _______________

Title _______________________________________________			Title _______________________________________________

Street Address _______________________________________			Street Address _______________________________________

Suite/ Mail Code _____________________________________			Suite/ Mail Code _____________________________________

City _______________________________		State __________	City _______________________________		State _________

Postal Code _________________________		Country _______	Postal Code _________________________		Country _______

Telephone _________________		Facsimile ________________	Telephone _________________		Facsimile _______________

E-Mail Address _____________________________________			E-Mail Address _____________________________________

6. Lender’s Fed Wire Payment Instructions:

Pay to:

Bank Name ________________________________________________________________________________________
ABA # ________________________________________________________________________________________________
City __________________________________________			State _______________________________________
Account # _________________________________________________________________________________________
Account Name __________________________________________________________________________________
Attention ______________________________________________________________________________________________

7.	Lender’s Standby Letter of Credit, Commercial Letter of Credit, and Bankers’ Acceptance Fed Wire Payment Instructions (if applicable):

Pay to:

Bank Name _________________________________________________________________________________________________
ABA # _______________________________________________________________________________________________
City __________________________________________	State _____________________________________
Account # ___________________________________________________________________________________________
Account Name _________________________________________________________________________________________
Attention ______________________________________________________________________________________________

Can the Lender’s Fed Wire Payment Instructions in Section 6 be used? ☐ YES ☐ NO

2	05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

8.	Lender’s Organizational Structure and Tax Status

Please refer to the enclosed withholding tax instructions below and then complete this section accordingly:

Lender Taxpayer Identification Number (TIN): -

Tax Withholding Form Delivered to Bank of America (check applicable one):

☐  W-9             ☐  W-8BEN            ☐  W-8ECI             ☐  W-8EXP             ☐  W-8IMY

Tax Contact:

First ___________	MI _______	Last ____________________

Title ________________________________________________

Street Address ________________________________________

Suite/ Mail Code ______________________________________

City _________________________________		State __________

Postal Code ___________________________		Country ________

Telephone __________________		Facsimile ________________

E-Mail Address ________________________________________

NON–U.S. LENDER INSTITUTIONS

1. Corporations:

If your institution is incorporated outside of the United States for U.S. federal income tax purposes, and is the beneficial owner of the interest and other income it receives, you must complete one of the following three tax forms, as applicable to your institution: a.) Form W-8BEN (Certificate of Foreign Status of Beneficial Owner), b.) Form W-8ECI (Income Effectively Connected to a U.S. Trade or Business), or c.) Form W-8EXP (Certificate of Foreign Government or Governmental Agency).

A U.S. taxpayer identification number is required for any institution submitting a Form W-8 ECI. It is also required on
Form W-8BEN for certain institutions claiming the benefits of a tax treaty with the U.S. Please refer to the instructions when completing the form applicable to your institution. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. An original tax form must be submitted.

2. Flow-Through Entities

If your institution is organized outside the U.S., and is classified for U.S. federal income tax purposes as either a Partnership, Trust, Qualified or Non-Qualified Intermediary, or other non-U.S. flow-through entity, an original Form W-8IMY (Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. branches for United States Tax Withholding) must be completed by the intermediary together with a withholding statement. Flow-through entities other than Qualified Intermediaries are required to include tax forms for each of the underlying beneficial owners.

Please refer to the instructions when completing this form. In addition, please be advised that U.S. tax regulations do not permit the acceptance of faxed forms. Original tax form(s) must be submitted.

U.S. LENDER INSTITUTIONS:

If your institution is incorporated or organized within the United States, you must complete and return Form W-9 (Request for Taxpayer Identification Number and Certification). Please be advised that we require an original form W-9.

Pursuant to the language contained in the tax section of the Credit Agreement, the applicable tax form for your institution must be completed and returned on or prior to the date on which your institution becomes a lender under this Credit Agreement. Failure to provide the proper tax form when requested will subject your institution to U.S. tax withholding.

3	05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

*	Additional guidance and instructions as to where to submit this documentation can be found at this link:

Please mail or courier original form to: Matt Olesak Credit Services Department. - Attn: Tax Desk 101 South Tryon Street. Mail Code: NC1-002-15-37 Charlotte, NC 28255

IRS Tax Form Toolkit	To confirm form validity, you may send a version of the completed form to Matt Olesak at Fax: 704-208-1257 Phone 980-387-2469 E-mail: matt.olesak@baml.com

Once validated, original form must be delivered to the Tax Desk as specified above.

ALL PARTICPANTS MUST HAVE AN ORIGINAL AND VALID TAX FORM (EITHER A W-9 OR A W-8) ON FILE WITH THE AGENT:

•	Domestic Investors

•	W-9: Request for Taxpayer Identification Number and Certification

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw9.pdf

                                              http://www.irs.gov/pub/irs-pdf/iw9.pdf

•	Examples: Citibank, N.A., General Electric Credit Corporation, Wachovia Bank National Association

•	Non-Domestic Investors will file one of four W-8 Forms

•	W-8ECI: Certificate of Foreign Person’s Claim for Exemption from Withholding on Income Effectively Connected with the Conduct of a Trade or Business in the United States

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8eci.pdf

                                              http://www.irs.gov/pub/irs-pdf/iw8eci.pdf

•	Example: loans booked with US branches of Foreign Banks like BNP Paribas, New York Branch, Mizuho Corporate Bank, San Francisco Branch

•	W-8BEN: Certificate of Foreign Status of Beneficial Owner

•	“A beneficial owner solely claiming foreign status or treaty benefits”

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8ben.pdf

                                              http://www.irs.gov/pub/irs-pdf/iw8ben.pdf

•	Example: Loans booked with a foreign “person” such as BNP Paribas, Paris, France, Allied Irish Bank, Dublin

Infrequently Used Forms Listed Below:

•	W-8IMY: Certificate of Foreign Intermediary, Foreign Flow-Through Entity, or Certain U.S. Branches

•	“A person acting as an intermediary; a foreign partnership or foreign trust”.

•	If a non-qualified intermediary, it is quite likely you will also need to get a withholding form from all of the entities that have an ownership share therein.

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8imy.pdf

                                              http://www.irs.gov/pub/irs-pdf/iw8imy.pdf

•	Example: Grand Cayman Asset Management LLC

•	W-8EXP: Certificate of Foreign Government or Other Foreign Organization

•	“A foreign government, international organization, foreign central of issue, foreign tax-exempt organization, foreign private foundation, or government of a U.S possession”

•	Link to launch Form/Instructions: http://www.irs.gov/pub/irs-pdf/fw8exp.pdf

                                              http://www.irs.gov/pub/irs-pdf/iw8exp.pdf

•	Example: UNESCO

Bank of America, N. A.

September, 2006

4	05.2011

ADMINISTRATIVE DETAILS REPLY FORM – (US DOLLAR ONLY)

CONFIDENTIAL

9.	Bank of America’s Payment Instructions:

Pay to:	Bank of America, N.A.
ABA # 026009593
New York, NY
Account # ______________________
Attn: Corporate Credit Services
Ref:

5	05.2011

EXHIBIT F-1

FORM OF GUARANTY SUPPLEMENT

GUARANTY SUPPLEMENT AND JOINDER AGREEMENT dated as of             , 20       (as amended, restated, supplemented or otherwise modified, this “Agreement”), made by [                    ], a [                    ] [corporation] (the “New Guarantor”), in favor of Bank of America, N.A., as Administrative Agent (defined below).

A. GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the other guarantors party thereto (along with Holdings each, a “Guarantor”, and collectively, the “Guarantors”), the lenders party thereto (the “Lenders”), the Swing Line Lender and L/C Issuer party thereto, Bank of America, N.A., as administrative agent for the Lenders (in such capacity, and together with its successors in such capacity, the “Administrative Agent”) and Silicon Valley Bank, as Syndication Agent, are parties to a Credit Agreement, dated as of October 19, 2011 (as modified, supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower. Capitalized terms used but not defined herein are used as defined in the Credit Agreement.

B. Pursuant to Section 6.12 of the Credit Agreement, the New Guarantor is executing this Agreement to become a “Guarantor” under the Credit Agreement and other Loan Documents.

NOW, THEREFORE, the New Guarantor hereby agrees as follows:

Section 1. Joinder as a Guarantor.

(a) Pursuant to Section 6.12 of the Credit Agreement, the New Guarantor hereby agrees to become a “Guarantor” for all purposes of the Credit Agreement and other Loan Documents, with the same force and effect as if it had been a signatory to such Loan Documents on the execution dates of the Credit Agreement and other Loan Documents.

(b) Without limiting the foregoing, the New Guarantor hereby, jointly and severally with the other Guarantors, guarantees to each Lender and the Administrative Agent and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations in the same manner and to the same extent as provided in Article X of the Credit Agreement. In addition, the New Guarantor hereby expressly assumes all obligations and liabilities of a Guarantor under the Credit Agreement and other Loan Documents.

(c) The New Guarantor hereby (i) agrees to be bound as a Guarantor by all the terms and provisions of the Credit Agreement and other Loan Documents with the same force and effect as if it had been a signatory to such Loan Documents on the execution dates of the Credit Agreement and other Loan Documents and (ii) as of the date hereof, makes each of the

Form of Guaranty Supplement

representations and warranties applicable to the Guarantors contained in the Credit Agreement and other Loan Documents.

(d) Annexed hereto are supplements to certain schedules to the Credit Agreement (as specified in Appendix A hereto) with respect to the New Guarantor. Such supplements shall be deemed to be part of the Credit Agreement.

(e) Each reference to a “Guarantor” or “Loan Party” in the Credit Agreement and other Loan Documents shall be deemed to include the New Guarantor.

Section 3. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Administrative Agent shall have received a counterpart of this Agreement that bears the signature of the New Guarantor. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 4. Effect on Loan Documents. Except as expressly supplemented hereby, the Credit Agreement and each other Loan Document shall each remain in full force and effect.

Section 5. Governing Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

[signature pages follow]

Form of Guaranty Supplement

IN WITNESS WHEREOF, the New Guarantor has caused this Agreement to be duly executed and delivered as of the day and year first above written.

[ ].

By:
Name:
Title:

Form of Guaranty Supplement

APPENDIX A

SUPPLEMENTS TO SCHEDULES TO CREDIT AGREEMENT

EXHIBIT F-2

FORM OF HOLDINGS GUARANTY

See attached.

GUARANTEE AGREEMENT

THIS GUARANTEE AGREEMENT (as amended, restated, supplemented, supplanted or replaced, this “Guarantee”) is dated with effect as of this              day of                         , 2011 and executed and delivered by GSI GROUP INC. (the “Guarantor”) to and in favour of BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the benefit of itself and the other Secured Parties under the Credit Agreement (as defined below) (the “Agent”).

RECITALS:

A.	The Agent and the other Secured Parties have agreed to make certain accommodations of credit available to GSI GROUP CORPORATION (the “Borrower”) pursuant to the provisions of a credit agreement dated with effect as of the date hereof between, inter alia, the Borrower and the Agent and the other Secured Parties (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”);

B.	It is a requirement under the Credit Agreement that the Guarantor execute and deliver this Guarantee; and

C.	The Guarantor considers it in its best interests to provide this Guarantee.

NOW THEREFORE in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Guarantor, the Guarantor hereby covenants and agrees as follows.

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

Capitalized terms used in this Guarantee but not defined have the meanings given to them in the Credit Agreement. In this Guarantee, unless the context expressly or by necessary implication otherwise requires, the following terms shall have the meanings set forth below:

(a)	“Guarantor Security Documents” means the general security agreement executed and delivered contemporaneously herewith and any other Loan Documents held by the Agent, for itself and the other Secured Parties, from time to time in respect of the Obligations under this Guarantee; and

(b)	“Intercorporate Indebtedness” has the meaning specified in Section 3.5.

1.2	Interpretation

(a)

In this Guarantee the words “including”, “includes” and “include” mean “including (or includes or include) without limitation”. The phrase “the aggregate of”, “the total of”, “the sum of”, or a phrase of similar meaning means “the aggregate (or total or sum), without duplication, of”. The expression “Article”,

“Section” or other subdivision followed by a number mean and refer to the specified Article, Section or other subdivision of this Guarantee.

(b)	Any reference in this Guarantee to gender includes all genders. Words importing the singular number only include the plural and vice versa.

(c)	The division of this Guarantee into Articles, Sections and other subdivisions and the insertion of headings are for convenient reference only and are not to affect its interpretation.

(d)	Any schedules attached to this Guarantee form an integral part of it for all purposes.

(e)	Except as otherwise provided in this Guarantee, any reference to this Guarantee, any Loan Document or any Guarantor Security Document refers to this Guarantee or such Loan Document or Guarantor Security Document as the same may have been or may from time to time be amended, modified, extended, renewed, restated, replaced or supplemented and includes all schedules to it. Except as otherwise provided in this Guarantee, any reference in this Guarantee to a statute refers to such statute and all rules and regulations made under it as the same may have been or may from time to time be amended or re-enacted.

(f)	All references in this Guarantee to dollars, unless otherwise specifically indicated, are expressed in the lawful currency of the Canada.

ARTICLE 2

GUARANTEE

2.1	Guarantee

The Guarantor irrevocably and unconditionally guarantees to the Agent and the other Secured Parties the due and punctual payment, and the due performance, whether at stated maturity, by acceleration or otherwise, of the Obligations. The Guarantor agrees that the Obligations will be paid to the Agent and the other Secured Parties strictly in accordance with their terms and conditions.

2.2	Indemnity

If any or all of the Obligations are not duly performed by the Borrower for any reason whatsoever, the Guarantor will, as a separate and distinct obligation, indemnify and save harmless the Agent and the other Secured Parties from and against all losses resulting from the failure of the Borrower to duly perform such Obligations.

2.3	Primary Obligation

If any or all of the Obligations are not duly performed by the Borrower or the Agent and the other Secured Parties are not indemnified under Section 2.2, in each case, for any reason whatsoever, such Obligations will, as a separate and distinct obligation be performed by the

Guarantor as primary obligor. The Guarantor may, by notice in writing delivered to the Agent, with effect from and after the date that is thirty (30) days following the date of receipt by the Agent of such notice, determine its liability under this Guarantee in respect of liabilities thereafter incurred or arising but not in respect of any liabilities theretofore incurred or arising even though not then matured, provided, however, that notwithstanding receipt of any such notice the Agent may fulfil any requirements of the Guarantor based on agreements express or implied made prior to the receipt of such notice and any resulting liabilities shall be covered by this Guarantee.

2.4	Absolute Liability

To the extent permitted by law, the Guarantor agrees that the liability of the Guarantor hereunder is given on an unlimited basis, and is absolute and unconditional irrespective of:

(a)	the lack of validity or enforceability of any terms of any of the Loan Documents;

(b)	any contest by the Borrower or any other Person as to the amount of the Obligations, the validity or enforceability of any terms of the Loan Documents or the perfection or priority of any security granted to the Agent and the other Secured Parties;

(c)	any defence, counter claim or right of set-off available to the Borrower or any other Person;

(d)	any release, compounding or other variance of the liability of the Borrower or any other Person liable in any manner under or in respect of the Obligations or the extinguishment of all or any part of the Obligations by operation of law;

(e)	any change in the time or times for, or place or manner or terms of payment or performance of the Obligations or any consent, waiver, renewal, alteration, extension, compromise, arrangement, concession, release, discharge or other indulgences which the Agent or any of the other Secured Parties may grant to the Borrower or any other Person;

(f)	any amendment or supplement to, or alteration or renewal of, or restatement, replacement, refinancing or modification or variation of (including any increase in the amounts available thereunder or the inclusion of an additional borrower thereunder), or other action or inaction under, the Credit Agreement, the other Loan Documents or any other related document or instrument, or the Obligations;

(g)	any discontinuance, termination, reduction, renewal, increase, abstention from renewing or other variation of any credit or credit facilities to, or the terms or conditions of any transaction with, the Borrower or any other Person;

(h)

any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Borrower, the Guarantor and any other Loan Party or any reorganization (whether by way of reconstruction, consolidation, amalgamation, merger, transfer, sale, lease or otherwise) of the Borrower, the Guarantor and any other Loan Party or their respective businesses;

(i)	any dealings with the security which the Agent on behalf of the other Secured Parties holds or may hold pursuant to the terms and conditions of the Loan Documents, including the taking, giving up or exchange of securities, their variation or realization, the accepting of compositions and the granting of releases and discharges;

(j)	any limitation of status or power, disability, incapacity or other circumstance relating to the Borrower, the Guarantor and any other Loan Party or any other Person, including any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation, winding-up or other like proceeding involving or affecting the Borrower, the Guarantor and any other or any other Person or any action taken with respect to this Guarantee by any trustee or receiver, or by any court, in any such proceeding, whether or not the Guarantor shall have notice or knowledge of any of the foregoing;

(k)	the assignment of all or any part of the benefits of this Guarantee by the Agent or any of the other Secured Parties;

(l)	any impossibility, impracticability, frustration of purpose, force majeure or illegality of any Loan Document, or the occurrence of any change in the laws, rules, regulations or ordinances of any jurisdiction or by any present or future action of (i) any governmental entity that amends, varies, reduces or otherwise affects, or purports to amend, vary, reduce or otherwise affect, any of the Obligations or the obligations of the Guarantor under this Guarantee, or (ii) any court order that amends, varies, reduces or otherwise affects any of the Obligations;

(m)	any taking or failure to take security, any loss of, or loss of value of, any security, or any invalidity, non-perfection or unenforceability of any security held by the Agent or any of the other Secured Parties, or any exercise or enforcement of, or failure to exercise or enforce, security, or irregularity or defect in the manner or procedure by which the Agent or any of the other Secured Parties realize on such security;

(n)	any application of any sums received to the Obligations, or any part thereof, and any change in such application; and

(o)	any other circumstances which might otherwise constitute a defence available to, or a discharge of, the Guarantor, the Borrower or any other Person in respect of the Obligations or this Guarantee.

ARTICLE 3

ENFORCEMENT

3.1	Remedies

Neither the Agent nor the other Secured Parties are bound to exhaust their recourse against the Borrower or any other Person or realize on any security they may hold in respect of the Obligations before being entitled to (i) enforce payment and performance under this Guarantee or (ii) pursue any other remedy against the Guarantor, and the Guarantor renounces all benefits of discussion and division.

3.2	Amount of Obligations

Any account settled or stated by or between the Agent or any of the other Secured Parties and the Borrower, or if any such account has not been settled or stated immediately before demand for payment under this Guarantee, any account stated by the Agent or any of the other Secured Parties shall, in the absence of manifest error, be accepted by the Guarantor as conclusive evidence of the amount of the Obligations which is due by the Borrower to the Agent or such other Secured Party or remains unpaid by the Borrower to the Agent or such other Secured Party.

3.3	Payment on Demand

The Guarantor will pay and perform the Obligations and pay all other amounts payable by it to the Agent and the other Secured Parties under this Guarantee, and the obligation to do so arises, immediately after demand for such payment or performance is made in writing to it. The liability of the Guarantor bears interest from the date of such demand at the rate or rates of interest then applicable to the Obligations under and calculated in the manner provided in the Credit Agreement (including any adjustment to give effect to the provisions of the Interest Act (Canada)).

3.4	Costs and Expenses

The Guarantor is liable for and will pay on demand by the Agent and the other Secured Parties any and all reasonable expenses, costs and charges incurred by or on behalf of the Agent and the other Secured Parties in connection with this Agreement, including all reasonable legal fees, courts costs, receivers or remuneration and other expenses in connection with enforcing any of their rights under any of the Loan Documents.

3.5	Assignment and Postponement

(a)	All obligations, liabilities and indebtedness of the Borrower or any other Loan Party to the Guarantor of any nature whatsoever and all security therefor (the “Intercorporate Indebtedness”) are assigned and transferred to the Agent, for the benefit of itself and the other Secured Parties, as general, continuing and collateral security for the Guarantor’s Obligations under this Guarantee and postponed to the indefeasible payment and performance in full of all the Obligations. Until the occurrence and during the continuance of an Event of Default, the Guarantor may receive payments in respect of the Intercorporate

Indebtedness as permitted under the Credit Agreement. The Guarantor will not assign all or any part of the Intercorporate Indebtedness to any Person other than the Agent.

(b)	Upon the occurrence and during the continuance of an Event of Default, all Intercorporate Indebtedness shall be, and shall be deemed to be, held in trust for the Agent, for the benefit of itself and the other Secured Parties, and will be collected, enforced or proved subject to, and for the purpose of, this Guarantee. In such event, any payments received by the Guarantor in respect of the Intercorporate Indebtedness shall be, and shall be deemed to be, held exclusively in trust for the Agent, for the benefit of itself and the other Secured Parties, and segregated from other funds and property held by the Guarantor and immediately paid to the Agent, for the benefit of itself and the other Secured Parties, on account of the Obligations.

(c)	The Intercorporate Indebtedness shall not be released or withdrawn by the Guarantor without the prior written consent of the Agent. The Guarantor will not allow a limitation period to expire on the Intercorporate Indebtedness or ask for or obtain any security or negotiable paper for, or other evidence of, the Intercorporate Indebtedness except for the purpose of delivering the same to the Agent.

(d)	In the event of any insolvency, bankruptcy or other proceeding involving the liquidation, arrangement, compromise, reorganization or other relief with respect to the Borrower or its debts, the Guarantor will, upon the request of the Agent, make and present a proof of claim or commence such other proceedings against the Borrower on account of the Intercorporate Indebtedness as may be reasonably necessary to establish the Guarantor’s entitlement to payment of any Intercorporate Indebtedness. Such proof of claim or other proceeding must be made or commenced prior to the earlier of (i) the day which is thirty (30) days after notice requesting such action is delivered by or on behalf of the Agent to the Guarantor, and (ii) the day which is ten (10) days preceding the date when such proof of claim or other proceeding is required by applicable law to be made or commenced. Such proof of claim or other proceeding must be in form and substance acceptable to the Agent, acting reasonably.

(e)

If the Guarantor fails to make and file such proof of claim or commence such other proceeding in accordance with this Section, the Agent is irrevocably authorized, empowered and directed and appointed the true and lawful attorney of the Guarantor (but is not obliged) with full power of substitution (and which is coupled with an interest) and with the power to exercise for and on behalf of the Guarantor the following rights, upon the occurrence and during the continuance of an Event of Default: (i) to make and present for and on behalf of the Guarantor proofs of claims or other such proceedings against the Borrower on account of the Intercompany Indebtedness, (ii) to demand, sue for, receive and collect any and all dividends or other payments or disbursements made in respect of the Intercompany Indebtedness in whatever form the same may be paid or issued and to apply the same on account of the Obligations, and (iii) to demand, sue for, collect and receive each such payment and distribution and give acquittance therefor and to file claims and take such other actions, in its own name or in the name of the Guarantor or otherwise, as the Agent may deem necessary or advisable to enforce their rights under this Guarantee.

(f)	The Guarantor will execute all subordinations, postponements, assignments and other agreements as the Agent may reasonably request to more effectively subordinate and postpone the Intercorporate Indebtedness to the payment and performance of the Obligations.

(g)	The provisions of this Section 3.5 survive the termination of this Guarantee and remain in full force and effect until (i) the Obligations and all other amounts owing under the Loan Documents are indefeasibly paid and performed in full; and (ii) the Agent and the other Secured Parties have no further Obligations under any of the Loan Documents.

3.6	Suspension of Guarantor Rights

So long as there are any Obligations, the Guarantor shall not exercise any rights which it may at any time have by reason of the performance of any of its Obligations under this Guarantee (i) to be indemnified by the Borrower, (ii) to claim contribution from any other Person, or (iii) subject to Section 3.8, to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Agent or any of the other Secured Parties under any of the Loan Documents.

3.7	No Prejudice to Agent and Lender

Neither the Agent nor any of the other Secured Parties are prejudiced in any way in the right to enforce any provision of this Guarantee by any act or failure to act on the part of the Borrower or the Agent or any of the other Secured Parties. The Agent and the other Secured Parties, may, at any time and from time to time, in such manner as they determine is expedient, without any consent of, or notice to, the Guarantor and without impairing or releasing the Obligations of the Guarantor (i) change the manner, place, time or terms of payment or performance of the Obligations, (ii) renew or alter the Obligations, (iii) amend, vary, modify, supplement or replace any Loan Document or any other related document or instrument, (iv) discontinue, reduce, renew, increase, abstain from renewing or otherwise vary any credit or credit facilities to, any transaction with, the Borrower or any other Person, (v) release, compound or vary the liability of the Borrower or any other Person liable in any manner under or in respect of the Obligations, (vi) take or abstain from taking securities or collateral from any other Person, or from perfecting securities or collateral of any other Person, (vii) exercise or enforce or refrain from exercising or enforcing any right or security against the Borrower, the Guarantor or any other Person, (viii) accept compromises or arrangement from any Person, (ix) apply any sums from time to time received to the Obligations, or any part thereof, and change any such application in whole or in part from time to time, (x) otherwise deal with, or waive or modify their right to deal with, any Person and security. In their dealings with the Borrower, the Agent and the other Secured Parties need not enquire into the authority or power of any Person purporting to act for or on behalf of the Borrower.

3.8	Rights of Subrogation

Any rights of subrogation acquired by the Guarantor by reason of payment under this Guarantee shall not be exercised until the Obligations and all other amounts due to the Agent and the other Secured Parties have been indefeasibly paid and performed in full and such rights of subrogation shall be no greater than the rights held by the Agent and the other Secured Parties. In the event (i) of the liquidation, winding up or bankruptcy of the Borrower (whether voluntary or compulsory), (ii) that the Borrower makes a bulk sale of any of its assets within the meaning of any bulk sales or insolvency legislation, or (iii) that the Borrower makes any composition with creditors or enters into any scheme of arrangement, the Agent and the other Secured Parties have the right to rank in priority to the Guarantor for its full claims in respect of the Obligations and receive all dividends and other payments until its claims have been indefeasibly paid in full. The Guarantor will continue to be liable, less any payments made by it, for any balance which may be owing to the Agent or any of the other Secured Parties by the Borrower. No valuation or retention of its security by the Agent or any of the other Secured Parties shall, as between the Agent or such Lender and the Guarantor, be considered as a purchase of such security or as payment or satisfaction or reduction of all or any part of the Obligations. If any amount is paid to the Guarantor at any time when all the Obligations and other amounts due to the Agent or any of the other Secured Parties have not been indefeasibly paid in full, the amount shall be, and shall be deemed to be, held in trust exclusively for the benefit of the Agent or any of the other Secured Parties and immediately paid to the Agent, for the benefit of itself and the other Secured Parties, to be credited and applied to the Obligations as it sees fit, whether matured or unmatured. The Guarantor has no recourse against the Agent or any of the other Secured Parties for any invalidity, non-perfection or unenforceability of any security held by the Agent or any of the other Secured Parties or any irregularity or defect in the manner or procedure by which the Agent or any of the other Secured Parties realizes on such security.

3.9	No Set-off

To the fullest extent permitted by applicable law, the Guarantor shall make all payments under this Guarantee without regard to any defence, adverse claim, counter-claim or right of set-off available to it.

3.10	Successors of the Borrower

This Guarantee will not be revoked by any change in the constitution of the Borrower and this Guarantee and the Guarantor Security Documents shall extend and apply to any Person acquiring, or from time to time carrying on the business of, or resulting from any amalgamation involving, the Borrower.

3.11	Continuing Guarantee and Continuing Obligations

The Obligations of the Guarantor hereunder are continuing obligations. Each of Section 2.1, Section 2.2 and Section 2.3 extends to all present and future Obligations, applies to and secures the ultimate balance of the Obligations due or remaining due to the Agent or any of the other

Secured Parties and is binding as a continuing obligation of the Guarantor until the Agent releases the Guarantor in writing. This Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Agent or any of the other Secured Parties upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, all as though the payment had not been made.

3.12	Supplemental Security

This Guarantee is in addition and supplemental to and without prejudice to all other guarantees, indemnities, obligations and security now held or which may hereafter be held by the Agent or any of the other Secured Parties.

3.13	Security for Guarantee

The Guarantor acknowledges that this Guarantee is intended to secure payment and performance of the Obligations and that the payment and performance of the Obligations and the other obligations of the Guarantor under this Guarantee are secured pursuant to the terms and provisions of the Guarantor Security Documents.

3.14	Right of Set-off

Upon the occurrence and during the continuance of any Event of Default, the Agent and the other Secured Parties are authorized by the Guarantor at any time and from time to time and may, to the fullest extent permitted by applicable law, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent or any of the other Secured Parties to or for the credit or the account of the Guarantor against any and all of the Obligations of the Guarantor now or hereafter existing irrespective of whether or not (i) the Agent or any of the other Secured Parties has made any demand under this Guarantee, or (ii) any of the Obligations comprising the Obligations which are contingent or unmatured. The rights of the Agent and the other Secured Parties under this Section 3.14 are in addition and without prejudice to and supplemental to other rights and remedies which the Agent and the other Secured Parties may have.

3.15	Interest Act (Canada)

The Guarantor acknowledges that certain of the rates of interest applicable to the Obligations may be computed on the basis of a period of less than 365 days. For purposes of the Interest Act (Canada), whenever any interest is calculated using a rate based on a period of less than 365 days, such rate determined pursuant to such calculation, when expressed as an annual rate is equivalent to (i) the applicable rate based on a period of less than 365 days, (ii) multiplied by the actual number of days in the calendar year in which the period for such interest is payable (or compounded) ends, and (iii) divided by the number of days in the period that is less than 365 days.

3.16	Taxes

(a)	All payments to the Agent and the other Secured Parties by the Guarantor under this Guarantee or under any of the Guarantor Security Documents will be made free and clear of and without deduction or withholding for any and all Indemnified Taxes and Other Taxes unless such Taxes are required by applicable Laws to be deducted or withheld. If the Guarantor is required by applicable law to deduct or withhold any such Indemnified Taxes or Other Taxes from or in respect of any amount payable under this Guarantee or under any of the Guarantor Security Documents (i) the amount payable shall be increased (and for greater certainty, in the case of interest, the amount of interest shall be increased) as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to any additional amounts paid under this Section 3.16), the Agent and the other Secured Parties receive an amount equal to the amount they would have received if no such deduction or withholding had been made, (ii) the Guarantor will make such deductions or withholdings, and (iii) the Guarantor will immediately pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Laws.

(b)	The Guarantor agrees to immediately pay any and all Indemnified Taxes and Other Taxes.

(c)	The Guarantor will indemnify the Agent and the other Secured Parties for the full amount of Indemnified Taxes and Other Taxes paid by the Agent or any of the other Secured Parties and any liability (including penalties, interest and expenses) arising from or with respect to such Indemnified Taxes and Other Taxes, whether or not they were correctly or legally asserted. Payment under this indemnification will be made within thirty (30) days from the date the Agent makes written demand for it. A certificate as to the amount of such Indemnified Taxes or Other Taxes submitted to the Guarantor by the Agent or any of the other Secured Parties is conclusive evidence, absent manifest error, of the amount due from the Guarantor to the Agent or any of the other Secured Parties.

(d)	The Guarantor will furnish to the Agent and the other Secured Parties the original or a certified copy of a receipt evidencing payment of any and all Indemnified Taxes and Other Taxes made by the Guarantor within thirty (30) days after the date of any payment of such Indemnified Taxes and Other Taxes.

(e)	The provisions of this Section 3.16 survive the termination of this Guarantee.

ARTICLE 4

GENERAL

4.1	Notices, etc

Any notice, direction or other communication given regarding the matters contemplated by this Guarantee shall be given in accordance with the provisions of the Credit Agreement.

4.2	Further Assurances

(a)	The Guarantor will do all acts and things and execute and deliver, or cause to be executed and delivered, all documents and instruments that the Agent or any of the other Secured Parties may reasonably request to give full effect to this Guarantee and to perfect and preserve the rights and powers of the Agent and the other Secured Parties under this Guarantee, including any acknowledgements and confirmations of this Guarantee and the Guarantor Security Documents.

(b)	The Guarantor acknowledges and confirms that the Guarantor itself has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by the Guarantor concerning the financial condition of the Borrower and that the Guarantor will look to the Borrower and not to the Agent or any of the other Secured Parties, in order for the Guarantor to keep adequately informed of changes in the Borrower’s financial condition.

4.3	Successors and Assigns

This Guarantee is binding upon the Guarantor, its successors and assigns, and enures to the benefit of the Agent and the other Secured Parties and their successors and assigns. This Guarantee may be assigned by the Agent or any of the other Secured Parties in accordance with the provisions of the Credit Agreement. The Guarantor may not assign, transfer or delegate any of its rights or obligations under this Guarantee without the prior written consent of the Agent, which may be unreasonably withheld.

4.4	Amendment

This Guarantee may only be amended, supplemented or otherwise modified by written agreement executed by the Agent and the Guarantor.

4.5	Waivers, etc.

(a)	No consent or waiver by the Agent in respect of this Guarantee is binding unless made in writing and signed by an authorized officer of the Agent. Any consent or waiver given under this Guarantee is effective only in the specific instance and for the specific purpose for which given. No waiver of any of the provisions of this Guarantee constitutes a waiver of any other provision.

(b)	A failure or delay on the part of the Agent or any of the other Secured Parties in exercising a right under this Guarantee does not operate as a waiver of, or impair, any right of the Agent and the other Secured Parties however arising. A single or partial exercise of a right on the part of the Agent or any of the other Secured Parties does not preclude any other or further exercise of that right or the exercise of any other right by the Agent and the other Secured Parties.

4.6	Severability

If any court of competent jurisdiction from which no appeal exists or is taken, determines that any provision of this Guarantee is illegal, invalid or unenforceable, that provision will be severed from this Guarantee and the remaining provisions will remain in full force and effect.

4.7	Application of Proceeds

All monies collected by the Agent and the other Secured Parties under this Guarantee will be applied as provided in the Credit Agreement. To the extent any other Loan Document requires proceeds of collateral under such Loan Document to be applied in accordance with the provisions of this Guarantee, the Agent and the other Secured Parties shall apply such proceeds in accordance with this Section 4.7.

4.8	Governing Law

(a)	This Guarantee shall exclusively (without regard to any principle or rule relating to conflicts of laws) be governed by, interpreted and enforced in accordance with the laws of the Province of New Brunswick and the federal laws of Canada applicable therein.

(b)	The Guarantor irrevocably attorns and submits to the non-exclusive jurisdiction of any court of competent jurisdiction of the Province of New Brunswick sitting in Saint John in any action or proceeding arising out of or relating to this Guarantee and the other Loan Documents to which it is a party. The Guarantor irrevocably waives objection to the venue of any action or proceeding in such court or that such court provides an inconvenient forum. Nothing in this Section 4.8 limits the right of the Agent or any of the other Secured Parties to bring proceedings against the Guarantor in the courts of any other jurisdiction.

(c)	The Guarantor hereby irrevocably consents to the service of any and all process in any such action or proceeding by the delivery of copies of such process to the Guarantor at the address of the Guarantor set out herein. Nothing in this Section 4.8 affects the right of the Agent or any of the other Secured Parties to serve process in any manner permitted by applicable law.

4.9	Paramountcy

In the event of any conflict or inconsistency with the provisions hereof and the provisions of the Credit Agreement, the provisions of the Credit Agreement shall prevail and govern but only to the extent of such conflict or inconsistency.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Guarantor has executed and delivered this Guarantee to and in favour of the Agent, for the benefit of itself and the other Secured Parties, under seal with effect as of the date first written above.

GSI GROUP INC.

By:
	Name:	c/s
Authorized Signing Officer

[Signature page to Guarantee]

EXHIBIT G-1

FORM OF SECURITY AGREEMENT

See attached.

Execution Copy

SECURITY AGREEMENT

This SECURITY AGREEMENT (as amended, restated, supplemented, or otherwise modified from time to time, this “Agreement”), dated as of October 19, 2011, among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and BANK OF AMERICA, N.A., in its capacity as agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among GSI Group Inc. (“Holdings”), GSI Group Corporation, a Michigan corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and the Administrative Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, Administrative Agent has agreed to act as agent for the benefit of the Lenders and the other Secured Parties in connection with the transactions contemplated by the Credit Agreement and this Agreement; and

WHEREAS, in order to induce the Lenders to enter into the Credit Agreement and the other Loan Documents, and to induce the Secured Parties to make financial accommodations to the Borrower as provided for in the Credit Agreement, the other Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements, Grantors have agreed to grant a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms. All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreement; provided, however, that to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

(a) “Account” means an account (as that term is defined in Article 9 of the UCC).

(b) “Account Debtor” means an account debtor (as that term is defined in the UCC).

(c) “Administrative Agent” has the meaning specified therefor in the preamble to this Agreement.

(d) “Agreement” has the meaning specified therefor in the preamble to this Agreement.

(e) “Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

(f) “Borrower” has the meaning specified therefor in the recitals to this Agreement.

(g) “Cash Equivalents” has the meaning specified therefor in the Credit Agreement.

(h) “Chattel Paper” means chattel paper (as that term is defined in the UCC), and includes tangible chattel paper and electronic chattel paper.

(i) “Collateral” has the meaning specified therefor in Section 2.

(j) “Commercial Tort Claims” means commercial tort claims (as that term is defined in the UCC), and includes those commercial tort claims listed on Schedule 1.

(k) “Copyrights” means any and all rights in any works of authorship, including (i) copyrights, (ii) copyright registrations and recordings thereof and all applications in connection therewith including those listed on Schedule 2, (iii) income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

(l) “Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Administrative Agent, in substantially the form of Exhibit A.

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(m) “Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

(n) “Deposit Account” means a deposit account (as that term is defined in the UCC).

(o) “Equipment” means equipment (as that term is defined in the UCC).

(p) “Equity Interests” has the meaning specified therefor in the Credit Agreement.

(q) “Event of Default” has the meaning specified therefor in the Credit Agreement.

(r) “Excluded Accounts” shall mean any Deposit Account, Securities Account or other account of any Grantor (and all cash, Cash Equivalents and other securities or investments credited thereto or deposited therein) (A) used for all or any of the following purposes: payroll, benefits, taxes, escrow, customs, insurance impress accounts or other fiduciary purposes or compliance with legal requirements, to the extent such legal requirements prohibit the granting of a Lien thereon; (B) that does not have an individual daily balance in excess of $250,000, or in the aggregate with each other account described in this clause (B), in excess of $1,000,000; (C) the balance of which is swept at the end of each Business Day into a Deposit Account or Securities Account subject to Control Agreement, so long as such daily sweep is not terminated or modified (other than to provide that the balance in such Deposit Account or Securities Account is swept into another Deposit Account or Securities Account subject to a Control Agreement) without the consent of the Administrative Agent; (D) that is a trust account; or (E) to the extent that it is cash collateral for letters of credit to the extent permitted by the Credit Agreement.

(s) “Excluded Asset” shall mean the following:

(i) voting Equity Interests of any CFC, solely to the extent that such Equity Interests represents more than 66  2/3% of the outstanding voting Equity Interests of such CFC;

(ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Grantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained; provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed to apply to the extent that any described prohibition or restriction is unenforceable under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, and (B) immediately upon the ineffectiveness, lapse or termination of any such prohibition or restriction, such rights or interests in such contract, lease, permit, license, or license agreement shall cease to be an “Excluded Asset;”

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(iii) Equity Interests in any Person to the extent not permitted by the terms of such Person’s organizational or joint venture documents;

(iv) Equity Interests that are held by an Excluded Subsidiary that is not a Loan Party;

(v) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any such intent-to-use trademark applications or any registrations that issue therefrom under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Collateral;

(vi) Excluded Accounts;

(vii) assets subject to certificates of title or ownership;

(viii) rolling stock;

(ix) Equipment or other assets owned by any Grantor that is subject to a Lien securing Purchase Money Indebtedness or a Capital Lease, in each case, as permitted by the Credit Agreement and for so long as such Equipment or other asset is subject to such Lien securing Purchase Money Indebtedness or such Capital Lease, if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease) prohibits or requires the consent or of any Person other than a Grantor as a condition to the creation of any other Lien on such Equipment or other asset;

(x) any property (and any related rights and any related assets) that (i) would otherwise be included in the Collateral, if such property (and any related rights and any related assets) has been sold or otherwise transferred in connection with a sale and leaseback transaction permitted by the Credit Agreement, or (ii) is subject to any Permitted Lien and consists of property (and any related rights and any related assets) subject to a sale and leaseback transaction permitted by the Credit Agreement or general intangibles related thereto (but only for so long as such Permitted Lien is in place);

(xi) any particular assets if the Administrative Agent in its sole discretion determines that the burden, cost or consequences (including any material adverse tax consequences) to Holdings, the Borrower or their respective Subsidiaries of creating a pledge or security interest in such assets in favor of the Administrative Agent for the benefit of the Secured Parties is excessive in relation to the benefits to be obtained therefrom by the Secured Parties;

provided, that for the avoidance of doubt, “Excluded Assets” shall not include any right to receive any payment of money or the proceeds, substitutions or replacements of any Excluded Asset (unless such proceeds, substitutions or replacements would constitute an Excluded Asset).

(t) “Fixtures” means fixtures (as that term is defined in the UCC).

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(u) “General Intangibles” means general intangibles (as that term is defined in the UCC), and includes payment intangibles, contract rights, rights to payment, rights under Swap Contracts (including the right to receive payment on account of the termination (voluntarily or involuntarily) of any such Swap Contract), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Related Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

(v) “Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.

(w) “Guaranty” has the meaning specified therefor in the Credit Agreement.

(x) “Hedge Obligations” means Obligations under Secured Hedge Agreements;

(y) “Holdings” has the meaning specified therefor in the recitals to this Agreement.

(z) “Insolvency Proceeding” means any insolvency proceeding described in Section 8.01(f) of the Credit Agreement.

(aa) “Intellectual Property” means any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

(bb) “Intellectual Property Licenses” means, with respect to any Grantor, (i) any licenses or other similar rights provided to such Grantor in or with respect to Intellectual Property owned or controlled by any other Person, and (ii) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or licensed by such Grantor, in each case, including (A) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (B) the license agreements listed on Schedule 3, and (C) any rights the Secured Parties may have under this Agreement to use any of the Intellectual Property of the Grantors in connection with the enforcement of their rights under the Loan Documents.

(cc) “Inventory” means inventory (as that term is defined in the UCC).

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(dd) “Investment Related Property” means (i) any and all investment property (as that term is defined in the UCC), and (ii) any and all of the following (regardless of whether classified as investment property under the UCC): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

(ee) “Joinder” means each Joinder to this Agreement executed and delivered by Administrative Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

(ff) “Lender” and “Lenders” have the respective meanings specified therefor in the recitals to this Agreement.

(gg) “Loan Document” has the meaning specified therefor in the Credit Agreement.

(hh) “Negotiable Collateral” means letters of credit, letter-of-credit rights, instruments, promissory notes, drafts and documents (as each such term is defined in the UCC).

(ii) “Obligations” has the meaning specified therefor in the Credit Agreement.

(jj) “Patents” means patents and patent applications, including (i) the patents and patent applications listed on Schedule 4, (ii) all continuations, divisionals, continuations-in-part, re-examinations, reissues, and renewals thereof, (iii) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof, (iv) the right to sue for past, present, and future infringements thereof, and (v) all of each Grantor’s rights corresponding thereto throughout the world.

(kk) “Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Administrative Agent, in substantially the form of Exhibit B.

(ll) “Permitted Liens” means any of the Liens listed in Section 7.01 of the Credit Agreement.

(mm) “Person” has the meaning specified therefor in the Credit Agreement.

(nn) “Pledged Debt” has the meaning specified therefor in Section 5(h).

(oo) “Pledged Equity” means each Person listed on Schedule 6, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Closing Date. For the avoidance of doubt, Pledged Equity shall not include voting Equity Interests of any CFC, solely to the extent that such Equity Interests represents more than 66  2/3% of the outstanding voting Equity Interests of such CFC.

(pp) “Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Grantor, regardless of

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class or designation, including in all of the Pledged Equity, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing in each case constituting Collateral.

(qq) “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

(rr) “Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each Person comprising the Pledged Equity that are limited liability companies.

(ss) “Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each Person comprising the Pledged Equity that are partnerships.

(tt) “Proceeds” has the meaning specified therefor in Section 2.

(uu) “PTO” means the United States Patent and Trademark Office.

(vv) “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor or any Subsidiary of any Grantor and the improvements thereto.

(ww) “Records” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

(xx) “Secured Obligations” means each and all of the following: (a) all of the present and future obligations of each of the Grantors arising from, or owing under or pursuant to, this Agreement, the Credit Agreement, or any of the other Loan Documents (including any Guaranty) and (b) all other Obligations of Borrower (including, in the case of each of clauses (a) and (b), reasonable attorneys fees and expenses and any interest, fees, or expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding).

(yy) “Securities Account” means a securities account (as that term is defined in the UCC).

(zz) “Security Interest” has the meaning specified therefor in Section 2.

(aaa) “Supporting Obligations” means supporting obligations (as such term is defined in the UCC), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Related Property.

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(bbb) “Trademarks” means any and all trademarks, trade names, registered trademarks, trademark applications, service marks, registered service marks and service mark applications, including (i) the registered trademarks, trademark applications, registered service marks and service mark applications listed on Schedule 5, (ii) all renewals thereof, (iii) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof, (iv) the right to sue for past, present and future infringements and dilutions thereof, (v) the goodwill of each Grantor’s business symbolized by the foregoing or connected therewith, and (vi) all of each Grantor’s rights corresponding thereto throughout the world.

(ccc) “Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Administrative Agent, in substantially the form of Exhibit D.

(ddd) “UCC” has the meaning specified therefor in the Credit Agreement.

(eee) “URL” means “uniform resource locator,” an internet web address.

(fff) “VIN” has the meaning specified therefor in Section 5(h).

2. Grant of Security. Each Grantor hereby unconditionally grants and pledges to Administrative Agent, for the benefit of each of the Secured Parties, to secure the Secured Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a) all of such Grantor’s Accounts;

(b) all of such Grantor’s Books;

(c) all of such Grantor’s Chattel Paper;

(d) all of such Grantor’s Deposit Accounts;

(e) all of such Grantor’s Equipment and Fixtures;

(f) all of such Grantor’s General Intangibles;

(g) all of such Grantor’s Inventory;

(h) all of such Grantor’s Investment Related Property;

(i) all of such Grantor’s Negotiable Collateral;

(j) all of such Grantor’s Supporting Obligations;

(k) all of such Grantor’s Commercial Tort Claims;

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(l) all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Administrative Agent (or its agent or designee) or any of the other Secured Parties; and

(m) all of the proceeds (as such term is defined in the UCC) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Related Property, Negotiable Collateral, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Related Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or Administrative Agent from time to time with respect to any of the Investment Related Property.

Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include any Excluded Asset.

3. Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to any of the Secured Parties, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in any Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

4. Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Administrative Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Parties shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the Secured Parties be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. Until an Event of Default shall occur and be continuing, except as otherwise provided in this Agreement, the Credit Agreement, or any other Loan Document, Grantors shall have the right to possession and

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enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, subject to and upon the terms hereof and of the Credit Agreement and the other Loan Documents. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until (i) the occurrence and continuance of an Event of Default and (ii) Administrative Agent has notified the applicable Grantor of Administrative Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 15.

5. Representations and Warranties. Each Grantor hereby represents and warrants to Administrative Agent, for the benefit of the Secured Parties, which representations and warranties shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Borrowing (or other extension of credit) made thereafter, as though made on and as of the date of such Borrowing (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true, correct and complete in all material respects as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

(a) As of the Closing Date, the exact legal name of each of the Grantors is set forth on the signature pages of this Agreement or a Joinder.

(b) Schedule 7 sets forth all Real Property owned by any of the Grantors as of the Closing Date.

(c) As of the Closing Date: (i) Schedule 2 provides a complete and correct list of all registered Copyrights owned by any Grantor and all applications for registration of Copyrights owned by any Grantor; (ii) Schedule 3 provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor pursuant to which (A) any Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person other than non-exclusive licenses granted in the ordinary course of business or (B) any Person has granted to any Grantor any license or other rights in Intellectual Property owned or controlled by such Person that is material to the business of such Grantor, including any such material Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor; (iii) Schedule 4 provides a complete and correct list of all issued Patents owned by any Grantor and all applications for Patents owned by any Grantor; and (iv) Schedule 5 provides a complete and correct list of all registered Trademarks owned by any Grantor and all applications for registration of Trademarks owned by any Grantor.

(d)(i) each Grantor (A) owns or holds licenses in all Intellectual Property that is necessary to the conduct of its business, and (B) has taken all reasonable steps that such Grantor deems appropriate under the circumstances, using its reasonable business judgment, to

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maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of such Grantor’s business;

(ii) to each Grantor’s knowledge after reasonable inquiry, no Person has infringed or misappropriated during the six years prior to the Closing Date or is currently infringing or misappropriating any Intellectual Property rights owned by such Grantor, in each case, that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

(iii)(A) to each Grantor’s knowledge after reasonable inquiry, (1) the operation of such Grantor’s business and such Grantor’s use of Intellectual Property in connection therewith, is not currently infringing or misappropriating any Intellectual Property rights of any Person, and (2) no product manufactured, used, distributed, licensed, or sold by or service provided by such Grantor is currently infringing or misappropriating any Intellectual Property rights of any Person, and (B) there are no pending, or to any Grantor’s knowledge after reasonable inquiry, threatened infringement or misappropriation claims or proceedings pending against any Grantor, and no Grantor has received any written notice or other written communication of any actual or alleged infringement or misappropriation of any Intellectual Property rights of any Person, in each case, except where such infringement either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect;

(iv) all registered Copyrights, registered Trademarks, and issued Patents that are owned by such Grantor and necessary in to the conduct of its business are subsisting and have not been adjudicated invalid or unenforceable and, to each Grantor’s knowledge after reasonable inquiry, are in compliance in all material respects with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect, and

(v) each Grantor has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that are necessary in the business of such Grantor.

(e) This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the UCC, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the UCC, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Administrative Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 8. Upon the making of such filings, Administrative Agent shall have a first priority perfected security interest in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement, subject to any Permitted Liens. Upon filing of the Copyright Security Agreement with the United States Copyright Office, filing of the Patent Security Agreement and the Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 8, as of the Closing Date or the date of the last report updating Schedule 5.17 of the Credit Agreement delivered pursuant to Section 6.02(h) of the Credit Agreement all action necessary to

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perfect the Security Interest in and to each Grantor’s U.S. issued Patents, U.S. registered Trademarks, and U.S. registered Copyrights (and applications therefor) has been taken.

(f)(i) Except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 6 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date; (ii) all of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and the Pledged Interests constitute the percentage of the issued and outstanding Equity Interests of the Pledged Equity of such Grantor identified on Schedule 6 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement; (iii) such Grantor has the right and requisite authority to pledge, the Investment Related Property pledged by such Grantor to Administrative Agent as provided herein; (iv) all actions necessary to perfect and establish the first priority of the Secured Parties’ Liens in the Investment Related Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by Administrative Agent (or its agent or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer acceptable to Administrative Agent) endorsed in blank by the applicable Grantor; (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 8 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts, the delivery of Control Agreements with respect thereto; and (v) each Grantor has delivered to and deposited with Administrative Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Administrative Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(g) No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Administrative Agent of the voting or other rights provided for in this Agreement with respect to the Investment Related Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Related Property by laws affecting the offering and sale of securities generally.

(h) To such Grantor’s knowledge, (i) there is no default, breach, violation, or event of acceleration existing under any promissory note (as defined in the UCC) constituting Collateral and pledged hereunder (the “Pledged Debt”) and (ii) no event has occurred or circumstance exists which, with the passage of time or the giving of notice, or both, would constitute a default, breach, violation, or event of acceleration under the Pledged Debt. No Grantor that is an obligee under any of the Pledged Debt has waived any default, breach, violation, or event of acceleration under such Pledged Debt.

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(i) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (A) are not dealt in or traded on securities exchanges or in securities markets, (B) do not by their terms provide that they are securities governed by the Uniform Commercial Code of an applicable jurisdiction unless such Grantor has taken such action as the Administrative Agent may request in order to establish the Administrative Agent’s “control” (within the meaning of Section 8-106 of the Uniform Commercial Code) over such Pledged Interests, and (C) do not represent interests in issuers that are registered as investment companies.

6. Covenants. Each Grantor, jointly and severally, covenants and agrees with Administrative Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 22:

(a) Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Related Property, or Chattel Paper, in each case, having a face amount of $500,000 or more individually or $1,000,000 in the aggregate for all such Negotiable Collateral, Investment Related Property, or Chattel Paper, the Grantors shall promptly (and in any event within two (2) Business Days after receipt thereof), notify Administrative Agent thereof, and if and to the extent that perfection or priority of Administrative Agent’s Security Interest is dependent on or enhanced by possession, the applicable Grantor, promptly (and in any event within five (5) Business Days) after request by Administrative Agent, shall take all steps to execute such other documents and instruments as shall be requested by Administrative Agent or, if applicable, endorse and deliver physical possession of such Negotiable Collateral, Investment Related Property, or Chattel Paper to Administrative Agent, together with such undated powers (or other relevant document of transfer acceptable to Administrative Agent) endorsed in blank as shall be requested by Administrative Agent, and shall do such other acts or things deemed necessary or desirable by Administrative Agent to protect Administrative Agent’s Security Interest therein;

(b) Chattel Paper.

(i) Promptly (and in any event within five (5) Business Days) after request by Administrative Agent, each Grantor shall take all steps reasonably necessary to grant Administrative Agent control of all electronic Chattel Paper in accordance with the UCC and all “transferable records” as that term is defined in Section 16 of the Uniform Electronic Transaction Act and Section 201 of the federal Electronic Signatures in Global and National Commerce Act as in effect in any relevant jurisdiction, to the extent that the face amount of such electronic Chattel Paper equals or exceeds $500,000 individually or $1,000,000 in the aggregate;

(ii) If any Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement), promptly upon the request of Administrative Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of BANK OF AMERICA, N.A., as Administrative Agent for the benefit of the Secured Parties”;

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(c) Control Agreements.

(i) To the extent required by the Credit Agreement, each Grantor shall obtain a control agreement from each bank other than the Administrative Agent and its Affiliates maintaining a Deposit Account that constitutes Collateral for such Grantor;

(ii) To the extent required by the Credit Agreement, each Grantor shall obtain a control agreement, from each issuer of uncertificated securities, securities intermediary, or commodities intermediary issuing or holding any financial assets or commodities that constitutes Collateral to or for any Grantor;

(iii) To the extent required by the Credit Agreement, each Grantor shall obtain a control agreement with respect to all of such Grantor’s investment property;

(d) Letter-of-Credit Rights. If the Grantors (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $500,000 individually or $1,000,000 or more in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within five (5) Business Days after becoming a beneficiary), notify Administrative Agent thereof and, promptly (and in any event within two (2) Business Days) after request by Administrative Agent, take all steps to enter into a tri-party agreement with Administrative Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Administrative Agent and directing all payments thereunder to Administrative Agent’s Account, all in form and substance reasonably satisfactory to Administrative Agent;

(e) Commercial Tort Claims. If the Grantors (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $500,000 individually or $1,000,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Grantor or Grantors shall promptly (and in any event within two (2) Business Days of obtaining such Commercial Tort Claim), notify Administrative Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within two (2) Business Days) after request by Administrative Agent, amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Administrative Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Administrative Agent to give Administrative Agent a first priority, perfected security interest in any such Commercial Tort Claim subject only to Permitted Liens;

(f) Intellectual Property.

(i) Each Grantor shall have the duty, with respect to Intellectual Property that is necessary in the conduct of such Grantor’s business, to protect and diligently enforce and defend at such Grantor’s expense such intellectual property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting intellectual property

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rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is necessary in the conduct of such Grantor’s business and part of the Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is necessary in the conduct of such Grantor’s business and part of the Patents pending as of the date hereof or hereafter until the termination of this Agreement, (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of non-contestability, and (E) to require all employees, consultants, and contractors of each Grantor who were involved in the creation or development of such Intellectual Property necessary in the conduct of such Grantor’s business to sign agreements containing assignment of such Intellectual Property rights and obligations of confidentiality. Each Grantor further agrees not to abandon any Intellectual Property or Intellectual Property License that is necessary in the conduct of such Grantor’s business. Each Grantor hereby agrees to take the steps described in this Section 6(f)(i) with respect to all new or acquired Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled that is necessary in the conduct of such Grantor’s business;

(ii) Grantors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 6(f)(ii), Grantors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but any Secured Party may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be at the sole expense of the Borrower;

(iii) On each date on which a report supplementing Schedule 5.17 to the Credit Agreement is delivered by Borrower pursuant to Section 6.02(h) of the Credit Agreement, each Grantor shall provide Administrative Agent with any additional Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements necessary to record with the PTO and the United States Copyright Office the Secured Parties’ Lien on the U.S. issued Patents, U.S. registered Trademarks, or U.S. registered Copyrights (and applications therefor) owned by such Grantor and included in the Collateral;

(iv) Each Grantor shall take reasonable steps that such Grantor deems appropriate under the circumstances, using its reasonable business judgment, to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Intellectual Property that is necessary in the conduct of such Grantor’s business; and

(v) No Grantor shall enter into any Intellectual Property License material to the business of such Grantor to receive any license or rights in any Intellectual Property of any other Person unless such Grantor has used commercially reasonable efforts to not prohibit the assignment of or grant of a security interest in such Intellectual Property License (and all rights of Grantor thereunder) to the Administrative Agent (and any transferees of Administrative Agent);

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(g) Investment Related Property.

(i) If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, it shall promptly (and in any event within five (5) Business Days of acquiring or obtaining such Collateral) deliver to Administrative Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests;

(ii) Upon the occurrence and during the continuance of an Event of Default, following the request of Administrative Agent, all sums of money and property paid or distributed in respect of the Investment Related Property that are received by any Grantor shall be held by the Grantors in trust for the benefit of Administrative Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to Administrative Agent in the exact form received;

(iii) No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests if the same is prohibited pursuant to the Loan Documents;

(iv) Each Grantor agrees that it will cooperate with Administrative Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or, with respect to Investment Related Property issued by entities organized in England, Germany or Japan as of the Closing Date, foreign law to effect the perfection of the Security Interest on the Investment Related Property or to effect any sale or transfer thereof; and

(v) As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that without the prior express written consent of the Administrative Agent, it will not agree to any election by any partnership or limited liability company, as applicable, to treat the Pledged Interests as securities governed by the Uniform Commercial Code of any jurisdiction and in any event will promptly notify the Administrative in writing if the representation set forth in Section 5(i) hereof becomes untrue for any reason and, in such event, take such action as the Administrative Agent make request in order to establish the Administrative Agent’s “control” (within the meaning of Section 8-106 of the Uniform Commercial Code) over such Pledged Interests;

(h) Transfers and Other Liens. Grantors shall not (i) sell, assign (by operation of law or otherwise) or otherwise dispose of, or grant any option with respect to, any of the Collateral, except as expressly permitted by the Credit Agreement or this Agreement, or (ii) create or permit to exist any Lien upon or with respect to any of the Collateral of any Grantor, except for Permitted Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Administrative Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents; and

(i) Pledged Debt. Without the prior written consent of Administrative Agent, other than as permitted under Section 7.05 of the Credit Agreement, Grantors will not (A) waive or release any payment obligation of any Person that is obligated under any of the Pledged Debt,

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(B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Debt, or (C) assign or surrender their rights and interests under any of the Pledged Debt or terminate, cancel, modify, change, supplement or amend the Pledged Debt.

7. Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a) Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b) Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Administrative Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

8. Further Assurances.

(a) Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Administrative Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, to create, perfect or protect the Security Interest purported to be granted hereby or to enable Administrative Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral; provided, however, that except to the extent required pursuant to the terms of Section 6.12(c) of the Credit Agreement, no Grantor shall be required to execute or deliver any instruments or documents, or take any other actions to perfect the Security Interest granted hereby in any non-U.S. Intellectual Property.

(b) Each Grantor authorizes the filing by Administrative Agent of financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Administrative Agent such other instruments or notices, as Administrative Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby; provided, however, that except to the extent required pursuant to the terms of Section 6.12(c) of the Credit Agreement, no Grantor shall be required to execute or deliver any instruments or documents, or take any other actions to perfect the Security Interest granted hereby in any non-U.S. Intellectual Property.

(c) Each Grantor authorizes Administrative Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the

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sufficiency or filing office acceptance. Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by Administrative Agent in any jurisdiction.

(d) Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Administrative Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(e) Except upon five (5) Business Days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of all documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein, such Grantor shall not (i) change its jurisdiction of organization or its location, in each case from that referred to on Schedule 8 or (ii) change its legal name or organizational identification number, if any, or corporation, limited liability company, partnership or other organizational structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

9. Administrative Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could (to the extent permissible under such contract, lease or other agreement) and (b) shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of Administrative Agent or any of its nominees.

10. Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Administrative Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which Administrative Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor;

(b) to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Administrative Agent;

(c) to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d) to file any claims or take any action or institute any proceedings which Administrative Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Administrative Agent with respect to any of the Collateral;

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(e) to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f) to use such Grantor’s Intellectual Property in accordance with and subject to Section 16(b), without liability for royalties or any other charge; and

(g) Administrative Agent, on behalf of the Secured Parties, shall have the right, but shall not be obligated, to bring suit in its own name to enforce such Grantor’s rights in the Intellectual Property and Intellectual Property Licenses and, if Administrative Agent shall commence any such suit, the appropriate Grantor shall, at the request of Administrative Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Administrative Agent in aid of such enforcement.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

11. Administrative Agent May Perform. If any Grantor fails to perform any agreement contained herein, Administrative Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Administrative Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

12. Administrative Agent’s Duties. The powers conferred on Administrative Agent hereunder are solely to protect Administrative Agent’s interest in the Collateral, for the benefit of the Secured Parties, and shall not impose any duty upon Administrative Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Administrative Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Administrative Agent accords its own property.

13. Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, Administrative Agent or Administrative Agent’s designee may, (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to Administrative Agent, for the benefit of the Secured Parties, or that Administrative Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.

14. Disposition of Pledged Interests by Administrative Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of

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Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Administrative Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Administrative Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Administrative Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Administrative Agent has handled the disposition in a commercially reasonable manner.

15. Voting and Other Rights in Respect of Pledged Interests.

(a) Upon the occurrence and during the continuation of an Event of Default, (i) Administrative Agent may, at its option, and with two (2) Business Days prior notice to any Grantor, and in addition to all rights and remedies available to Administrative Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Administrative Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Administrative Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Administrative Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Administrative Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable.

(b) For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Administrative Agent, vote or take any consensual action with respect to such Pledged Interests which would materially adversely affect the rights of Administrative Agent, the other Secured Parties, or the value of the Pledged Interests.

16. Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a) Administrative Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Administrative Agent without demand of performance or other demand, advertisement or notice

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of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Administrative Agent forthwith, assemble all or part of the Collateral as directed by Administrative Agent and make it available to Administrative Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Administrative Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Administrative Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notice shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the UCC. Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that the internet shall constitute a “place” for purposes of Section 9-610(b) of the UCC. Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the UCC.

(b) For the purpose of enabling the Administrative Agent, after the occurrence and during the continuance of an Event of Default, to exercise rights and remedies hereunder at such time as the Administrative Agent is lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Administrative Agent, to the extent licenseable and effective only during the continuance of an Event of Default, a non-exclusive license to use, without liability for royalties or any other charge, such Grantor’s Intellectual Property, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License), as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral.

(c) Administrative Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which the Secured Parties’ Liens are perfected by control under Section 9-104 of the UCC, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of Administrative Agent, and (ii) with respect to any Grantor’s Securities Accounts in which the Secured Parties’ Liens are perfected by control under Section 9-106 of the UCC, instruct the securities intermediary maintaining such Securities Account for the applicable

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Grantor to (A) transfer any cash in such Securities Account to or for the benefit of Administrative Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Administrative Agent.

(d) Any cash held by Administrative Agent as Collateral and all cash proceeds received by Administrative Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

(e) Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Administrative Agent shall have the right to an immediate writ of possession without notice of a hearing. Administrative Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Administrative Agent.

17. Remedies Cumulative. Each right, power, and remedy of Administrative Agent or any other Secured Party as provided for in this Agreement, the other Loan Documents, any Secured Hedge Agreement or any Secured Cash Management Agreement now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the other Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Administrative Agent or any other Secured Party, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Administrative Agent or such other Secured Party of any or all such other rights, powers, or remedies.

18. Marshaling. Administrative Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Administrative Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

19. Indemnity and Expenses.

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(a) Each Grantor agrees to indemnify Administrative Agent and the other Secured Parties from and against all claims, lawsuits and liabilities (including reasonable attorneys fees) growing out of or resulting from this Agreement (including enforcement of this Agreement) or any other Loan Document to which such Grantor is a party, except claims, losses or liabilities (v) that arise solely out of any claim, action, suit, inquiry, litigation, investigation or proceeding that is brought by a person indemnified pursuant to this Section against any other person indemnified pursuant to this Section; (w) that arise from any settlement entered into by a person indemnified pursuant to this Section without the Borrower’s written consent (such consent not to be unreasonably withheld, delayed or conditioned); (x) resulting from the gross negligence, bad faith or willful misconduct of the party seeking indemnification as determined by a final non-appealable order of a court of competent jurisdiction; (y) that result from a claim brought by the Borrower or any other Loan Party against any person indemnified pursuant to this Section for breach in bad faith of such indemnified person’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) that arise solely out of the presence or release of Hazardous Materials which first occurs on any property after foreclosure or similar exercise of remedies by the Administrative Agent or any Lender resulting in a transfer of title to a Lender or any other third party and the Loan Parties no longer operate or occupy the property. This provision shall survive the termination of this Agreement and the Credit Agreement and the repayment of the Secured Obligations.

(b) Grantors, jointly and severally, shall, upon demand, pay to Administrative Agent (or Administrative Agent, may charge to the Loan Account) all reasonable out-of-pocket expenses which Administrative Agent may incur in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or, upon an Event of Default, the sale of, collection from, or other realization upon, any of the Collateral in accordance with this Agreement and the other Loan Documents, (iii) the exercise or enforcement of any of the rights of Administrative Agent hereunder or (iv) the failure by any Grantor to perform or observe any of the provisions hereof.

20. Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Administrative Agent and each Grantor to which such amendment applies.

21. Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Administrative Agent at its address specified in the Credit Agreement, and to any of the Grantors at their respective

23

addresses specified in the Credit Agreement or Guaranty, as applicable, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

22. Continuing Security Interest: Assignments under Credit Agreement. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until the Obligations have been paid in full in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (b) be binding upon each Grantor, and their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, Administrative Agent, and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon payment in full of the Secured Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. At such time, Administrative Agent will authorize the filing of appropriate termination statements to terminate such Security Interests. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Administrative Agent nor any additional Borrowings or other loans made by any Lender to Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Administrative Agent, nor any other act of the Secured Parties, or any of them, shall release any Grantor from any obligation, except a release or discharge executed in writing by Administrative Agent in accordance with the provisions of the Credit Agreement. Administrative Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Administrative Agent and then only to the extent therein set forth. A waiver by Administrative Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Administrative Agent would otherwise have had on any other occasion.

23. Governing Law.

(a) THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS, LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER

24

PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. ADMINISTRATIVE AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 23(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ADMINISTRATIVE AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

24. New Subsidiaries. Pursuant to Section 5.12 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of any Grantor are required to enter into this Agreement by executing and delivering in favor of Administrative Agent a Joinder to this Agreement in substantially the form of Annex 1. Upon the execution and delivery of Annex 1 by any such new Subsidiary, such Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Agreement shall not require the consent of any Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor hereunder.

25. Administrative Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Administrative Agent” shall be a reference to Administrative Agent, for the benefit of each of the Secured Parties.

26. Miscellaneous.

(a) This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure

25

to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

(b) Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c) Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any of the Secured Parties or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

(e) The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

(f) Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Letter of Credit Collateralization) of all of the Secured Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Obligations) under Secured Hedge Agreements provided by Hedge Banks) other than (i) unasserted contingent indemnification Secured Obligations and (ii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid. Any reference herein to any Person

26

shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

(g) All of the annexes, schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

[signature pages follow]

27

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

GSI GROUP CORPORATION

GSI GROUP INC.

EXCEL TECHNOLOGY, INC.

CAMBRIDGE TECHNOLOGY, INC.

CONTINUUM ELECTRO-OPTICS, INC.

CONTROL LASER CORPORATION (D/B/A BAUBLYS CONTROL LASER)

THE OPTICAL CORPORATION

PHOTO RESEARCH, INC.

QUANTRONIX CORPORATION

SYNRAD, INC.

MICROE SYSTEMS CORP.

MES INTERNATIONAL INC.

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITY AGREEMENT]

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO SECURITY AGREEMENT]

SCHEDULE 1

COMMERCIAL TORT CLAIMS

None.

1

SCHEDULE 2

COPYRIGHTS

Grantor	Country	Title	Application/Registration No.	Filing Date	Registration Date
Control Laser Corporation	United States	Signature (Graphics Plus) Laser System Software: User Interface.	Txu000530393	1992	7/9/1992
Control Laser Corporation	United States	Signature Laser System Software; Laser Control System.	Txu000530391	1992	7/9/1992
Photo Research, Inc.	United States	PR-880 Version 5. 1 c.	TX0007189456	2005	8/9/2010
Photo Research, Inc.	United States	SpectraWin Version 2.1.5.1.	TX0007189483	2006	8/9/2010

2

SCHEDULE 3

LICENSE AGREEMENTS

Licensor	Licensee	Patent Number(s)
GSI Group Corporation	E.O. Technics Co., Ltd.	GSI/US - 6,501,061; 6,462,306; 6,657,159
GSI Group Corporation	Virtek Vision International Inc.	GSI/US - 6,000,801
GSI Group Corporation	Zygo Corporation	GSI/SG - 70348
GSI Group Corporation	Prima U.S., Laserdyne Systems Division, Laserdyne Prima Inc.	GSI/US - 5,339,103; 5,340,962; 5,521,374; 5,850,068

3

SCHEDULE 4

PATENTS

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Inc.	United States	A Method For Laser Drilling.	6,657,159	6/6/2002	12/2/2003
GSI Group Inc.	United States	A Method And Apparatus For Shaping A Laser-Beam Intensity Profile By Dithering.	6,341,029	4/27/1999	1/22/2002
GSI Group Inc.	United States	A Method And Apparatus To Shape A Laser Beam Intensity Profile By Dithering An Anamorphic Spot.	6,496,292	10/22/2001	12/17/2002
GSI Group Inc.	United States	A System And Method For Material Processing Using Multiple Laser Beams.	6,462,306	4/26/2000	10/8/2002
GSI Group Inc.	United States	Automated Trim Processing System.	6,875,950	3/22/2002	4/5/2005
GSI Group Inc.	United States	Control Of A Pumping Diode Laser.	5,400,351	5/9/1994	3/21/1995
GSI Group Corporation	United States	Controlling Laser Polarization.	6,181,728	7/2/1998	1/30/2001
GSI Group Corporation	United States	Controlling Laser Polarization.	6,987,786	12/13/2001	1/17/2006
GSI Group Corporation	United States	Controlling Laser Polarization.	6,381,259	1/29/2001	4/30/2002

4

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Energy Efficient Method And System For Processing Target Material Using An Amplified, Wavelength-Shifted Pulse Train.	6,703,582	1/22/2002	3/9/2004

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	7,750,268	8/22/2007	7/6/2010

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	7,679,030	1/4/2008	3/16/2010

GSI Group Corporation	United States	Energy Efficient Method And System For Processing Target Material Using An Amplified, Wavelength-Shifted Pulse Train.	6,340,806	6/1/2000	1/22/2002

GSI Group Corporation	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	2004-0188399	4/6/2004	Not Applicable

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	6,727,458	8/28/2001	4/27/2004

GSI Group Inc.	United States	Energy-Efficient, Laser-Based Method And System For Processing Target Material.	6,281,471	12/28/1999	8/28/2001

5

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Flexible Scan Field.	7,238,913	10/18/2004	7/3/2007

GSI Group Corporation	United States	Flexible Scan Field.	7,402,774	4/3/2007	7/22/2008

GSI Group Corporation	United States	Focused Laser Beam Measurement/Location.	5,521,374	9/7/1994	5/28/1996

GSI Group Inc.	United States	Stabilization Of The Output Energy Of A Pulsed Solid State Laser.	5,812,569	3/21/1997	9/22/1998

GSI Group Corporation	United States	Grid Array Inspection System And Method.	5,812,268	5/5/1997	9/22/1998

GSI Group Corporation	United States	Grid Array Inspection System And Method.	5,652,658	10/19/1993	7/29/1997

GSI Group Corporation	United States	High Speed Precision Positioning Apparatus.	6,744,228	7/11/2000	6/1/2004

GSI Group Corporation	United States	High Speed, Laser-Based Marking Method And System For Producing Machine Readable Marks On Workpieces And Semiconductor Devices With Reduced Subsurface Damage Produced Thereby.	7,067,763	5/15/2003	6/27/2006

GSI Group Corporation	United States	High-Speed Precision Positioning Apparatus.	6,949,844	12/29/2003	9/27/2005

GSI Group Corporation	United States	Method And Apparatus For Laser Marking By Ablation.	7,148,447	1/16/2006	12/12/2006

6

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	High-Speed Precision, Laser-Based Method And System For Processing Material On One More Targets Within A Field.	6,989,508	7/30/2004	1/24/2006

GSI Group Corporation	United States	Method And Apparatus For Laser Marking By Ablation.	7,407,861	5/18/2005	8/5/2008

GSI Group Corporation	United States	Laser Beam Distributor And Compute Program For Contolling The Same.	5,948,291	4/29/1997	9/7/1999

GSI Group Inc.	United States	Laser Calibration Apparatus And Method.	6,501,061	4/26/2000	12/31/2002

GSI Group Inc.	United States	Laser Machining Of A Workpiece.	5,854,805	3/21/1997	12/29/1998

GSI Group Corporation	United States	Laser-Based Method And System For Processing Targeted Surface Material and Article Produced Thereby.	7,469,831	10/27/2006	12/30/2008

GSI Group Inc.	United States	Laser Optical Fibre Tuning & Control.	5,463,710	9/9/1992	10/31/1995

GSI Group Corporation	United States	Laser Processing Of Conductive Links.	2009-0016388	5/15/2008	Not Applicable

GSI Group Corporation	United States	Laser Processing.	6,878,899	7/27/2004	4/12/2005

GSI Group Corporation	United States	Laser Processing.	6,337,462	11/16/1999	1/8/2002

7

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Laser Processing.	6,791,059	1/7/2002	9/14/2004

GSI Group Corporation	United States	Laser Processing.	5,998,759	12/24/1996	12/7/1999

GSI Group Corporation	United States	Laser Processing.	6,300,590	12/16/1998	10/9/2001

GSI Group Corporation	United States	Laser Processing.	6,559,412	10/2/2001	5/6/2003

GSI Group Corporation	United States	Laser System And Method For Material Processing With Ultra Fast Lasers.	6,979,798	2/26/2004	12/27/2005

GSI Group Corporation	United States	Laser System For Controlling Emitted Pulse Energy.	5,339,323	4/30/1993	8/16/1994

GSI Group Corporation	United States	Laser System For Simultaneously Marking Multiple Parts.	5,521,628	8/30/1993	5/28/1996

GSI Group Corporation	United States	Laser-Based Method And System For Memory Link Processing With Picosecond Lasers.	7,838,794	1/31/2007	11/23/2010

GSI Group Corporation	United States	Laser-Based Method And System For Memory Link Processing With Picosecond Lasers.	7,723,642	10/10/2003	5/25/2010

GSI Group Corporation	United States	Energy Efficient, Laser-Based Method And System For Processing Target Material.	7,582,848	12/19/2005	9/01/2009

8

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Light Beam Distance Encoder.	5,430,537	9/3/1993	7/04/1995

GSI Group Corporation	United States	Linear Position Detecting System.	6,297,750	9/13/2000	10/02/2001

GSI Group Corporation	United States	Magnetic Encoder For Sensing Position And Direction Via A Time And Space Modulated Magnetic Field.	5,939,879	6/2/1997	8/17/1999

GSI Group Inc.	United States	Marking A Workpiece By Light Energy.	5,463,200	2/11/1993	10/31/1995

GSI Group Corporation	United States	Method & System For Generating A Trajectory To Be Followed By A Motor-Driven Stage When Processing Microstructures At Laser-Processing Site.	6,495,791	5/16/2001	12/17/2002

GSI Group Inc.	United States	Method & System For Inspecting Electronic Components Mounted On Printed Circuit Boards.	7,181,058	12/11/2000	2/20/2007

GSI Group Corporation	United States	Method & System For Precisely Positioning A Waist Of A Material-Processing Laser Beam To Process Microstructures Within A Laser-Processing Site.	6,483,071	5/16/2000	11/19/2002

9

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method & System For Precisely Positioning A Waist Of A Material-Processing Laser Beam To Process Microstructures Within A Laser-Processing Site.	7,176,407	4/26/2005	2/13/2007

GSI Group Corporation	United States	Method & System For Precisely Positioning A Waist Of A Material-Processing Laser Beam To Process Microstructures Within A Laser-Processing Site.	6,573,473	11/2/2001	6/3/2003

GSI Group Corporation	United States	Method And Apparatus For Orienting A Disk Via Edge Contact.	5,990,650	11/25/1998	11/23/1999

GSI Group Corporation	United States	Method And Subsystem For Determining A Sequence In Which Microstructures Are To Be Processed At A Laser-Processing Site.	6,662,063	5/16/2001	12/9/2003

GSI Group Corporation	United States	Method And System For Adaptively Controlling A Laser-Based Material Processing Process And Method And System For Qualifying Same.	2007-0106416	11/30/2006	Not Applicable

GSI Group Corporation	United States	Method And System For Calibrating A Laser Processing System And Laser Marking System Utilizing Same.	7,015,418	5/15/2003	3/21/2006

10

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And System For High Speed Measuring Of Microscopic Targets.	6,249,347	10/19/1999	6/19/2001

GSI Group Corporation	United States	Method And System For High-Speed Measuring Of Microscopic Targets.	6,750,974	9/16/2002	6/15/2004

GSI Group Corporation	United States	Method And System For High-Speed Measuring Of Microscopic Targets.	6,452,686	4/2/2002	9/17/2002

GSI Group Corporation	United States	Method And System For High-Speed Measuring Of Microscopic Targets.	6,366,357	3/5/1998	4/2/2002

GSI Group Corporation	United States	Method And System For High-Speed Precise Laser Trimming, Scan Lens System For Use Therein.	7,563,695	1/25/2007	7/21/2009

GSI Group Corporation	United States	Method And System For High-Speed Precise Laser Trimming, Scan Lens System For Use Therein And Electrical Device Produced Thereby.	7,358,157	10/6/2005	4/15/2008

GSI Group Corporation	United States	Method And System For High-Speed, High-Resolution, 3-D Imaging Of An Object At A Vision Station.	RE36560	6/17/1993	2/8/2000

GSI Group Corporation	United States	Method And System For High-Speed, Precise Micromaching An Array Of Devices.	6,951,995	3/26/2003	10/4/2005

11

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And System For High-Speed, Precise Micromaching An Array Of Devices.	7,666,759	5/2/2006	2/23/2010

GSI Group Corporation	United States	Method And System For Laser Processing Targets Of Different Types On A Workpiece.	7,732,731	9/13/2007	6/8/2010

GSI Group Corporation	United States	Method And System For Laser Soft Marking.	7,705,268	11/9/2005	4/27/2010

GSI Group Corporation	United States	Method And System For Machine Vision-Based Feature Detection And Mark Verification In A Workpiece Or Wafer Marking System.	7,119,351	5/15/2003	10/10/2006

GSI Group Corporation	United States	Method And System For Machine Vision-Based Feature Detection And Mark Verification In A Workpiece Or Wafer Marking System.	RE41924	11/30/2007	11/16/2010

GSI Group Corporation	United States	Method And System For Processing One Or More Microstructures Of A Multi-Material Device.	6,639,177	3/27/2002	10/28/2003

GSI Group Corporation	United States	Method And System For Suppressing Unwanted Reflections In An Optical System.	6,028,671	1/31/1996	2/22/2000

12

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method And System For Triangulation-Based, 3-D Imaging Utilizing An Angled Scanning Beam Of Radiant Energy.	5,815,275	3/27/1997	9/29/1998

GSI Group Corporation	United States	Methods And Apparatus For Utilizing An Optical Reference.	7,538,564	10/18/2006	5/26/2009

GSI Group Corporation	United States	Methods And Systems For Precisely Relatively Positioning A Waist Of A Pulsed Laser Beam And Method And System For Controlling Energy Delivered To A Target Structure.	7,027,155	3/27/2002	4/11/2006

GSI Group Corporation	United States	Methods And Systems For Precisely Relatively Positioning A Waist Of A Pulsed Laser Beam And Method And System For Controlling Energy Delivered To A Target Structure.	2006-0028655	10/11/2005	Not Applicable

GSI Group Corporation	United States	Methods And Systems For Processing A Device, Methods And Systems For Modeling Same And The Device.	6,972,268	3/27/2002	12/6/2005

GSI Group Corporation	United States	Methods And Systems For Processing A Device, Methods And Systems For Modeling Same And The Device.	7,192,846	5/9/2005	3/20/2007

13

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	7,382,389	11/7/2006	6/3/2008

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	2002-0167581	3/27/2002	Not Applicable

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	7,394,476	5/2/2006	7/1/2008

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device.	7,955,906	7/1/2008	6/7/2011

GSI Group Corporation	United States	Multi-Color Laser Projector For Optical Layup Template And The Like.	6,000,801	5/2/1997	12/14/1999

GSI Group Corporation	United States	Optical Metrological Scale And Laser-Based Manufacturing Method Therefor.	7,903,336	10/11/2006	3/8/2011

GSI Group Corporation	United States	Optical Scanning Method And System And Method For Correcting Optical Aberrations Introduced Into The System By A Beam Deflector.	7,466,466	4/25/2006	12/16/2008

GSI Group Inc.	United States	Programmable Illuminator For Vision System.	6,633,338	4/27/1999	10/14/2003

14

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Pulse Control In Laser Systems.	6,831,936	8/7/2000	12/14/2004

GSI Group Corporation	United States	Pulse Control In Laser Systems.	6,339,604	6/12/1998	1/15/2002

GSI Group Corporation	United States	Pulse Control In Laser Systems.	6,973,104	12/7/2004	12/6/2005

GSI Group Corporation	United States	Rectification Of A Laser Pointing Device.	5,400,132	10/12/1993	3/21/1995

GSI Group Corporation	United States	Robotically Operated Laser Head.	6,822,187	6/4/2001	11/23/2004

GSI Group Corporation	United States	System And Method For Inspecting Wafers In A Laser Marking System.	7,315,361	4/29/2005	1/01/2008

GSI Group Corporation	United States	System And Method For Laser Processing At Non-Constant Velocities.	2008-0029491	9/15/2006	Not Applicable

GSI Group Corporation	United States	System And Method For Multi-Pulse Laser Processing.	2008-0164240	1/3/2008	Not Applicable

GSI Group Corporation	United States	Triangulation-Based 3-D Imaging And Processing Method And System.	5,654,800	7/29/1996	8/5/1997

GSI Group Corporation	United States	Triangulation-Based 3-D Imaging And Processing Method And System.	5,812,269	5/9/1997	9/22/1998

15

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Triangulation-Based 3-D Imaging And Processing Method And System.	5,546,189	5/19/1994	8/13/1996

GSI Group Corporation	United States	Versatile Method And System For High Speed 3D Imaging Of Microscopic Targets.	6,098,031	3/5/1998	8/1/2000

GSI Group Inc.	United States	Waveguide Device With Mode Control And Pump Light Confinement And Method of Using Same.	6,785,304	7/24/2001	8/31/2004

GSI Group Corporation	United States	Wireless Chart Recorder System And Method.	7,135,987	5/30/2003	11/14/2006

GSI Group Corporation	United States	Methods And Systems For Thermal-Based Laser Processing A Multi-Material Device	7,955,905	12/20/2006	6/7/2011

GSI Group Corporation	United States	Rotary Device With Matched Expansion Ceramic Bearings.	6,710,487	1/10/2001	3/23/2004

GSI Group Corporation	United States	Capacitive Transducing With Feedback.	5,537,109	5/28/1993	7/16/1996

GSI Group Corporation	United States	Composite Rotor And Output Shaft For Galvanometer Motor And Method Of Manufacture Thereof.	7,365,464	9/1/2004	4/29/2008

GSI Group Corporation	United States	Controlled High Speed Reciprocating Angular Motion Actuator.	6,448,673	6/1/2001	9/10/2002

16

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Galvanometer Unit.	6,433,449	3/14/2002	8/13/2002

GSI Group Inc.	United States	Galvanometer Unit.	6,380,649	11/2/1999	4/30/2002

GSI Group Corporation	United States	Mirror Mounting Structures And Methods For Scanners Employing Limited Rotation Motors.	7,471,432	4/11/2007	12/30/2008

GSI Group Corporation	United States	Mirror Mounting Structures And Methods For Scanners Employing Limited Rotation Motors.	7,212,325	11/23/2004	5/1/2007

GSI Group Corporation	United States	Rotor Shaft For Limited Rotation Motor And Method Of Manufacture Thereof.	7,262,535	12/17/2004	8/28/2007

GSI Group Corporation	United States	Method And Apparatus For Reducing The Stress On Rotating Shaft Bearings.	6,390,684	7/3/2001	5/21/2002

GSI Group Corporation	United States	Method For A Galvanometer With Axial Symmetry And Improved Bearing Design.	6,612,015	10/22/2001	9/2/2003

GSI Group Corporation	United States	Method For Optimum Material Selection And Processing For Dynamic Mirror Applications.	7,404,647	12/10/2004	7/29/2008

GSI Group Corporation	United States	Method For Tuning The Resonant Frequency Of Crossed- Flexure Pivot Galvanometers.	6,265,794	10/29/1999	7/24/2001

17

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Monitoring Bearing Performance.	6,956,491	6/13/2003	10/18/2005

GSI Group Corporation	United States	Moving Magnet Optical Scanner With Novel Rotor Design.	5,424,632	10/22/1992	6/13/1995

GSI Group Corporation	United States	Optical Element For Scanning System And Method Of Manufacture Thereof	6,749,309	9/27/2001	6/15/2004

GSI Group Corporation	United States	Optical Position Transducer Systems And Methods Employing Reflected Illumination For Limited Rotation Motor Systems.	7,820,956	6/4/2007	10/26/2010

GSI Group Corporation	United States	Rotary Optical Encoder Employing Multiple Sub-Encoders With Common Reticle Substrate.	7,482,575	8/2/2007	1/27/2009

GSI Group Corporation	United States	Smart Energy Emitting Head.	6,581,833	11/2/2001	6/24/2003

GSI Group Corporation	United States	Continuous Position Calibration For Servo Controlled Rotary System.	6,768,100	10/29/2001	7/27/2004

GSI Group Corporation	United States	System And Method For Diagnosing A Controller In A Limited Rotation Motor System.	7,291,999	11/30/2006	11/6/2007

GSI Group Corporation	United States	System And Method For High Power Laser Processing.	7,672,343	7/07/2006	3/2/2010

18

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Digital control servo system	7,421,308	1/26/2007	9/2/2008

Continuum Electro-Optics, Inc.	United States	System And Method For Providing Rotation Control In A Limited Rotation Motor System.	7,649,288	9/24/2007	1/19/2010

GSI Group Corporation	United States	Method And System For Triangulation-Based, 3-D Imaging Utilizing An Angled Scanning Beam Of Radiant Energy.	5,617,209	4/27/1995	4/1/1997

GSI Group Corporation	United States	High-Speed Precision Positioning Apparatus.	6,144,118	9/18/1998	11/07/2000

GSI Group Corporation	United States	High-Speed, Precision, Laser-Based Method And System For Processing Material Of One Or More Targets Within A Field.	6,777,645	3/27/2002	8/17/2004

GSI Group Corporation	United States	Laser Processing.	6,911,622	5/05/2003	6/28/2005

GSI Group Corporation	United States	Link Processing With High Speed Beam Deflection.	2009-0095722	9/18/2008	Not Applicable

GSI Group Corporation	United States	Method and system for high-speed, precise micromachining an array of devices	7,871,903	12/22/2009	1/18/2011

GSI Group Corporation	United States	Link processing with high speed beam deflection	20090095722 12233476	9/18/2008	Not Applicable

19

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Method and system for high-speed precise laser trimming and scan lens for use therein	20090321396 12499123	7/8/2009	Not Applicable

GSI Group Corporation	United States	Method and system for laser processing targets of different types on a workpiece	20100237051 12793306	6/3/2010	Not Applicable

GSI Group Corporation	United States	Laser-based method and system for removing one or more target link structures	20110062127 12950969	11/19/2010	Not Applicable

GSI Group Corporation	United States	Method and system for high-speed, precise micromachining an array of devices	20110108534 13004710	1/11/2011	Not Applicable

Cambridge Technology, Inc.	United States	Optical position detector for determining the angular position of a rotatable element	5,671,043	10/3/1995	9/23/1997

Cambridge Technology, Inc.	United States	Axial led position detector for determining the angular position of a rotatable element	5,844,673	4/17/1998	12/1/1998

Cambridge Technology, Inc.	United States	Servo control system	7,414,379	10/12/2006	8/19/2008

Cambridge Technology, Inc.	United States	Systems and methods of providing improved performance of scanning mirrors coupled to limited rotation motors	20100271679 12764392	4/21/2010	Not Applicable

20

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Cambridge Technology, Inc.	United States	Low cost long-life compact low wobble wide scan angle taut-band resonant scanners with matched coefficients of thermal expansion and interchangeable mirrors	20110181932 13009939	1/20/2011	Not Applicable

Continuum Electro-Optics, Inc.	United States	Mode Locked Laser With Variable Pulse Duration.	7,356,053	10/16/2003	4/8/2008

Continuum Electro-Optics, Inc.	United States	Laser Saturable Absorber And Passive Negative Feedback Elements, And Method Of Producing Energy Output Therefrom.	6,546,027	12/1/1999	4/8/2003

Continuum Electro-Optics, Inc.	United States	Narrow Linewidth BBO Optical Parametric Oscillator Utilizing Extraordinary Resonance.	5,406,409	3/30/1994	4/11/1995

Continuum-Electro-Optics, Inc.	United States	Methods And Apparatus For An Improved Amplifier For Driving A Non-Linear Load.	7,276,857	2/07/2005	10/02/2007

Continuum-Electro-Optics, Inc.	United States	Methods And Apparatus For An Improved Amplifier For Driving A Dynamic Load.	7,342,363	2/07/2005	3/11/2008

Continuum-Electro-Optics, Inc.	United States	Power Supply System Method Of Use.	7,436,153	5/20/2005	10/14/2008

Continuum-Electro-Optics, Inc.	United States	Power Supply System Method Of Use.	7,394,205	5/20/2005	7/1/2008

21

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Control Laser Corporation	United States	Method and system for exposing delicate structures of a device encapsulated in a mold compound	20110089152 12580652	10/16/2009	Not Applicable

GSI Group Limited	United States	Air bearing	5,593,230	11/27/1995	1/14/1997

GSI Group Limited	United States	Air bearing	6,024,493	5/6/1998	2/15/2000

GSI Group Limited	United States	Rotary mirror assembly having spherical housing	6,130,769	10/2/1998	10/10/2000

GSI Group Limited	United States	High speed drill holders	6,443,462	7/25/2001	9/3/2002

GSI Group Limited	United States	Hole forming system with ganged spindle set	6,960,050	12/4/2001	11/1/2005

GSI Group Limited	United States	Data storage disc holder having central shaft held by spring loaded clamps against inclined surfaces when in disc gripping configuration	7,367,038	12/12/2006	4/29/2008

GSI Group Limited	United States	Cladding pumped fibre laser with a high degree of pump isolation	20090251770 12470074	5/21/2009	Not Applicable

GSI Group Limited	United States	Laser systems and material processing	20090296748 12505003	7/17/2009	Not Applicable

GSI Group Limited	United States	System for delivering the output from an optical fibre	20100124393 12633351	12/8/2009	Not Applicable

22

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Limited	United States	High speed drilling spindle with reciprocating ceramic shaft and double-gripping centrifugal chuck	5997223	9/22/1998	12/7/1999

GSI Group Limited	United States	High throughput hole forming system with multiple spindles per station	6174271	5/11/1999	1/16/2001

GSI Group Limited	United States	High speed drilling spindle with reciprocating shaft and double-gripping centrifugal chuck	6227777	11/9/1999	5/8/2001

GSI Group Limited	United States	Methods and systems for laser processing a workpiece and methods and apparatus for controlling beam quality therein	7324571	5/25/2006	1/29/2008

GSI Group Limited	United States	Monitoring and controlling of laser operation	7331512	11/29/2005	2/19/2008

GSI Group Limited	United States	Optical fibre laser	7649914	4/1/2008	1/19/2010

GSI Group Limited	United States	Device for coupling radiation into or out of an optical fibre	7720340	12/22/2008	5/18/2010

GSI Group Limited	United States	Fibre laser system	7839902	12/22/2008	11/23/2010

GSI Group Limited	United States	Data storage disc carriers	7936535	4/20/2006	5/3/2011

GSI Group Limited	United States	Gas bearing spindles	20080178795 11911444	12/27/2007	Not Applicable

23

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Limited	United States	Cladding pumped fibre laser with a high degree of pump isolation	20090251770 12470074	5/21/2009	Not Applicable

GSI Group Limited	United States	Optical fibre apparatus	6347178	11/1/1999	2/12/2002

GSI Group Limited	United States	Laser rod pump chamber and method	6693940	11/13/2002	2/17/2004

GSI Group Limited	United States	Laser based material processing methods and scalable architecture for material processing	6738396	11/13/2002	5/18/2004

GSI Group Limited	United States	Method and system for laser welding	6750421	2/18/2003	6/15/2004

GSI Group Corporation	United States	Absolute Encoder Employing Linked Sub-Encoders And Beat Track.	7,368,705	6/28/2007	5/06/2008

GSI Group Corporation	United States	Absolute Encoder Employing Concatenated, Multi-Bit, Interpolated Sub-Encoders.	7,253,395	11/17/2004	8/07/2007

GSI Group Corporation	United States	Precision Material-Handling Robot Employing High-Resolution, Compact Absolute Encoder.	7,321,113	5/25/2005	1/22/2008

GSI Group Corporation	United States	Multi-Track Absolute Encode.	6,366,047	7/13/2000	4/4/2002

GSI Group Corporation	United States	Optical Position Encoder Having Alignment Indicators Providing Quantitative Alignment Indications.	7,067,797	9/15/2004	6/27/2006

24

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Optical Encoder Having Slanted Optical Detector Elements For Harmonic Suppression.	7,324,212	2/28/2007	1/29/2008

GSI Group Corporation	United States	Multi Track Optical Encoder Employing Beam Divider.	7,193,204	7/7/2003	3/20/2007

GSI Group Corporation	United States	Interferometric Optical Position Encoder Employing Spatial Filtering Of Diffraction Orders For Improved Accuracy.	7,480,060	8/8/2007	1/20/2009

GSI Group Corporation	United States	Encoder Self-Calibration Apparatus And Method.	6,897,435	10/31/2002	5/24/2005

GSI Group Corporation	United States	Encoder Scale Error Compensation Employed Comparison Among Multiple Detectors.	7,126,109	6/14/2004	10/24/2006

GSI Group Corporation	United States	Rotary Position Sensor With Offset Beam Generating Element And Elliptical Detector Array.	7,183,537	12/16/2003	2/27/2007

GSI Group Corporation	United States	Method Of Generating An Index Signal For An Optical Encoder.	7,075,057	4/26/2005	7/11/2006

GSI Group Corporation	United States	Optical Encoder With Burst Generator For Generating Burst Output Signals.	7,193,205	4/23/2006	3/20/2007

GSI Group Corporation	United States	Apparatus For Detecting Relative Movement.	5,559,600	2/1/1995	9/24/1996

25

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
GSI Group Corporation	United States	Apparatus For Detecting Relative Movement Wherein A Detecting Means Is Positioned In A Region Of Natural Interference.	5,486,923	2/24/1995	1/23/1996

GSI Group Corporation	United States	Apparatus For Detecting Relative Movement Wherein A Detecting Means Is Positioned In A Region Of Natural Interference.	5,646,730	1/23/1996	7/8/1997

GSI Group Corporation	United States	Scale Assembly For Optical Encoder Having Affixed Optical Reference Markers.	7,343,693	11/9/2006	3/18/2008

GSI Group Corporation	United States	Optical Track Sensing Device.	5,991,249	7/29/1997	11/23/1999

GSI Group Corporation	United States	Reference Point Talbot Encoder.	7,002,137	8/13/2002	2/21/2006

Photo Research, Inc.	United States	Apparatus With Multiple Light Detectors And Methods Of Use And Manufacture.	7,897,912	5/25/2006	3/1/2011

Photo Research, Inc.	United States	Synthetic Aperture Video Photometer System.	5,267,038	12/30/1988	11/20/1993

Photo Research, Inc.	United States	Multiaxis Photometric Inspection System & Method For Flat Panel Displays.	6,111,243	1/30/1998	8/29/2000

26

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Photo Research, Inc.	United States	Led Measuring Device.	7,022,969	5/14/2004	4/4/2006
Quantronix Corporation	United States	Fiber Delivery System With Enhanced Passive Fiber Protection And Active Monitoring.	7,146,073	7/19/2004	12/5/2006

Quantronix Corporation	United States	Mode-Locked Laser Method And Apparatus.	7,079,558	11/30/2004	7/18/2006

Quantronix Corporation	United States	Apparatus And Method For Measuring Intensity And Phase Of A Light Pulse With An Interferometric Asymmetric Single-Shot Autocorrelator.	6,801,318	4/30/2002	10/05/2004

Quantronix Corporation	United States	Stackable Integrated Diode Packaging.	6,151,341	5/27/1998	11/21/2000

Quantronix Corporation	United States	Scalable Vertically Diode-Pumped Solid-State Lasers.	6,075,803	5/27/1998	6/13/2000

Quantronix Corporation	United States	Intra-Cavity And Inter-Cavity Harmonics Generation In High-Power Lasers.	5,943,351	2/2/1998	8/24/1999

Quantronix Corporation	United States	Laser Delivery System And Method For Photolithographic Mask Repair.	6,341,009	2/24/2000	1/22/2002

Quantronix Corporation	United States	Longitudinally Pumped Solid State Laser And Methods Of Making And Using.	7,408,971	2/28/2006	8/05/2008

27

Grantor	Country	Title	Application/Publication, Patent No.	Filing Date	Issue Date
Synrad, Inc.	United States	Laser Tube With External Adjustable Reactance For A Gas Discharge RF-Excited Laser.	7,480,323	5/17/2007	1/20/2009

Synrad, Inc.	United States	System And Method For Laser Beam Coupling Between Waveguide And Optics.	6,603,794	9/5/2001	9/5/2003

Synrad, Inc.	United States	Laser System And Method For Gain Medium With Output Beam Transverse Profile Tailoring Longitudinal Strips.	6,614,826	5/5/2000	9/2/2003

Synrad, Inc.	United States	Laser System And Method For Beam Enhancement.	6,198,759	12/27/1999	3/6/2001

Synrad, Inc.	United States	Laser With Heat Transfer System And Method.	6,198,758	12/27/1999	3/6/2001

Synrad, Inc.	United States	Laser Assembly System And Method.	6,195,379	12/27/1999	2/27/2001

Synrad, Inc.	United States	All Metal Electrode Sealed Gas Laser.	5,953,360	10/24/1997	9/14/1999

Synrad, Inc.	United States	RF-Excited Gas Laser System.	5,602,865	11/14/1995	2/11/1997

28

SCHEDULE 5

TRADEMARKS

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
GSI Group Corporation	United States	Chiptrim	3,007,832	8/8/2003	10/18/2005

GSI Group Corporation	United States	GSI (Word Only - Black)	78/731631	10/12/2005	Not Applicable

GSI Group Corporation	United States	GSI (Word Only - Blue)	78/731636	10/12/2005	Not Applicable

GSI Group Corporation	United States	GSI Lumonics (Block)	2,958,968	5/24/2002	6/7/2005

GSI Group Corporation	United States	GSI Lumonics - Stylized	2,921,938	5/24/2002	2/1/2005

GSI Group Corporation	United States	Lightwriter	1,649,349	6/4/1990	7/2/1991

GSI Group Corporation	United States	Lightwriter	3,017,266	9/3/2003	11/22/2005

GSI Group Corporation	United States	Sigmaclean	2,259,707	10/16/1995	7/6/1999

GSI Group Inc.	United States	Softmark	1,375,595	12/20/1984	12/17/1985

GSI Group Corporation	United States	Super Softmark	1,717,813	1/9/1992	9/22/1992

GSI Group Corporation	United States	Versitrim	3,187,870	8/8/2003	12/19/2006

29

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
GSI Group Corporation	United States	Wafermark	1,200,245	5/9/1980	7/6/1982

Cambridge Technology, Inc.	United States	Micromax	2,457,724	4/29/1998	6/5/2001

Continuum Electro-Optics, Inc.	United States	Panther	2,565,632	4/16/1999	4/30/2002

Continuum Electro-Optics, Inc.	United States	Continuum	1,695,210	11/17/1989	6/16/1992

Control Laser Corporation	United States	Instamark	1,205,975	3/10/1981	8/24/1982

MicroE Systems Corp	United States	MicroE Systems	3,125,680	6/7/2004	8/8/2006

MicroE Systems Corp	United States	MicroE Systems	2,886,781	10/20/1999	9/21/2004

Photo Research, Inc.	United States	Pritchard	0945,229	6/14/1971	10/17/1972

Photo Research, Inc.	United States	Spectra	0987,821	10/6/1972	7/9/1974

Photo Research, Inc.	United States	Light Mate	1,188,492	9/19/1980	2/2/1982

Photo Research, Inc.	United States	Photo Research	1,253,696	7/9/1982	10/11/1983

30

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
Photo Research, Inc.	United States	PR	1,262,271	7/9/1982	12/27/1983

Photo Research, Inc.	United States	Spectrascan	1,262,871	7/8/1982	1/3/1984

Photo Research, Inc.	United States	Spotmeter	1,298,453	7/9/1982	10/2/1984

Photo Research, Inc.	United States	The Light Measurement People	1,475,474	5/26/1987	2/2/1988

Photo Research, Inc.	United States	Spectrawin	2,219,258	4/15/1996	1/19/1999

Photo Research, Inc.	United States	Videowin	2,247,912	8/15/1995	5/25/1999

Photo Research, Inc.	United States	Photowin	2,747,719	3/16/2000	8/5/2003

Photo Research, Inc.	United States	SpectraAduo	3,223,033	6/8/2006	3/27/2007

Quantronix Corporation	United States	Q-Mark	2,427,055	3/16/2000	2/6/2001

Quantronix Corporation	United States	Laser Commander	2,355,214	7/22/1999	6/6/2000

Quantronix Corporation	United States	Quantronix	1,097,990	3/23/1977	8/1/1978

Quantronix Corporation	United States	Quantronix	0907,880	1/23/1969	2/16/1971

31

Grantor	Country	Trademark	Application/Registration No.	Filing Date	Registration Date
Quantronix Corporation	United States	KATANA	77917319	1/21/2010	Not Applicable

Synrad, Inc.	United States	Synrad	1,890,922	3/31/1994	4/25/1995

Synrad, Inc.	United States	Power Wizard	1,848,154	4/30/1993	8/2/1994

Synrad, Inc.	United States	Fenix	2,396,260	4/28/1998	10/17/2000

Synrad, Inc.	United States	Firestar	2,497,086	12/29/1999	10/9/2001

Synrad, Inc.	United States	Duo-Lase	1,620,992	1/2/1990	11/6/1990

32

SCHEDULE 6

PLEDGED EQUITY

Name of Grantor	Name of Company	Number of Shares/Units	Class of Interests	Percentage Owned	Percentage Pledged	Certificate Nos.
GSI Group Inc.	GSI Group Corporation	1,245,094 shares, no par	Common Stock	100%	100%	3 and 5

GSI Group Inc.	GSI Group Japan Corporation	14,360 shares	Common Stock	100%	66 2/3%	X-001

GSI Group Inc.	GSI Group Singapore Pte Ltd.	100,000 shares S$1.00 par value	Common Stock	100%	66 2/3%	4 (representing 99,998 shares)

GSI Group Inc.	GSI Group GmbH	Registered share capital of DM 50,500 consisting of two shares in the nominal amount of DM 33,600 (having current number 2 in the Company’s list of shareholders) and DM 16,900 (having current number 3 in the Company’s list of shareholders), respectively	N/A	100%	66.53%	N/A

33

Name of Grantor	Name of Company	Number of Shares/Units	Class of Interests	Percentage Owned	Percentage Pledged	Certificate Nos.
GSI Group Inc.	GSI Group Limited	9,125,430 shares, 1 British Pound par value	Common Stock	100%	100%	4

GSI Group Corporation	General Scanning Securities Corp.	1,000 shares, $1.00 par value	Common Stock	100%	100%	1

GSI Group Corporation	GSI Lumonics Asia Pacific Ltd.	2,320,000 shares, HK$1.00 par vale	Common Stock	100%	66 2/3%	4,5,6

GSI Group Corporation	Excel Technology, Inc.	1,000 shares, $0.001 par value	Common Stock	100%	100%	2

GSI Group Corporation	MicroE Systems Corp.	100 shares, $0.01 par value	Common Stock	100%	100%	1

MicroE Systems Corp.	MES International Inc.	10,000 shares, $0.001 par value	Common Stock	100%	100%	1

Excel Technology, Inc.	Cambridge Technology, Inc.	1 share, no par value	Common Stock	100%	100%	1

Excel Technology, Inc.	Control Laser Corporation	1 share, $0.01 par value	Common Stock	100%	100%	1

Excel Technology, Inc.	Continuum Electro-Optics, Inc.	10 shares, $0.001 par value	Common Stock	100%	100%	1

Excel Technology, Inc.	Synrad, Inc.	1 share, no par value	Common Stock	100%	100%	2

Excel Technology, Inc.	Photo Research, Inc.	1 share, no par value	Common Stock	100%	100%	1

34

Name of Grantor	Name of Company	Number of Shares/Units	Class of Interests	Percentage Owned	Percentage Pledged	Certificate Nos.
Excel Technology, Inc.	Quantronix Corporation	1 share, $0.001 par value	Common Stock	100%	100%	1

Excel Technology, Inc.	The Optical Corporation	1 share, no par value	Common Stock	100%	100%	2

Excel Technology, Inc.	Excel Technology Asia Sdn. Bhd.	2,499,995 shares, one Ringgit par value	Ordinary Shares	100%	66 2/3%	7

Excel Technology, Inc.	Excel Technology Europe GmbH	Registered share capital of DM 400,000 consisting of two shares in the nominal amount of DM 266,600 (having current number 2 in the Company’s list of shareholders) and DM 133,400 (having current number 3 in the Company’s list of shareholders), respectively	N/A	100%	66.65%	N/A

Excel Technology, Inc.	Excel Technology Lanka (Private) Limited	999,998 shares	Common Stock	100%	66 2/3%	03

35

Name of Grantor	Name of Company	Number of Shares/Units	Class of Interests	Percentage Owned	Percentage Pledged	Certificate Nos.
Excel Technology, Inc.	Excel Technology Japan Holding K.K.	1,660 shares	Common Stock	100%	66 2/3%	3 and 4

GSI Group Limited	GSI Group Precision Technologies (Suzhou) Co., Ltd.	N/A	N/A	100%	66 2/3%	N/A

GSI Group Limited	GSI Lumonics SARL	30,000 shares	N/A	100%	66 2/3%	N/A

36

SCHEDULE 7

OWNED REAL PROPERTY

Owner	Address

Control Laser Corporation	2419 Lake Orange Drive Orlando, Florida 32837

Photo Research Inc.	9731 Topanga Canyon Place Chatsworth, California 91311-4135

Quantronix Corporation	41 Research Way East Setauket, New York 11733

Synrad, Inc.	4600 Campus Place Mukilteo, WA 98275

37

SCHEDULE 8

LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

Grantor	Jurisdiction
GSI Group Inc.	New Brunswick, Canada

GSI Group Corporation	Michigan

Cambridge Technology, Inc.	Massachusetts

Continuum Electro-Optics, Inc.	Delaware

Control Laser Corporation	Florida

Excel Technology, Inc.	Delaware

Quantronix Corporation	Delaware

Photo Research, Inc.	Delaware

Synrad, Inc.	Washington

The Optical Corporation	California

MicroE Systems Corp.	Delaware

MES International Inc.	Delaware

GSI Group Limited	United Kingdom

38

ANNEX 1 TO SECURITY AGREEMENT FORM OF JOINDER

Joinder No. ____ (this “Joinder”), dated as of _______________, to the Security Agreement, dated as of October 19, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), by and among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, the “Grantors” and each, individually, a “Grantor”) and BANK OF AMERICA, N.A., in its capacity as agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of October 19, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among GSI Group Inc. (“Holdings”), GSI Group Corporation, a Michigan corporation (“Borrower”), certain subsidiaries of Holdings party thereto as “Guarantors,” the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, initially capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement or, if not defined therein, in the Credit Agreement; and

WHEREAS, Grantors have entered into the Security Agreement in order to induce the Lenders to make certain financial accommodations to Borrower; and

WHEREAS, pursuant to Section 6.12 of the Credit Agreement and Section 24 of the Security Agreement, certain Subsidiaries of the Loan Parties, must execute and deliver certain Loan Documents, including the Security Agreement, and the joinder to the Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Joinder in favor of Administrative Agent, for the benefit of the Secured Parties; and

WHEREAS, each New Grantor (a) is [an Affiliate] [a Subsidiary] of Borrower and, as such, will benefit by virtue of the financial accommodations extended to Borrower by the Secured Parties and (b) by becoming a Loan Party will benefit from certain rights granted to the Loan Parties pursuant to the terms of the Loan Documents, the Secured Hedge Agreements and the Secured Cash Management Agreements;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1. In accordance with Section 24 of the Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” under the Security Agreement with the same force and effect as if originally named therein as a “Grantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Security Agreement applicable to it as a

“Grantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date hereof. In furtherance of the foregoing, each New Grantor does hereby unconditionally grant, and pledge to Administrative Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a continuing security interest in and to all of such New Grantor’s right, title and interest in and to the Collateral. Schedule 1, “Commercial Tort Claims”, Schedule 2, “Copyrights”, Schedule 3, “Intellectual Property Licenses”, Schedule 4, “Patents”, Schedule 5, “Trademarks”, Schedule 6, “Pledged Equity”, Schedule 7, “Owned Real Property”, and Schedule 8, “List of Uniform Commercial Code Filing Jurisdictions” attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7 and Schedule 8, respectively, to the Security Agreement and shall be deemed a part thereof for all purposes of the Security Agreement. Each reference to a “Grantor” in the Security Agreement shall be deemed to include each New Grantor. The Security Agreement is incorporated herein by reference. Each New Grantor authorizes Administrative Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance. Each New Grantor also hereby ratifies any and all financing statements or amendments previously filed by Administrative Agent in any jurisdiction in connection with the Loan Documents.

2. Each New Grantor represents and warrants to Administrative Agent, the Secured Parties that this Joinder has been duly executed and delivered by such New Grantor and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

3. This Joinder is a Loan Document. This Joinder may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Joinder. Delivery of an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Joinder. Any party delivering an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Joinder but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Joinder.

4. The Security Agreement, as supplemented hereby, shall remain in full force and effect.

5. THE VALIDITY OF THIS JOINDER, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR

RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

6. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS JOINDER SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. ADMINISTRATIVE AGENT AND EACH NEW GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 6.

7. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ADMINISTRATIVE AGENT AND EACH NEW GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS JOINDER OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE AGENT AND EACH NEW GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS JOINDER MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Security Agreement to be executed and delivered as of the day and year first above written.

NEW GRANTORS:	[NAME OF NEW GRANTOR]

By:
Name:
Title:

[NAME OF NEW GRANTOR]

By:
Name:
Title:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO JOINDER NO. ___ TO SECURITY AGREEMENT]

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this ___ day of ___________, 20__, by and among the Persons listed on the signature pages hereof (collectively, the “Grantors” and each individually “Grantor”), and BANK OF AMERICA, N.A., in its capacity as agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of October 19, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among GSI Group Inc. (“Holdings”), GSI Group Corporation, a Michigan corporation (“Borrower”), certain subsidiaries of Holdings party thereto as “Guarantors,” the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Lenders are willing to make the financial accommodations to Borrower as provided for in the Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Administrative Agent, for the benefit of the Secured Parties, that certain Security Agreement, dated as of October 19, 2011 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Administrative Agent, for the benefit of the Secured Parties, this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Credit Agreement.

2. GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby unconditionally grants and pledges to Administrative Agent, for the benefit of each of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Copyright Collateral”):

(a) all of such Grantor’s United States copyright registrations and applications including those referred to on Schedule I;

(b) all income, license fees, royalties, damages, and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof;

(c) the right to sue for past, present, and future infringements thereof; and

(d) all products and proceeds of the foregoing.

3. SECURITY FOR SECURED OBLIGATIONS. The Security Interest created hereby and by the Security Agreement secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to any of the Secured Parties, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in any Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Security Agreement, the Security Agreement shall control.

5. COUNTERPARTS. This Copyright Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Copyright Security Agreement. Delivery of an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Copyright Security Agreement. Any party delivering an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Copyright Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Copyright Security Agreement.

6. CONSTRUCTION. This Copyright Security Agreement is a Loan Document. Unless the context of this Copyright Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the

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inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Copyright Security Agreement refer to this Copyright Security Agreement as a whole and not to any particular provision of this Copyright Security Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Copyright Security Agreement unless otherwise specified. Any reference in this Copyright Security Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization) of all of the Secured Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Obligations) under Secured Hedge Agreements provided by Hedge Banks) other than (i) in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations in each case with respect to which no claim has been made and (ii) any Obligations under Secured Hedge Agreements that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

7. THE VALIDITY OF THIS COPYRIGHT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS COPYRIGHT SECURITY AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. ADMINISTRATIVE AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.

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9. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ADMINISTRATIVE AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS COPYRIGHT SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Copyright Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED BY:

ADMINISTRATIVE AGENT:	BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO COPYRIGHT SECURITY AGREEMENT]

SCHEDULE I

TO

COPYRIGHT SECURITY AGREEMENT

U.S. COPYRIGHT REGISTRATIONS

Grantor	Title	Registration No.	Registration Date

COPYRIGHT SECURITY AGREEMENT

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this ___ day of ___________, 20__, by and among the Persons listed on the signature pages hereof (collectively, the “Grantors” and each individually “Grantor”), and BANK OF AMERICA, N.A., in its capacity as agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of October 19, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among GSI Group Inc. (“Holdings”), GSI Group Corporation, a Michigan corporation (“Borrower”), certain subsidiaries of Holdings party thereto as “Guarantors,” the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Secured Parties are willing to make the financial accommodations to Borrower as provided for in the Credit Agreement, but only upon the condition, among others, that the Grantors shall have executed and delivered to Administrative Agent, for the benefit of the Secured Parties, that certain Security Agreement, dated as of October 19, 2011 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Administrative Agent, for the benefit of the Secured Parties, this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Credit Agreement.

2. GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby unconditionally grants and pledges to Administrative Agent, for the benefit each of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Patent Collateral”):

(a) all of its United States patents and patent applications including those referred to on Schedule I;

(b) all divisionals, continuations, continuations-in-part, reissues, reexaminations, and renewals of the foregoing;

(c) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past, present, or future infringements thereof;

(d) the right to sue for past, present and future infringements thereof; and

(e) all products and proceeds of the foregoing.

3. SECURITY FOR SECURED OBLIGATIONS. The Security Interest created hereby and by the Security Agreement secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to any of the Secured Parties, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in any Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the Security Interest in the Patent Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Security Agreement, the Security Agreement shall control.

5. COUNTERPARTS. This Patent Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Patent Security Agreement. Delivery of an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Patent Security Agreement. Any party delivering an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Patent Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Patent Security Agreement.

6. CONSTRUCTION. This Patent Security Agreement is a Loan Document. Unless the context of this Patent Security Agreement clearly requires otherwise, references to the

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plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Patent Security Agreement refer to this Patent Security Agreement as a whole and not to any particular provision of this Patent Security Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Patent Security Agreement unless otherwise specified. Any reference in this Patent Security Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization) of all of the Secured Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Obligations) under Secured Hedge Agreements provided by Hedge Banks) other than (i) in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations in each case with respect to which no claim has been made and (ii) any Obligations under Secured Hedge Agreements that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

7. THE VALIDITY OF THIS PATENT SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

8. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS PATENT SECURITY AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. ADMINISTRATIVE AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS

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OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.

9. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ADMINISTRATIVE AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS PATENT SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Patent Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

ADMINISTRATIVE AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO PATENT SECURITY AGREEMENT]

SCHEDULE I

to

PATENT SECURITY AGREEMENT

U.S. Patents and Patent Applications

Grantor	Title	(Application No.)/ Patent No.	(Filing Date)/ Issue Date

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of _________ __, 20___ (this “Pledged Interests Addendum”), is delivered pursuant to Section 6 of the Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Security Agreement, dated as of October 19, 2011, (as amended, restated, supplemented, or otherwise modified from time to time, the “Security Agreement”), made by the undersigned, together with the other Grantors named therein, to BANK OF AMERICA, N.A., as Administrative Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Security Agreement or, if not defined therein, in the Credit Agreement. The undersigned hereby agrees that the additional interests listed on Schedule I shall be and become part of the Pledged Interests pledged by the undersigned to Administrative Agent in the Security Agreement and any pledged company set forth on Schedule I shall be and become “Pledged Equity” under the Security Agreement, each with the same force and effect as if originally named therein.

This Pledged interests Addendum is a Loan Document. Delivery of an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Pledged Interests Addendum. If the undersigned delivers an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission, the undersigned shall also deliver an original executed counterpart of this Pledged Interests Addendum but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Pledged Interests Addendum.

The undersigned hereby certifies that the representations and warranties set forth in Section 5 of the Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

THE VALIDITY OF THIS PLEDGED INTERESTS ADDENDUM, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS PLEDGED INTERESTS ADDENDUM SHALL BE TRIED AND LITIGATED ONLY IN THE STATE, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION

OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. ADMINISTRATIVE AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS PARAGRAPH.

TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ADMINISTRATIVE AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS PLEDGED INTERESTS ADDENDUM OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS PLEDGED INTERESTS ADDENDUM MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned has caused this Pledged Interests Addendum to be executed and delivered as of the day and year first above written.

[ ]

By:
Name:
Title:

SCHEDULE I

TO

PLEDGED INTERESTS ADDENDUM

Pledged Interests

Name of Grantor	Name of Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

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EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this ___ day of ___________, 20__, by and among the Persons listed on the signature pages hereof (collectively, the “Grantors” and each individually “Grantor”), and BANK OF AMERICA, N.A., in its capacity as agent for the Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement dated as of October 19, 2011 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among GSI Group Inc. (“Holdings”), GSI Group Corporation, a Michigan corporation (“Borrower”), certain subsidiaries of Holdings party thereto as “Guarantors,” the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Secured Parties are willing to make the financial accommodations to Borrower as provided for in the Credit Agreement, but only upon the condition, among others, that Grantors shall have executed and delivered to Administrative Agent, for the benefit of the Secured Parties, that certain Security Agreement, dated as of October 19, 2011 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Security Agreement”); and

WHEREAS, pursuant to the Security Agreement, Grantors are required to execute and deliver to Administrative Agent, for the benefit of the Secured Parties, this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1. DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Security Agreement or, if not defined therein, in the Credit Agreement.

2. GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby unconditionally grants and pledges to Administrative Agent, for the benefit each of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Trademark Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising (collectively, the “Trademark Collateral”):

(a) all of its United States trademark and service mark registrations and applications including those referred to on Schedule I, and all renewals thereof;

(b) all goodwill of the business connected with the use of, and symbolized by, each of the foregoing;

(c) all income, license fees, royalties, damages and payments now and hereafter due or payable under and with respect thereto, including payments under all licenses entered into in connection therewith and damages and payments for past or future infringements or dilutions thereof;

(d) the right to sue for past, present and future infringements and dilutions thereof; and

(e) all products and proceeds (as that term is defined in the UCC) of the foregoing.

Notwithstanding anything contained in this Trademark Security Agreement to the contrary, the term “ Trademark Collateral” shall not include any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any such intent-to-use trademark applications or any registrations that issue therefrom under applicable federal law, provided that upon submission and acceptance by the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1060(a) (or any successor provision), such intent-to-use trademark application shall be considered Trademark Collateral

3. SECURITY FOR SECURED OBLIGATIONS. The Security Interest created hereby and by the Security Agreement secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to any of the Secured Parties, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in any Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

4. SECURITY AGREEMENT. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to Administrative Agent, for the benefit of the Secured Parties, pursuant to the Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Administrative Agent with respect to the Security Interest in the Trademark Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Trademark Security Agreement and the Security Agreement, the Security Agreement shall control.

5. COUNTERPARTS. This Trademark Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together,

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shall constitute but one and the same Trademark Security Agreement. Delivery of an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Trademark Security Agreement. Any party delivering an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Trademark Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Trademark Security Agreement.

6. CONSTRUCTION. This Copyright Security Agreement is a Loan Document. Unless the context of this Trademark Security Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or”. The words “hereof”, “herein”, “hereby”, “hereunder”, and similar terms in this Trademark Security Agreement refer to this Trademark Security Agreement as a whole and not to any particular provision of this Trademark Security Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Trademark Security Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts, and contract rights. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations shall mean the repayment in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit, providing Cash Collateralization) of all of the Secured Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Secured Obligations) under Secured Hedge Agreements provided by Hedge Banks) other than (i) in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations in each case with respect to which no claim has been made and (ii) any Obligations under Secured Hedge Agreements that, at such time, are allowed by the applicable Hedge Bank to remain outstanding without being required to be repaid. Any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns. Any requirement of a writing contained herein shall be satisfied by the transmission of a Record.

7. THE VALIDITY OF THIS TRADEMARK SECURITY AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

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8. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS TRADEMARK SECURITY AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. ADMINISTRATIVE AGENT AND EACH GRANTOR WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 8.

9. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ADMINISTRATIVE AGENT AND EACH GRANTOR HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. ADMINISTRATIVE AGENT AND EACH GRANTOR REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS TRADEMARK SECURITY AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the undersigned have caused this Trademark Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

ADMINISTRATIVE AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

BANK OF AMERICA, N.A.

By:
Name:
Title:

[SIGNATURE PAGE TO TRADEMARK SECURITY AGREEMENT]

SCHEDULE I

to

TRADEMARK SECURITY AGREEMENT

U.S. Trademark Registrations and Applications

Grantor	Mark	(Serial No.)/ Registration No.	(Filing Date)/ Reg. Date

EXHIBIT G-2

FORM OF UK SECURITY AGREEMENT

See attached.

EXECUTION COPY

DEBENTURE

dated

GSI GROUP INC.

GSI GROUP LIMITED

as Chargors

BANK OF AMERICA, N.A.

as Administrative Agent

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TABLE OF CONTENTS

(continued)

		Page
33.	TRUST	27

34.	COUNTERPARTS	27

35.	GOVERNING LAW	27

36.	ENFORCEMENT	27

SCHEDULE 1 SHARES		29

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THIS DEED is dated                  October 2011 and made between:

(1)	GSI GROUP INC. a company incorporated under the laws of the Province of New Brunswick, Canada (“GGI” and a “Chargor”);

(2)	GSI GROUP LIMITED a company registered in England and Wales under company number 1041317 and whose registered office is at Cosford Lane, Swift Valley, Rugby, Warwickshire, CV21 1QN (“GGL” and a “Chargor” and together with GGI the “Chargors”); and

(3)	BANK OF AMERICA, N.A. as security agent and trustee for the Secured Parties (the “Administrative Agent”).

RECITALS

(A)	By a $110,000,000 credit agreement (the “Credit Agreement”) dated on or around the date of this Debenture and made between GSI Group Corporation and GGI as Borrowers, certain subsidiaries of GSI Group Corporation as Guarantors, certain financial institutions as Lenders, Bank of America, N.A. as Administrative Agent, Swing Line Lender and L/C Issuer, Bank of America Merrill Lynch as Sole Lead Arranger and Sole Book Manager, the Lenders have agreed to make available certain facilities on the terms and conditions contained in the Credit Agreement.

(B)	It is a term of the Credit Agreement that the Chargors enter into this Debenture.

THIS DEED WITNESSES

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Debenture, unless otherwise defined or provided for herein, words and expressions shall have the same meanings as is given to them in the Credit Agreement. In addition, the following definitions apply:

“Administrator” means an administrator appointed under Schedule B1 to the Insolvency Act 1986.

“Book Debts” means, in relation to the English Chargor, all its book and other debts, all its account receivables, all other rights it has to receive money and all other amounts, now, or from time to time, due, owing or payable to it and the benefit of all related guarantees, indemnities, negotiable instruments, rights and security interests of any kind.

“Charges” means the security created pursuant to the terms of this Debenture.

“Companies Act” means the Companies Act 1985 and the Companies Act 2006.

“Charged Asset” means the property, assets and income mortgaged, assigned or charged to the Administrative Agent (whether by way of legal mortgage, assignment, fixed or floating charge) by or pursuant to this Debenture and each and every part of such property, assets and income.

“Charged Shares” means Shares forming part of the Charged Assets.

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“Delegate” means a delegate or sub-delegate appointed, directly or indirectly, pursuant to Clause 12.6 (Delegation).

“English Chargors” means GGL.

“Fixtures” means trade and other fixtures and fittings and fixed plant, machinery and other apparatus.

“Floating Charge Property” has the meaning given to that term in Clause 4.1 (Creation of Floating Charge).

“Intellectual Property” means all patents, trademarks, service marks, all brand and business names, all copyrights (including any rights in computer software) and rights in the nature of copyright, all design rights, all registered designs, all logos, get-up, inventions (including any software), topography and similar rights, database rights, domain name rights, all trade secrets, know-how and all other intellectual property rights owned by the English Chargor and any interests (including by way of licence) of the English Chargor in any of the foregoing (whether or not registered and including all applications for the same and any associated goodwill and all rights to bring proceedings for infringement) and all rights under any agreements entered into by or for the benefit of the English Chargor relating to the use or exploitation of any such rights and all their Related Rights.

“Investment” means any debenture, bond, share, stock, certificate of deposit or other security or investment now or in the future owned at law or in equity by the English Chargor an all dividends, interest and other moneys paid or payable in respect thereof and all rights, money and assets related to or accruing or offered or arising thereon from time to time, whether by way of redemption, conversion, exercise of option rights, substitution, exchange, preference, bonus or otherwise and all their Related Rights.

“Obligor” means each Borrower, each Guarantor and each Chargor.

“Party” means a party to this Debenture.

“Personal Chattels” means plant, machinery, office equipment, computers, vehicles, goods and other chattels, including all Fixtures, all spare parts, replacements, modifications and additions and all their Related Rights.

“Receiver” means an administrative receiver or a receiver appointed pursuant to the provisions of this Debenture or pursuant to any applicable law and such expression shall include, without limitation, a receiver and manager.

“Related Rights” means, in respect of any asset:

(a)	any distribution, dividend or interest paid or payable in relation to any of the Shares;

(b)	any stock, shares, securities, rights, monies or property accruing or offered at any time (whether by way of rights issue, repurchase, redemption, substitution, exchange, bonus or preference, under option rights or otherwise) to or in respect of any of its Shares or in substitution or exchange for, or otherwise derived from, any of the Shares;

(c)	any dividend, interest or other income in respect of any asset referred to in paragraph (b) above;

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(d)	any indemnity in respect of payments made and personal liabilities incurred in the conduct of the business of, or in or about anything done for the preservation of the business or property of, a company;

(e)	any right to take part in the management of a company;

(f)	any right to inspect and copy any of the books and records;

(g)	any other right or interest conferred on a shareholder

(h)	any proceeds of sale of all or any part of any asset;

(i)	all rights under any licence, agreement for sale or agreement for lease in respect of that asset;

(j)	all moneys and proceeds paid or payable in respect of that asset;

(k)	all rights, powers, benefits, claims, contracts, warranties, negotiable instruments, remedies, Security Interest, guarantees, indemnities or covenants for title in respect of that asset.

“Secured Obligations” means all present and future obligations and other liabilities of any nature of each Obligor due, owing or incurred under or in connection with the Loan Documents (or any of them), including the Obligations, to the Secured Parties (including under any amendments, supplements or restatements of any of the Loan Documents or in relation to any new or increased advances or utilisations thereunder) and whether indebtedness or liabilities originally owed to all or any of the Secured Parties or any other person or persons actual or contingent, matured or not matured, liquidated or unliquidated, whether incurred solely or jointly and/or severally or in any other capacity whatsoever and whether as principal or surety, in any currency, including all interest accruing thereon (calculated in accordance with Clause 2.7 (Interest)), after as well as before judgment, and all costs, charges and expenses (to the extent payable by the relevant Obligor pursuant to the terms of the Loan Documents) incurred in connection therewith.

“Secured Parties” means the Administrative Agent, the Swing Line Lender, the L/C Issuer and each Lender from time to time party to the Credit Agreement, and any Receiver or Delegate and “Secured Party” shall mean any one of them.

“Security Interest” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means all the issued shares in the companies that are listed and described in and described in Schedule 1 (Shares) and all their Related Rights and all issued shares or stock or partnership interest in any company or limited partnership incorporated in England held by a Chargor from time to time.

1.2	Clause Headings

Clause headings are for convenience of reference only and shall not affect the construction of this Debenture.

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1.3	Interpretation

(a)	Unless a contrary indication appears, any reference in this Debenture to:

(i)	the “Administrative Agent”, any “Lender”, the “Issuing Bank”, the “L/C Bank”, any “Secured Party”, any “Chargor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	“assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Loan Document” or any other agreement or instrument is a reference to that Loan Document or other agreement or instrument as amended, novated, supplemented, extended or restated;

(iv)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any individual, firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium or partnership (whether or not having separate legal personality);

(vi)	a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Loan Document or in any notice given under or in connection with any Loan Document has the same meaning in that Loan Document or notice as in this Debenture.

1.4	Third Party Rights

(a)	Unless expressly provided to the contrary in a Loan Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Debenture.

(b)	Notwithstanding any term of any Loan Document, the consent of any person who is not a Party is not required to rescind or vary this Debenture at any time.

1.5	The Administrative Agent

References to the Administrative Agent in this Debenture are to it acting in its capacity as security agent and trustee for the Secured Parties.

2.	GUARANTEE AND COVENANT TO PAY

2.1	Guarantee

Each Chargor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Secured Party as principal obligor the punctual performance by each Obligor of all its Secured Obligations;

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(b)	undertakes with each Secured Party that whenever the Borrower does not pay any amount when due under or in connection with any Loan Document, that Chargor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Secured Party immediately on demand against any cost, loss or liability suffered by that Secured Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Secured Party would otherwise have been entitled to recover.

2.2	Continuing Guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Loan Documents, regardless of any intermediate payment or discharge in whole or in part.

2.3	Reinstatement

If any payment by an Obligor or any discharge given by a Secured Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Secured Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

2.4	Deferral Of Chargors’ Rights

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Loan Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Chargor will exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents:

(i)	to be indemnified by an Obligor;

(ii)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Loan Documents; and/or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Secured Parties under the Loan Documents or of any other guarantee or security taken pursuant to, or in connection with, the Loan Documents by any Secured Party.

(b)	If a Chargor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Secured Parties by the Obligors under or in connection with the Loan Documents to be repaid in full on trust for the Secured Parties and shall promptly pay or transfer the same to the Agent or as the Agent may direct for application in accordance with Clause 22 (Applications) of this Debenture.

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2.5	Covenant to Pay

Each Chargor shall pay each of its Secured Obligations when due in accordance with the terms of the Loan Documents.

2.6	Immediate Rights

(a)	This Debenture and each Chargor’s obligations under this Debenture are in addition to, and not to be prejudiced by or to be merged with, any other guarantee, indemnity or security at any time existing in favour of any person.

(b)	Each Chargor hereby waives any right it may have to require any Secured Party (or any trustee or agent on its behalf) to make demand of, proceed against or enforce any other rights or security or claim payment from any person before claiming against it save for the demand upon any Chargor in the circumstances and as provided for in Clause 2.1 (Guarantee). This waiver applies irrespective of any Law or any provision of a Loan Document to the contrary.

2.7	Interest

If a Chargor fails to pay any Secured Obligations on the date on which they fall due for payment by it, such Chargor shall on demand pay to the Administrative Agent interest on all such amounts from the due date until the date of payment (both before and after judgment) calculated and payable in accordance with Section 2.08(b) (Interest) of the Credit Agreement.

2.8	Chargors’ obligations continuing

Each Chargor’s obligations under this Clause 2 and the Charges shall constitute and be continuing obligations and will extend to the ultimate balance of the Secured Obligations payable by any Chargor and will remain in full force and effect until no Secured Obligations remain outstanding, unsatisfied or capable of arising under the Loan Documents regardless of any intermediate discharge in whole or in part.

2.9	Proportionate Discharge

Each sum appropriated by the Administrative Agent in accordance with the Loan Documents towards payment of accrued default interest on any Secured Obligation which have not been paid on their due date under any obligation under the Credit Agreement which constitutes a Secured Obligation shall to the extent of that appropriation discharge a Chargor’s obligations to pay such interest under Clause 2.7 (Interest) above.

3.	MORTGAGES, FIXED CHARGES AND ASSIGNMENTS

3.1	Creation of Charges

All charges, mortgages and assignments under this Debenture are:

(a)	made in favour of the Administrative Agent (for the benefit of itself and the other Secured Parties);

(b)	made with full title guarantee; and

(c)	continuing security for the payment of all Secured Obligations.

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3.2	Mortgages and Fixed Charges

(a)	Each Chargor charges all its Shares:

(i)	by way of first legal mortgage; and

(ii)	by way of first fixed charge to the extent that they are not mortgaged pursuant to paragraph (a)(i) above.

(b)	Each English Chargor charges by way of first fixed charge all its:

(i)	Intellectual Property;

(ii)	Investments;

(iii)	Personal Chattels;

(iv)	Book Debts, to the extent that they are not effectively assigned pursuant to Clause 3.3 (Assignments) below.

3.3	Assignments

Each English Chargor assigns absolutely (subject to the reassignment on redemption pursuant to Clause 18.7 (Redemption)) all its rights, title and interest in its Book Debts.

3.4	Property Restricting Charging

(a)	There shall be excluded from the charge created by Clause 3.2 (Mortgages and Fixed Charges), the assignment created under Clause 3.3 (Assignments), the Floating Charge created by Clause 4 (Floating Charge) and from the operation of Clause 5 (Further Assurance):

(i)	any leasehold property held by a Chargor under a lease which prohibits either absolutely or conditionally (including requiring the consent of any third party) that Chargor from creating any charge over its leasehold interest;

(ii)	any Intellectual Property in which a Chargor has an interest under any licence or other agreement which prohibits either absolutely or conditionally (including requiring the consent of any third party) that Chargor from creating any charge over its interest in that Intellectual Property; and

(iii)	any licence, contract or agreement to which the Chargor is a party which prohibits either absolutely or conditionally (including requiring the consent of any third party) that Chargor from creating any charge over its interest in that licence, contract or agreement, in each case until the relevant condition or waiver has been satisfied or obtained in accordance with this Clause 3.4.

(b)

For all leasehold property held under a lease of more than 7 years or any Intellectual Property or contract or agreement necessary for the business of the Group where the consent of a third party is required before it can be charged as referred to in Clause 3.4(a), each relevant Chargor undertakes to apply for the relevant consent or waiver of prohibition or condition within ten Business Days of the date of this Debenture and, in respect of any lease, licence or agreement which provides that the relevant third party will not unreasonably withhold its consent to charging, to use all

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reasonable endeavours for a period of three months from the date on which the relevant consent or waiver was first applied for, to obtain such consent as soon as reasonably possible and to keep the Administrative Agent informed of the progress of its negotiations; provided that the relevant Chargor shall not be obliged to instigate litigation proceedings or take any equivalent action against the relevant third party.

(c)	Immediately upon receipt of the relevant waiver or consent, the formerly excluded leasehold property or Intellectual Property shall stand charged to the Security Agent under Clause 3.2 (Mortgages and Fixed Charges) and Clause 4 (Floating Charge). If required by the Administrative Agent (acting reasonably), at any time following receipt of that waiver or consent, the relevant Chargor will as soon as reasonably practicable execute a valid fixed charge or legal assignment on substantially the same terms as set out in this Debenture or in such other form as the Chargor and the Administrative Agent may agree.

4.	FLOATING CHARGE

4.1	Creation of Floating Charge

Each Chargor, with full title guarantee, as continuing security for the payment of the Secured Obligations hereby charges in favour of the Administrative Agent (as agent and trustee for the Secured Parties) by way of floating charge the whole of its undertaking and all its property, assets and rights, whatsoever and wheresoever, present and future, other than any property or assets from time to time or for the time being effectively mortgaged, charged or assigned to the Administrative Agent under Clause 3 (Mortgages, Fixed Charges and Assignments) (collectively the “Floating Charge Property”).

4.2	Qualifying Floating Charge

(a)	The floating charge created by the Chargors pursuant to 4.1 (Creation of Floating Charge) is a “qualifying floating charge” for the purposes of paragraph 14.2(a) of Schedule B1 to the Insolvency Act 1986.

(b)	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 shall apply to this Debenture and the Administrative Agent may appoint an Administrator to the relevant Chargor pursuant to that paragraph.

4.3	Conversion of Floating Charge by notice

If, at any time:

(a)	any Event of Default has occurred and is continuing; or

(b)	the Administrative Agent believes (acting reasonably) that any asset of a Chargor is in danger of being seized or sold under any form of distress, execution or other similar process; or

(c)	the Administrative Agent believes (acting reasonably) that it is necessary in order to do so to protect the priority of the security created under this Debenture,

then without prejudice to the provisions of Clause 4.4 (Automatic Conversion of Floating Charge) the Administrative Agent may, by notice in writing to the relevant Chargor, convert the floating charge granted by it under this Debenture into a fixed charge in relation to the assets specified in such notice (in respect of those assets which are in danger of seizure or

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sale) and the Administrative Agent shall further be entitled (but not bound) to take possession of or appoint a Receiver of such assets.

4.4	Automatic Conversion of Floating Charge

If:

(a)	any Chargor takes any steps to create any security interest in breach of Section 7.01 (Liens) of the Credit Agreement over any of the Floating Charge Property; or

(b)	any person levies any distress, execution, sequestration, attachment or other process against any of the Floating Charge Property,

then in the absence of any notice or other action by the Administrative Agent pursuant to Clause 4.3 (Conversion of Floating Charge by notice), the floating charge over the relevant Charged Asset shall automatically operate as a fixed charge immediately upon the occurrence of such event.

5.	FURTHER ASSURANCE AND ADDITIONAL OBLIGATIONS

5.1	Further Assurance

Each Chargor shall, at the request of the Administrative Agent (acting reasonably) and at the cost of such Chargor, forthwith do all acts and things and execute in favour of the Administrative Agent, or as it may direct, such further or other legal assignments, transfers, mortgages, charges, securities and other deeds and documents as the Administrative Agent may reasonably require, in such form as the Administrative Agent may reasonably require, in order to:

(a)	protect, preserve, perfect or improve the security intended to be conferred on the Administrative Agent by or pursuant to this Debenture;

(b)	at any time following an Event of Default that is continuing, to facilitate the realisation of all or any of the Charged Asset and exercise all of the rights and powers conferred on the Administrative Agent, any Receiver or any delegate or either of the same for the purpose thereof or in connection therewith;

(c)	to facilitate the exercise of any and all rights, powers, authorities and discretions intended to be vested in the Administrative Agent, or any Receiver by or pursuant to this Debenture; or

(d)	to facilitate the realisation of any Security Interest, fixed charge or assignment after such Security Interest has become enforceable or the exercise of any right, power or discretion in relation to any Charged Asset vested in the Administrative Agent, any Receiver or any Delegate upon such enforcement.

5.2	Additional Obligations

The obligations of each Chargor under this Clause shall be in addition to and not in substitution for the covenants for further assurance deemed to be included herein by virtue of the Law of Property (Miscellaneous Provisions) Act 1994.

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6.	SHARES

6.1	Acquisition of Shares

Each Chargor shall notify the Administrative Agent promptly upon the acquisition of, or agreement to acquire, any Shares.

6.2	Deposit of Documents

Each Chargor shall promptly following the execution of this Debenture, the acquisition of Shares or otherwise as the Administrative Agent directs, deposit with the Administrative Agent all deeds, certificates and other documents constituting or evidencing title to any of its Shares together with stock transfer forms and other transfers of such Shares executed in blank, as the Administrative Agent reasonably requires.

6.3	Prior to enforcement

Subject to Clause 6.4 (Post enforcement), each Chargor shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Shares as it seems fit, provided that:

(a)	such exercise does not breach the term of any Loan Document; and

(b)	such exercise of, or failure to exercise, voting rights would not materially adversely affect the rights of the Administrative Agent, the other Secured Parties, or the value of the Charged Assets or enforceability of the Charges.

6.4	Post enforcement

At any time while an Event of Default is continuing:

(a)	the Administrative Agent or the Receiver shall be entitled to exercise or direct the exercise of the voting and other rights attached to any Shares in such manner as it or he sees fit as proxy for and in the name of the relevant Chargor; and

(b)	each Chargor shall comply or procure the compliance of any directions of the Administrative Agent or the Receiver in respect of the exercise of those rights and shall promptly execute and/or deliver to the Administrative Agent or the Receiver such forms of proxy as it or he requires with a view to enabling such person as it or he selects to exercise those rights; and

(c)	the Administrative Agent or the Receiver shall be entitled to complete all instruments of transfer referred to in Clause 6.2 (Deposit of Documents) in relation to the Shares of each Chargor on behalf of that Chargor in favour of itself or such other person as it shall select and otherwise have any Share registered in its name or the name of its nominee; and

(d)	the Administrative Agent shall be entitled to receive and retain all dividends, distributions and other monies paid on the Shares.

6.5	Undertaking relating to Shares

(a)	Each Chargor hereby undertakes with the Administrative Agent (as agent and trustee for the Secured Parties) that it shall:

(i)	duly and promptly pay (or, in respect of Shares of which the Administrative Agent is the legal owner, pay to the Administrative Agent on demand

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amounts in respect of) all calls, instalments or other payments which may be made or become due in respect of any of the Shares as and when the same from time to time become due (and if that Chargor does not do so, the Administrative Agent may make such payments on behalf of that Chargor);

(ii)	comply promptly with any notice served on it under the Companies Act; and

(iii)	not (without the prior consent in writing of the Administrative Agent or save to the extent permitted under the Loan Documents):

(A)	permit any person other than the Chargor or the Administrative Agent (or its nominee) to be registered as holder of the Shares or any part thereof; or

(B)	permit any reorganisation of share capital, any alteration of rights in respect of any class of shares in the company whose shares are changed or the amendment of any provision of the memorandum of association or articles of association of that company, in any material respect, in a manner that is adverse to the rights or remedies of any Secured Party in respect of the Loan Documents (whether at law, in equity or otherwise).

7.	INTELLECTUAL PROPERTY

7.1	Acquisition of Intellectual Property

Each Chargor shall promptly notify the Administrative Agent of its acquiring, or its agreement to acquire, any Intellectual Property.

7.2	Undertakings relating to Intellectual Property

Each Chargor shall take all necessary action to safeguard, maintain in full force and effect and preserve its ability to enforce its present and future ownership and rights in connection with all Intellectual Property necessary for the conduct of, its business from time to time, including:

(a)	paying all renewal fees and other outgoings relating to all registered Intellectual Property held by it that is necessary for the conduct of its business;

(b)	performing and complying with all laws and obligations to which it is subject as registered proprietor, beneficial owner, user, licensor or licensee of any such Intellectual Property that is necessary for the conduct of its business;

(c)	registering all Intellectual Property that is necessary for the conduct of its business where necessary in order to preserve and/or validate the Intellectual Property rights or interest of that Chargor; and

(d)	commencing the prosecution of infringement actions where appropriate against third parties where failure to do so would invalidate the Intellectual Property or interest or rights of that Chargor in any Intellectual Property that is necessary for the conduct of its business.

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7.3	Deposit of Deeds

Following an Event of Default that is continuing, each Chargor shall promptly execute and/or deliver to the Administrative Agent such documents relating to its Intellectual Property as the Administrative Agent requires.

8.	BOOK DEBTS

8.1	Collection

Each Chargor shall promptly collect all Book Debts and shall hold the proceeds on trust for the Secured Parties.

8.2	Restrictions on dealing with Book Debts

Save as permitted by the Credit Agreement, no Chargor shall create or permit to subsist any Security Interest over all or any of its Book Debts.

8.3	Documents

Following an Event of Default that is continuing, each Chargor shall promptly execute and deliver to the Administrative Agent such documents relating to such of its Book Debts as the Administrative Agent requires.

9.	PERSONAL CHATTELS

Each English Chargor shall (in each case save as permitted by the Credit Agreement):

(a)	not create or permit to subsist any Security Interest over all or any part of any of its Personal Chattels other than pursuant to this Debenture; or

(b)	not do or omit to do anything which could reasonably be expected to result in any Personal Chattel or any part thereof being confiscated, seized, requisitioned, taken into execution, impounded or otherwise taken out of the English Chargor’s control;

10.	GENERAL UNDERTAKINGS

No Chargor shall do, or permit to be done, anything which could or would reasonably be likely to prejudice the Security created under this Debenture.

11.	APPOINTMENT AND RIGHTS OF RECEIVERS AND ADMINISTRATORS

11.1	Appointment

(a)	If:

(i)	so requested by the relevant Chargor; or

(ii)	at any time following an Event of Default that is continuing; or

(iii)	a petition is presented or application made for the appointment of an administrator in respect of the relevant Chargor or notice is given of the intention to appoint an Administrator,

the Administrative Agent may, subject to paragraph (e) below, by deed under seal or in writing under the hand of any officer of the Administrative Agent appoint any one

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or more persons to be Receiver of any Charged Asset of the relevant charger or, when permitted by law, may appoint an Administrator of the relevant Chargor pursuant to paragraph 14 of Schedule B1 of the Insolvency Act 1986.

(b)	The Administrative Agent may in writing under hand (except subject to any requirement for a court order under the Insolvency Act 1986 or any other applicable insolvency law) similarly remove any Receiver.

(c)	If more than one person is appointed Receiver or Administrator of any assets, each Receiver or Administrator may act either jointly or severally unless the document appointing it states otherwise.

(d)	Section 109(1) of the Law of Property Act 1925 does not apply to this Debenture.

(e)	The Administrative Agent is not entitled to appoint a Receiver solely as a result of the obtaining of a moratorium (or anything done with a view to obtaining a moratorium) under the Insolvency Act 2000, except with the leave of the court.

(f)	The Administrative Agent is not entitled to appoint an administrative receiver if prohibited from doing so under section 72A of the Insolvency Act 1986.

11.2	Scope of Appointment

Any Receiver may be appointed either Receiver of all the Charged Asset (subject to any applicable restrictions under the Insolvency Act 1986) or Receiver of such part thereof as may be specified in its appointment and, in the latter case, the rights conferred on a Receiver by this Debenture shall have the effect as though every reference therein to the Charged Assets were a reference to the part of such assets so specified or any part thereof.

11.3	Rights of Receivers

(a)	Any Receiver appointed pursuant to this Clause shall have all the rights, powers and discretions conferred on a receiver or and administrative receiver under the Insolvency Act 1986, the Law of Property Act 1925 and any other applicable Law.

(b)	In addition, a Receiver shall be entitled (either in its own name or in the name of a relevant Chargor or any trustee or nominee for the Chargor) and in such manner and upon such terms and conditions as the Receiver thinks fit:

(i)	Take possession: to enter upon, take possession of, get in and collect the Charged Assets, to require directors to such Chargor to call up unpaid share capital and to take action to enforce payment of unpaid calls;

(ii)	Carry on business: to manage or carry on any business of such Chargor;

(iii)	Deal with Charged Asset: to sell, transfer, assign, exchange, hire out, lend or otherwise dispose of, convert into money or realise the Charged Assets either by public offer or auction, tender or private contract to any person in any manner and on any terms and for a consideration of any nature he thinks fit and generally to exercise, in the name of and on behalf of and at the cost of such Chargor, all the powers and rights of an absolute owner of the Charged Assets and do or omit to do anything which the charger could do or omit to do;

(iv)	New Subsidiary:

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(A)	to form or procure the formation of any new company, corporation, trust or partnership ( a “new vehicle”);

(B)	to acquire any Shares in such new vehicle;

(C)	to transfer or transfer any right in or grant any licence in any Charged Asset to such new vehicle;

(D)	to sell, transfer, assign, exchange or otherwise dispose of any such Shares or deferred consideration or any rights attaching thereto;

(v)	Borrowings: to borrow or raise money either unsecured or on the security of the Charged Asset either in priority to the charges or otherwise and on such terms as he thinks fit;

(vi)	Covenants and Guarantees: to lend money or advance credit to any customer of a Chargor, either into bonds, covenants, commitments, guarantees, indemnities or like matters and to make all requisite payments to effect, maintain or satisfy the same;

(vii)	Leases and tenancies: to lease or licence any Charged Asset to any person on any terms and for any rent or fee, to agree to any change to such terms or rent and to accept any surrender of such lease or licence on ay terms (including the payment of any surrender premium), in each case as it shall think fit and to exercise all rights and powers as the Receiver would be capable of exercising if it were the absolute beneficial owner of the Charged Asset;

(viii)	Repairs: to effect any repairs, improvements, insurance or do any act which he may think desirable to protect, or improve, any Charged Asset or any business of any Chargor or make it more productive, to carry out and/or complete any buildings operations and to apply for and maintain any planning permissions, building regulation approvals and other consents, in each case as he thinks fit;

(ix)	Proceedings and Claims: to bring, prosecute, enforce, defend and abandon actions, suits and proceedings in relation to the Charged Asset or the business of such Chargor;

(x)	Compromise of Claims: to settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of any Chargor or relating in any way to the Charged Asset;

(xi)	Redemption of Security: to redeem any Security Interest (whether or not having priority to the Charges) over the Charged Assets or relating in any way to the Charged Assets;

(xii)	Employment: to appoint and discharge officers, employees, agents and advisors and others for the purposes of this Debenture and to discharge any person appointed by the Chargor;

(xiii)	Receipts: to give a valid receipt for any moneys and execute any document which is necessary or desirable for realising any Charged Assets;

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(xiv)	Insolvency Act 1986: to exercise all powers set out in Schedule 1 or Schedule B1 of the Insolvency Act 1986 (whether or not the Receiver is an administrative receiver) and any powers added to Schedule 1 or Schedule B1 of the Insolvency Act 1986 after the date of this Debenture;

(xv)	Other Powers: to do all such other acts and things the Receiver may consider necessary or expedient for the realising of the Charged Assets or incidental to the exercise of any of the rights, powers and discretions conferred on the Receiver under or by virtue of this Debenture or by Law.

(c)	Each of the powers specified in paragraph (b) above shall (except as otherwise provided) be distinct and shall not be in any way limited by reference to any other paragraph or the order in which they appear.

11.4	Directions of the Administrative Agent

Any Receiver shall in the exercise of its rights, comply with any regulations, restrictions and directions from time to time made or given by the Administrative Agent.

11.5	Administrative Agent of Chargor

Any Receiver shall be the agent of the relevant Chargor for all purposes and, subject to any applicable law, the relevant Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and no Secured Party shall incur any liability by reason of the appointment of a Receiver or for any other reason whatsoever.

11.6	Remuneration

The Administrative Agent may from time to time determine the remuneration of any Receiver and the maximum rate specified in Section 109(6) of the Insolvency Act 1986 will not apply. The Administrative Agent may direct payment of such remuneration out of moneys accruing to the Receiver but the relevant Chargor alone shall be liable for the payment of such remuneration and for all other costs, charges and expenses of the Receiver.

11.7	Removal of Receivers

Subject to section 45 of the Insolvency Act 1986, the Administrative Agent may:

(a)	remove any Receiver previously appointed hereunder; and

(b)	appoint another person or other persons as Receiver or Receivers, either in the place of a Receiver so removed or who has otherwise ceased to act or to act jointly with a Receiver or Receivers previously appointed hereunder.

11.8	Receivers and Administrators to act Jointly

If at any time and by virtue of any such appointment(s) any two or more persons shall hold office as Receivers or Administrators, as the case may be, of the same assets or income, such Receivers or Administrators, as the case may be, may act jointly and/or severally so that each one of such Receivers or Administrators, as the case may be, shall be entitled (unless the contrary shall be stated in any of the deed(s) or other instrument(s) appointing them) to exercise all the powers and discretions hereby conferred on Receivers or Administrators, as the case may be, individually and to the exclusion of the other or others of them.

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12.	APPLICATION OF PROCEEDS

12.1	Application of Proceeds

All moneys received by the Administrative Agent or any Receiver shall (subject to the terms of the Loan Documents and the payment of any liabilities having priority to the Secured Obligations) be applied in the following order:

(a)	in or toward the payment of or provision for all of the costs, losses, charges, liabilities and expenses incurred by the Administrative Agent or any Receiver under or in connection with this Debenture or the Receiver’s appointment and remuneration due in connection with this Debenture;

(b)	in or towards payment of any debts or claims which are required by law to be paid in preference to the Secured Obligations but only to the extent to which such debts or claims have such preference;

(c)	in or towards discharge of the Secured Obligations in such order as required pursuant to the Loan Documents;

(d)	any surplus shall be paid to the relevant Chargor or other person entitled thereto.

12.2	Partial Application

All moneys from time to time received by the Administrative Agent from any Chargor or any person liable to pay the same or from any Receiver or otherwise on the realisation or enforcement of the Charges may, subject to Clause 12.1 (Application of Proceeds), be applied by the Administrative Agent either as whole or in such proportion as the Administrative Agent shall think fit to any account or item of account or any transaction to which the same may be applicable.

12.3	ADMINISTRATIVE AGENT’S RIGHTS

12.4	General Rights

All or any of the rights which are conferred by this Debenture (either expressly or impliedly) or by law upon a Receiver may be exercised after the Charges become enforceable by the Administrative Agent irrespective of whether the Administrative Agent shall have taken possession or appointed a Receiver of the Charged Assets.

12.5	Redemption of Prior Security Interest

(a)	The Administrative Agent may at any time redeem any Security Interest having priority to any Charges or procure the transfer of that Security Interest to itself and may settle the accounts of the prior encumbrancer and any accounts so settled shall, in the absence of manifest error, be conclusive and binding on each Chargor.

(b)	Each Chargor shall on demand of the Administrative Agent pay to the Administrative Agent all the costs and expenses incurred by it in connection with any such redemption or transfer.

(c)	All the rights conferred by a prior charge upon the chargee or any receiver thereunder shall be exercisable by the Administrative Agent or a Receiver in like manner as if the same were expressly included herein and the Administrative Agent shall be entitled to exercise all the rights of a receiver appointed thereunder.

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12.6	Delegation

(a)	The Administrative Agent or any Receiver may delegate in any manner to any person it may reasonably think fit any right, power or discretion exercisable by it under this Debenture.

(b)	Any such delegation may be made upon such terms, consistent with the terms of the Loan Documents (including power to sub-delegate) as the Administrative Agent may reasonably think fit.

(c)	The Administrative Agent shall not be in any way liable to any Chargor or any other person for any losses, liabilities or expenses arising from any act, default, omission or misconduct on the part of any Delegate save in the case of its gross negligence or wilful misconduct.

12.7	Continuation of Accounts

At any time following the commencement of the winding-up of any Chargor or any Secured Party becoming aware of any subsequent Security affecting the Charged Assets, the Secured Party may open a new account in the name of such Chargor with it. If the Secured Party does not open a new account, it shall nevertheless be treated as if it had done so at the time when the winding-up commenced or the Secured Party received, or was deemed to have received, notice of such subsequent Security Interest. No payments made thereafter by a Chargor to that Secured Party shall discharge or reduce the Secured Obligations but such payments shall be credited, to the extent a new account has been opened, or be treated as having been credited to that account.

12.8	Custody

The Administrative Agent shall be entitled to keep all certificates and documents of title relating to the Charged Assets in safe custody at any of its branches or otherwise provide for their safe custody by third parties and shall not be responsible for any loss or damage occurring to or in respect thereof unless such loss or damage shall be caused by its own gross negligence or wilful default.

12.9	Recovery of Debts

The Administrative Agent and any manager or officer of the Administrative Agent is hereby irrevocably empowered on or after the date the Charges are first enforced to receive all Book Debts and on payment to give an effectual discharge therefore and on non-payment to take (if the Administrative Agent in its sole discretion so decides) all steps and proceedings either in the name of each Chargor or in the name of the Administrative Agent for the recovery therefore and also to agree accounts and to make allowances and to give time to any surety. Neither the Administrative Agent nor any Receiver shall be obliged to make any enquiry as to the sufficiency of any sums received in respect of any Book Debts or to make any claims or take any other action to collect or enforce the same.

13.	RESPONSIBILITIES OF ADMINISTRATIVE AGENT

13.1	No Obligation to Remain in Possession

If the Administrative Agent, any Receiver or any Delegate shall take possession of the Charged Assets, it may from time to time in its absolute discretion relinquish such possession.

13.2	Administrative Agent’s Obligation to Account

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The Administrative Agent shall not (either by reason of taking possession of the Charged Assets or for any other reason and whether as mortgagee in possession or on any other basis):

(a)	be liable to account to any Chargor or any other person for anything except the Administrative Agent’s own actual receipts which have not been distributed or paid to such Chargor or the persons entitled (or at the time of payment believed by the Administrative Agent to be entitled) thereto; or

(b)	be liable to such Chargor or any other person for any costs, losses, liabilities or expenses arising from or connected with any realisation by the Administrative Agent of the Charged Assets or from any act, default, omission or misconduct of the Administrative Agent, its Delegates, officers, employees or agents in relation to the Charged Assets or from any exercise or non-exercise by the Administrative Agent of any right exercisable by it under the Loan Documents unless they shall be caused by the Administrative Agent’s own gross negligence or wilful default.

13.3	Receiver’s and Delegate’s Obligation to Account

All the provisions of Clause 13.2 (Administrative Agent’s Obligation to Account) shall apply in respect of the liability of any Receiver or Delegate as though every reference in Clause 13.2 (Administrative Agent’s Obligation to Account) to the Administrative Agent were instead a reference to the Receiver or, as the case may be, Delegate.

14.	POWER OF ATTORNEY

14.1	Appointment

Each Chargor by way of security irrevocably appoints the Administrative Agent, every Receiver and every Delegate severally to be its attorney:

(a)	to do all acts and things which such Chargor is obliged to do under this Debenture but has failed to do, including, without limitation, at any time following an Event of Default that is continuing, to fill in the name of the transferee and to date and complete any instrument of transfer in respect of any Charged Shares which has been executed in blank by such Chargor and, in the case of registered Charged Shares, to procure the registration of the transferee as the holder of the relevant Charged Shares in circumstances in which the Charged Shares are to be transferred under the terms of this Debenture;

(b)	to transfer any interest in any Charged Assets in the circumstances in which such transfer may be required under this Debenture including, at any time following an Event of Default that is continuing, on an enforcement of the Charges over such Charged Assets;

(c)	in its name and on its behalf to exercise any right conferred on the Administrative Agent, any Receiver or any Delegate in relation to the Charged Assets or under this Debenture or by law after such right has become exercisable; and

(d)	to register or renew registration of the existence of the Charges or the restrictions on dealing with the Charged Assets in any register in which a Chargor is obliged (but has failed) to effect or maintain registration under the terms of this Debenture.

14.2	Ratification

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(a)	Each Chargor agrees to ratify and confirm whatever any such attorney shall do or purport to do in the exercise or purported exercise of the power of attorney granted by Clause 14.1 (Appointment).

(b)	All moneys expended by any such attorney shall be deemed to be expenses incurred by the Administrative Agent under this Debenture.

15.	PROTECTION OF THIRD PARTIES

15.1	No Duty to Enquire

No person dealing with the Administrative Agent, any Receiver, Administrator or any Delegate shall be concerned to enquire:

(a)	whether any power which the Administrative Agent or any Receiver or Administrator is purporting to exercise or which is conferred by or pursuant to this Debenture has become exercisable or is being properly exercised;

(b)	whether the Secured Obligations have become payable or any amount remains outstanding under the Loan Documents; or

(c)	as to the application of any money paid to the Administrative Agent or any Receiver, Administrator or Delegate.

15.2	Statutory Protection

All the protection to purchasers contained in Sections 104 and 107 of the Law of Property Act 1925, Section 42(3) of the Insolvency Act 1986 or in any other applicable legislation shall apply to any person purchasing from or dealing with the Administrative Agent, any Receiver or any Delegate.

16.	EXPENSES, STAMP DUTY AND INDEMNITIES

16.1	Expenses

Each Chargor will promptly following demand pay to and reimburse the Administrative Agent or any other Secured Party, Receiver or Delegate on the basis of a full indemnity, all costs and expenses (including legal fees and other out of pocket expenses and any VAT in accordance with the Credit Agreement) incurred by the Administrative Agent or any other Secured Party in connection with this Debenture and will indemnify them against any failure to pay such amounts including any amounts arising from any actual breach of any law.

16.2	Stamp Duties

Each Chargor will promptly following demand pay to and indemnify the Administrative Agent, each other Secured Party from and against any liability for any stamp duty, stamp duty reserve, documentary or registration or similar Taxes or notarial fees (“Relevant Costs”) which are or may subsequently become payable in connection with the entry into, performance, execution or enforcement of this Debenture or to which this Debenture may otherwise be or become subject or give rise. Each Chargor will in addition promptly following demand indemnify the Administrative Agent, each other Secured Party, from and against any losses or liabilities which they incur as a result of any delay or omission by such Chargor to so pay any such Relevant Costs.

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16.3	Currency Indemnity

(a)	If any sum due from a Chargor under a Loan Document (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Chargor; or

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Chargor shall as an independent obligation, within three Business Days of demand, indemnify the Administrative Agent and each other Secured Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between:

(A)	the rate of exchange used to convert that Sum from the First Currency into the Second Currency; and

(B)	the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Chargor waives any right it may have in any jurisdiction to pay any amount under the Loan Documents in a currency or currency unit other than that in which it is expressed to be payable.

16.4	Indemnity by Chargors

(a)	Each Chargor hereby agrees to indemnify the Administrative Agent, the other Secured Parties, any Receiver and any Administrator against all losses, actions, claims, costs, charges, expenses and liabilities incurred by the Administrative Agent, the other Secured Parties, any Receiver and any Administrator (including any substitute delegate attorney as aforesaid) in relation to this Debenture or the Secured Obligations or occasioned by any breach by the Chargor of any of its covenants or obligations under this Debenture.

(b)	The Chargors shall so indemnify the Administrative Agent, the other Secured Parties, any Receiver and any Administrator on demand and shall pay interest on the sum demanded at the Default Rate from time to time from the date on which the same were demanded by the Administrative Agent, any other Secured Party, or any Receiver or any Administrator, as the case may be, and any sum so demanded together with any interest, shall be a charge upon the Charged Asset in addition to the moneys hereby secured.

17.	PAYMENTS

17.1	Demands

Any demand for payment made by a Secured Party shall be valid and effective even if it contains no statement of the relevant Secured Obligations or an inaccurate or incomplete statement of them.

17.2	Certificates

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A certificate, determination, notification or opinion of the Administrative Agent or any other Secured Party as to the amount of the Secured Obligations or any other matter connected with this Debenture or the Charges shall, in the absence of manifest error, be conclusive evidence of the matters to which it relates.

17.3	Payments

All payments under or pursuant to this Debenture (including damages in respect of breaches hereof) shall be made in accordance with the Credit Agreement or in such other manner as the Administrative Agent may agree and direct.

18.	AVOIDANCE OF SECURITY

18.1	Avoidance of Payments

If:

(a)	any payment is made by a Chargor; or

(b)	any discharge is given by a Secured Party (whether in respect of the obligations of any Chargor or any Security Interest for those obligations or otherwise); or

(c)	any settlement is made in whole or in part on the basis of any payment, security or other disposition,

which is avoided or reduced as a result of insolvency or any similar event:

(i)	the liability of each Chargor shall continue as if the payment, discharge, settlement, avoidance or reduction had not occurred;

(ii)	each Secured Party shall be entitled to recover the value or amount of that payment, discharge, security or settlement from each Chargor, as if the payment, discharge, settlement, avoidance or reduction had not occurred together with any other cost, loss, expense or liability incurred by such Secured Party as a result of such avoidance or discharge; and

(iii)	each Chargor shall on demand indemnify the relevant Secured Party against any funding or other cost, loss, liability or expense (including loss of profit) incurred by the Secured Party as a result of any Secured Party being required for any reason to refund all or part of any amount received by it in respect of any of the Secured Obligations.

18.2	Waiver of Defences

(a)	As between each Chargor and the Secured Parties but without affecting the obligations of any Borrower, each Chargor shall be liable under Clause 2.1 (Guarantee and Covenant to Pay) as if it were the principal debtor and not merely a surety.

(b)	The Charges and the obligations of each Chargor under this Debenture and Clause 2 (Guarantee and Covenant to Pay) will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Debenture and Clause 2 (Guarantee and Covenant to Pay) (without limitation and whether or not known to it or any Secured Party) including:

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(i)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any Obligor;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Loan Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Loan Document or other document or security;

(vi)	any unenforceability, illegality or invalidity of any obligation of any person under any Loan Document or any other document or security; or

(vii)	any insolvency or similar proceedings

18.3	Other Obligors

It is specifically acknowledged and agreed that the Secured Parties may from time to time make any arrangement, compromise, waiver or other dealing with any Loan Party in relation to any guarantee or other obligations under the Loan Documents which such Secured Parties may think fit and no such arrangement, compromise, waiver or other dealing shall exonerate or discharge any other Loan Party from its obligations under the Loan Documents.

18.4	Appropriations

Until all Secured Obligations have been irrevocably and unconditionally paid and discharged in full, the Administrative Agent may, subject to the terms of the Loan Documents and without affecting the liability of any Chargor under this Debenture:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by the Administrative Agent (for its own account or on behalf of another Secured Party) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Chargor shall be entitled to the benefit of the same;

(b)

to the extent that any of the Charged Assets constitute “financial collateral” and this Debenture and the obligations of the Chargors hereunder constitute a “security financial collateral arrangement” (in each case as defined in, and for the purposes of, the Financial Collateral Arrangements (No. 2) Regulations 2003 (SI 2003 No. 3226) (the “Regulations”) the Administrative Agent shall have the right following enforcement of this Debenture to appropriate all or any part of such financial

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collateral in or towards discharge of the Secured Obligations. For this purpose, the parties agree that the value of such financial collateral so appropriated shall be:

(i)	in the case of cash, the amount standing to the credit of each of the accounts, together with any accrued but unposted interest, at the time the right of appropriation is exercised; and

(ii)	in the case of Shares, the market price of such Shares determined by the Administrative Agent by reference to a public index or by such other process as the Administrative Agent may reasonably select, including independent valuation, and in each case, the parties agree that the method of valuation provided for in this Debenture shall constitute a commercially reasonable method of valuation for the purposes of the Regulations; and

(c)	hold in an interest-bearing suspense account any moneys received from any Chargor or on account of any Chargor’s liability under this Debenture.

18.5	Exercise of Chargor’s Rights

Until all Secured Obligations have been irrevocably and unconditionally paid and discharged in full or the Administrative Agent otherwise directs:

(a)	no Chargor will exercise any rights which it may have (by reason of performance of any of its obligations under the Loan Documents):

(i)	to be indemnified by any other Chargor; or

(ii)	to claim any contribution or payment from any other Chargor or surety of any Chargor’s obligations under the Loan Documents; or

(iii)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Parties under the Loan Documents or of any other Security Interest or guarantee taken pursuant to, or in connection with, the Loan Documents by any Secured Party; or

(iv)	to claim, rank, prove or vote as creditor of any Chargor or its estate in competition with any Secured Party (or any trustee or agent on its behalf); or

(v)	to claim or take the benefit of any payment or distribution for or on account of any Chargor or to exercise any right of set-off against any Chargor; and

(b)	such Chargor shall hold any amount received or recovered by it as a result of any exercise of any such right on trust for the Secured Parties and shall pay an amount equal to the amount received or recovered forthwith to the Administrative Agent, provided that no rights referred to in paragraph (a) above shall arise or exist, which if they did exist would constitute a right to be indemnified by, to prove in the winding up of, to take the benefit of any Security Interest or guarantee granted by, or to exercise any rights of contribution against, any Subsidiary of the Chargor whose shares, or the partnership interests in whom, are charged to the Administrative Agent pursuant to this Debenture and each Chargor waives all its entitlement and rights to or in respect of any such rights.

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18.6	Consolidation

Section 93 of the Law of Property Act 1925 (restricting the right of consolidation of the Charges with any other Security Interest) shall not apply to the Charges and the Administrative Agent may consolidate all or any of the Charges with any other Security to the extent lawful.

18.7	Redemption:

(a)	The Administrative Agent shall on the date on which it is satisfied (acting reasonably) that all the Secured Obligations have been irrevocably and unconditionally paid and discharged in full and no further Secured Obligations are capable of becoming, outstanding (the “Release Date”) or following receipt of a notice under paragraph (b) below, take all reasonable steps to release and/or re-assign the Charged Assets from the Charges as soon as reasonably practicable.

(b)	If a Chargor is entitled to under the terms of the Loan Documents require the release of the Charges, it shall notify the Administrative Agent in writing requesting release of the Charges; provided that, any release of:

(i)	any Security Interest granted by a Chargor over the Shares which is permitted to be released pursuant to the provisions of the Credit Agreement; or

(ii)	any Security Interest over any Charged Asset disposed of in accordance with the Credit Agreement as a Disposition permitted under Section 7.05 of the Credit Agreement, shall be automatic.

(c)	All documents which are necessary in connection with the redemption of the Charges or the transfer of the Charged Assets back to the relevant Chargor shall be in such form as the Administrative Agent shall reasonably require.

18.8	Security Retention

No amount paid to a Secured Party under a Loan Document will be considered irrevocably or unconditionally discharged for any purpose of this Debenture if the Administrative Agent, acting reasonably, considers that such amount is capable of being avoided or otherwise set aside under any laws relating to insolvency or otherwise and the Administrative Agent shall be entitled to retain the Charges securing any such amount in such circumstances.

19.	CONSOLIDATION OF ACCOUNTS AND SET-OFF

(a)	In addition to any general lien or similar rights to which they may be entitled by operation of law, each of the Secured Parties shall have the right at any time and without notice to any Chargor to combine or consolidate all or any of the Chargors’ then existing accounts with, and liabilities to, each of such Secured Parties and to set off or transfer any sum or sums standing to the credit of any one or more of such accounts in or towards satisfaction of any of the liabilities of the Chargors to each of such Secured Parties on any other account or in any other respect.

(b)	The liabilities referred to in this Clause 19 may be actual, contingent, primary, collateral, several or joint liabilities, and the accounts, sums and liabilities referred to in this Clause 19 may be denominated in any currency.

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20.	RETENTION OF SECURITY

If the Administrative Agent considers that any amount paid or credited to any Secured Party under any Loan Document is capable of being avoided or otherwise set aside on the winding-up or liquidation (or other similar process) of any Chargor or any other person, or otherwise, that amount shall not be considered to have been paid in determining whether the Secured Obligations have been repaid and the Administrative Agent may retain such security as it thinks fit.

21.	CURRENCY

For the purpose of or pending the discharge of any of the Secured Obligations the Administrative Agent may, in its sole discretion, convert any moneys received, recovered or realised in any currency under this Debenture (including the proceeds of any previous conversion under this Clause 21) from their existing currency of denomination into any other currency at such rate or rates of exchange and at such time as the Administrative Agent thinks fit.

22.	APPLICATION

No Chargor shall have any rights in respect of the application by the Secured Parties of any sums received, recovered or realised by the Administrative Agent under this Debenture.

23.	NOTICES

The provisions of Section 11.02 (Notices; Effectiveness; Electronic Communications) of the Credit Agreement shall be incorporated into this Debenture as if set out in full in this Debenture.

24.	NEW ACCOUNTS

If the Administrative Agent or any other Secured Party receives or is deemed to be affected by notice whether actual or constructive of any subsequent charge or other interest affecting any part of the Charged Asset and/or the proceeds of sale of any Charged Asset, then each of the Secured Parties may open a new account or accounts with any Chargor. If any of the Secured Parties does not open a new account or accounts it shall nevertheless be treated as if it had done so at the time when the notice was, or was deemed to be, received and as from that time all payments made to the Secured Parties shall be credited or be treated as having been credited to the new account or accounts and shall not operate to reduce the amount for which this Debenture is security.

25.	CONTINUING SECURITY

The security constituted by this Debenture shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations and shall be binding until all the Secured Obligations have been discharged in full to the satisfaction of the Administrative Agent and all of the Secured Parties have ceased to have any obligation whether actual or contingent to make any credit or accommodation available to any Chargor.

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26.	CHANGE OF PARTIES

26.1	Assignment and transfer by Secured Parties

The Secured Parties shall have a full and unfettered right to assign or otherwise transfer the whole or any part of the benefit of this Debenture to any person to whom all or any part of its rights, benefits and obligations under the Credit Agreement are assigned or transferred in accordance with the provisions of the Credit Agreement.

26.2	Assignment and transfers by Chargors

Save as permitted pursuant to the Credit Agreement, no Chargor may assign any of its rights or transfer any of its rights or obligations under this Debenture.

27.	PARTIAL INVALIDITY

If, at any time, any provision of the this Debenture becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

28.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Secured Party, any right or remedy under this Debenture shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Debenture are cumulative and not exclusive of any rights or remedies provided by law.

29.	AGENT’S CERTIFICATE

A certificate by an officer of the Administrative Agent as to any sums payable hereunder to the Secured Parties or any of them shall (save in the case of manifest error) be conclusive and binding upon the Chargors for all purposes.

30.	AMENDMENTS

No amendments or waiver of any provision of this Debenture and no consent to any departure by any Chargor therefrom shall in any event be effective unless the same shall be in writing and signed or approved in writing by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

31.	TACKING

For the purposes of Section 94(1) of the Law of Property Act 1924 and Section 49 of the Land Registration Act 2002, the Secured Parties are obliged to make further advances to the Chargors under the Loan Documents. Each Secured Party shall comply with its obligations under the Loan Documents (including any obligation to make further advances).

32.	AMENDMENTS TO FINANCE DOCUMENTS

This Debenture shall remain in full force and effect notwithstanding any amendments or variations from time to time of the Loan Documents and all references to the Loan Documents

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herein shall be taken as referring to the Loan Documents as amended or varied from time to time (including, without limitation, any increase in the amount of the Secured Obligations).

33.	TRUST

The Administrative Agent shall hold the benefit of this Debenture and the covenants, mortgages, assignments and charges given by each Chargor herein upon trust for the Secured Parties.

34.	COUNTERPARTS

This Debenture may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Debenture.

35.	GOVERNING LAW

This Debenture and any non-contractual obligation arising out of or in connection with it are governed by English law.

36.	ENFORCEMENT

36.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Debenture (including a dispute regarding the existence, validity or termination of this Debenture or any non-contractual obligation arising out of or in connection with this Debenture) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 36.1 is for the benefit of the Secured Parties only. As a result, no Secured Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Secured Parties may take concurrent proceedings in any number of jurisdictions.

36.2	Service of Process

(a)	Without prejudice to any other mode of service allowed under any relevant law, GGI:

(i)	irrevocably appoints GGL as its agent for service of process in relation to any proceedings before the English courts in connection with this Debenture; and

(ii)	agrees that failure by a process agent to notify GGI of the process will not invalidate the proceedings concerned.

(b)	GGL hereby accepts its appointment as agent to accept service of process on behalf of GGI in connection with the Loan Documents and any ancillary or related documents.

(c)	On receipt of any service of process, GGL will accept service on behalf of GGI and forward all documentation and correspondence to GGI.

(d)	GGL shall notify GGI and the Administrative Agent if at any time it becomes unable to act as agent for service of process for GGI or in respect of this Debenture or other ancillary or related documents.

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IN WITNESS whereof each Chargor has executed this Debenture as a deed and the Administrative Agent has executed this Debenture under hand with the intention that it be delivered the day and year first before written.

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SCHEDULE 1

SHARES

Chargor:	Shares held in:	Number/Percentage of Shares:
GGI	GGL	100%

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EXECUTION PAGE

The Chargors

EXECUTED AND DELIVERED as a Deed by	)
GSI GROUP INC.	)
acting by	)
)
)

In the presence of:

Witness:	Signature:

Name:

Address:

EXECUTED AND DELIVERED as a Deed by	)
GSI GROUP LIMITED	)
acting by	)
)
)

In the presence of:

Witness:	Signature:

Name:

Address:

The Administrative Agent

SIGNED for and on behalf of	)
BANK OF AMERICA, N.A.	)

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EXHIBIT G-3

FORM OF CANADIAN SECURITY AGREEMENT

See attached.

GENERAL SECURITY AGREEMENT

THIS GENERAL SECURITY AGREEMENT (as amended, restated, supplemented, supplanted or replaced, this “Agreement”) is dated with effect as of this _____ day of ______________, 2011 and executed and delivered by GSI GROUP INC. (the “Debtor”) to and in favour of BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the benefit of itself and the other Secured Parties under the Credit Agreement (as defined below) (the “Agent”).

RECITALS:

A.	The Agent and the other Secured Parties have agreed to make certain accommodations of credit available to GSI GROUP CORPORATION (the “Borrower”) pursuant to the provisions of a credit agreement dated with effect as of the date hereof between, inter alia, the Borrower and the Agent and the other Secured Parties (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”);

B.	As a condition precedent to the Agent and the other Secured Parties extending such credit to the Borrower, the Debtor is required to execute and deliver a guarantee dated with effect as of the date hereof (as amended, supplemented, replaced or restated from time to time, the “Guarantee”); and

C.	As security for the obligations of the Debtor under the Guarantee, the Agent and the other Secured Parties have required the Debtor to grant to the Agent, for the benefit of itself and the other Secured Parties, and to create a security interest in all personal property of the Debtor, as hereinafter provided as security for the payment and performance of the obligations and liabilities of the Debtor to the Agent and the other Secured Parties under or in connection with the Guarantee and the Credit Agreement.

NOW THEREFORE in consideration of the extension of credit by the Agent and the other Secured Parties to the Debtor and the Borrower, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Debtor, the Debtor covenants and agrees to and in favour of the Agent, for the benefit of itself and the other Secured Parties, as follows:

ARTICLE 1 - DEFINITIONS; INTERPRETATION

1.1	Defined Terms

Except as otherwise expressly provided herein, capitalized terms used in this Agreement but not defined herein shall have the meanings assigned to such terms in the Credit Agreement.

1.2	Terms Defined in Personal Property Security Act (New Brunswick)

Where applicable and except as defined herein, terms used herein shall have the meanings assigned to them in the Personal Property Security Act as the same may, from time to time, be in effect in the Province of New Brunswick (the “PPSA”). Such terms include: “accounts”, “chattel paper”, “documents of title”, “equipment”, , “future contract”, “future accounts”

“intangibles”, “instruments”, “inventory”, “investment property”, “money”, “proceeds” “security”. “security entitlement” and “securities account”.

ARTICLE 2 - GRANT OF SECURITY INTEREST; COLLATERAL

2.1	Grant of Security Interest

As security for the payment and performance of the Secured Obligations (as defined in Section 3), the Debtor hereby grants to the Agent and the other Secured Parties a security interest in, to and under all of its personal property, wherever located and whether now existing or hereafter acquired or arising, including, without limitation, the following property (collectively and severally, the “Collateral”):

(a)	all present and future investment property held by the Debtor, including securities, security entitlements, securities accounts, future contracts, future accounts, shares, options, rights, warrants, joint venture interests, interests in limited partnerships, trust units, bonds, debentures and all other documents which constitute evidence of a share, participation or interest of the Debtor in property or in an enterprise or which constitute evidence of an obligation of the issuer; and all substitutions therefore, and subject to Section 6.3, dividends and income derived therefrom, all of which are herein called the “Pledged Interests”;

(b)	all accounts and book debts of the Debtor, chattel paper, documents of title, instruments, and intangibles of the Debtor, including all debts, dues, claims choses in action and demands of every nature and kind, howsoever arising or secured, including letters of credit, guarantees and advices of credit that are now due, owing or accruing or growing due to or owned by or which may hereafter become due, owing or accruing or growing due to or owned by the Debtor, whether or not arising out of or in connection with the sale or lease of goods or the rendering of services, and all supporting obligations of any or all of the forgoing (“Accounts”);

(c)	all inventory of the Debtor, including all merchandise, goods and other personal property that are held for sale or lease or that have been leased by the Debtor or that are to be furnished under a contract of service, all raw materials, work in process, materials used or consumed in the Debtor’s business and finished goods, all goods in which the Debtor has an interest in mass or a joint or other interest or gifts of any kind (including goods in which the Debtor has an interest or right as consignee), and all goods which are returned to or repossessed by the Debtor, together with all additions and accessions thereto and replacements therefor and products thereof and documents therefor (“Inventory”);

(d)	all equipment of the Debtor and all parts thereof and all accessions, additions, attachments, improvements, substitutions and replacements thereto and therefor, including, all machinery, tools, dies, blueprints, catalogues, computer hardware and software, furniture, furnishings, vehicles and fixtures (“Equipment”);

(e)	all Intellectual Property Collateral (as defined in Section 7);

(f)	all money maintained in a deposit, blocked, lockbox or other account in the Debtor’s name with any financial institution, and all certificates, instruments and other writings, if any, from time to time representing, evidencing or deposited into such accounts, and all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(g)	all now existing and hereafter arising contracts and agreements to which the Debtor is party (each, an “Assigned Agreement”), including, without limitation, all rights of the Debtor to receive moneys due and to become due under or pursuant to the Assigned Agreements, all rights of the Debtor to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the Assigned Agreements, all claims of the Debtor for damages arising out of or for breach of or default under the Assigned Agreements, and all rights of the Debtor to terminate, amend, supplement or modify the Assigned Agreements, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder; provided, however, that with respect to any such contract or agreement where the grant of a security interest in the Debtor’s right, title and interest therein is prohibited by the terms thereof, or would give any other party the right to terminate its obligations thereunder, or is not permitted because any necessary consent to such grant has not been obtained, the Collateral shall include only the rights of the Debtor to receive moneys due and to become due, if any, under or pursuant to such contract or agreement;

(h)	all books, records, writings, databases, information and other property relating to, used or useful in connection with, embodying, incorporating or referring to, any of the foregoing Collateral;

(i)	all cash and cash equivalents held by the Debtor not otherwise included in the foregoing Collateral; and

(j)	all products and proceeds of the foregoing Collateral (with the term “proceeds” having the meaning provided in the PPSA and also including any voluntary or involuntary disposition, and all rights to payment, including return premiums, with respect to any insurance).

2.2	Excluded Collateral

Notwithstanding Section 2.1, the Collateral shall not include: (a) any property held in trust by the Debtor and lawfully belonging to others, (b) the last day of the term of any lease of real property, provided that the Debtor shall stand possessed of such last day and shall assign and transfer such interest as instructed by the Agent; (c) the interests described in the proviso to Section 2.1(g); or with respect to Section 2.1(c), any consumer goods used as such by the Debtor.

2.3	Debtor Remains Liable

Anything herein to the contrary notwithstanding, (a) the Debtor shall remain liable under all Assigned Agreements, to the extent set forth therein, to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any of the other Secured Parties of any of the rights hereunder shall not release the Debtor from any of its duties or obligations under such Assigned Agreements, and (c) neither the Agent nor any of the other Secured Parties shall have any obligation or liability under any Assigned Agreements by reason of this Agreement, nor shall the Agent or any of the other Secured Parties be obligated to perform any of the obligations or duties of the Debtor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder.

2.4	Continuing Security Interest

The Debtor agrees that this Agreement shall create a general collateral continuing security interest in the Collateral which shall remain in effect until terminated in accordance with this Agreement.

2.5	Attachment

The Debtor and the Agent intend that the security interest created hereby attaches to existing Collateral upon the execution of this Agreement and that the security interest will attach to Collateral acquired after the date of execution of this Agreement at the time that the Debtor acquires rights in that Collateral. The Debtor and the Agent agree that value has been given. The Debtor represents and warrants that it has rights in the existing Collateral.

ARTICLE 3 - SECURED OBLIGATIONS

3.1	Secured Obligations

The obligations secured by this Agreement shall consist of all indebtedness, Obligations and liabilities of the Debtor to the Agent and the other Secured Parties, including, without limitation, those arising under the Guarantee and any other Loan Documents, whether now existing or hereafter arising, as principal or surety, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, together with all expenses (including reasonable legal fees on a solicitor and client basis) incurred by the Agent or any of the other Secured Parties, their receiver, receiver-manager or agent in the preparation, perfection and enforcement of security and other agreements held by the Agent and the other Secured Parties in respect of such obligations and liabilities and interest thereon (all of which obligations, liabilities, expenses and interest are referred to collectively as the “Secured Obligations”).

ARTICLE 4 - REPRESENTATIONS AND WARRANTIES

In addition to all representations and warranties of the Debtor set forth in the Loan Documents, which are incorporated herein by this reference, the Debtor hereby represents and warrants that:

4.1	Sole Owner

The Debtor is the sole owner of and has good and marketable title to the Collateral (or will be the sole owner of and will have good and marketable title to, in the case of after-acquired Collateral).

4.2	No Adverse Claim

No Person has (or, in the case of after-acquired Collateral, at the time the Debtor acquires rights therein, will have) any right, title, claim or interest (by way of security interest or other lien) in, against or to the Collateral other than Liens consented to in writing by the Agent or permitted under the Credit Agreement (collectively, “Permitted Liens”).

4.3	Full Disclosure

All information herein supplied to the Agent, for the benefit of itself and the other Secured Parties, by or on behalf of the Debtor with respect to the Collateral is accurate and complete in all material respects as of the date hereof.

4.4	Delivery of Collateral

The Debtor shall, upon written request, deliver to the Agent all instruments and chattel paper and other items of Collateral in which a security interest is or may be perfected by possession, together with such additional writings, including assignments, with respect thereto as the Agent shall request.

4.5	Chief Executive Office; Trade Names; Collateral Location; Records Location

The Debtor’s chief executive office is in the Commonwealth of Massachusetts, USA; the only trade name(s) or style(s) used by the Debtor are NIL; and, the Debtor’s records concerning the Collateral are located at its chief executive office. The Debtor has not, at any time in the past: (a) been known as or used any other corporate, trade or fictitious name; (b) changed its name; (c) been the surviving or resulting corporation in a merger or consolidation; or (d) acquired through asset purchase or otherwise any business of any Person.

4.6	Enforceability; Priority of Security Interest

This Agreement creates a security interest which is enforceable against the Collateral in which the Debtor now has rights and will create a security interest which is enforceable against the Collateral in which the Debtor hereafter acquires rights at the time the Debtor acquires any such rights; and other than Permitted Liens, the Agent, for the benefit of itself and the other Secured Parties, has a perfected and first priority security interest in the Collateral, in which the Debtor now has rights, and will have a perfected and first priority security interest in the Collateral in which the Debtor hereafter acquires rights at the time the Debtor acquires any such rights, in each case securing the payment and performance of the Secured Obligations.

4.7	Rights to Payment

(a)	The Accounts and any and all of the Debtor’s rights and claims to the payment or receipt of money or other forms of consideration of any kind in, to and under or with respect to its chattel paper, documents of title, intangibles, instruments, proceeds and supporting obligations (collectively, “Rights to Payment”) represent valid, binding and enforceable obligations of the account debtors or other Persons obligated thereon, representing undisputed, bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto, and are genuine, free from any lien and not subject to any adverse claims, counterclaims, setoffs, defaults, disputes, defenses, discounts, retainages, holdbacks or conditions precedent of any kind of character, except to the extent reflected by the Debtor’s reserves for uncollectible Rights to Payment or to the extent, if any, that such account debtors or other Persons may be entitled to normal and ordinary course trade discounts, returns, adjustments and allowances in accordance with Section 5.9 or as otherwise disclosed to the Agent in writing;

(b)	to the best of the Debtor’s knowledge, all account debtors and other obligors on the Rights to Payment are solvent and generally paying their debts as they come due;

(c)	all Rights to Payment comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable any federal or state consumer credit laws;

(d)	the Debtor has not assigned any of its rights under the Rights to Payment other than Permitted Liens as provided in this Agreement or as set forth in the other Loan Documents;

(e)	all statements made, all unpaid balances and all other information in the Debtor’s books and other documentation relating to the Rights to Payment are true and correct and in all respects what they purport to be; and

(f)	the Debtor has no knowledge of any fact or circumstance which would impair the validity or collectability of any of the Rights to Payment not otherwise disclosed to the Agent in writing.

4.8	Inventory

No inventory is stored with any bailee, warehouseman or similar Person or on any premises leased to the Debtor, nor has any inventory been consigned to the Debtor or consigned by the Debtor to any Person or is held by the Debtor for any Person under any “bill and hold” or other arrangement, except as disclosed to the Agent in writing.

4.9	Equipment

(a)	none of the Equipment or other Collateral is affixed to real property except Collateral with respect to which the Debtor has supplied the Agent with all information and documentation necessary to make all fixture filings required to perfect and protect the priority of the security interest of the Agent, for the benefit of itself and the other Secured Parties, in all such Collateral which may be fixtures as against all Persons having an interest in the premises to which such property may be affixed; and

(b)	none of the Equipment is leased from or to any Person, except as otherwise disclosed to the Agent in writing.

4.10	Leases

The Debtor is not and will not become a lessee under any real property lease or enter into any customer agreement or other agreement governing the location of Collateral at the premises of another Person pursuant to which the lessor or such other Person may obtain any rights in any of the Collateral, and no such lease or other such agreement now prohibits, restrains, impairs or will prohibit, restrain or impair such Debtor’s right to remove any Collateral from the premises at which such Collateral is situated, except for the usual and customary restrictions contained in such leases of real property.

ARTICLE 5 - COVENANTS AND AGREEMENTS

In addition to all covenants and agreements of the Debtor set forth in the Loan Documents, which are incorporated herein by this reference, the Debtor hereby agrees, at no cost or expense to the Agent and the other Secured Parties:

5.1	Preservation of Security Interest

To do all acts (other than acts which are required to be done by the Agent) that may be necessary to maintain, preserve and protect the Collateral and the first (subject to Permitted Liens) priority, perfected security interest of the Agent and the other Secured Parties therein.

5.2	Actions and Proceedings

To appear in and defend any action or proceeding which may affect its title to the Collateral or the interest of the Agent and the other Secured Parties in the Collateral.

5.3	Use of Collateral

Not to use any Collateral, or permit any Collateral to be used, unlawfully or in violation of any provision of this Agreement, any other agreement with the Agent or any of the other Secured Parties related hereto, or any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Debtor or affecting any of the Collateral or any contractual obligation affecting any of the Collateral.

5.4	Transfer of Collateral; Liens

Not to surrender or lose possession of (other than to the Agent, for the benefit of itself and the Lenders), sell, encumber, lease, rent, or otherwise dispose of or transfer any Collateral or right or interest therein except as expressly provided herein and in the Loan Documents, and to keep the Collateral free of all liens except Permitted Liens and as expressly permitted by the Loan Documents or otherwise approved in writing by the Agent; provided, however, that, unless an Event of Default shall have occurred and be continuing under any of the Loan Documents, the Debtor may, in the ordinary course of business, sell or lease (provided it registers and perfects any primary lease or conditional sale agreement in accordance with applicable law) any Collateral consisting of inventory.

5.5	Records

To keep separate, accurate and complete records of the Collateral and to provide the Agent and with such records and such other reports and information relating to the Collateral as the Agent may reasonably request from time to time. To keep the records concerning the Collateral at the location(s) referred to in Section 4.6 and not to remove such records from such location(s) without the prior written consent of the Agent.

5.6	Chief Executive Office; Names

To give the Agent thirty (30) days’ prior written notice of any change in the Debtor’s chief executive office or legal name or trade name(s) or style(s).

5.7	Location of Collateral

To keep the Collateral at its current location(s) and not to remove the Collateral from such locations (other than disposals of Collateral expressly permitted by the Loan Documents).

5.8	Leased Premises

At the Agent’s request, to use commercially reasonable efforts to obtain from each Person from whom the Debtor leases any premises or supplies any customer at which any Collateral is at any time present such Collateral Access Agreement as the Agent and the other Secured Parties may require, in form and substance satisfactory to the Agent.

5.9	Rights to Payment

To:

(a)	with such frequency as the Agent may reasonably require, furnish to the Agent full and complete reports, in form and substance satisfactory to the Agent, with respect to the Accounts, including information as to concentration, aging, identity of account debtors, letters of credit securing Accounts, disputed Accounts and other matters, as the Agent shall request;

(b)	give only normal discounts, allowances and credits as to Accounts and other Rights to Payment, in the ordinary course of business, according to normal trade practices utilized by the Debtor in the past, and enforce all Accounts and other Rights to Payment strictly in accordance with their terms, and take all such action to such end as may from time to time be reasonably requested by the Agent, except that the Debtor may grant any extension of the time for payment or enter into any agreement to make a rebate or otherwise to reduce the amount owing on or with respect to, or compromise or settle for less than the full amount thereof, any Account or other Right to Payment, in the ordinary course of business, according to normal trade practices utilized by the Debtor in the past;

(c)	if any discount, allowance, credit, extension of time for payment, agreement to make a rebate or otherwise to reduce the amount owing on, or compromise or settle, an Account or other Right to Payment exists or occurs, or if, to the knowledge of the Debtor, any dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened with respect to an Account or other Right to Payment, disclose such fact fully to the Agent in the books relating to such Account or other Right to Payment and in connection with any invoice or report furnished by the Debtor to the Agent relating to such Account or other Right to Payment;

(d)	if any Accounts arise from contracts with the United States or any department, agency or instrumentality thereof, or the government of Canada or any province thereof, immediately notify the Agent thereof and execute any documents and instruments and take any other steps requested by the Agent in order that all monies due and to become due thereunder shall be assigned to the Agent and notice thereof given to the appropriate authorities under the Federal Assignment of Claims Act of the United States of America, the Financial Administration Act of Canada or the Financial Administration Act of New Brunswick, as applicable;

(e)	in accordance with its sound business judgment, perform and comply in all material respects with its obligations in respect of the Accounts and other Rights to Payment;

(f)	upon the request of the Agent or any of the other Secured Parties (i) at any time, notify all or any designated portion of the account debtors and other obligors on the Rights to Payment of the security interest hereunder, and (ii) upon the occurrence and during the continuance of an Event of Default, notify the account debtors and other obligors on the Rights to Payment or any designated portion thereof that payment shall be made directly to the Agent, for the benefit of itself and the other Secured Parties, or to such other Person or location as the Agent shall specify; and

(g)	upon the occurrence and during the continuance of any Event of Default which has not been waived in writing by the Agent, establish such lockbox or similar arrangements for the payment of the Accounts and other Rights to Payment as the Agent shall require.

5.10	Inventory

To:

(a)	at such times as the Agent shall request or as may be required under the Loan Documents, prepare and deliver to the Agent a report of all Inventory, in form and substance satisfactory to the Agent;

(b)	upon the request of the Agent, take a physical listing of the Inventory and promptly deliver a copy of such physical listing to the Agent; and

(c)	not store any Inventory with a bailee, warehouseman or similar Person or on premises leased to the Debtor, nor dispose of any Inventory on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment or similar basis, nor acquire any Inventory from any Person on any such basis, without in each case giving the Agent prior written notice thereof.

5.11	License Agreement and Other Assigned Agreements

To:

(a)	deliver to the Agent promptly upon request therefrom (i) copies of the Assigned Agreements and (ii) all material notices, requests and other documents received by the Agent in respect of the Assigned Agreements; provided, however, that the Debtor shall deliver to the Agent copies of all material notices, requests and other documents received by the Debtor in respect of the Assigned Agreements promptly upon receipt thereof and without the need for a specific request therefor from the Agent;

(b)	perform and observe, in all material respects, all terms and provisions of the Assigned Agreements to be performed or observed by it and enforce the Assigned Agreements in accordance with their terms; and

(c)	without the prior written consent of the Agent, not take any action to amend or terminate, or waive compliance with any of the terms of the Assigned Agreements.

ARTICLE 6 - AUTHORIZED ACTION BY THE LENDER; RIGHTS TO PAYMENT

6.1	Authorized Action by the Agent

The Debtor hereby agrees that following the occurrence and during the continuance of an Event of Default, without presentment, notice or demand, and without affecting or impairing in any way the rights of the Agent and the other Secured Parties with respect to the Collateral, the obligations of the Debtor hereunder or the Secured Obligations, the Agent may, but shall not be obligated to and shall incur no liability to the Debtor or any third party for failure to, take any action that the Debtor is obligated by this Agreement to do and to exercise such rights and powers as the Debtor might exercise with respect to the Collateral, and the Debtor hereby irrevocably appoints the Agent as its attorney-in-fact to exercise such rights and powers, including, without limitation, the power and authority to:

(a)	collect by legal proceedings or otherwise and endorse, receive and receipt for all dividends, interest, payments, proceeds and other sums and property now or hereafter payable on or on account of the Collateral;

(b)	enter into any extension, reorganization, deposit, merger, consolidation or other agreement pertaining to, or deposit, surrender, accept, hold or apply other property in exchange for the Collateral;

(c)	insure, process and preserve the Collateral;

(d)	transfer the Collateral to its own or its nominee’s name;

(e)	make any compromise or settlement, and take any action it deems advisable, with respect to the Collateral; and

(f)	notify any obligor on any Collateral to make payment directly to the Agent or any of the other Secured Parties.

The foregoing power of attorney is coupled with an interest and irrevocable so long as the Agent or any of the other Secured Parties has any obligation to make any credit facility available or the Secured Obligations have not been indefeasibly paid and performed in full. The Debtor hereby ratifies, to the extent permitted by law, all that the Agent shall lawfully and in good faith do or cause to be done by virtue of and in compliance with this Section 6.1. The Debtor agrees to reimburse the Agent upon demand for any costs and expenses, including reasonable legal fees, the Agent may incur while acting as the Debtor’s attorney-in-fact hereunder, all of which costs and expenses are included in the Secured Obligations.

6.2	Collection of Rights to Payment

Until the Agent exercises its rights hereunder to collect Rights to Payment, the Debtor shall endeavor in the first instance diligently to collect all amounts due or to become due on or with respect to the Rights to Payment. At the request of the Agent, upon and after the occurrence and during the continuance of any Event of Default, all remittances received by the Debtor shall be and shall be deemed to be held separate and apart and in trust exclusively for the Agent, for the benefit of itself and the other Secured Parties, and, in accordance with the Agent’s instructions, remitted to the Agent in the form received (with any necessary endorsements or instruments of assignment or transfer).

6.3	Investment Property and Instruments

Upon and after the occurrence and during the continuance of any Event of Default, the Agent, for the benefit of itself and the other Secured Parties, shall be entitled to receive all distributions and payments of any nature with respect to any investment property or instruments, and all such distributions or payments received by the Debtor shall be and shall be deemed to be held separate and apart and in trust exclusively for the Agent, for the benefit of itself and the other Secured

Parties, and, in accordance with the Agent’s instructions, remitted to the Agent, for the benefit of itself and the other Secured Parties, in the form received (with any necessary endorsements or instruments of assignment or transfer). Following the occurrence and during the continuance of any Event of Default any such distributions and payments with respect to any investment property held in any securities account shall be held and retained in such securities account, in each case as part of the Collateral hereunder. Additionally, the Agent shall have the right, upon the occurrence and during the continuance of any Event of Default, following two (2) Business Days’ prior written notice to the Debtor, to vote and to give consents, ratifications and waivers with respect to any investment property and instruments of the Debtor, and to exercise all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining thereto, as if the Agent and the other Secured Parties were the absolute owner thereof; provided that the Agent and the other Secured Parties shall have no duty to exercise any of the foregoing rights afforded to it and shall not be responsible to the Debtor or any other Person for any failure to do so or delay in doing so.

ARTICLE 7 - ADDITIONAL PROVISIONS REGARDING INTELLECTUAL PROPERTY

7.1	Additional Representations and Warranties

The Debtor represents and warrants to the Agent and the other Secured Parties as follows:

(a)	Except as disclosed in the Loan Documents, the Debtor (directly or through any subsidiary) does not own, possess or use under any licensing arrangement any patents, copyrights, trade-marks, service marks or trade names, nor is there currently pending before any governmental authority any application for registration of any patent, copyright, trade-mark, service mark or trade name;

(b)	all patents, copyrights, trade-marks, service marks and trade names are subsisting and have not been adjudged invalid or unenforceable in whole or in part;

(c)	all maintenance fees required to be paid on account of any patents have been timely paid for maintaining such patents in force, and, to the best of the Debtor’s knowledge, each of the patents is valid and enforceable and the Debtor has notified the Agent in writing of all prior disputes, sales and licenses (including public uses and sales) of which it is aware;

(d)	to the best of the Debtor’s knowledge after due inquiry, no material infringement or unauthorized use presently is being made of any Intellectual Property Collateral by any Person;

(e)	the Debtor is the sole and exclusive owner of the Intellectual Property Collateral and the past, present and contemplated future use of such Intellectual Property Collateral by the Debtor has not, does not and will not infringe or violate any right, privilege or license agreement of or with any other Person; and

(f)	the Debtor owns, has material rights under, is a party to, or an assignee of a party to all material licenses, patents, patent applications, copyrights, service marks,

trade-marks, trade-mark applications, trade names and all other Intellectual Property Collateral necessary to continue to conduct its business as heretofore conducted.

7.2	Additional Covenants

The Debtor will:

(a)	not allow or suffer any Intellectual Property Collateral to become abandoned, nor any registration thereof to be terminated, forfeited, expired or dedicated to the public, except as shall be reasonable and appropriate in accordance with prudent business practice;

(b)	promptly give the Agent notice of any rights the Debtor may obtain to any new patentable inventions, copyrightable works or other new Intellectual Property Collateral, prior to the filing of any application for registration thereof;

(c)	without limiting the generality of clause (b), not register with the U.S. Copyright Office or the Canadian Intellectual Property Office any unregistered copyrights (whether in existence on the date hereof or thereafter acquired, arising, or developed) unless the Debtor provides the Agent with written notice of its intent to register such copyrights not less than thirty (30) days prior to the date of the proposed registration; and

(d)	diligently prosecute all applications for patents, copyrights and trade-marks, and file and prosecute any and all continuations, continuations-in-part, applications for reissue, applications for certificate of correction and like matters as shall be reasonable and appropriate in accordance with prudent business practice, and promptly and timely pay any and all maintenance, license, registration and other fees, taxes and expenses incurred in connection with any Intellectual Property Collateral.

7.3	Additional Definition

As used in this Agreement, “Intellectual Property Collateral” means the following properties and assets owned or held by the Debtor or in which the Debtor otherwise has any interest, now existing or hereafter acquired or arising:

(a)	all patents and patent applications, domestic or foreign, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, all rights to sue for past, present or future infringement thereof, all rights arising therefrom and pertaining thereto and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof;

(b)

all copyrights and applications for copyright, domestic or foreign, together with the underlying works of authorship (including titles), whether or not the underlying works of authorship have been published and whether said copyrights are statutory or arise under the common law, and all other rights and works of authorship, all computer programs, computer databases, computer program flow diagrams, source codes, object codes and all tangible property embodying or incorporating any copyrights, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, and all other rights, claims and demands in any way relating to any such copyrights or works, including royalties and rights to sue for past, present or future infringement, and all rights of renewal and extension of copyright;

(c)	all state and provincial (including common law), federal and foreign trade-marks, service marks and trade names, and applications for registration of such trade-marks, service marks and trade names, all licenses relating to any of the foregoing and all income and royalties with respect to any licenses, whether registered or unregistered and wherever registered, all rights to sue for past, present or future infringement or unconsented thereof, all rights arising therefrom and pertaining thereto and all reissues, extensions and renewals thereof;

(d)	all trade secrets, trade dress, trade styles, logos, other source of business identifiers, mask-works, mask-work registrations, mask-work applications, software, confidential information, customer lists, license rights, advertising materials, operating manuals, methods, processes, know-how, algorithms, formulae, databases, quality control procedures, product, service and technical specifications, operating, production and quality control manuals, sales literature, drawings, specifications, blue prints, descriptions, inventions, name plates and catalogs;

(e)	the entire goodwill of or associated with the businesses now or hereafter conducted by the Debtor connected with and symbolized by any of the aforementioned properties and assets; and

(f)	all accounts, all intangible intellectual or other similar property and other general intangibles associated with or arising out of any of the aforementioned properties and assets and not otherwise described above.

ARTICLE 8 - REMEDIES; NOTICE OF SALE; RECEIVERS

8.1	Remedies

Upon the occurrence and during the continuance of any Event of Default, the Agent may at its option, without notice to or demand on the Debtor and in addition to all rights and remedies available to the Agent with respect to the Secured Obligations, at law, in equity or otherwise, do any one or more of the following:

(a)	foreclose or otherwise enforce the security interest of the Agent and the other Secured Parties in any manner permitted by law or provided for in this Agreement;

(b)	sell, lease or otherwise dispose of any Collateral at one or more public or private sales at the place of business of the Debtor, the Agent or any other place or places,

including any broker’s board or securities exchange, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on such terms and in such manner as the Agent may determine;

(c)	use or transfer the Debtor’s rights and interests in any Intellectual Property Collateral by license, by sublicense (to the extent permitted by an applicable license), assignment or otherwise, on such conditions and in such manner as the Agent may determine;

(d)	recover from the Debtor all costs and expenses, including reasonable legal fees and disbursements, incurred or paid by the Agent in exercising any right, power or remedy provided by this Agreement;

(e)	require the Debtor to assemble the Collateral and make it available to the Agent, for the benefit of itself and the other Secured Parties, at a place to be designated by the Agent;

(f)	enter onto property where any Collateral is located and take possession thereof with or without judicial process; and

(g)	prior to the disposition of the Collateral, store, process, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent the Agent deems appropriate and in connection with such preparation and disposition, without charge, use any trade-mark, tradename, copyright, patent or technical process used by the Debtor.

8.2	Notice of Sale

The Debtor shall be given not less than twenty (20) days (or such other period as required by applicable law) prior notice of the time and place of any public sale or of the time after which any private sale or other intended disposition of Collateral is to be made, which notice the Debtor hereby agrees shall be deemed reasonable notice thereof. Upon any sale or other disposition pursuant to this Agreement, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof, the Collateral or portion thereof so sold or disposed of. The Agent or any of the other Secured Parties shall have the right upon any public sale, and, to the extent permitted by law, upon any private sale, to purchase the whole or any part of the Collateral so sold. Each purchaser at any such sale or other disposition (including the Agent or any of the other Secured Parties) shall hold the Collateral free from any claim or right of whatever kind, including any equity or right of redemption of the Debtor and the Debtor specifically waives (to the extent permitted by applicable law) all rights of redemption, stay or appraisal which it has or may have under any rule of law or statute now existing or hereafter adopted.

8.3	License

For the purpose of enabling the Agent and the other Secured Parties to exercise their rights and remedies under Section 8.1 or otherwise in connection with this Agreement, the Debtor hereby grants to the Agent and the other Secured Parties an irrevocable, non-exclusive and assignable license (exercisable without payment or royalty or other compensation to the Debtor) or (to the extent permitted by the applicable license) sublicense to use, license or sublicense any Intellectual Property Collateral, subject with respect to trade-marks to reasonable and appropriate quality control provisions.

8.4	Appointment of Receiver

The Agent may, in addition to any other rights it may have, appoint by instrument in writing a receiver, monitor, consultant, liquidator or receiver and manager (all of which are herein called a “Receiver”) of all or any part of the Collateral or may institute proceedings in any court of competent jurisdiction for the appointment of such a Receiver. Any such Receiver is hereby given and shall have the same powers and rights and exclusions and limitations of liability as the Agent has under this Agreement, at law or in equity. In exercising any such powers, any such Receiver shall, to the extent permitted by applicable law, act as and for all purposes be deemed to be the agent of the Debtor, and the Agent shall not be responsible for any act or default of any such Receiver. The Agent may appoint one or more Receivers hereunder and may remove any such Receiver or Receivers and appoint another or others in his or their stead from time to time. Any Receiver so appointed may be an officer or employee of the Agent. A court need not appoint, ratify the appointment by the Agent of or otherwise supervise in any manner the actions of any Receiver. Upon the Debtor receiving notice from the Agent of the taking of possession of the Collateral or the appointment of a Receiver, all powers, functions, rights and privileges of the Debtor and, to the extent permitted by applicable law, its directors and officers with respect to the Collateral shall cease, unless specifically continued by the written consent of the Agent.

8.5	Carrying on Business

The Agent or any of the other Secured Parties may carry on, or concur in the carrying on of, all or any part of the business or undertaking of the Debtor, may, subject to the rights and Liens of third parties but to the exclusion of the Debtor, enter upon, occupy and use all or any of the premises, buildings, plant and undertakings of or occupied or used by the Debtor and may use all or any of the tools, machinery, equipment and intangibles of the Debtor for such time as the Agent or such Lender sees fit, free of charge, to carry on the business of the Debtor and, if applicable, to manufacture or complete the manufacture of any Inventory and to pack and ship the finished product.

8.6	Dealing with Collateral

The Agent may seize, collect, realize, dispose of, enforce, release to third parties or otherwise deal with the Collateral or any part thereof in such manner, upon such terms and conditions and at such time or times as may seem to it advisable, all without notice to the Debtor except as otherwise required by any applicable law. The Agent may demand, sue for and receive any Accounts with or without notice to the Debtor, give such receipts, discharges and extensions of time and make such compromises in respect of any Accounts which may, in the Agent’s or such Lender’s absolute discretion, seem bad or doubtful. The Agent may charge on its own behalf and pay to others, sums for costs and expenses incurred including, without limitation, legal fees and expenses on a solicitor and his own client scale and Receivers’ and accounting fees, in or in connection with seizing, collecting, realizing, disposing, enforcing or otherwise dealing with the Collateral and in connection with the protection and enforcement of the rights of the Agent or any of the other Secured Parties hereunder including, without limitation, in connection with advice with respect to any of the foregoing. The amount of such sums shall be deemed advanced to the Debtor by the Agent and the other Secured Parties, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Agent and the other Secured Parties on the Secured Obligations or any part thereof and shall be secured by this Agreement.

8.7	Right to Use

The Debtor hereby grants to the Agent a license or other right to use, without charge, all of the Debtor’s present and future property, whether real or personal, including, without limitation, labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trade-marks, services marks, and advertising matter, or any other property of any nature or of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling of any Collateral and the Debtor’s rights under all licenses and all franchise agreements shall inure to the Agent and the other Secured Parties.

8.8	Retention of Collateral

Upon notice to the Debtor and subject to any obligation to dispose of any of the Collateral, as provided in the PPSA or other applicable law, the Agent and the other Secured Parties may elect to retain all or any part of the Collateral in satisfaction of the Secured Obligations or any of them.

8.9	Pay Liens

The Agent or any of the other Secured Parties may pay any Liens that may exist or be threatened against the Collateral. In addition, the Agent or any of the other Secured Parties may borrow money required for the maintenance, preservation or protection of the Collateral or for the carrying on of the business or undertaking of the Debtor and may grant further security interests in the Collateral in priority to the security interest created hereby as security for the money so borrowed. In every such case the amounts so paid or borrowed together with costs, charges and expenses incurred in connection therewith shall be deemed to have been advanced to the Debtor by the Agent and the other Secured Parties, shall become part of the Secured Obligations, shall bear interest at the highest rate per annum charged by the Agent and the other Secured Parties on the Secured Obligations or any part thereof and shall be secured by this Agreement.

8.10	Application of Payments

Any and all payments made in respect of the Secured Obligations from time to time and moneys realized on the Collateral may be applied to such part or parts of the Secured Obligations as the Agent and the other Secured Parties may see fit or as otherwise required by applicable law. The Agent and the other Secured Parties shall, at all times and from time to time, have the right to change any appropriation as they may see fit. Any insurance moneys received by the Agent or any of the other Secured Parties pursuant to this Agreement may, at the option of the Agent or such Lender, be applied against the Secured Obligations as the Agent or such Lender thinks fit.

8.11	Set-off

The Secured Obligations will be paid by the Debtor without regard to any equities between the Debtor and the Agent and the other Secured Parties or any right of set-off or cross-claim. If an Event of Default exists, any indebtedness owing by the Agent or any of the other Secured Parties to the Debtor may be set-off and applied by the Agent and the other Secured Parties against the Secured Obligations either before or after maturity, without demand upon or notice to anyone and regardless of the currency in which the indebtedness is denominated.

8.12	Deficiency

If the proceeds of the realization of the Collateral are insufficient to repay to the Agent and the other Secured Parties all amounts owing to them, the Debtor shall forthwith pay such deficiency or cause such deficiency to be paid to the Agent, for the benefit of itself and the other Secured Parties.

8.13	Agent and the other Secured Parties Not Liable

Neither the Agent nor any of the other Secured Parties shall be liable or accountable for any failure to seize, collect, realize, dispose of, enforce or otherwise deal with the Collateral, shall be bound to institute proceedings for any such purposes or for the purpose of preserving any rights of the Agent and the other Secured Parties, the Debtor or any other person, firm or corporation in respect of the Collateral or shall be liable or responsible for any loss, cost or damage whatsoever which may arise in respect of any such failure including, without limitation, resulting from the negligence of the Agent or any of the other Secured Parties or any of their respective officers, servants, agents, solicitors, attorneys, Receivers or otherwise unless arising from gross negligence or wilful misconduct. None of the Agent, the other Secured Parties or any of their respective officers, servants, agents, or Receivers shall be liable by reason of any entry into possession of the Collateral or any part thereof, to account as a mortgagee in possession, for any loss on realization, for any act or omission for which a mortgagee in possession might be liable, for any negligence in the carrying on or occupation of the business or undertaking of the Debtor or for any loss, cost, damage or expense whatsoever which may arise in respect of any such actions, omissions or negligence unless arising from gross negligence or wilful misconduct.

8.14	Extensions of Time

The Agent may grant renewals, extensions of time and other indulgences, take and give up securities, accept compositions, grant releases and discharges, perfect or fail to perfect any securities, release any part of the Collateral to third parties and otherwise deal or fail to deal with the Debtor, subsidiaries of the Debtor, guarantors, sureties and others and with the Collateral and other securities as the Agent may see fit, all without prejudice to the liability of the Debtor to the Agent and the other Secured Parties or the rights of the Agent and the other Secured Parties and powers under this Agreement.

8.15	Rights in Addition

The rights and powers conferred by this Section are in supplement of and in addition to and not in substitution for any other rights or powers the Agent or any of the other Secured Parties may have from time to time under this Agreement or under applicable law. The Agent and the other Secured Parties may proceed by way of any action, suit, remedy or other proceeding at law or in equity and no such remedy for the enforcement of the rights of the Agent and the other Secured Parties shall be exclusive of or dependent on any other such remedy. Any one or more of such remedies may from time to time be exercised separately or in combination.

ARTICLE 9 - PERFECTION AND PRIORITY

9.1	Financing Statements, Etc.

The Debtor hereby authorizes the Agent, for the benefit of itself and the other Secured Parties, to file at any time and from time to time any financing statements describing the Collateral, and the Debtor shall execute and deliver to the Agent, and the Debtor hereby authorizes the Agent to file (with or without the Debtor’s signature), at any time and from time to time, all amendments to financing statements, continuation financing statements, termination statements, security agreements relating to the Intellectual Property Collateral, assignments, fixture filings, affidavits, reports, notices and all other documents and instruments, in form satisfactory to the Agent, as the Agent may request, to perfect and continue perfected, maintain the priority of or provide notice of the security interest of the Agent, for the benefit of itself and the other Secured Parties, in the Collateral and to accomplish the purposes of this Agreement. Without limiting the generality of the foregoing, the Debtor ratifies and authorizes the filing by the Agent of any financing statements filed prior to the date hereof.

9.2	Bailees

Any Person (other than the Agent or any of the other Secured Parties) at any time and from time to time holding all or any portion of the Collateral shall be deemed to, and shall, hold the Collateral as the agent of, and as pledge holder for, the Agent and the other Secured Parties. At any time and from time to time, the Agent or any of the other Secured Parties may give notice to any such Person holding all or any portion of the Collateral that such Person is holding the Collateral as the agent and bailee of, and as pledge holder for, the Agent, for the benefit of itself and the other Secured Parties, and obtain such Person’s written acknowledgment thereof. Without limiting the generality of the foregoing, the Debtor will join with the Agent and the other Secured Parties in notifying any Person who has possession of any Collateral of the security interest of the Agent, for the benefit of itself and the other Secured Parties, therein and obtaining an acknowledgment from such Person that it is holding the Collateral for the benefit of the Agent and the other Secured Parties.

9.3	Control

If any of the Collateral consists of investment property, (a) the Debtor authorizes the Agent, for the benefit of itself and the other Secured Parties, to transfer such Collateral or any part thereof into its own name or that of its nominee so that the Agent or its nominee may appear of record as the sole owner thereof; provided, that until the security hereby constituted becomes enforceable, the Agent shall deliver promptly to the Debtor all notices, statements or other communications received by it or its nominee as such registered owner, and upon demand and receipt of payment of necessary expenses thereof, shall give to the Debtor or its designee a proxy or proxies to vote and take all action with respect to such property; provided further that after the security hereby constituted becomes enforceable, the Debtor waives all rights to be advised of or to receive any notices, statements or communications received by the Agent or its nominee as such record owner, and agrees that no proxy or proxies given by the Agent to the Debtor or its designee as aforesaid shall thereafter be effective; and (b) the Debtor further agrees to execute such other documents and to perform such other acts, and to cause any issuer or securities intermediary to execute such other documents and to perform such other acts as may be necessary or appropriate in order to give the Agent “control” of such Investment Property, for the benefit of itself and the other Secured Parties, as defined in the Securities Transfer Act (New Brunswick), which “control” shall be in such manner as the Agent shall designate in its sole judgement and discretion, including, without limitation, an agreement by an issuer or securities intermediary that it will comply with instructions in the case of an issuer or entitlement orders in the case of a securities intermediary, originated by the Agent, whether before or after security hereby constituted becomes enforceable, without further consent by the Debtor.

ARTICLE 10 - MISCELLANEOUS

10.1	Amendments and Waivers

Except to the extent otherwise provided herein or in any of the Loan Documents, (a) no amendment to any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by the Debtor and the Agent and (b) no waiver of any provision of this Agreement, or consent to any departure by the Debtor or other party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent. Any such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

10.2	Notices

All notices required or permitted under this Agreement shall be given in the manner and to the addresses specified in the Credit Agreement.

10.3	No Waiver; Cumulative Remedies

No failure on the part of the Agent or any of the other Secured Parties to exercise, and no delay in exercising, any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies under this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the Agent and the other Secured Parties.

10.4	Binding Effect

This Agreement shall be binding upon the Debtor and its successors and assigns, including any successor by reason of amalgamation, and inure to the benefit of and be enforceable by the Agent and the other Secured Parties and their successors, endorsees, transferees and assigns.

10.5	Assignment

The Debtor may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent, and any attempted assignment in violation of this provision shall be null and void. The Agent or any of the other Secured Parties may assign this Agreement in whole or in part to any Person acquiring an interest in the Secured Obligations in accordance with the provisions of the Credit Agreement.

10.6	Costs and Expenses

The Debtor agrees to pay on demand all reasonable costs and expenses of the Agent and the other Secured Parties, any Receiver, or the agents of the Agent and the other Secured Parties or any Receiver, and reasonable legal fees and disbursements in connection with the perfection, enforcement, or preservation of any rights under, this Agreement and the other Loan Documents.

10.7	Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under all applicable laws and regulations. If, however, any provision of this Agreement shall be prohibited by or invalid under any such law or regulation, it shall be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be ineffective and invalid only to the extent of such prohibition or invalidity without affecting the remaining provisions of this Agreement.

10.8	Governing Law

This Agreement is to be exclusively construed in accordance with and governed by the internal laws of the Province of New Brunswick and the federal laws of Canada applicable therein without giving effect to any choice of law rule or principle that would cause the application of the laws of any jurisdiction other than the internal laws of the Province of New Brunswick and the federal laws of Canada applicable therein to the rights and duties of the Debtor and the Agent and the other Secured Parties.

10.9	Submission to Jurisdiction

The Debtor hereby (a) submits to the non-exclusive jurisdiction of the courts of the Province of New Brunswick sitting in the City of Saint John for the purpose of any action or proceeding arising out of or relating to this Agreement and the other Loan Documents, (b) agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts, (c) irrevocably waives (to the extent permitted by applicable law) any objection which it now or hereafter may have to the laying of venue of any such action or proceeding brought in any of the foregoing courts, and any objection on the ground that any such action or proceeding in any such court has been brought in an inconvenient forum and (d) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner permitted by law.

10.10	Judgment Currency

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with practices of the Agent or any of the other Secured Parties could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Debtor in respect of any such sum due from it to the Agent or any of the other Secured Parties hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of the Loan Documents or other relevant document (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Agent of any sum adjudged to be so due in the Judgment Currency, the Agent or any of the Lender may, in accordance with normal practices, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Agent from the Debtor in the Agreement Currency, the Debtor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Agent and the other Secured Parties against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Agent and the other Secured Parties in such currency, the Agent and the other Secured Parties agrees to return the amount of any excess to the Debtor (or to any other Person who may be entitled thereto under applicable law). The agreements in this Section 10.10 shall survive the repayment of all Secured Obligations.

10.11	Entire Agreement

This Agreement and the other Loan Documents constitutes the entire agreement of the parties hereto with respect to the matters set forth herein and supersede any prior agreements, commitments, drafts, communications, discussions and understandings, oral or written, with respect thereto.

10.12	Counterparts

This Agreement may be executed in several counterparts and delivered by facsimile or other electronic transmission, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.

10.13	Termination

Upon indefeasible payment and performance in full of all Secured Obligations and the termination of all Commitments in writing by the Agent, the security interests created by this Agreement shall terminate and the Agent shall execute and deliver to the Debtor, at the Debtor’s sole cost and expense, such documents and instruments reasonably requested by the Debtor as shall be necessary to evidence termination of all security interests given by the Debtor to the Agent and the other Secured Parties hereunder.

10.14	Indemnity

The Debtor hereby agrees to indemnify the Agent and the other Secured Parties, and their successors, assigns, agents and employees, from and against any and all liabilities, damages, penalties, suits, costs, and expenses of any kind and nature (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agent or any of the other Secured Parties are a party thereto) imposed on, incurred by or asserted against the Agent or any of the other Secured Parties, or their successors, assigns, agents and employees, in any way relating to or arising out of this Agreement, or the manufacture, purchase, acceptance, rejection, ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral (including, without limitation, latent and other defects, whether or not discoverable by the Agent or any of the other Secured Parties or the Debtor, and any claim for patent, trade-mark or copyright infringement), except for the gross negligence or wilful misconduct of the Agent or any of the other Secured Parties.

10.15	Acknowledgement of Receipt

The Debtor acknowledges receipt of a copy of this Agreement.

10.16	Further Assurances

In addition to all covenants and agreements of the Debtor set forth in the Loan Documents, which are incorporated herein by this reference, the Debtor hereby agrees, at no cost or expense to the Agent and the other Secured Parties to do all acts (other than acts which are required to be done by the Agent) that may be necessary or desirable to (i) maintain, preserve and protect the Collateral and the first (subject only to Permitted Liens having priority by operation of law) priority, perfected security interest of the Agent, for the benefit of itself and the other Secured Parties, therein, and (ii) to carry into effect the purposes hereof or better to assure and confirm unto the Agent or permit the Agent to exercise and enforce their rights, powers and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, the Debtor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Agent and from time to time upon reasonable request such lists, descriptions and designations of the Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, the Agent may institute and maintain, in its own name or in the name of the Debtor, such suits and proceedings as the Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Collateral. All of the foregoing shall be at the sole cost and expense of the Debtor.

[Signature page follows]

IN WITNESS WHEREOF the undersigned has executed and delivered this Agreement under seal with effect as of the date first written above.

GSI GROUP INC.

By:
Name: c/s Title:

[Signature page to General Security Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name: Title:

SECURITIES PLEDGE AGREEMENT

THIS SECURITIES PLEDGE AGREEMENT (as amended, restated, supplemented, supplanted or replaced, this “Agreement”) is dated with effect as of this _____ day of October, 2011 and executed and delivered by GSI GROUP INC. (the “Debtor”) to and in favour of BANK OF AMERICA, N.A., in its capacity as Administrative Agent for the benefit of itself and the other Secured Parties under the Credit Agreement (as defined below) (the “Agent”).

RECITALS:

A.	The Agent and the other Secured Parties have agreed to make certain accommodations of credit available to GSI GROUP CORPORATION (the “Borrower”) pursuant to the provisions of a credit agreement dated with effect as of the date hereof between, inter alia, the Borrower and the Agent and the other Secured Parties (as amended, supplemented, restated or replaced from time to time, the “Credit Agreement”);

B.	As a condition precedent to the Agent and the other Secured Parties extending such credit to the Borrower, the Debtor is required to execute and deliver a guarantee dated with effect as of the date hereof (as amended, supplemented, replaced or restated from time to time, the “Guarantee”); and

C.	As a further condition to extending credit to the Borrower under the Credit Agreement, the Agent and the other Secured Parties have required, and the Debtor has agreed, to grant a security interest in and pledge the Collateral (as defined below) to the Agent and the other Secured Parties in order to secure the payment and performance of the Obligations.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the covenants herein contained the parties hereto agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions.

Capitalized terms used in this Agreement but not defined have the meanings given to them in the Credit Agreement. In this Agreement, unless the context expressly or by necessary implication otherwise requires, the following words and phrases will have the meaning set forth below:

(a)	“Collateral” means the property and assets subject to the Security Interest constituted by Section 2.1 hereof, including, without limitation, the Pledged Interests;

(b)	“Permitted Liens” means all Liens permitted pursuant to the terms of the Credit Agreement;

(c)	“Pledged Interests” means all of the shares in the capital of the Borrower and GSI Group Limited (collectively, the “Pledged Entities”) now owned or hereafter acquired by the Debtor including, without limitation, the shares listed in Schedule “A” hereto; and

(d)	“Security Interest” means a mortgage, hypothec, title retention, pledge, lien, right of set-off, charge, security interest, adverse claim, trust claim or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising.

1.2	Sections and Headings.

The division of this Agreement into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement.

1.3	Extended Meanings.

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organisations and corporations.

ARTICLE 2

GRANT OF SECURITY INTEREST AND PLEDGE

2.1	Grant and Pledge of Collateral.

As general and continuing collateral security for the payment and performance of all Obligations, the Debtor hereby, subject to Permitted Liens, mortgages, charges, assigns, transfers, delivers, pledges, hypothecates and creates a Security Interest in, to and in favour of Agent and the other Secured Parties, all right, title and interest which the Debtor now has or may hereafter acquire in and to the following:

(a)	all Pledged Interests, together with any renewals thereof, substitutions thereof or additions thereto and all certificates and instruments evidencing or representing the Pledged Interests;

(b)	any and all dividends, as and where declared, whether in shares, money or property, received or receivable upon or in respect of any Pledged Interests and all interest payments and money or other property paid or payable on account of any return on, or repayment of, capital in respect of any Pledged Interests or that will in any way be charged to, or be payable out of, the capital of the Pledged Entities in respect thereof;

(c)	any and all other property that may at any time be received or receivable by or otherwise distributed to the Debtor in respect of, or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the subdivision, consolidation, change, conversion or reclassification of any of the Pledged Interests, or the reorganization or amalgamation of the Pledged Entities with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Pledged Interests; and

(d)	any and all cash, securities and other proceeds in respect of the foregoing and all rights and interest of the Debtor in respect thereof or evidenced thereby including, without limiting the generality of the foregoing, all money received or receivable from time to time by the Debtor in connection with the sale of any of the Pledged Interests.

2.2	Delivery of Collateral.

All certificates, instruments or other documents representing the Pledged Interests, duly endorsed in blank for transfer or accompanied by powers of attorney satisfactory to the Agent, shall forthwith be delivered immediately to and remain in the custody of the Agent or its nominee. All certificates, instruments or other documents representing or evidencing any additional Pledged Interests hereinafter acquired by the Debtor shall forthwith after issuance be delivered to and remain in the custody of the Agent or its nominee. All Pledged Interests may, at the option of the Agent, be registered in the name of the Agent or its nominee. The Debtor shall execute and deliver to the Agent and the other Secured Parties a certified copy of a resolution of the directors or shareholders of the Pledged Entities or any consents required under such constating documents, as applicable, consenting to the transfers contemplated by this Agreement.

2.3	Attachment.

The Debtor and the Agent hereby acknowledge that value has been given, the Debtor has rights in the existing Collateral and the Debtor and the Agent have not agreed to postpone the time for attachment.

2.4	Control.

The Debtor agrees to execute such other documents and to perform such other acts, and to cause any issuer or securities intermediary to execute such other documents and to perform such other acts as may be necessary or appropriate in order to give the Agent, on behalf of itself and the other Secured Parties, “control” of such Collateral, as defined in the Securities Transfer Act (New Brunswick), which “control” shall be in such manner as the Agent shall designate in its sole judgment and discretion, including, without limitation, an agreement by any issuer or securities intermediary that it will comply with instructions in the case of an issuer or entitlement orders in the case of a securities intermediary, originated by the Agent, whether before or after the security hereby constituted becomes enforceable, without further consent by the Debtor.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Representations and Warranties of the Debtor.

The Debtor hereby represents and warrants to the Agent and the other Secured Parties, upon each of which representations and warranties the Agent and the other Secured Parties specifically rely, as follows:

(a)	the Debtor is and will be the sole legal and beneficial owner of the Collateral now in existence or acquired hereafter, free of any Security Interest other than Security Interests in favour of the Agent and the other Secured Parties and Permitted Liens with full right to mortgage, charge, assign, transfer, deliver, pledge and hypothecate the Pledged Interests to the Agent and the other Secured Parties in accordance with the provisions of this Agreement;

(b)	any shares of the Pledged Entities forming part of the Pledged Interests will be validly issued, fully paid and non-assessable and shall not be subject to any Security Interest in favour of the Pledged Entities;

(c)	except to the extent disclosed to the Agent in writing, there is no existing agreement, option, right or privilege capable of becoming an agreement or option pursuant to which the Debtor would be required to sell or otherwise dispose of any of the Pledged Interests; and

(d)	the Security Interest created hereby will constitute a valid perfected Security Interest in the Pledged Interests upon delivery of the share certificates representing the Pledged Interests to the Agent or upon registration of notice thereof in prescribed form under applicable personal property security legislation, if such registration is required in order to perfect a Security Interest in the Pledged Interests.

3.2	Covenants of Debtor.

The Debtor covenants to and in favour of the Agent and the other Secured Parties that until all the Obligations are indefeasibly performed and paid in full, it shall:

(a)	defend the Agent’s and the other Secured Parties’ right, title and Security Interest in and to the Collateral;

(b)	except to the extent permitted by Section 4.2, not (and shall not purport to) sell or dispose of, transfer, relinquish or otherwise deal with, any of its interest in the Pledged Interests or other Collateral or incur or permit to exist any Security Interest other than Permitted Liens or any Security Interest that is in favour of the Agent and the other Secured Parties in or with respect to any of the Pledged Interests or other Collateral;

(c)	ensure that, at the request of the Agent, all Pledged Interests shall be registered in the name of the Agent or its nominee, that any certificates representing the Pledged Interests shall be forthwith delivered to and remain in the custody of the Agent or its nominee, and that all certificates, instruments or other documents representing or evidencing any Pledged Interests shall forthwith after issuance be delivered to, and remain in the custody of, the Agent or its nominee;

(d)	ensure that such stock powers of attorney and similar documents with respect to the Pledged Interests as the Agent may reasonably request, satisfactory in the form and substance to the Agent, shall be delivered to the Agent or its nominee from time to time upon request; and

(e)	not, with respect to the Pledged Interests, enter into, amend, or waive any right or obligation under, any shareholder agreement, voting agreement, voting trust, trust deed, irrevocable proxy or other similar agreements or instruments.

ARTICLE 4

DEALING WITH COLLATERAL

4.1	Rights and Duties of the Agent.

(a)	The Agent shall have and be entitled to exercise all such powers hereunder as are specifically delegated to the Agent by the terms hereof, together with such powers as are incidental thereto. The Agent may execute any of its duties hereunder by or through agents or employees and shall be entitled to retain counsel and to act in reliance upon the advice of such counsel concerning all matters pertaining to its duties hereunder.

(b)

The Agent and any nominee on its behalf shall be bound to exercise in the holding of the Pledged Interests and other Collateral the same degree of care as it would exercise with respect to similar property of its own of similar value held in the same place. The Agent and any other nominee on its behalf shall be deemed to have exercised reasonable care with respect to the custody and preservation of the Collateral if it takes such action for this purpose as the Debtor shall reasonably request in writing, but failure of the Agent or its nominee to comply with any such request shall not in and of itself be deemed a failure to exercise reasonable care, and no failure of the Agent or its nominee to preserve or protect any rights with respect to the Collateral, or to do any act with respect to preservation of the Collateral not so requested by the Debtor, shall in and of itself be deemed a failure to exercise reasonable care in the custody or preservation of the Collateral. Neither the Agent, the other Secured Parties nor any nominee acting on their behalf, nor any director, officer or employee of the Agent or any of the other Secured Parties shall be liable for any action taken or omitted to be taken by it hereunder or in connection herewith except for their own gross negligence or wilful misconduct. The Agent and the other Secured Parties and each of their respective directors, officers and employees are hereby released from all responsibilities for any depreciation in or loss of value of any part of the

Collateral except for such depreciation or loss of value that is the result of the Agent’s or the other Secured Parties’ (or their authorized agents’ or nominee’s or that or its officers, directors or employees) gross negligence or wilful misconduct.

4.2	Voting Rights.

(a)	Unless an Event of Default has occurred and is continuing, the Debtor is entitled to exercise all the rights and powers of a holder of such securities including, without limitation, the right to vote from time to time exercisable in respect of the Collateral and to give proxies, consents and waivers in respect thereof. No such action may be taken if it would violate or be inconsistent with the Credit Agreement, any other document to which the Debtor is a party, or this Agreement or any other agreements relating thereto or hereto or would have the effect of reducing the value of the Collateral as security for the Obligations or imposing any restriction on the transferability of any of the Collateral.

(b)	Upon the occurrence and during the continuance of an Event of Default, the rights and powers of the Debtor as a holder of such securities including, without limitation, the right to vote the Collateral, will cease immediately and the Agent, following two (2) Business Days’ prior written notice to the Debtor, will have the right to exercise the rights and powers related to such Collateral.

(c)	Prior to the occurrence of an Event of Default, the Agent shall deliver promptly to the Debtor all notices, statements or other communications received by it or its nominee. At any time after the occurrence and during the continuance of an Event of Default, the Debtor waives all rights to be advised of or to receive any notices, statements or communications received by the Agent or its nominee.

4.3	Dividends and Interest Payments.

(a)	Unless an Event of Default has occurred and is continuing, the Debtor is entitled to receive all dividend payments or other distributions or interest payments in respect of the Collateral.

(b)	Upon the occurrence and during the continuance of an Event of Default, all rights of the Debtor pursuant to Section 4.3(a) shall cease and the Agent will have the sole and exclusive right and authority to receive and retain all payments that the Debtor would otherwise be authorised to retain pursuant to Section 4.3(a). All money and other property received by the Agent pursuant to the provisions of this Section 4.3(b) may be applied on account of the Obligations or may be retained by the Agent as additional Collateral hereunder and be applied in accordance with the provisions of the Credit Agreement.

ARTICLE 5

REMEDIES

5.1	Remedies

(a)	Upon the occurrence and during the continuance of an Event of Default, in addition to any right or remedy provided by applicable Laws or the other Loan Documents, the Agent will have the rights and remedies set out below, all of which rights and remedies will be enforceable successively, concurrently or both:

(i)	transfer any part of the Collateral into the name of the Agent and the other Secured Parties or their nominee;

(ii)	vote any of the Collateral (whether or not registered in the name of the Agent or its nominee) and give or withhold all consents and waivers in respect thereof;

(iii)	exercise all rights of conversion, exchange or subscription, or any other rights, privileges or options pertaining to any of the Collateral, including, without limitation, the right to exchange at its discretion any of the Collateral upon the amalgamation, arrangement, merger, consolidation or other reorganization of the issuer of the Collateral, all without liability except to account for property actually received by the Agent and the other Secured Parties;

(iv)	from time to time realise upon, collect, sell, transfer, assign, give options to purchase or otherwise dispose of and deliver any Collateral in such manner as may seem advisable to the Agent and the other Secured Parties. For such purposes each requirement relating thereto and prescribed by applicable Laws or otherwise is hereby waived by the Debtor to the extent permitted by applicable Laws and in any offer or sale of any of the Collateral the Agent and the other Secured Parties are authorized to comply with any limitation or restriction in connection with such offer or sale as the Agent and the other Secured Parties may be advised by counsel is necessary in order to avoid any violation of applicable Laws, or in order to obtain any required approval of the sale or of the purchase by any Governmental Authority. Such compliance will not result in such sale being considered (or deemed) not to have been made in a commercially reasonable manner nor will the Agent and the other Secured Parties be liable or accountable to the Debtor for any discount allowed by reason of the fact that such Collateral is sold in compliance with any such limitation or restriction;

(v)	purchase any of the Collateral, whether in connection with a sale made under the power of sale herein contained or pursuant to judicial proceedings or otherwise; and

(vi)	accept the Collateral in satisfaction of the Obligations upon notice to the Debtor of its intention to do so in the manner required by applicable Laws.

(b)	The Agent may (i) grant extensions of time, (ii) take and perfect or abstain from taking and perfecting security, (iii) give up securities, (iv) accept compositions or compromises, (v) grant releases and discharges, and (vi) release any part of the Collateral or otherwise deal with the Debtor, debtors of the Debtor, sureties and others and with the Collateral and other security as the Agent sees fit without prejudice to the liability of the Debtor to the Agent and the other Secured Parties or their rights hereunder.

(c)	Neither the Agent nor any of the other Secured Parties will be liable or responsible for any failure to seize, collect, realise, or obtain payment with respect to the Collateral or are bound to institute proceedings or to take other steps for the purpose of seizing, collecting, realising or obtaining possession or payment with respect to the Collateral or for the purpose of preserving any rights of the Agent and the other Secured Parties, the Debtor or any other person, in respect of the Collateral.

(d)	The Agent and the other Secured Parties may apply any proceeds of realisation of the Collateral to payment of reasonable expenses in connection with the preservation and realisation of the Collateral as above described and the Agent and the other Secured Parties may apply any balance of such proceeds to payment of the Obligations in accordance with the terms of the Credit Agreement or as otherwise required by applicable law.

5.2	Payment of Expenses.

The Agent and the other Secured Parties may charge on their own behalf and also pay to others all reasonable out-of-pocket expenses of the Agent and the other Secured Parties and others, including the fees and disbursements of any experts or advisers (including, without limitation, reasonable legal fees) retained by the Agent and the other Secured Parties, incurred in connection with realising, collecting, selling, transferring, delivering or obtaining payment for the Collateral, or in connection with the administration of any amendment of this Agreement or incidental to the care, safekeeping or otherwise of any Collateral. The Agent and the other Secured Parties may deduct the amount of such expenses from any proceeds of disposition of the Agent and the other Secured Parties.

ARTICLE 6

GENERAL

6.1	Benefit of the Agreement.

This Agreement will enure to the benefit of and be binding upon the successors and assigns of the parties hereto.

6.2	Amendments and Waivers.

No amendments to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

6.3	Assignment.

The rights, title and interest of the Agent under this Agreement may only be assigned by the Agent in accordance with the provisions of the Credit Agreement. The Debtor may not assign its obligations under this Agreement without the prior written consent of the Agent.

6.4	Severability.

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability will attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof will continue in full force and effect.

6.5	Notices.

Any demand, notice or other communication to be given in connection with this Agreement shall be given in accordance with the provisions of the Credit Agreement.

6.6	Additional Continuing Security.

This Agreement and the Security Interest granted hereby are in addition to and not in substitution for any other security now or hereafter held by the Agent and the other Secured Parties and this Agreement is a continuing agreement and security that will remain in full force and effect until discharged by the Agent.

6.7	Further Assurances.

The Debtor must at its expense from time to time do, execute and deliver, or cause to be done, executed and delivered, all such financing statements, further assignments, documents, acts, matters and things as may be reasonably requested by the Agent for the purpose of giving effect to this Agreement or for the purpose of establishing compliance with the representations, warranties and covenants herein contained.

6.8	Power of Attorney.

Upon the occurrence of an Event of Default, the Debtor hereby irrevocably constitutes and appoints any duly appointed officer of the Agent the true and lawful attorney of the Debtor, with full power of substitution, to do, make and execute all such statements, assignments, documents, acts, matters or things with the right to use the name of the Debtor whenever and wherever the officer may deem necessary or expedient and from time to time to exercise all rights and powers and to perform all acts of ownership in respect of the Collateral in accordance with this Agreement.

6.9	Discharge.

The Debtor will not be released or discharged from any of the Obligations or from this Agreement except by a release or discharge signed in writing by the Agent which shall not be unreasonably withheld or delayed. The Agent shall, upon indefeasible satisfaction of all of the Obligations of the Debtor to the Agent and the other Secured Parties, execute such releases and discharges as the Debtor may reasonably require, all at the request and sole cost and expense of the Debtor and return to the Debtor all Pledged Interests together with all other Collateral in the possession of the Agent and its nominees.

6.10	Governing Law and Attornment.

This Agreement shall be exclusively (without regard to rules or principals relating to conflicts of laws) governed by and construed in accordance with the Laws of the Province of New Brunswick and the federal Laws of Canada applicable therein. The Debtor, the Agent and the other Secured Parties hereby irrevocably and unconditionally attorn to the non-exclusive jurisdiction of the courts of the Province of New Brunswick sitting in the City of Saint John and all courts competent to hear appeals therefrom.

6.11	Entire Agreement.

This Agreement has been entered into pursuant to the provisions of the Credit Agreement and is subject to all the terms and conditions thereof and, if there is any conflict or inconsistency between the provisions of this Agreement and the provisions of the Credit Agreement, the rights and obligations of the parties will be governed by the provisions of the Credit Agreement, provided, however, that the existence of remedies in this Agreement which are not contained in the Credit Agreement shall not constitute a conflict or inconsistency with the Credit Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Agent and the other Secured Parties and the Debtor with respect to the subject matter hereof except as expressly set forth herein or in the Credit Agreement and the other documents delivered in connection with the Credit Agreement.

6.12	Executed Copy.

The Debtor acknowledges receipt of a fully-executed copy of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the undersigned has executed and delivered this Agreement under its seal by its duly authorized signing officer as of the date first referred to above.

GSI GROUP INC.

By:
Name: Title:

Signature page to Securities Pledge Agreement

BANK OF AMERICA, N.A. , as Administrative Agent

By:
Name: Title:

Signature page to Securities Pledge Agreement

SCHEDULE “A”

Pledged Interests

1.	1,000,000 shares Common Stock in the capital of GSI Group Corporation, represented by share certificate no. 3.

2.	245,094 shares Common Stock in the capital of GSI Group Corporation, represented by share certificate no. 5.

EXHIBIT H

FORM OF MORTGAGE

See attached

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

CONTROL LASER CORPORATION

(Mortgagor)

IN FAVOR OF

BANK OF AMERICA, N.A.,

as Administrative Agent,

(Mortgagee)

Dated as of October _____, 2011

Relating to Premises located at:

2419 Lake Orange Drive, Orange County, Orlando, Florida

After recording, please return to:

Brian J. King, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter, together with any and all amendments, supplements, modifications or restatements of any kind, referred to as this “Mortgage”), is made as of October ____, 2011, by CONTROL LASER CORPORATION, a Florida corporation, having its principal place of business at 2419 Lake Orange Road, Orlando, Florida 32837 (“Mortgagor”), in favor of BANK OF AMERICA, N.A., a national banking association, having its principal place of business at 101 S. Tryon Street, Charlotte, NC 28255, as Administrative Agent (in such capacity, together with its successors and assigns, “Mortgagee”), for itself and for each of the Lenders (as hereinafter defined).

RECITALS:

A. Pursuant to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement” which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement) by and among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the Mortgagor, the other guarantors party thereto as “Guarantors” (the Mortgagor, together with the other Guarantors, the Borrower and Holdings, each, individually, a “Borrower Party” and, collectively, the “Borrower Parties”), the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and the Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof.

B. The Mortgagor is a Guarantor under the Credit Agreement and has, pursuant to Section 10.01 of the Credit Agreement, among other things, guaranteed the obligations of the Borrower under the Credit Agreement and the other Loan Documents.

C. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.

D. It is a condition to the Lenders to enter into the Credit Agreement and the other Loan Documents, and to induce the Secured Parties to make financial accommodations to Borrower as provided for in the Credit Agreement and the other Loan Documents, that the Mortgagor execute and deliver the applicable Loan Documents, including this Mortgage.

E. This Mortgage is given by the Mortgagor in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor. hereby covenants and agrees with the Mortgagee as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Administrative Agent”; “Commitment”; “Default Rate”; “Event of Default”; “Governmental Authority”; “L/C Issuer”; “Letter of Credit”; “Lien”; “Loan Documents”; “Loan”; “Net Cash Proceeds”; “Note”; “Obligations”; “Person”; and “Secured Parties”.

(b) The following terms in this Mortgage shall have the following meanings:

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(ii) hereof.

“Borrower” shall have the meaning assigned to such term in Recital A hereof.

“Borrower Party” shall have the meaning assigned to such term in Recital A hereof.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking of the Mortgaged Property (including but not limited to any taking of all or any part of the Mortgaged Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property by any Governmental Authority, civil or military, or any settlement in lieu thereof).

“Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmens’, repairmens’, laborers’, materialmens’, suppliers’ and warehousemens’ Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

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“Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Real Property or any other Improvement used in connection with the use and enjoyment of the Real Property or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Real Property.

“Holdings” shall have the meaning assigned to such term in Recital A hereof.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Real Property, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Real Property intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Real Property and to be part of the Improvements immediately upon their incorporation therein.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.

“Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.

“Leases” shall mean, collectively, any and all interests of the Mortgagor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.

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“Mortgage” shall have the meaning assigned to such term in Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Permitted Liens” shall mean, collectively, Liens permitted under the terms of Section 7.01 of the Credit Agreement.

“Premises” shall mean, collectively, the Real Property and the Improvements.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule B annexed to this Mortgage.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee or to the Mortgagor from time to time with respect to any of the Mortgaged Property, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Property Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of the Mortgagor as presently conducted at the Mortgaged Property; (b) the value or utility of the Mortgaged Property; or (c) the legality, priority or enforceability of the Lien created by this Mortgage or the rights and remedies of the Mortgagee hereunder.

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“Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.

“Real Property” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by the Mortgagor.

“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all orders, decrees, determinations, laws, treaties, ordinances, rules, regulations or similar statutes or case law.

“Secured Amount” shall have the meaning assigned to such term in Section 2.5 hereof.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

Section 1.2 Interpretation . The rules of construction set forth in Section 1.4 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

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Section 2.1 Grant of Mortgaged Property. The Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers, hypothecates and conveys to the Mortgagee, and hereby grants to the Mortgagee a security interest in and upon, all of the Mortgagor’s estate, right, title and interest in, to and under the following property, whether now owned or held or hereafter acquired from time to time (collectively, the “Mortgaged Property”):

(i) Real Property;

(ii) Improvements;

(iii) Leases;

(iv) Rents;

(v) Permits;

(vi) Contracts;

(vii) Records; and

(viii) Proceeds.

Notwithstanding the foregoing provisions of this Section 2.1, the Mortgaged Property shall not include a grant of any of the Mortgagor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor of a security interest therein, (y) that requires the consent of a third-party thereto for the creation by the Mortgagor of a security interest therein, and such third-party has, after the Mortgagor’s commercially reasonable best efforts to obtain consent, refused to provide consent for the creation by the Mortgagor of a security interest therein and (z) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder and; provided, further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and anyone claiming by, through or under the Mortgagor in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the purpose of securing the payment and performance in full of all the Obligations.

Section 2.2 Assignment of Leases and Rents. As additional security for the payment and performance in full of the Obligations and subject to the provisions of Article V hereof, the Mortgagor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s estate, right, title, interest,

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claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Mortgagor’s Interest”):

(i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(ii) all claims, rights, powers, privileges and remedies of the Mortgagor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv) the full power and authority, in the name of the Mortgagor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor, as Landlord, is or may be entitled to take under the Leases.

Section 2.3 Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Obligations.

Section 2.4 Future Advances. This Mortgage shall secure all Obligations including, without limitation, future advances whenever hereafter made within twenty (20) years after the date of this Mortgage with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.5 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $80,000,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, reasonable expenses incurred by the Mortgagee by reason of any default by the Mortgagor under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

Section 2.6 Last Dollar Secured. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

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Section 2.7 No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Loan Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MORTGAGOR

Section 3.1 Incorporation of Credit Agreement. The Mortgagor represents, warrants, covenants and agrees that each of the representations, warranties, covenants and other agreements of the Mortgagor (as a Borrower Party) under and as contained in the Credit Agreement are hereby incorporated herein in their entirety by this reference.

Section 3.2 Warranty of Title. The Mortgagor represents and warrants that:

(i) it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property;

(ii) it has good and insurable fee simple title to the Premises and the Landlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for (x) as of the date hereof, Liens in favor of the Mortgagee pursuant to the Loan Documents and (y) Permitted Liens; and

(iii) upon recordation in the official records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will create and constitute a valid and enforceable first priority Lien on the Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Fixtures, which first priority Lien and first priority security interest are, as of the date hereof, subject only to Permitted Liens.

Section 3.3 Condition of Mortgaged Property. The Mortgagor represents and warrants that:

(i) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private

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restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not result in a Property Material Adverse Effect;

(ii) as of the date hereof, Mortgagor has neither received any written notice of nor has any actual knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no actual knowledge of any state of facts that may exist which could give rise to any such claims;

(iii) no portion of the Premises is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts promulgated by the Federal Emergency Management Agency or any successor thereto or, if any portion of the Premises is located within such area as evidenced by the Federal Emergency Management Agency Standard Flood Hazard Determination provided to the Mortgagee by the Mortgagor pursuant to Section 4.01(a) of the Credit Agreement, the Mortgagor has flood insurance in an amount, with endorsements and by an insurer acceptable to the Mortgagee;

(iv) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and

(v) there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property.

Section 3.4 Charges. The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute, as of the date hereof, a Prior Lien or hereafter, a Permitted Lien.

ARTICLE IV.

CERTAIN COVENANTS OF MORTGAGOR

Section 4.1 Payment and Performance. The Mortgagor shall pay and perform the Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.

Section 4.2 Title. The Mortgagor shall

(i) (A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property except where the failure to keep in effect the same could not result in a Property Material Adverse Effect and (B) protect, preserve and defend its interest in the Mortgaged Property and title thereto;

(ii) (A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property subject to Permitted Liens, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and

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evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable first priority Lien on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Mortgaged Property, which first priority Lien and security interest shall be subject only to Permitted Liens and all Prior Liens; and

(iii) immediately upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof. The Mortgagee may participate in such proceedings and the Mortgagor will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied to the payment of the Obligations or otherwise in accordance with the provisions of the Credit Agreement.

(iv) Zoning. The Mortgagor shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee.

Section 4.3 Inspection. The Mortgagor shall permit the Mortgagee, and its agents, representative and employees, upon reasonable prior notice to the Mortgagor, to inspect the Mortgaged Property and all books and records located thereon provided, that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.

Section 4.4 Limitation on Liens; Transfer Restrictions.

(i) Except for the Permitted Liens and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist or grant any Lien on all or any part of the Mortgaged Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(ii) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

Section 4.5 Insurance. The Mortgagor shall keep the Mortgaged Property insured against fire and such other casualties and contingencies as the Mortgagee may from time to time require, to deposit, at the request of the Mortgagee, all insurance policies or memoranda thereof with the Mortgagee forthwith after the binding of such insurance and to deliver to the Mortgagee new policies or memoranda for any insurance about to expire at least ten (10) days before such

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expiration, all such insurance to be first payable in case of loss to the Mortgagee and to be written by such companies, on such terms, in such form and for such periods and amounts as the Mortgagee shall from time to time approve, and the Mortgagor hereby grants the Mortgagee if an Event of Default occurs hereunder full power and authority as attorney irrevocable of the Mortgagor to cancel or transfer such insurance and to retain any premiums or proceeds therefrom and to apply the same to the indebtedness secured hereby.

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

Section 5.1 Present Assignment; License to the Mortgagor.

(i) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor to the Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Mortgagor thereunder and apply the same as Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

(ii) The Mortgagor acknowledges that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. The Mortgagor acknowledges and agrees, to the extent permitted by law, that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor and the Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of the Mortgagor acquired before the

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commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.2 Collection of Rents by the Mortgagee.

(i) Any Rents receivable by the Mortgagee hereunder, after payment of all reasonable and proper costs and expenses as the Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.2(ii) of this Mortgage. The Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii) The Mortgagor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.

Section 5.3 Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

Section 6.1 Payment of Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to the same becoming delinquent, all Charges. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

Section 6.2 Stamp and Other Taxes. The Mortgagor shall pay any documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 3.01(c) of the Credit Agreement.

Section 6.3 Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or

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debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Loan Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to Mortgagee, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall pay or reimburse Mortgagee for payment of the lawful and non-usurious portion thereof.

Section 6.4 Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

Section 7.1 Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event shall be paid in accordance with the provisions of the Credit Agreement.

Section 7.2 Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.

Section 7.3 Restoration. In the event the Mortgagor is permitted or required to perform any restoration in accordance with the provisions of the Credit Agreement, the Mortgagor shall complete such restoration in accordance with the provisions thereof.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action

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permitted under this Mortgage or the Credit Agreement or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(i) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor relating thereto and, exclude the Mortgagor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto either in the name of the Mortgagor or otherwise or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.

(ii) with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 below or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(iii) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

Section 8.2 Sale of Mortgaged Property if Event of Default Occurs; Proceeds of Sale.

(i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple and an assignment or conveyance of all the Mortgagor’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor hereby constitutes and appoints the Mortgagee the true and lawful attorney in fact of the Mortgagor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor agrees that such recitals shall be binding and conclusive upon the Mortgagor and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor of all right, title, interest,

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equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Obligations, or any part thereof, remain unpaid, the Mortgagor agrees that possession of the Mortgaged Property by the Mortgagor, or any person claiming under the Mortgagor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor and any person in possession under the Mortgagor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.

(iii) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Lender or any of their respective Affiliates may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Lender in respect of the Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee or such Lender is authorized to deduct under this Mortgage.

(iv) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(v) If the Premises is comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any or a number of individual parcels.

Section 8.3 Additional Remedies in Case of an Event of Default.

(i) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or

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absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor.

(ii) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii).

Section 8.4 Legal Proceedings After an Event of Default.

(i) After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its Voluntary appearance in such action, suit or proceeding.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the .Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Obligations or any portion thereof. The Mortgagor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.

(iii) The Mortgagor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or

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(C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Mortgagor hereby, expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

Section 8.5 Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

Section 9.1 Security Agreement. To the extent that the Mortgaged Property includes personal property or items of personal property which are or are to become fixtures under applicable law, this Mortgage shall also be construed as a security agreement under the UCC; and, upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to such personal property to exercise all remedies hereunder, all remedies available under the UCC with respect to fixtures and all other remedies available under applicable law. Without limiting the foregoing, such personal property may, at the Mortgagee’s option, (i) be sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble such

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personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor acknowledges and agrees that a disposition of the personal property in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

Section 9.2 Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor: The Mortgagor having the address described in the Preamble hereof. The Mortgagor is a corporation organized under the laws of the state of Florida.	Name and Address of the secured party: The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest maybe obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the property.

The name of the record owner of the Property on which such fixtures are or are to be located is the Mortgagor.

In addition, the Mortgagor authorizes the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located as may be required by law in order to establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property.

ARTICLE X.

FURTHER ASSURANCES

Section 10.1 Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any thereof or to any property intended to be subject to the Lien hereof to be filed, registered and

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recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the validity and priority thereof or the Lien hereof purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

Section 10.2 Further Acts. The Mortgagor shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the ten hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor, such power of attorney being coupled with an interest and is irrevocable.

Section 10.3 Additional Security. Without notice to or consent of the Mortgagor and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor shall not be obligated to furnish) from the Mortgagor or from any other person, additional security for the Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Covenants To Run with the Land. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Real Property and shall apply to, and bind the successors and assigns of, the Mortgagor. If there shall be more than one Mortgagor with respect to the Mortgaged Property, the covenants and warranties hereof shall be joint and several.

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Section 11.2 No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

Section 11.3 Concerning Mortgagee.

(i) The Mortgagee has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or any Affiliate of the Mortgagor to the same extent as if the Mortgagee were not acting as Administrative Agent.

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(v) If any portion of the Mortgaged Property also constitutes collateral granted by any Borrower Party to the Mortgagee to secure the Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control.

Section 11.4 Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any warranty on the part of the Mortgagor contained herein shall be breached, the Mortgagee may (but shall not be obligated to), after the occurrence and continuance of an Event of Default, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid, by the Mortgagor in accordance with the provisions of Section 11.04 of the Credit Agreement. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default. Upon the occurrence and continuance of an Event of Default, the Mortgagor hereby appoints the Mortgagee its attorney-in-fact, with full authority in the place and stead of the Mortgagor and in the name of the Mortgagor, or otherwise, from time to time in the Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents which the Mortgagee may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Mortgagor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 11.5 Continuing Security Interest: Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, its successors and assigns, (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns and (iii) in the event there is more than one mortgagor party hereto, all undertakings hereunder shall be deemed joint and several. No other persons (including, without limitation, any other creditor of any Borrower Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Lender may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

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Section 11.6 Termination; Release. When all the Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.

Section 11.7 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Loan Document, no notice to or demand on the Mortgagor in any case shall entitle the Mortgagor to any other or further notice or demand in similar or other circumstances.

Section 11.8 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.

Section 11.9 GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO PARENT BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY MORTGAGOR

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REFUSES TO ACCEPT SERVICE, MORTGAGOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF MORTGAGEE TO BRING PROCEEDINGS AGAINST MORTGAGOR IN THE COURTS OF ANY OTHER JURISDICTION. MORTGAGOR, AFTER CONSULTATION WITH ITS ATTORNEYS, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING, LITIGATION OR COUNTERCLAIM BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE MORTGAGE, THE NOTES, THE LOAN DOCUMENTS AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, WHETHER VERBAL OR WRITTEN OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ACCEPTING THIS MORTGAGE.

Section 11.10 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11 Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and beneficiary.

Section 11.12 No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

Section 11.13 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof nor as giving the Mortgagor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

Section 11.14 Mortgagee’s Right To Sever Indebtedness.

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(i) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Obligations and that the Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Obligations to the Mortgaged Property and sever from the remaining Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.2(ii) hereof.

(ii) The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the

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Mortgagee may execute, deliver or record such instrument as the attorney-in-fact of the Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.

(iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.

ARTICLE XII.

LEASES

Section 12.1 Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:

(i) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;

(ii) promptly send copies to the Mortgagee of all notices of default which the Mortgagor shall send or receive thereunder; and

(iii) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.

Section 12.2 Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(i) receive or collect, or permit the receipt or collection any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:

(A)	in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(B)	the amount held by Landlord as a reasonable security deposit thereunder; and

(C)	any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(ii) assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor as Landlord under such Lease;

(iii) enter into any amendment or modification of any Lease if the same would not constitute a Permitted Lien or could reasonably be expected to result in a Property Material Adverse Effect;

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(iv) terminate (whether by exercising any contractual right of the Mortgagor to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor unless the same would not cause a Property Material Adverse Effect; or

(v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not cause a Property Material Adverse Effect.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

CONTROL LASER CORPORATION, a Florida corporation

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF ________________

COUNTY OF ______________

Before me, the undersigned notary public, personally appeared the above named ____________________________, whose name is signed on the preceding document, and such person acknowledged to me that he/she signed such document voluntarily, for its stated purpose. The identity of such person was proved to me through satisfactory evidence of identification, which was [    ] photographic identification with signature issued by a federal or state governmental agency, [    ] oath or affirmation of a credible witness, or [    ] personal knowledge of the undersigned.

Notary Public My Commission Expires:

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Schedule A – Legal Description

Lot 4, LIBERTY PARK AT SOUTHCENTER, according to the plat thereof, recorded in Plat Book 50, pages 16 and 17, of the Public Records of Orange County, Florida.

TOGETHER WITH easements reserved and contained in the Declaration of Covenants, Conditions, Restrictions and Easements recorded in Official Record Book 6250, page 4479, of the Public Records of Orange County, Florida.

Schedule B

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked Pro Forma Policy issued by First American Title Insurance Company, dated as of the date hereof and delivered to Administrative Agent on the date hereof, bearing Fidelity National Title Insurance Company commitment number 421110192CS relating to the real property described in Schedule A attached hereto.

MORTGAGE, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

QUANTRONIX CORPORATION

(Mortgagor)

and

TOWN OF BROOKHAVEN INDUSTRIAL DEVELOPMENT AGENCY

IN FAVOR OF

BANK OF AMERICA, N.A.,

as Administrative Agent

(Mortgagee)

Dated as of October _____, 2011

Relating to Premises located at:

41 Research Way, East Setauket, Suffolk County, New York

[Block 2.00/Lots 017.011 & 017.019]

THE SECURED PARTY (MORTGAGEE) DESIRES THIS FIXTURE FILING

TO BE INDEXED AGAINST THE RECORD OWNER OF THE REAL ESTATE

DESCRIBED HEREIN.

THIS MORTGAGE AFFECTS REAL AND PERSONAL PROPERTY SITUATED IN THE STATE OF NEW YORK, COUNTY OF SUFFOLK, KNOWN BY THE STREET ADDRESS OF 41 RESEARCH WAY.

THIS MORTGAGE CONSTITUTES A FINANCING STATEMENT FILED AS A FIXTURE FILING, AND IS TO BE FILED AND INDEXED IN THE REAL ESTATE RECORDS AND ALSO TO BE INDEXED IN THE INDEX OF FINANCING STATEMENTS (FIXTURE FILINGS) UNDER THE NAMES OF MORTGAGOR, AS “DEBTOR,” AND MORTGAGEE, AS “SECURED PARTY.” SEE GRANTING CLAUSE AND DEFINITIONS SECTION FOR DESCRIPTION OF FIXTURES AND OTHER DETAILS. THIS MORTGAGE DOES NOT COVER REAL PROPERTY PRINCIPALLY IMPROVED OR TO BE IMPROVED BY ONE OR MORE STRUCTURES CONTAINING IN THE AGGREGATE NOT MORE THAN SIX RESIDENTIAL DWELLING UNITS EACH HAVING THEIR OWN SEPARATE COOKING FACILITIES.

THE “MAXIMUM PRINCIPAL AMOUNT” SECURED BY THIS MORTGAGE IS $9,000,000.00 (SEE SECTION 2.5 FOR THE MAXIMUM TOTAL AMOUNT THAT THIS MORTGAGE SECURES).

After recording, please return to:

Brian J. King, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

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MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

THIS MORTGAGE, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter, together with any and all amendments, supplements, modifications or restatements of any kind, referred to as this “Mortgage”), is made as of October ____, 2011, by QUANTRONIX CORPORATION, a Delaware corporation, having its principal place of business at 41 Research Way, East Setauket, New York 11733 (“Mortgagor”), and by TOWN OF BROOKHAVEN INDUSTRIAL DEVELOPMENT AGENCY, a public benefit corporation duly organized and existing under the laws of the State of New York, having its principal place of business at 3233 Route 112, Medford, New York 11703 (“Agency”), in favor of BANK OF AMERICA, N.A., a national banking association, having its principal place of business at 101 S. Tryon Street, Charlotte, NC 28255, as Administrative Agent (in such capacity, together with its successors and assigns, “Mortgagee”), for itself and for each of the Lenders (as hereinafter defined).

RECITALS:

A. Pursuant to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement” which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement) by and among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the Mortgagor, the other guarantors party thereto as “Guarantors” (the Mortgagor, together with the other Guarantors, the Borrower and Holdings, each, individually, a “Borrower Party” and, collectively, the “Borrower Parties”), the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and the Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof.

B. The Mortgagor is a Guarantor under the Credit Agreement and has, pursuant to Section 10.01 of the Credit Agreement, among other things, guaranteed the obligations of the Borrower under the Credit Agreement and the other Loan Documents.

C. The Mortgagor is a party to that certain Lease Agreement dated as of February 1, 1998 by and between Agency, as landlord, and the Mortgagor, as tenant, as amended by that certain Lease Amendment dated as of August 1, 2001 (as amended, the “Agency Lease”), involving the premises located in East Setauket, Suffolk County, New York legally described on Exhibit A attached hereto and made a part hereof. A Memorandum of the Agency Lease is filed with the Clerk of the County of Suffolk in Liber 11881, Page 862, as affected by a Memorandum of Amendment to Lease recorded in Liber 12173, Page 337.

D. The Mortgagor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Mortgage.

E. It is a condition to the Lenders to enter into the Credit Agreement and the other Loan Documents, and to induce the Secured Parties to make financial accommodations to Borrower as provided for in the Credit Agreement and the other Loan Documents, that the Mortgagor execute and deliver the applicable Loan Documents, including this Mortgage.

F. This Mortgage is given by the Mortgagor and Agency in favor of the Mortgagee for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations and in order to facilitate the development and operation of the premises under the Agency Lease.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Mortgagor. hereby covenants and agrees with the Mortgagee and Agency as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Administrative Agent”; “Commitment”; “Default Rate”; “Governmental Authority”; “L/C Issuer”; “Letter of Credit”; “Lien”; “Loan Documents”; “Loan”; “Net Cash Proceeds”; “Note”; “Obligations”; “Person”; and “Secured Parties”.

(b) The following terms in this Mortgage shall have the following meanings:

“Agency” shall have the meaning assigned to such term in the Preamble hereof.

“Agency Lease” shall have the meaning assigned to such term in Recital C hereof.

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Bankruptcy Code” shall have the meaning assigned to such term in Section 4.6(x) hereof.

“Borrower” shall have the meaning assigned to such term in Recital A hereof.

“Borrower Party” shall have the meaning assigned to such term in Recital A hereof.

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“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking of the Mortgaged Property (including but not limited to any taking of all or any part of the Mortgaged Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Mortgaged Property by any Governmental Authority, civil or military, or any settlement in lieu thereof).

“Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmens’, repairmens’, laborers’, materialmens’, suppliers’ and warehousemens’ Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Mortgaged Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a lien on the Mortgaged Property or which might result in foreclosure of all or any portion of the Mortgaged Property.

“Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Mortgagor and Agency in and to any and all contracts and other general intangibles relating to the Mortgaged Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto; provided, however, “Contracts” shall not include any of the Agency’s right, title and interest in (i) that certain Payment-In-Lieu of Tax Agreement dated as of February 1, 1998 (the “Pilot Agreement”) by and between Agency and the Mortgagor and that certain Supplemental Payment-In-Lieu of Tax Agreement dated as of August 1, 2001 (the “Supplemental Pilot”) by and between Agency and the Mortgagor and (ii) the Agency Lease.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Event of Default” shall mean (i) an “Event of Default” under and as defined in the Credit Agreement and/or (ii) the occurrence of a default by the Mortgagor under the Agency Lease beyond any applicable notice and cure periods.

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Real Property or any other Improvement used in connection with the use and enjoyment of the Real Property or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Real Property.

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“Holdings” shall have the meaning assigned to such term in Recital A hereof.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Real Property, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Real Property intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Real Property and to be part of the Improvements immediately upon their incorporation therein.

“Insurance Policies” means the insurance policies and coverages required to be maintained by the Mortgagor with respect to the Mortgaged Property pursuant to the Credit Agreement.

“Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.

“Leases” shall mean, collectively, any and all interests of the Mortgagor or Agency, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect; provided, however, “Lease” or “Leases” shall not include, with respect to the Agency, the Agency Lease.

“Leasehold Estate” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgage” shall have the meaning assigned to such term in Preamble hereof.

“Mortgaged Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Mortgagee” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor” shall have the meaning assigned to such term in the Preamble hereof.

“Mortgagor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished, in connection with the Mortgaged Property including, without limitation, building permits, certificates of occupancy,

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environmental certificates, industrial permits or licenses and certificates of operation.

“Permitted Liens” shall mean, collectively, Liens permitted under the terms of Section 7.01 of the Credit Agreement.

“Premises” shall mean, collectively, the Real Property and the Improvements.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule B annexed to this Mortgage.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Mortgaged Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Mortgagee, to Agency or to the Mortgagor from time to time with respect to any of the Mortgaged Property, excluding , however, the proceeds of any indemnity, guaranty or claim payable to Agency under the Agency Lease, the PILOT Agreement or the Supplemental PILOT, (iii) payments (in any form whatsoever) made or due and payable to the Mortgagor or Agency from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Mortgaged Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Mortgaged Property and (v) other amounts from time to time paid or payable under or in connection with any of the Mortgaged Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon, but excluding any amounts payable to the Agency under or by virtue of the Agency Lease, the PILOT Agreement or the Supplemental PILOT.

“Property Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (i) the business or operations of the Mortgagor or Agency as presently conducted at the Mortgaged Property; (ii) the value or utility of the Mortgaged Property; or (iii) the legality, priority or enforceability of the Lien created by this Mortgage or the rights and remedies of the Mortgagee hereunder.

“Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.

“Real Property” shall mean the land described in Schedule A annexed to this Mortgage, together with all of the Mortgagor’s and Agency’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by the Mortgagor or Agency.

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“Records” shall mean, collectively, any and all right, title and interest of the Mortgagor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Mortgaged Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Mortgagor or Agency under any Lease or otherwise (but excluding any indemnification or reimbursement in favor of, or sums, due, Agency under the Agency Lease, the PILOT Agreement or the Supplemental PILOT), and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all orders, decrees, determinations, laws, treaties, ordinances, rules, regulations or similar statutes or case law.

“Secured Amount” shall have the meaning assigned to such term in Section 2.5 hereof.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

Section 1.2 Interpretation. The rules of construction set forth in Section 1.02 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis.

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

Section 2.1 Grant of Mortgaged Property. The Mortgagor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Mortgagee, and hereby grants to the Mortgagee a security interest in and upon, all of the Mortgagor’s estate, right, title and interest in, to and under the Agency Lease and the leasehold interests in the Real Property created thereby (collectively, the “Leasehold Estate”), together with the Mortgagor’s entire right, title and interested in the following property, whether now owned or held or hereafter acquired from time to time, and Agency hereby grants, mortgages, bargains, sells, assigns, transfers and

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conveys to the Mortgagee, and hereby grants to the Mortgagee a security interest in and upon, all of Agency’s estate, right, title and interest in, to the Real Property (collectively, the “Fee Estate”; the Leasehold Estate, and the Fee Estate, together with the following property, being hereinafter collectively referred to as the “Mortgaged Property”):

(i) Real Property;

(ii) Improvements;

(iii) Leases;

(iv) Rents;

(v) Permits;

(vi) Contracts;

(vii) Records; and

(viii) Proceeds.

Notwithstanding the foregoing provisions of this Section 2.1, the Mortgaged Property shall not include a grant of any of the Mortgagor’s or Agency’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Mortgagor or Agency of a security interest therein, (y) that requires the consent of a third-party thereto for the creation by the Mortgagor or Agency of a security interest therein, and such third-party has, after the Mortgagor’s commercially reasonable best efforts to obtain consent, refused to provide consent for the creation by the Mortgagor or Agency of a security interest therein and (z) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Mortgaged Property hereunder and; provided, further, that at such time as any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Mortgaged Property hereunder;

TO HAVE AND TO HOLD the Mortgaged Property, together with all estate, right, title and interest of the Mortgagor and Agency and anyone claiming by, through or under the Mortgagor and Agency in and to the Mortgaged Property and all rights and appurtenances relating thereto, unto the Mortgagee, its successors and assigns, for the purpose of securing the payment and performance in full of all the Obligations.

Section 2.2 Assignment of Leases and Rents. As additional security for the payment and performance in full of the Obligations and subject to the provisions of Article V hereof, each the Mortgagor and Agency absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Mortgagee, and grants to the Mortgagee, all of the Mortgagor’s and

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Agency’s respective estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Mortgagor’s Interest”):

(i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(ii) all claims, rights, powers, privileges and remedies of the Mortgagor or Agency, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv) the full power and authority, in the name of the Mortgagor or Agency or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Mortgagor or Agency, as Landlord, is or may be entitled to take under the Leases.

Section 2.3 Obligations. This Mortgage secures, and the Mortgaged Property is collateral security for, the payment and performance in full when due of the Obligations.

Section 2.4 Future Advances. This Mortgage shall secure all Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Mortgagor to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications or renewals of all such Obligations whether or not Mortgagor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Mortgage.

Section 2.5 Maximum Amount of Indebtedness. The maximum aggregate amount of all indebtedness that is, or under any contingency may be secured at the date hereof or at any time hereafter by this Mortgage is $9,000,000.00 (the “Secured Amount”), plus, to the extent permitted by applicable law, collection costs, sums advanced for the payment of taxes, assessments, maintenance and repair charges, insurance premiums and any other costs incurred to protect the security encumbered hereby or the lien hereof, reasonable expenses incurred by the Mortgagee by reason of any default by the Mortgagor or Agency under the terms hereof, together with interest thereon, all of which amount shall be secured hereby.

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Section 2.6 Last Dollar Secured. So long as the aggregate amount of the Obligations exceeds the Secured Amount, any payments and repayments of the Obligations shall not be deemed to be applied against or to reduce the Secured Amount.

Section 2.7 No Release. Nothing set forth in this Mortgage shall relieve the Mortgagor from the performance of any term, covenant, condition or agreement on the Mortgagor’s part to be performed or observed under or in respect of any of the Mortgaged Property or from any liability to any person under or in respect of any of the Mortgaged Property or shall impose any obligation on the Mortgagee or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Mortgagor’s part to be so performed or observed or shall impose any liability on the Mortgagee or any other Secured Party for any act or omission on the part of the Mortgagor relating thereto or for any breach of any representation or warranty on the part of the Mortgagor or Agency contained in this Mortgage or any other Loan Document, or under or in respect of the Mortgaged Property or made in connection herewith or therewith. The obligations of the Mortgagor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Mortgagor’s other obligations under this Mortgage and the other Loan Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TRUSTOR

Section 3.1 Incorporation of Credit Agreement. The Mortgagor represents, warrants, covenants and agrees that each of the representations, warranties, covenants and other agreements of the Mortgagor (as a Borrower Party) under and as contained in the Credit Agreement are hereby incorporated herein in their entirety by this reference.

Section 3.2 Warranty of Title. The Mortgagor represents and warrants that:

(i) it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property;

(ii) it has good and insurable leasehold interest and estate in and to the Premises and the sublandlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for (x) as of the date hereof, Liens in favor of the Mortgagee pursuant to the Loan Documents and (y) Permitted Liens; and

(iii) upon recordation in the official records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will create and constitute a valid and enforceable first priority Lien on the Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Fixtures, which first priority Lien and first priority security interest are, as of the date hereof, subject only to Permitted Liens.

The Mortgagor further represents and warrants that:

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(i) Agency has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Mortgaged Property;

(ii) Agency has good and insurable fee interest and estate in and to the Premises and the landlord’s interest and estate under or in respect of the Leases and good title to the interest Agency purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for (x) as of the date hereof, Liens in favor of the Mortgagee pursuant to the Loan Documents and (y) Permitted Liens; and

(iii) upon recordation in the official records in the county (or other applicable jurisdiction) in which the Premises are located, this Mortgage will create and constitute a valid and enforceable first priority Lien on the Mortgaged Property in favor of the Administrative Agent for the benefit of the Secured Parties, and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Fixtures, which first priority Lien and first priority security interest are, as of the date hereof, subject only to Permitted Liens.

Section 3.3 Condition of Mortgaged Property. The Mortgagor represents and warrants that:

(i) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Mortgaged Property whether or not recorded, except where the failure so to comply could not result in a Property Material Adverse Effect;

(ii) as of the date hereof, Mortgagor has neither received any written notice of nor has any actual knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Mortgaged Property and has no actual knowledge of any state of facts that may exist which could give rise to any such claims;

(iii) no portion of the Premises is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts promulgated by the Federal Emergency Management Agency or any successor thereto or, if any portion of the Premises is located within such area as evidenced by the Federal Emergency Management Agency Standard Flood Hazard Determination provided to the Mortgagee by the Mortgagor pursuant to Section 4.01(a) of the Credit Agreement, the Mortgagor has flood insurance in an amount, with endorsements and by an insurer acceptable to the Mortgagee;

(iv) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and

(v) except as expressly set forth in the Agency Lease, there are no options or rights of first refusal to purchase or acquire all or any portion of the Mortgaged Property.

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Section 3.4 Charges. The Mortgagor represents and warrants that all Charges imposed upon or assessed against the Mortgaged Property have been paid and discharged except to the extent such Charges constitute, as of the date hereof, a Prior Lien or hereafter, a Permitted Lien.

ARTICLE IV.

CERTAIN COVENANTS OF TRUSTOR

Section 4.1 Payment and Performance. The Mortgagor shall pay and perform the Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.

Section 4.2 Title. The Mortgagor shall

(i)(A) keep in effect all rights and appurtenances to or that constitute a part of the Mortgaged Property except where the failure to keep in effect the same could not result in a Property Material Adverse Effect and (B) protect, preserve and defend its interest in the Mortgaged Property and title thereto;

(ii)(A) comply with each of the terms, conditions and provisions of any obligation of the Mortgagor or Agency, as the case may be, which is secured by the Mortgaged Property or the noncompliance with which may result in the imposition of a Lien on the Mortgaged Property subject to Permitted Liens, (B) forever warrant and defend to the Mortgagee the Lien and security interests created and evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Mortgaged Property or any of the rights of the Mortgagee hereunder and (C) maintain this Mortgage as a valid and enforceable first priority Lien on the Mortgaged Property and, to the extent any of the Mortgaged Property shall consist of Fixtures, a first priority security interest in the Mortgaged Property, which first priority Lien and security interest shall be subject only to Permitted Liens and all Prior Liens; and

(iii) immediately upon obtaining knowledge of the pendency of any proceedings for the eviction of the Mortgagor or Agency, as the case may be, from the Mortgaged Property or any part thereof by paramount title or otherwise questioning the Mortgagor’s or Agency’s right, title and interest in, to and under the Mortgaged Property as warranted in this Mortgage, or of any condition that could give rise to any such proceedings, notify the Mortgagee thereof. The Mortgagee may participate in such proceedings and the Mortgagor or Agency (at the sole cost and expense of the Mortgagor), as the case may be, will deliver or cause to be delivered to the Mortgagee all instruments requested by the Mortgagee to permit such participation. In any such proceedings, the Mortgagee may be represented by counsel satisfactory to the Mortgagee at the reasonable expense of the Mortgagor. If, upon the resolution of such proceedings, the Mortgagor or Agency, as the case may be, shall suffer a loss of the Mortgaged Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Mortgagee to be applied

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to the payment of the Obligations or otherwise in accordance with the provisions of the Credit Agreement.

(iv) Zoning. The Mortgagor and Agency shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Mortgagee.

Section 4.3 Inspection. The Mortgagor and Agency shall permit the Mortgagee, and its agents, representative and employees, upon reasonable prior notice to the Mortgagor and Agency, to inspect the Mortgaged Property and all books and records located thereon provided, that such inspections shall not materially interfere with the use and operation of the Mortgaged Property.

Section 4.4 Limitation on Liens; Transfer Restrictions.

(i) Except for the Permitted Liens and the Lien of this Mortgage, the Mortgagor may not, without the prior written consent of the Mortgagee, permit to exist and the Mortgagor and Agency shall not grant any Lien on all or any part of the Mortgaged Property, and the Mortgagor shall not suffer or allow any of the foregoing to occur by operation of law or otherwise.

(ii) Except to the extent permitted by the Credit Agreement, the Mortgagor may not, without the prior written consent of the Mortgagee, sell, convey, assign, lease or otherwise transfer all or any part of the Mortgaged Property.

Section 4.5 Insurance. The Mortgagor shall keep the Mortgaged Property insured against fire and such other casualties and contingencies as the Mortgagee may from time to time require, to deposit, at the request of the Mortgagee, all insurance policies or memoranda thereof with the Mortgagee forthwith after the binding of such insurance and to deliver to the Mortgagee new policies or memoranda for any insurance about to expire at least ten (10) days before such expiration, all such insurance to be first payable in case of loss to the Mortgagee and to be written by such companies, on such terms, in such form and for such periods and amounts as the Mortgagee shall from time to time approve, and the Mortgagor hereby grants Lender if an Event of Default occurs hereunder full power and authority as attorney irrevocable of the Mortgagor to cancel or transfer such insurance, and, subject to the Agency Lease, to retain any premiums or proceeds therefrom and to apply the same to the indebtedness secured hereby. In addition to, and not it limitation on the foregoing, the Mortgagor will maintain in effect all insurance which it is required to maintain under the Agency Lease.

Section 4.6 Agency Lease. With respect to the Agency Lease, the following shall apply:

(i) The Mortgagor represents and warrants that (A) the Agency Lease is now a valid and existing lease and is in full force and effect in accordance with the terms thereof and has not been modified; (B) all of the rent due and payable under the Agency Lease to date has been paid in full; (C) all of the terms, conditions and agreements contained in the Agency Lease have been performed to date; (D) no default exists under the Agency Lease, and (E) this Mortgage is lawfully

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executed and delivered in conformity with the Agency Lease and is and will be kept a valid first lien on the interests of the Mortgagor therein;

(ii) The Mortgagor shall pay when due all amounts mentioned in and payable under the Agency Lease on or before the date when such payments are due under the Agency Lease;

(iii) The Mortgagor shall perform and observe all of the terms, covenants and conditions required to be performed and observed by the Mortgagor as tenant under the Agency Lease, within the grace periods provided in the Agency Lease, and will do all things necessary to preserve and to keep unimpaired its rights under the Agency Lease. The Mortgagor will enforce the obligations of Agency under the Agency Lease to the end that the Mortgagor may enjoy all of its rights granted to it as tenant under the Agency Lease;

(iv) The Mortgagor shall promptly (but in any event within five (5) days of obtaining knowledge thereof) notify the Mortgagee of any default by the Mortgagor or Agency in the performance or observance of any of the terms, covenants or conditions on the part of the Mortgagor or Agency to be performed or observed under the Agency Lease;

(v) The Mortgagor shall (A) promptly notify the Mortgagee of the receipt or transmittal by the Mortgagor of any notice from or to Agency under the Agency Lease of a default by the Mortgagor or Agency in the performance or observance of any of the terms, covenants or conditions on the part of such party to be performed or observed under the Agency Lease or of any fact or situation which could, upon the passage of time or the giving of additional notice, constitute such a default, (B) promptly notify the Mortgagee of the termination of the Agency Lease pursuant to the provisions thereof, or of the receipt or transmittal by the Mortgagor of any notice of the commencement or threatened commencement of legal proceedings between the Mortgagor and Agency, and (C) promptly cause a copy of each such notice received or transmitted by the Mortgagor to or from Agency under the Agency Lease to be delivered to the Mortgagee;

(vi) The Mortgagor shall promptly (but in any event within five (5) days of obtaining knowledge thereof) notify the Mortgagee of any request made by either party to the Agency Lease for arbitration proceedings, if any, pursuant to the Agency Lease and of the institution of any arbitration proceedings, and will promptly deliver to the Mortgagee a copy of the determination of the arbitrators in each such arbitration proceeding;

(vii) The Mortgagor shall not, without the prior written consent of the Mortgagee, terminate, cancel, modify, supplement or surrender or suffer or permit any termination, modification or surrender of the Agency Lease, and will not subordinate or consent to the subordination of the Agency Lease to any mortgage, deed of trust or other lien or security interest on Agency’s interest in the Mortgaged Property. Included in this Mortgage and the conveyance and assignment effected hereby are, without limitation, all of the Mortgagor’s rights and privileges as tenant under the Agency Lease to terminate, cancel, surrender, modify, change, supplement or amend the Agency Lease and any attempt by the Mortgagor to terminate, cancel, surrender, modify, change, supplement or amend the Agency Lease without the prior consent of the Mortgagee shall be void and of no force and effect;

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(viii) To the extent provided for under the terms of the Agency Lease, the Mortgagor will, within twenty (20) days after written demand from the Mortgagee, obtain from Agency under the Agency Lease and deliver to the Mortgagee an updated certificate that the Agency Lease is unmodified and in full force and effect and stating whether to Agency’s knowledge the Mortgagor is in default in the performance of any covenants, agreements or conditions contained in the Agency Lease and if so, specifying each such default;

(ix) So long as any of the Obligations shall remain unpaid, unless the Mortgagee shall otherwise consent, the fee title to and the leasehold estate in the Premises shall not merge but shall always be kept separate and distinct, notwithstanding the union of such estate either in Agency or in the tenant under the Agency Lease or in a third party, by purchase or otherwise. The Mortgagor covenants and agrees that, in the event that the Mortgagor acquires the fee title or any other estate, title or interest in the Premises, this Mortgage shall attach to and cover and be a lien upon the fee title or such other estate so acquired, and such fee title or other estate shall, without further assignment, mortgage or conveyance, become and be subject to the lien of and covered by this Mortgage. The Mortgagor agrees to take such actions and execute such documents as the Mortgagee may reasonably requested to perfect, maintain and extend this Mortgage as set forth in the paragraph; and

(x) The Mortgagor hereby unconditionally assigns, transfers and sets over to the Mortgage all of the Mortgagor’s claims and rights to the payment of damages arising from any rejection of the Agency Lease by Agency or any other fee owner of the Real Property under the United States Bankruptcy Code (the “Bankruptcy Code”). The Mortgagee shall have the right to proceed in its own name or in the name of the Mortgagor in respect of any claim, suit, action or proceeding relating to the rejection of the Agency Lease, including, without limitation, the right to file and prosecute, any proofs of claim, complaints, motions, applications, notices and other documents, in any case in respect to the Landlord or any fee owner under the Bankruptcy Code. Unless an Event of Default shall have occurred and be continuing, the Mortgagor shall be entitled to join with the Mortgagee in such proceedings, provided, however, that in doing so the Mortgagor shall take no actions which are adverse to the interests of the Mortgagee. This assignment constitutes a present, irrevocable and unconditional assignment of the foregoing claims, rights and remedies, and shall continue in effect until all of the obligations secured by this Mortgage shall have been satisfied and discharged in full. Any amounts received by the Mortgagee as damages arising out of the rejection of the Agency Lease as aforesaid shall be applied first to all reasonable costs and expenses of the Mortgagee (including, without limitation, reasonable attorneys’ fees) incurred in connection with the exercise of any of its rights or remedies under this section.

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

Section 5.1 Present Assignment; License to the Mortgagor.

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(i) Section 2.2 of this Mortgage constitutes a present, absolute, effective, irrevocable and complete assignment by the Mortgagor and Agency to the Mortgagee of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Mortgagor or Agency thereunder and apply the same as Mortgagee may, in its sole discretion, determine to be appropriate to protect the security afforded by this Mortgage (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), which is not conditioned upon Mortgagee being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Mortgagee hereby grants to the Mortgagor and Agency, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Mortgagor or Agency, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by Mortgagee (such notice being hereby expressly waived by the Mortgagor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

(ii) The Mortgagor and Agency acknowledge that the Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage, the Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. The Mortgagor and Agency acknowledge and agree, to the extent permitted by law, that upon recordation of this Mortgage, the Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Mortgagor and Agency and all third parties, including, without limitation, any subsequently appointed trustee in any case under the Bankruptcy Code, without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, the Mortgagor, Agency and the Mortgagee agree that (A) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (B) the security interest created by this Mortgage extends to property of the Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (C) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.2 Collection of Rents by the Mortgagee.

(i) Any Rents receivable by the Mortgagee hereunder, after payment of all reasonable and proper costs and expenses as the Mortgagee may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Mortgaged Property), shall be applied in accordance with the provisions of Section 8.2(ii) of this Mortgage. The

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Mortgagee shall be accountable to the Mortgagor only for Rents actually received by the Mortgagee. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii) The Mortgagor hereby irrevocably authorizes and directs the Tenant under each Lease to rely upon and comply with any and all notices or demands from the Mortgagee for payment of Rents to the Mortgagee and the Mortgagor shall have no claim against Tenant for Rents paid by Tenant to the Mortgagee pursuant to such notice or demand.

Section 5.3 Irrevocable Interest. All rights, powers and privileges of the Mortgagee herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Mortgagor shall not take any action under the Leases or otherwise which is inconsistent with this Mortgage or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

Section 6.1 Payment of Charges. Unless and to the extent contested by the Mortgagor in accordance with the provisions of the Credit Agreement, the Mortgagor shall pay and discharge, or cause to be paid and discharged, from time to time prior to the same becoming delinquent, all Charges including, without limitation, all Charges due and payable under that certain Payment-In-Lieu-Of-Tax Agreement dated as of February 1, 1998 by and between the Mortgagor and Agency, as affected by that certain Supplemental Payment-In-Lieu-Of-Tax Agreement dated as of August 1, 2001 by and between the Mortgagor and Agency. The Mortgagor shall, upon the Mortgagee’s request, deliver to the Mortgagee receipts evidencing the payment of all such Charges.

Section 6.2 Stamp and Other Taxes. The Mortgagor shall pay any documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Mortgagee may advance the same and the amount so advanced shall be payable by the Mortgagor to the Mortgagee in accordance with the provisions of Section 3.01(c) of the Credit Agreement.

Section 6.3 Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Mortgage or any other Loan Document, the Mortgagor shall promptly pay to the Mortgagee such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to

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Mortgagee, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Mortgagor shall pay or reimburse Mortgagee for payment of the lawful and non-usurious portion thereof.

Section 6.4 Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Mortgagee has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Mortgagee to satisfy any deficiency remaining after such foreclosure. The Mortgagee shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Mortgagee shall in a reasonably prompt manner be released to the Mortgagor.

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

Section 7.1 Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Mortgagor shall promptly send to the Mortgagee a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event shall be paid in accordance with the provisions of the Credit Agreement.

Section 7.2 Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Mortgagee may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Mortgagor shall deliver or cause to be delivered to the Mortgagee all instruments reasonably requested by it to permit such participation. The Mortgagee may be represented by counsel satisfactory to it at the reasonable expense of the Mortgagor in connection with any such participation. The Mortgagor shall pay all reasonable fees, costs and expenses incurred by the Mortgagee in connection therewith and in seeking and obtaining any award or payment on account thereof. The Mortgagor shall take all steps necessary to notify the condemning authority of such participation.

Section 7.3 Restoration. In the event the Mortgagor is permitted or required to perform any restoration in accordance with the provisions of the Credit Agreement, the Mortgagor shall complete such restoration in accordance with the provisions thereof.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Mortgagee may at its option, in addition to any other action permitted under this Mortgage or the Credit Agreement or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

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(i) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Mortgagor or Agency relating thereto and, exclude the Mortgagor or Agency, its respective agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Mortgagee may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Mortgagor with respect thereto in the name of the Mortgagor or (F) collect and receive all Rents. The Mortgagee shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Mortgagee shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.

(ii) with or without entry, personally or by its agents or attorneys, (A) sell the Mortgaged Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 below or (B) institute and prosecute proceedings for the complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(iii) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Mortgage, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Mortgagee shall elect.

Section 8.2 Sale of Mortgaged Property if Event of Default Occurs.

(i) If any Event of Default shall have occurred and be continuing, the Mortgagee may institute an action to foreclose this Mortgage or take such other action as may be permitted and available to the Mortgagee at law or in equity for the enforcement of the Credit Agreement and realization on the Mortgaged Property and proceeds thereon through power of sale (if then available under applicable law) or to final judgment and execution thereof for the Obligations, and in furtherance thereof the Mortgagee may sell the Mortgaged Property at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as may be required or permitted by law or statute or in equity. The Mortgagee may execute and deliver to the purchaser at such sale a conveyance of the Mortgaged Property in fee simple and an assignment or conveyance of all the Mortgagor’s Interest in the Leases and the Mortgaged Property, each of which conveyances and assignments shall contain recitals as to the Event of Default upon which the execution of the power of sale herein granted depends, and the Mortgagor and Agency hereby constitute and appoint the Mortgagee the true and lawful attorney in fact of the Mortgagor and Agency to make any such recitals, sale, assignment and conveyance, and all of the acts of the Mortgagee as such attorney in fact are hereby ratified and confirmed. The Mortgagor and Agency agree that such recitals shall be binding and conclusive upon the Mortgagor and Agency and that any assignment or conveyance to be made by the Mortgagee shall divest the Mortgagor and Agency of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Mortgaged Property. The power and agency

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hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Mortgagee may have hereunder, at law or in equity. So long as the Obligations, or any part thereof, remain unpaid, the Mortgagor and Agency agree that possession of the Mortgaged Property by the Mortgagor, Agency or any person claiming under the Mortgagor or Agency, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Mortgage, the Mortgagor, Agency and any person in possession under the Mortgagor or Agency, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall forthwith deliver possession to such purchaser, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Mortgage by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Mortgaged Property may be sold as an entirety or in separate parcels in such manner or order as the Mortgagee in its sole discretion may elect. One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Mortgaged Property is sold or all amounts secured hereby are paid in full.

(ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Mortgagee under this Mortgage, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.

(iii) The Mortgagee (on behalf of any Secured Party or on its own behalf) or any Lender or any of their respective Affiliates may bid for and acquire the Mortgaged Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Mortgagee, or such Lender in respect of the Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Mortgagee or such Lender is authorized to deduct under this Mortgage.

(iv) The Mortgagee may adjourn from time to time any sale by it to be made under or by virtue hereof by announcement at the time and place appointed for such sale or for such adjourned sale or sales, and, the Mortgagee, without further notice or publication, may make such sale at the time and place to which the same shall be so adjourned.

(v) If the Premises is comprised of more than one parcel of land, the Mortgagee may take any of the actions authorized by this Section 8.2 in respect of any or a number of individual parcels.

Section 8.3 Additional Remedies in Case of an Event of Default .

(i) The Mortgagee shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Mortgagee to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or

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absolute conveyance pursuant to, this Mortgage. In case of proceedings against the Mortgagor or Agency in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Mortgagee shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Mortgaged Property; provided, however, that in no case shall the Mortgagee receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Mortgaged Property and the distribution from the estate of the Mortgagor or Agency.

(ii) Any recovery of any judgment by the Mortgagee and any levy of any execution under any judgment upon the Mortgaged Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Mortgaged Property or any part thereof, or any conveyances, powers, rights and remedies of the Mortgagee hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii) Any monies collected by the Mortgagee under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii) above.

Section 8.4 Legal Proceedings After an Event of Default.

(i) After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Mortgagor shall enter its Voluntary appearance in such action, suit or proceeding.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Mortgagee shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the .Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Obligations or any portion thereof. The Mortgagor and Agency hereby consent to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Mortgagee shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Mortgagee.

(iii) The Mortgagor and Agency shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Mortgaged Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Mortgaged Property, or any part thereof, prior to any sale or sales of the Mortgaged Property which may be made

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pursuant to this Mortgage, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, each of the Mortgagor and Agency hereby, expressly (a) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Mortgage, (b) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (c) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Mortgage and further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (d) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Mortgagee by this Mortgage but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Mortgagee shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

Section 8.5 Remedies Not Exclusive. No remedy conferred upon or reserved to the Mortgagee by this Mortgage is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Mortgage or now or hereafter existing at law or in equity. Any delay or omission of the Mortgagee to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Mortgage may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Mortgagee in such order and manner as the Mortgagee, in its sole discretion, may elect. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Mortgage or to declare an Event of Default with regard to subsequent defaults. If the Mortgagee accepts any monies required to be paid by the Mortgagor under this Mortgage in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Mortgagor to pay the entire sum then due, and the Mortgagor’s or Agency’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING,

Section 9.1 Security Agreement. To the extent that the Mortgaged Property includes personal property or items of personal property which are or are to become fixtures under applicable law, this Mortgage shall also be construed as a security agreement under the UCC; and, upon and during the continuance of an Event of Default, the Mortgagee shall be entitled with respect to such personal property to exercise all remedies hereunder, all remedies available under the UCC with respect to fixtures and all other remedies available under applicable law. Without limiting the foregoing, such personal property may, at the Mortgagee’s option, (i) be

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sold hereunder together with any sale of any portion of the Mortgaged Property or otherwise, (ii) be sold pursuant to the UCC, or (iii) be dealt with by the Mortgagee in any other manner permitted under applicable law. The Mortgagee may require the Mortgagor to assemble such personal property and make it available to the Mortgagee at a place to be designated by the Mortgagee. The Mortgagor and Agency acknowledge and agree that a disposition of the personal property in accordance with the Mortgagee’s rights and remedies in respect to the Mortgaged Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Mortgagee shall give the Mortgagor and Agency not less than ten (10) days’ prior notice of the time and place of any intended disposition.

Section 9.2 Fixture Filing. To the extent that the Mortgaged Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Mortgaged Property is located shall also operate from the time of filing as a fixture filing with respect to such Mortgaged Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor:

The Mortgagor and Agency having the addresses described in the Preamble hereof.

The Mortgagor is a corporation organized under the laws of the state of Delaware. Agency is a public benefit corporation duly existing under the laws of the state of New York.

Name and Address of the secured party: The Mortgagee having the address described in the Preamble hereof, from which address information concerning the security interest maybe obtained.

This Financing Statement covers the following types or items of property:

The Mortgaged Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the property.

The name of the record owner of the Property on which such fixtures are or are to be located is the Mortgagor and Agency, as the case may be.

In addition, the Mortgagor and Agency authorize the Mortgagee to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Mortgaged Property is located as may be required by law in order to establish, preserve and protect the liens and security interests intended to be granted to the Mortgagee pursuant to this Mortgage in the Mortgaged Property. All such filings listing Agency as debtor shall be expressly limited thereon to the Mortgaged Property.

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ARTICLE X.

FURTHER ASSURANCES

Section 10.1 Recording Documentation To Assure Security. The Mortgagor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Mortgage and any financing statement, continuation statement or similar instrument relating to any thereof or to any property intended to be subject to the Lien hereof to be filed, registered and recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the validity and priority thereof or the Lien hereof purported to be created upon the Mortgaged Property and the interest and rights of the Mortgagee therein. The Mortgagor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

Section 10.2 Further Acts. The Mortgagor and Agency shall, at the sole cost and expense of the Mortgagor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Mortgagee shall from time to time reasonably request, which may be necessary in the judgment of the Mortgagee from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Mortgagee, the property and rights hereby conveyed or assigned or which the Mortgagor or Agency may be or may hereafter become bound to convey or assign to the Mortgagee or for carrying out the intention or facilitating the performance of the ten hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Mortgagee desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Mortgage and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Mortgagee, the Mortgagor agrees to use its best efforts to assist and aid the Mortgagee to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Mortgagor or Agency shall fail after demand to execute any instrument or take any action required to be executed or taken by the Mortgagor under this Section 10.2, the Mortgagee may execute or take the same as the attorney-in-fact for the Mortgagor or Agency, such power of attorney being coupled with an interest and is irrevocable.

Section 10.3 Additional Security. Without notice to or consent of the Mortgagor or Agency and without impairment of the Lien and rights created by this Mortgage, the Mortgagee may accept (but the Mortgagor and Agency shall not be obligated to furnish) from the Mortgagor, Agency, or from any other person, additional security for the Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Mortgagee from resorting, first, to such additional security, and, second, to the security created by this Mortgage without affecting the Mortgagee’s Lien and rights under this Mortgage.

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ARTICLE XI.

MISCELLANEOUS

Section 11.1 Covenants To Run with the Land. All of the grants, covenants, terms, provisions and conditions in this Mortgage shall run with the Real Property and shall apply to, and bind the successors and assigns of, the Mortgagor and Agency. If there shall be more than one Mortgagor or Agency with respect to the Mortgaged Property, the covenants and warranties hereof shall be joint and several.

Section 11.2 No Merger. The rights and estate created by this Mortgage shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Mortgagee unless the Mortgagee shall have consented to such merger in writing.

Section 11.3 Concerning Mortgagee.

(i) The Mortgagee has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Mortgagee hereunder are subject to the provisions of the Credit Agreement. The Mortgagee shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Mortgaged Property), in accordance with this Mortgage and the Credit Agreement. The Mortgagee may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Mortgagee may resign and a successor Mortgagee may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Mortgagee by a successor Mortgagee, that successor Mortgagee shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Mortgagee under this Mortgage, and the retiring Mortgagee shall thereupon be discharged from its duties and obligations under this under this Mortgage. After any retiring Mortgagee’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was the Mortgagee.

(ii) The Mortgagee shall be deemed to have exercised reasonable care in the custody and preservation of the Mortgaged Property in its possession if such Mortgaged Property is accorded treatment substantially equivalent to that which the Mortgagee, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Mortgagee nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Mortgaged Property.

(iii) The Mortgagee shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all

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matters pertaining to this Mortgage and its duties hereunder, upon advice of counsel selected by it.

(iv) With respect to any of its rights and obligations as a Lender, the Mortgagee shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Mortgagee in its individual capacity as a Lender. The Mortgagee may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Mortgagor or Agency or any Affiliate of the Mortgagor or Agency to the same extent as if the Mortgagee were not acting as Administrative Agent.

(v) If any portion of the Mortgaged Property also constitutes collateral granted by any Borrower Party to the Mortgagee to secure the Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Mortgagee, in its sole discretion, shall select which provision or provisions shall control.

Section 11.4 Mortgagee May Perform; Mortgagee Appointed Attorney-in-Fact. If the Mortgagor or Agency shall fail to perform any covenants contained in this Mortgage (including, without limitation, the Mortgagor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Mortgagor under any Mortgaged Property) or if any warranty on the part of the Mortgagor or Agency contained herein shall be breached, the Mortgagee may (but shall not be obligated to), after the occurrence and continuance of an Event of Default, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Mortgagee shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Mortgagor fails to pay or perform as and when required hereby and which the Mortgagor or Agency does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Mortgagee shall be paid, by the Mortgagor in accordance with the provisions of Section 11.04 of the Credit Agreement. Neither the provisions of this Section 11.4 nor any action taken by the Mortgagee pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Mortgage nor any breach of warranty from constituting an Event of Default. Upon the occurrence and continuance of an Event of Default, the Mortgagor and Agency hereby appoint the Mortgagee its attorney-in-fact, with full authority in the place and stead of the Mortgagor or Agency, as the case may be, and in the name of the Mortgagor or Agency, as the case may be, or otherwise, from time to time in the Mortgagee’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents which the Mortgagee may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Mortgagor and Agency hereby ratify all that such attorney shall lawfully do or cause to be done by virtue hereof.

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Section 11.5 Continuing Security Interest: Assignment. This Mortgage shall create a continuing Lien on and security interest in the Mortgaged Property and shall (i) be binding upon the Mortgagor, Agency and each of their respective successors and assigns, (ii) inure, together with the rights and remedies of the Mortgagee hereunder, to the benefit of the Mortgagee for the benefit of the Secured Parties and each of their respective successors, transferees and assigns and (iii) in the event there is more than one mortgagor party hereto, all undertakings hereunder shall be deemed joint and several. No other persons (including, without limitation, any other creditor of any Borrower Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (ii), any Lender may assign or otherwise transfer any indebtedness held by it secured by this Mortgage to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

Section 11.6 Termination; Release. When all the Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Mortgage shall terminate. Upon termination hereof or any release of the Mortgaged Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Mortgagee shall, upon the request and at the sole cost and expense of the Mortgagor, forthwith assign, transfer and deliver to the Mortgagor and Agency, against receipt and without recourse to or warranty by the Mortgagee, such of the Mortgaged Property to be released (in the case of a release) as may be in possession of the Mortgagee and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Mortgaged Property, proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Mortgaged Property, as the case may be.

Section 11.7 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Mortgagor or Agency therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Mortgagee. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Mortgagor or Agency from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Mortgage or any other Loan Document, no notice to or demand on the Mortgagor or Agency in any case shall entitle the Mortgagor or Agency to any other or further notice or demand in similar or other circumstances.

Section 11.8 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Mortgagor or the Mortgagee, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.

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Section 11.9 GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS MORTGAGE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF MORTGAGED PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. THE MORTGAGOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO PARENT BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE MORTGAGEE SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY THE MORTGAGOR OR GROUND LESSOR REFUSES TO ACCEPT SERVICE, THE MORTGAGOR AND GROUND LESSOR EACH HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE MORTGAGEE TO BRING PROCEEDINGS AGAINST THE MORTGAGOR OR GROUND LESSOR IN THE COURTS OF ANY OTHER JURISDICTION. THE MORTGAGOR AND GROUND LESSOR, AFTER CONSULTATION WITH ITS ATTORNEYS, EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING, LITIGATION OR COUNTERCLAIM BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE MORTGAGE, THE NOTES, THE LOAN DOCUMENTS AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, WHETHER VERBAL OR WRITTEN OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ACCEPTING THIS MORTGAGE.

Section 11.10 Severability Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11 Relationship. The relationship of the Mortgagee to the Mortgagor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Mortgage or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Mortgagee and the Mortgagor other than as lender and borrower and mortgagor and beneficiary.

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Section 11.12 No Credit for Payment of Taxes or Impositions. The Mortgagor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Mortgagor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Mortgaged Property or any part thereof.

Section 11.13 No Claims Against the Mortgagee. Nothing contained in this Mortgage shall constitute any consent or request by the Mortgagee, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof nor as giving the Mortgagor or Agency any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Mortgagee in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

Section 11.14 Mortgagee’s Right To Sever Indebtedness.

(i) The Mortgagor acknowledges that (A) the Mortgaged Property does not constitute the sole source of security for the payment and performance of the Obligations and that the Obligations are also secured by property of the Mortgagor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Mortgagor intends that the Mortgagee have the same rights with respect to the Mortgaged Property, in foreclosure or otherwise, that the Mortgagee would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Mortgagor agrees that the Mortgagee may at any time by notice (an “Allocation Notice”) to the Mortgagor allocate a portion (the “Allocated Indebtedness”) of the Obligations to the Mortgaged Property and sever from the remaining Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Mortgaged Property, the Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Mortgagor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Mortgaged Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Mortgagor and shall not be available hereunder to satisfy any Obligations of the Mortgagor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Mortgage commenced after the giving by the Mortgagee of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Obligations hereby secured, and the Mortgagor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Mortgagee pursuant to this Mortgage shall be applied by the Mortgagee in accordance with the provisions of Section 8.2(ii) hereof.

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(ii) The Mortgagor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Mortgage constitutes the exclusive means for satisfaction of the Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Mortgagee elected to proceed with a power of sale foreclosure or such other remedy or because of any failure by the Mortgagee to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Mortgagee is not entitled to a deficiency judgment, the Mortgagor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Mortgagor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Mortgage, any substitute promissory note or affidavit or certificate of any kind, the Mortgagee may execute, deliver or record such instrument as the attorney-in-fact of the Mortgagor. Such power of attorney is coupled with an interest and is irrevocable.

(iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.

ARTICLE XII.

LEASES

Section 12.1 Mortgagor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall:

(i) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;

(ii) promptly send copies to the Mortgagee of all notices of default which the Mortgagor or Agency, as the case may be, shall send or receive thereunder; and

(iii) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.

Section 12.2 Mortgagor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Mortgagor shall not, without the prior written consent of the Mortgagee:

(i) receive or collect, or permit the receipt or collection any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:

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(A)	in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(B)	the amount held by Landlord as a reasonable security deposit thereunder; and

(C)	any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(ii) assign, transfer or hypothecate (other than to the Mortgagee hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Mortgagor or Agency as Landlord under such Lease;

(iii) enter into any amendment or modification of any Lease if the same would not constitute a Permitted Lien or could reasonably be expected to result in a Property Material Adverse Effect;

(iv) terminate (whether by exercising any contractual right of the Mortgagor or Agency to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Mortgagor or Agency unless the same would not cause a Property Material Adverse Effect; or

(v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not cause a Property Material Adverse Effect.

ARTICLE XIII.

LOCAL LAW PROVISIONS

Section 13.1 Lien Law. This Mortgage is made subject to the trust fund provisions of Section 13 of the New York Lien Law. Mortgagor and Agency each covenants that it shall receive all monies and advances secured by this Mortgage and shall hold the right to receive such advances as a trust fund to be applied first for the purpose of paying the cost of improvement before using any part of the same for any other purpose.

Section 13.2 Statutory Interpretation. The covenants and conditions in this Mortgage shall be construed as affording to Mortgagee rights additional to, and not exclusive of, the rights conferred under the provisions of New York Real Property Law Sections 254, 271 and 272. The following provisions of New York Real Property Law Section 254 shall, however, not apply to this Mortgage and the rights and obligations of the parties to this Mortgage: (1) subsection “4,” covering the use and application of casualty or flood insurance proceeds; and (2) the portion of subsection “4-a” that begins with the word “however” and continues to the end of the paragraph.

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Any inconsistency between this Mortgage and Real Property Law Section 254, 271 or 272 shall be resolved in favor of this Mortgage.

Section 13.3 Power of Sale. If an Event of Default has occurred and is continuing, then without limiting any other rights or remedies of Mortgagee, Mortgagee may, either with or without entry or taking possession of the Mortgaged Property as provided in this Mortgage or otherwise, personally or by its agents or attorneys, and without prejudice to the right to bring an action for foreclosure of this Mortgage, sell the Mortgaged Property or any part of it pursuant to any procedures provided by applicable law, including the procedures set forth in New York Real Property Actions and Proceedings Law Article 14 (and any amendments or substitute statutes in regard thereto), and all estate, right, title, interest, claim and demand therein, and right of redemption thereof, at one or more sales as an entirety, or in parcels, and at such time and place upon such terms and after such notice thereof as may be required or permitted by applicable law.

Section 13.4 Multiple Parcels. If the Mortgaged Property consists of multiple parcels, then in any sale of the Mortgaged Property pursuance to Mortgagee’s exercise of its remedies after an Event of Default (including any judicial foreclosure sale under Real Property Actions and Proceedings Law Article 14), the multiple parcels shall be sold at one time and in a single sale, except to the extent that Mortgagee, in its sole absolute discretion, determines to sell any one or more of the parcel(s) separately. Any such separate sales may be made in whatever order Mortgagee determines in its sole and absolute discretion. Mortgagee may, in its sole and absolute discretion, cause the entire Mortgaged Property to be offered for sale as a single auction lot and may also cause bids to be solicited for individual parcels of the Mortgaged Property as separate auctions lots in any order, but shall be under no obligation to proceed in either manner or the other. Mortgagor and Agency acknowledge that if Mortgagee sells multiple parcels individually, no fair value or deficiency hearing shall be required after each sale.

Section 13.5 Notice Under Real Property Law § 291-f. This Mortgage is intended to be, and shall operate as, the agreement described in New York Real Property Law § 291-f (“291-f”) and shall be entitled to the benefits afforded by 291-f. Mortgagor shall, in each case pursuant to documents satisfactory to Mortgagee: (a) deliver the written notices described in 291-f to such Tenants as Mortgagee shall require (consistent with 291-f); (b) direct each Tenant that if Mortgagee instructs such Tenant to do so, then such Tenant shall pay its Rents to Mortgagee or as Mortgagee shall direct; and (c) take such other action, as Mortgagee may now or in the future require, to give Mortgagee the full protections and benefits of 291-f. Mortgagor and Agency also authorize Mortgagee to send any such notices and take any such other actions at any time without further joinder or confirmation by Mortgagor or Agency, as the case may be.

Section 13.6 Future Advances. In accordance with Real Property Law Section 281, except to the extent that Mortgagee elects otherwise in writing, this Mortgage shall secure (subject to the limitations on the Secured Amount as set forth in this Mortgage), in addition to any indebtedness or obligation secured by this Mortgage as of the date hereof, any and all future obligations and future advances that Mortgagee may make (within 20 years after the date of recording of this Mortgage) under the Loan Documents, including protective advances (collectively, the “Future Advances”). This Mortgage shall, except to the extent that Mortgagee elects otherwise in writing, secure all Future Advances (without need for the parties to execute or

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record any amendment, supplement or modification to this Mortgage) whether such Future Advances are “optional” or “obligatory,” all to the same extent and with the same priority of lien as if such Future Advances had been made on the date hereof. Pursuant to New York Real Property Law §281, this Mortgage secured indebtedness under a note, credit agreement or other financing agreement that reflects the fact that the parties reasonably contemplate entering into a series of advances, and that limits the aggregate amount at any time outstanding to the maximum amount specified in this Mortgage.

Section 13.7 Assignment in Lieu of Repayment. If Mortgagor obtains mortgage financing secured by the Mortgaged Property and the proceeds of such new mortgage financing are applied to fulfill the Obligations in full, then in place of delivering a discharge, satisfaction, or release of this Mortgage, Mortgagee shall, at Mortgagor’s request given at least 10 days before the closing, deliver to the new lender an assignment of this Mortgage, and an endorsement of the applicable Note (accompanied by the original Note or a lost note affidavit in reasonable and customary form), all in form reasonably satisfactory to Mortgagee. Such assignment shall be in recordable form. Such assignment and endorsement shall be made without recourse, representation, or warranty (except any ordinary and customary assurances Mortgagee provides in any lost note affidavit). Effective upon Mortgagee’s assignment of this Mortgage in accordance with this paragraph, Mortgagee shall automatically be released from any remaining obligations and liabilities under the Loan Documents. Mortgagor shall pay all reasonable costs and expenses, including reasonable attorneys’ fees, that Mortgagee incurs in preparing and delivering the foregoing documents (or, at Mortgagee’s option, reviewing forms of such documents prepared by Mortgagor or its counsel). Mortgagee shall have no obligation to provide any affidavit or assurances as described in Real Property Law § 275.

ARTICLE XIV.

AGENCY LEASE PROVISIONS

Section 14.1 Agency Not Bound By Credit Agreement. Notwithstanding anything contained herein to the contrary, the Agency shall not be bound by any terms, provisions, obligations or conditions of the Credit Agreement or any other documents or instruments executed by any of Borrower Parties, the Mortgagee, or any Lender in connection with the Credit Agreement, as same may be amended, modified or otherwise supplemented from time to time. The Agency’s sole duties and obligations to Mortgagee are only contained in this Mortgage and the Agency does not owe any other duties or obligations to any of Borrower Parties, the Mortgagee, or any Lender except as described in this Mortgage.

Section 14.2 Limitation on Liability of Agency. The general credit of the Agency is not obligated or available for the payment of this Mortgage. Mortgagee shall not look to the Agency or any principal, member, director, officer or employee of the Agency with respect to the indebtedness evidenced by this Mortgage or any covenant, stipulation, promise, agreement or obligation contained herein. In enforcing its rights and remedies under this Mortgage, Mortgagee shall look solely to the Mortgaged Property, or any of the Borrower Parties, for the payment of the indebtedness secured by this Mortgage and for the performance of the provisions hereof. Mortgagee shall not seek a deficiency or other money judgment against the Agency or any

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principal, member, director, officer or employee of the Agency and shall not institute any separate action against the Agency by reason of any default that may occur in the performance of any of the terms and conditions of this Mortgage, the Credit Agreement or any other instruments executed or delivered in connection herewith. This agreement on the part of Mortgagee shall not be construed in any way so as to affect or impair the lien of this Mortgage of Mortgagee’s right to foreclose hereunder as provided by law or construed in any way so as to limit or restrict any of the rights or remedies of Mortgagee in any foreclosure proceedings or other enforcement or payment of the indebtedness secured hereby out of and from the security given therefor. All of the Agency’s covenants, stipulations, promises, agreements and obligations are the Agency’s and not of any member, director, officer, employee or agent (except Mortgagor) of the Agency in his or her individual capacity, and no recourse shall be had for the payment of the Obligations or for any claim based thereon or hereunder against any member, director, officer, employee or agency (except Mortgagor) of the Agency or any natural person executing this Mortgage on behalf of the Agency. No covenant contained herein shall be deemed to constitute a debt of the State of New York or the Town of Brookhaven and neither the State of New York nor the Town of Brookhaven shall be liable on any covenant contained herein, nor shall any obligations hereunder by payable out of any funds of the Agency.

Section 14.3 Authority. The Agency represents to Mortgagee that it has all requisite power, authority and right to execute this Mortgage to subject its interest in the Mortgaged Property to the lien of this Mortgage, and to mortgage, give, grant, bargain, sell, alien, demise, release, deliver, pledge, assign, transfer, convey and grant a security interest in its right, title and interest in the Mortgaged Property pursuant to the terms hereof and to keep and observe all of the terms of this Mortgage to be performed by the Agency hereunder.

Section 14.4 Modifications to Credit Agreement Affecting the Agency Lease or Agency. Mortgagor and Mortgagee agree that no amendment, modification or other change to the Credit Agreement which affects the Agency Lease, or the rights or obligations of the Agency hereunder shall be binding upon the Agency without the express written consent of the Agency to such amendment, modification or change.

Section 14.5 Hold Harmless.

(a) Mortgagor agrees that the Agency, its directors, members, officers, agents (except Mortgagor) and employees shall not be liable for and agrees to defend, indemnify, release and hold the Agency, its directors, members, officers, agents (except Mortgagor) and employees harmless from and against any and all (i) liability for loss or damage to property or injury to or death of any and all persons that may be occasioned by, directly or indirectly, any cause whatsoever pertaining to the Mortgaged Property or arising by reason of or in connection with the use thereof or under this Mortgage, or (ii) liability arising from or expense incurred by the Agency’s acquisitions, construction, equipping, installation, owning, leasing or encumbering (including this Mortgage) of the Mortgaged Property, including, without limiting the generality of the foregoing, all claims arising from the breach of Mortgagor of any of its covenants contained herein, and all causes of action and reasonable attorneys’ fees (whether by reason of third party claims or by reason of the enforcement of any provision of the Mortgage (including, without limitation, this Section 14.5), and any other expenses incurred in defending any claims,

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suits or actions which may arise as a result of the foregoing, provided that any such losses, damages, liabilities or expenses of the Agency are not incurred or do not result from the gross negligence or intentional or willful wrongdoing of the Agency or any of its directors, members, officers, agents (except Mortgagor) or employees. The foregoing indemnities shall apply notwithstanding the fault or negligence on the part of the Agency, or any of its members, directors, officers, agents, or employees and irrespective of the breach of a statutory obligation or the application of any rule of comparative or apportioned liability. The foregoing indemnities are limited only to the extent of any prohibitions imposed by law, and upon the application of such prohibition by the final judgment or decision of a competent court of law, the remaining provisions of these indemnities shall remain in full force and effect.

(b) Notwithstanding any other provisions of this Mortgage, the obligations of Mortgagor pursuant to this Section 14.5 shall remain in full force and effect after the termination of this Mortgage until the expiration of the period stated in the applicable statute of limitations during which a claim, cause of action or prosecution relating to the matters herein described may be brought and payment in full or the satisfaction of such claim, cause of action or prosecution relating to the matters herein described and the payment of all reasonable expenses and charges incurred by the Agency, or its respective members, directors, officers, agents (except Mortgagor) and the employees, relating to the enforcement of the provisions herein specified.

(c) In the event of any claim against the Agency or its members, directors, officers, agents (except Mortgagor) or employees by any employee or contractor of Mortgagor or anyone directly or indirectly employed by any of them or anyone for whose acts any of them may be liable, the obligations of Mortgagor hereunder shall not be limited in any way by any limitation on the amount or type of damages, compensation, disability benefits or other employee benefit acts.

Section 14.6 Agency Is Executing Mortgage at Mortgagor’s Direction. Mortgagor directs the Agency to execute and deliver this Mortgage to Mortgagee.

Section 14.7 Casualty and Condemnation. So long as Mortgagor is not in default of the Agency Lease, notwithstanding anything in the Agency Lease to the contrary, all casualty and condemnation proceeds with respect to the improvements located on the Mortgaged Property shall be applied and disbursed in accordance with Section 7.1 hereof.

Section 14.8 Subordination. Each of Mortgagor and Agency covenant and agree that the Agency Lease, the encumbrance of the Agency Lease and the rights of each of Mortgagor and Agency thereunder are now and shall at all times continue to be subordinate to the lien of this Mortgage.

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IN WITNESS WHEREOF, the Mortgagor has caused this Mortgage to be duly executed and delivered under seal the day and year first above written.

QUANTRONIX CORPORATION,
a Delaware corporation

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF _________________

COUNTY OF _______________

Before me, the undersigned notary public, personally appeared the above named ____________________________, whose name is signed on the preceding document, and such person acknowledged to me that he/she signed such document voluntarily, for its stated purpose. The identity of such person was proved to me through satisfactory evidence of identification, which was [    ] photographic identification with signature issued by a federal or state governmental agency, [    ] oath or affirmation of a credible witness, or [    ] personal knowledge of the undersigned.

Notary Public
My Commission Expires:

35

TOWN OF BROOKHAVEN INDUSTRIAL DEVELOPMENT AGENCY, a New York public benefit corporation

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF ______________________

COUNTY OF ____________________, ss:

On the                  day of                                     , in the year 2011, before me the undersigned, personally appeared                                                               personally known to me or proved to me on the basis of satisfactory evidence, to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that (he) (she) (they) executed the same in (his) (her) (their) capacity(y)(ies), and that by (his) (her) (their) signature(s) on the instrument, the individual(s) or the person upon behalf of which the individual(s) acted, executed the instrument, and that such individual(s) made such appearance before the undersigned in the                                                               (add the city or political subdivision and the state or country or other place the acknowledgment was taken).

Notary Public

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Schedule A

Legal Description

PARCEL I

All that certain plot, piece or parcel of land, situate, lying and being in the Town of Brookhaven, County of Suffolk and State of New York, known and designated as Lot 23 on a map entitled “Map of Stony Brook Technology Park, Section 2”, filed in the Clerk of the County of Suffolk’s Office on August 12, 1987, as Map No. 8367.

PARCEL II

All that certain plot, piece or parcel of land, situate, lying and being in the Town of Brookhaven, County of Suffolk and State of New York, shown and designated as Lot 31 on a map entitled, “Map of Stony Brook Technology Park, Section Two”, and filed in Suffolk County Clerk’s Office on August 12, 1987, as Map No. 8367.

Schedule B

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked Pro Forma Policy issued by Fidelity National Title Insurance Company, dated as of the date hereof and delivered to Administrative Agent on the date hereof, bearing Fidelity National Title Insurance Company reference number 11-7406-25406-SUFF relating to the real property described in Schedule A attached hereto.

Return Address

Brian J. King, Esq.

Choate, Hall & Stewart LLP

Two International Place

Boston, MA 02110

Document Title(s) (or transactions contained therein):

1.	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing

2.

3.

Reference Number(s) of Documents assigned or released:

(on page      of documents(s))

Grantor(s) (Last name first, then first name and initials):

1.	Synrad, Inc.

2.

3.	☐ Additional names on page of document.

Grantee(s) (Last name first, then first name and initials):

1.	Fidelity National Title Insurance Company, Trustee

2.	Bank of America, N.A., as Administrative Agent, Beneficiary

3.	☐ Additional names on page of document.

Legal description (abbreviated: i.e. lot, block, plat or section, township, range)

☐ Full legal is on page      of document.

Assessor’s Property Tax Parcel/Account Number

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS,

SECURITY AGREEMENT AND FIXTURE FILING

BY

SYNRAD, INC.

(Trustor)

IN FAVOR OF

FIDELITY NATIONAL TITLE INSURANCE COMPANY

(Trustee)

and

BANK OF AMERICA, N.A.,

as Administrative Agent,

(Beneficiary)

Dated as of October             , 2011

Relating to Premises located at:

4600 Campus Place, Mukilteo, Snohomish County, Washington

SCHEDULE A	Legal Description
SCHEDULE B	Prior Liens

DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY

AGREEMENT AND FIXTURE FILING

THIS DEED OF TRUST, ASSIGNMENT OF LEASES AND RENTS, SECURITY AGREEMENT AND FIXTURE FILING (hereinafter, together with any and all amendments, supplements, modifications or restatements of any kind, referred to as this “Deed of Trust”), is made as of October         , 2011, by SYNRAD, INC., a Washington corporation, having its principal place of business at 4600 Campus Place, Mukilteo, Washington 98275 (“Trustor”), to FIDELITY NATIONAL TITLE INSURANCE COMPANY, having its principal place of business at                                                                           (including any successor trustee at the time acting as such hereunder “Trustee”), for the benefit of BANK OF AMERICA, N.A., a national banking association, having its principal place of business at 101 S. Tryon Street, Charlotte, NC 28255, as Administrative Agent (in such capacity, together with its successors and assigns, “Beneficiary”), for itself and for each of the Lenders (as hereinafter defined).

RECITALS:

A. Pursuant to that certain Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement” which term shall also include and refer to any increase in the amount of indebtedness under the Credit Agreement and any refinancing or replacement of the Credit Agreement) by and among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the Trustor, the other guarantors party thereto as “Guarantors” (the Trustor, together with the other Guarantors, the Borrower and Holdings, each, individually, a “Borrower Party” and, collectively, the “Borrower Parties”), the lenders party thereto as “Lenders” (such Lenders, together with their respective successors and assigns in such capacity, each, individually, a “Lender” and, collectively, the “Lenders”), and the Administrative Agent, the Lenders have agreed to make certain financial accommodations available to Borrower from time to time pursuant to the terms and conditions thereof.

B. The Trustor is a Guarantor under the Credit Agreement and has, pursuant to Section 10.01 of the Credit Agreement, among other things, guaranteed the obligations of the Borrower under the Credit Agreement and the other Loan Documents.

C. The Trustor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and is, therefore, willing to enter into this Deed of Trust.

D. It is a condition to the Lenders to enter into the Credit Agreement and the other Loan Documents, and to induce the Secured Parties to make financial accommodations to Borrower as provided for in the Credit Agreement and the other Loan Documents, that the Trustor execute and deliver the applicable Loan Documents, including this Deed of Trust.

E. This Deed of Trust is given by the Trustor in favor of the Beneficiary for its benefit and the benefit of the other Secured Parties to secure the payment and performance of all of the Obligations.

AGREEMENT:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Trustor. hereby covenants and agrees with the Beneficiary as follows:

ARTICLE I.

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. (a) Capitalized terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement, including the following:

“Affiliate”; “Administrative Agent”; “Commitment”; “Default Rate”; “Event of Default”; “Governmental Authority”; “L/C Issuer”; “Letter of Credit”; “Lien”; “Loan Documents”; “Loan”; “Net Cash Proceeds”; “Note”; “Obligations”; “Person”; and “Secured Parties”.

(b) The following terms in this Deed of Trust shall have the following meanings:

“Allocated Indebtedness” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Allocation Notice” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Bankruptcy Code” shall have the meaning assigned to such term in Section 5.1(ii) hereof.

“Beneficiary” shall have the meaning assigned to such term in the Preamble hereof.

“Borrower” shall have the meaning assigned to such term in Recital A hereof.

“Borrower Party” shall have the meaning assigned to such term in Recital A hereof.

“Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking of the Trust Property (including but not limited to any taking of all or any part of the Trust Property in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of the Trust Property by any Governmental Authority, civil or military, or any settlement in lieu thereof).

“Charges” shall mean any and all real estate, property and other taxes, assessments and special assessments, levies, fees, all water and sewer rents and charges and all other

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governmental charges imposed upon or assessed against, and all claims (including, without limitation, claims for landlords’, carriers’, mechanics’, workmens’, repairmens’, laborers’, materialmens’, suppliers’ and warehousemens’ Liens and other claims arising by operation of law) judgments or demands against, all or any portion of the Trust Property or other amounts of any nature which, if unpaid, might result in or permit the creation of, a lien on the Trust Property or which might result in foreclosure of all or any portion of the Trust Property.

“Collateral” shall have the meaning assigned to such term in Section 11.14(i) hereof.

“Contracts” shall mean, collectively, any and all right, title and interest of the Trustor in and to any and all contracts and other general intangibles relating to the Trust Property and all reserves, deferred payments, deposits, refunds and claims of every kind, nature or character relating thereto.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deed of Trust” shall have the meaning assigned to such term in Preamble hereof.

“Fixtures” shall mean all machinery, apparatus, equipment, fittings, fixtures, improvements and articles of personal property of every kind, description and nature whatsoever now or hereafter attached or affixed to the Real Property or any other Improvement used in connection with the use and enjoyment of the Real Property or any other Improvement or the maintenance or preservation thereof, which by the nature of their location thereon or attachment thereto are real property or fixtures under the UCC or any other applicable law including, without limitation, all HVAC equipment, boilers, electronic data processing, telecommunications or computer equipment, refrigeration, electronic monitoring, power, waste removal, elevators, maintenance or other systems or equipment, utility systems, fire sprinkler and security systems, drainage facilities, lighting facilities, all water, sanitary and storm sewer, drainage, electricity, steam, gas, telephone and other utility equipment and facilities, pipes, fittings and other items of every kind and description now or hereafter attached to or located on the Real Property.

“Holdings” shall have the meaning assigned to such term in Recital A hereof.

“Improvements” shall mean all buildings, structures and other improvements of every kind or description and any and all alterations now or hereafter located, attached or erected on the Real Property, including, without limitation, (i) all Fixtures, (ii) all attachments, railroad tracks, foundations, sidewalks, drives, roads, curbs, streets, ways, alleys, passages, passageways, sewer rights, parking areas, driveways, fences and walls and (iii) all materials now or hereafter located on the Real Property intended for the construction, reconstruction, repair, replacement, alteration, addition or improvement of or to such buildings, Fixtures, structures and improvements, all of which materials shall be deemed to be part of the Improvements immediately upon delivery thereof on the Real Property and to be part of the Improvements immediately upon their incorporation therein.

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“Insurance Policies” means the insurance policies and coverages required to be maintained by the Trustor with respect to the Trust Property pursuant to the Credit Agreement.

“Landlord” shall mean any landlord, lessor, franchisor, licensor or grantor, as applicable.

“Leases” shall mean, collectively, any and all interests of the Trustor, as Landlord, in all leases and subleases of space, tenancies, franchise agreements, licenses, occupancy or concession agreements now existing or hereafter entered into, whether or not of record, relating in any manner to the Premises and any and all amendments, modifications, supplements, replacements, extensions and renewals of any thereof, whether now in effect or hereafter coming into effect.

“Permit” shall mean any and all permits, certificates, approvals, authorizations, consents, licenses, variances, franchises or other instruments, however characterized, of any Governmental Authority (or any person acting on behalf of a Governmental Authority) now or hereafter acquired or held, together with all amendments, modifications, extensions, renewals and replacements of any thereof issued or in any way furnished in connection with the Trust Property including, without limitation, building permits, certificates of occupancy, environmental certificates, industrial permits or licenses and certificates of operation.

“Permitted Liens” shall mean, collectively, Liens permitted under the terms of Section 7.01 of the Credit Agreement.

“Premises” shall mean, collectively, the Real Property and the Improvements.

“Prior Liens” shall mean, collectively, the Liens identified in Schedule B annexed to this Deed of Trust.

“Proceeds” shall mean, collectively, any and all cash proceeds and noncash proceeds and shall include all (i) proceeds of the conversion, voluntary or involuntary, of any of the Trust Property or any portion thereof into cash or liquidated claims, (ii) proceeds of any insurance, indemnity, warranty, guaranty or claim payable to the Beneficiary or to the Trustor from time to time with respect to any of the Trust Property, (iii) payments (in any form whatsoever) made or due and payable to the Trustor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any portion of the Trust Property by any Governmental Authority (or any person acting on behalf of a Governmental Authority), (iv) products of the Trust Property and (v) other amounts from time to time paid or payable under or in connection with any of the Trust Property including, without limitation, refunds of real estate taxes and assessments, including interest thereon.

“Property Material Adverse Effect” shall mean, as of any date of determination and whether individually or in the aggregate, any event, circumstance, occurrence or condition which has caused or resulted in (or would reasonably be expected to cause or result in) a material adverse effect on (a) the business or operations of the Trustor as presently conducted at the Trust

4

Property; (b) the value or utility of the Trust Property; or (c) the legality, priority or enforceability of the Lien created by this Deed of Trust or the rights and remedies of the Beneficiary hereunder.

“Prudent Operator” shall mean a prudent operator of property similar in use and configuration to the Premises and located in the locality where the Premises are located.

“Real Property” shall mean the land described in Schedule A annexed to this Deed of Trust, together with all of the Trustor’s reversionary rights in and to any and all easements, rights-of-way, strips and gores of land, waters, water courses, water rights, mineral, gas and oil rights and all power, air, light and other rights, estates, titles, interests, privileges, liberties, servitudes, licenses, tenements, hereditaments and appurtenances whatsoever, in any way belonging, relating or appertaining thereto, or any part thereof, or which hereafter shall in any way belong, relate or be appurtenant thereto and together with any greater or additional estate therein as may be acquired by the Trustor.

“Records” shall mean, collectively, any and all right, title and interest of the Trustor in and to any and all drawings, plans, specifications, file materials, operating and maintenance records, catalogues, tenant lists, correspondence, advertising materials, operating manuals, warranties, guarantees, appraisals, studies and data relating to the Trust Property or the construction of any alteration relating to the Premises or the maintenance of any Permit.

“Rents” shall mean, collectively, any and all rents, additional rents, royalties, cash, guaranties, letters of credit, bonds, sureties or securities deposited under any Lease to secure performance of the Tenant’s obligations thereunder, revenues, earnings, profits and income, advance rental payments, payments incident to assignment, sublease or surrender of a Lease, claims for forfeited deposits and claims for damages, now due or hereafter to become due, with respect to any Lease, any indemnification against, or reimbursement for, sums paid and costs and expenses incurred by the Trustor under any Lease or otherwise, and any award in the event of the bankruptcy of any Tenant under or guarantor of a Lease.

“Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including, without limitation, any and all orders, decrees, determinations, laws, treaties, ordinances, rules, regulations or similar statutes or case law.

“Tenant” shall mean any tenant, lessee, sublessee, franchisee, licensee, grantee or obligee, as applicable.

“Trust Property” shall have the meaning assigned to such term in Section 2.1 hereof.

“Trustor” shall have the meaning assigned to such term in the Preamble hereof. Trustor is the “Grantor” under this Deed of Trust as the term “Grantor” is defined in RCW 61.24.005(6).

“Trustor’s Interest” shall have the meaning assigned to such term in Section 2.2 hereof.

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“UCC” shall mean the Uniform Commercial Code as in effect on the date hereof in the state in which the Premises are located; provided, however, that if the creation, perfection or enforcement of any security interest herein granted is governed by the laws of any other state as to the matter in question, “UCC” shall mean the Uniform Commercial Code in effect in such state.

Section 1.2 Interpretation. The rules of construction set forth in Section 1.4 of the Credit Agreement shall be applicable to this Deed of Trust mutatis mutandis.

ARTICLE II.

GRANTS AND SECURED OBLIGATIONS

Section 2.1 Grant of Trust Property. The Trustor hereby grants, mortgages, bargains, sells, assigns, transfers and conveys to the Trustee all of the Trustor’s estate, right, title and interest in, to and under the following property, whether now owned or held or hereafter acquired from time to time (collectively, the “Trust Property”):

(i) Real Property;

(ii) Improvements;

(iii) Leases;

(iv) Rents;

(v) Permits;

(vi) Contracts;

(vii) Records; and

(viii) Proceeds.

Notwithstanding the foregoing provisions of this Section 2.1, the Trust Property shall not include a grant of any of the Trustor’s right, title or interest in any Contract or Permit (x) that validly prohibits the creation by the Trustor of a security interest therein, (y) that requires the consent of a third-party thereto for the creation by the Trustor of a security interest therein, and such third-party has, after the Trustor’s commercially reasonable best efforts to obtain consent, refused to provide consent for the creation by the Trustor of a security interest therein and (z) to the extent, but only to the extent that, any Requirement of Law applicable thereto prohibits the creation of a security interest therein; provided, however, that the right to receive any payment of money or any other right referred to in Sections 9-406(d), 9-407(a) or 9-408(a) of the UCC to the extent that such Sections are effective to limit the prohibitions described in clauses (x) and (y) of this Section 2.1 shall constitute Trust Property hereunder and; provided, further, that at such time as

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any Contract or Permit described in clauses (x) and (y) of this Section 2.1 is no longer subject to such prohibition, such applicable Contract or Permit shall (without any act or delivery by any person) constitute Trust Property hereunder;

TO HAVE AND TO HOLD the Trust Property, together with all estate, right, title and interest of the Trustor and anyone claiming by, through or under the Trustor in and to the Trust Property and all rights and appurtenances relating thereto, unto the Trustee, its successors and assigns, for the purpose of securing the payment and performance in full of all the Obligations.

Section 2.2 Assignment of Leases and Rents. As additional security for the payment and performance in full of the Obligations and subject to the provisions of Article V hereof, the Trustor absolutely, presently, unconditionally and irrevocably assigns, transfers and sets over to the Beneficiary, and grants to the Beneficiary a security interest in, all of the Trustor’s estate, right, title, interest, claim and demand, as Landlord, under any and all of the Leases including, without limitation, the following (such assigned rights, the “Trustor’s Interest”):

(i) the immediate and continuing right to receive and collect Rents payable by the Tenants pursuant to the Leases;

(ii) all claims, rights, powers, privileges and remedies of the Trustor, whether provided for in the Leases or arising by statute or at law or in equity or otherwise, consequent on any failure on the part of the Tenants to perform or comply with any term of the Leases;

(iii) all rights to take all actions upon the happening of a default under the Leases as shall be permitted by the Leases or by law including, without limitation, the commencement, conduct and consummation of proceedings at law or in equity; and

(iv) the full power and authority, in the name of the Trustor or otherwise, to enforce, collect, receive and receipt for any and all of the foregoing and to take all other actions whatsoever which the Trustor, as Landlord, is or may be entitled to take under the Leases.

Section 2.3 Obligations. This Deed of Trust secures, and the Trust Property is collateral security for, the payment and performance in full when due of the Obligations.

Section 2.4 Future Advances. This Deed of Trust shall secure all Obligations including, without limitation, future advances whenever hereafter made with respect to or under the Credit Agreement or the other Loan Documents and shall secure not only Obligations with respect to presently existing indebtedness under the Credit Agreement or the other Loan Documents, but also any and all other indebtedness which may hereafter be owing by the Trustor to the Secured Parties under the Credit Agreement or the other Loan Documents, however incurred, whether interest, discount or otherwise, and whether the same shall be deferred, accrued or capitalized, including future advances and re-advances, pursuant to the Credit Agreement or the other Loan Documents, whether such advances are obligatory or to be made at the option of the Secured Parties, or otherwise, and any extensions, refinancings, modifications

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or renewals of all such Obligations whether or not Trustor executes any extension agreement or renewal instrument and, in each case, to the same extent as if such future advances were made on the date of the execution of this Deed of Trust.

Section 2.5 No Release. Nothing set forth in this Deed of Trust shall relieve the Trustor from the performance of any term, covenant, condition or agreement on the Trustor’s part to be performed or observed under or in respect of any of the Trust Property or from any liability to any person under or in respect of any of the Trust Property or shall impose any obligation on the Beneficiary or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Trustor’s part to be so performed or observed or shall impose any liability on the Beneficiary or any other Secured Party for any act or omission on the part of the Trustor relating thereto or for any breach of any representation or warranty on the part of the Trustor contained in this Deed of Trust or any other Loan Document, or under or in respect of the Trust Property or made in connection herewith or therewith. The obligations of the Trustor contained in this Section 2.7 shall survive the termination hereof and the discharge of the Trustor’s other obligations under this Deed of Trust and the other Loan Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TRUSTOR

Section 3.1 Incorporation of Credit Agreement. The Trustor represents, warrants, covenants and agrees that each of the representations, warranties, covenants and other agreements of the Trustor (as a Borrower Party) under and as contained in the Credit Agreement are hereby incorporated herein in their entirety by this reference.

Section 3.2 Warranty of Title. The Trustor represents and warrants that:

(i) it has good title to the interest it purports to own or hold in and to all rights and appurtenances to or that constitute a portion of the Trust Property;

(ii) it has good and insurable fee simple title to the Premises and the Landlord’s interest and estate under or in respect of the Leases and good title to the interest it purports to own or hold in and to each of the Permits, the Contracts and the Records, in each case subject to no Liens, except for (x) as of the date hereof, Liens in favor of the Beneficiary pursuant to the Loan Documents and (y) Permitted Liens; and

(iii) upon recordation in the official records in the county (or other applicable jurisdiction) in which the Premises are located, this Deed of Trust will create and constitute a valid and enforceable first priority Lien on the Trust Property in favor of Trustee for the benefit of Beneficiary, as the Administrative Agent, on behalf of the Secured Parties, and, to the extent any of the Trust Property shall consist of Fixtures, a first priority security interest in the Fixtures, and, to the extent any of the Trust Property constitutes personal property, a first priority Lien and

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security interest therein in favor of Beneficiary, which first priority Lien and first priority security interest are, in each case, as of the date hereof, subject only to Permitted Liens.

Section 3.3 Condition of Trust Property. The Trustor represents and warrants that:

(i) the Premises and the present and contemplated use and occupancy thereof comply with all applicable zoning ordinances, building codes, land use and subdivision laws, setback or other development and use requirements of Governmental Authorities and with all private restrictions and agreements affecting the Trust Property whether or not recorded, except where the failure so to comply could not result in a Property Material Adverse Effect;

(ii) as of the date hereof, Trustor has neither received any written notice of nor has any actual knowledge of any disputes regarding boundary lines, location, encroachments or possession of any portions of the Trust Property and has no actual knowledge of any state of facts that may exist which could give rise to any such claims;

(iii) no portion of the Premises is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts promulgated by the Federal Emergency Management Agency or any successor thereto or, if any portion of the Premises is located within such area as evidenced by the Federal Emergency Management Agency Standard Flood Hazard Determination provided to the Beneficiary by the Trustor pursuant to Section 4.01(a) of the Credit Agreement, the Trustor has flood insurance in an amount, with endorsements and by an insurer acceptable to the Beneficiary;

(iv) the Premises are assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a portion of such lot or lots, and no other land or improvement is assessed and taxed together with the Premises or any portion thereof; and

(v) there are no options or rights of first refusal to purchase or acquire all or any portion of the Trust Property.

Section 3.4 Charges. The Trustor represents and warrants that all Charges imposed upon or assessed against the Trust Property have been paid and discharged except to the extent such Charges constitute, as of the date hereof, a Prior Lien or hereafter, a Permitted Lien.

ARTICLE IV.

CERTAIN COVENANTS OF TRUSTOR

Section 4.1 Payment and Performance. The Trustor shall pay and perform the Obligations in full as and when the same shall become due under the Loan Documents and when they are required to be performed thereunder.

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Section 4.2 Title. The Trustor shall

(i) (A) keep in effect all rights and appurtenances to or that constitute a part of the Trust Property except where the failure to keep in effect the same could not result in a Property Material Adverse Effect and (B) protect, preserve and defend its interest in the Trust Property and title thereto;

(ii) (A) comply with each of the terms, conditions and provisions of any obligation of the Trustor which is secured by the Trust Property or the noncompliance with which may result in the imposition of a Lien on the Trust Property subject to Permitted Liens, (B) forever warrant and defend to the Beneficiary the Lien and security interests created and evidenced hereby and the validity and priority hereof in any action or proceeding against the claims of any and all persons whomsoever affecting or purporting to affect the Trust Property or any of the rights of the Beneficiary hereunder and (C) maintain this Deed of Trust as a valid and enforceable first priority Lien on the Trust Property and, to the extent any of the Trust Property shall consist of Fixtures, a first priority security interest in the Trust Property, which first priority Lien and security interest shall be subject only to Permitted Liens and all Prior Liens; and

(iii) immediately upon obtaining knowledge of the pendency of any proceedings for the eviction of the Trustor from the Trust Property or any part thereof by paramount title or otherwise questioning the Trustor’s right, title and interest in, to and under the Trust Property as warranted in this Deed of Trust, or of any condition that could give rise to any such proceedings, notify the Beneficiary thereof. The Beneficiary may participate in such proceedings and the Trustor will deliver or cause to be delivered to the Beneficiary all instruments requested by the Beneficiary to permit such participation. In any such proceedings, the Beneficiary may be represented by counsel satisfactory to the Beneficiary at the reasonable expense of the Trustor. If, upon the resolution of such proceedings, the Trustor shall suffer a loss of the Trust Property or any part thereof or interest therein and title insurance proceeds shall be payable in connection therewith, such proceeds are hereby assigned to and shall be paid to the Beneficiary to be applied to the payment of the Obligations or otherwise in accordance with the provisions of the Credit Agreement.

(iv) Zoning. The Trustor shall not initiate, join in or consent to any change in the zoning or any other permitted use classification of the Premises without the prior written consent of the Beneficiary.

Section 4.3 Inspection. The Trustor shall permit the Beneficiary, and its agents, representative and employees, upon reasonable prior notice to the Trustor, to inspect the Trust Property and all books and records located thereon provided, that such inspections shall not materially interfere with the use and operation of the Trust Property.

Section 4.4 Limitation on Liens; Transfer Restrictions.

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(i) Except for the Permitted Liens and the Lien of this Deed of Trust, the Trustor may not, without the prior written consent of the Beneficiary, permit to exist or grant any Lien on all or any part of the Trust Property or suffer or allow any of the foregoing to occur by operation of law or otherwise.

(ii) Except to the extent permitted by the Credit Agreement, the Trustor may not, without the prior written consent of the Beneficiary, sell, convey, assign, lease or otherwise transfer all or any part of the Trust Property.

Section 4.5 Insurance. The Trustor shall keep the Trust Property insured against fire and such other casualties and contingencies as the Beneficiary may from time to time require, to deposit, at the request of the Beneficiary, all insurance policies or memoranda thereof with the Beneficiary forthwith after the binding of such insurance and to deliver to the Beneficiary new policies or memoranda for any insurance about to expire at least ten (10) days before such expiration, all such insurance to be first payable in case of loss to the Beneficiary and to be written by such companies, on such terms, in such form and for such periods and amounts as the Beneficiary shall from time to time approve, and the Trustor hereby grants the Beneficiary if an Event of Default occurs hereunder full power and authority as attorney irrevocable of the Trustor to cancel or transfer such insurance and to retain any premiums or proceeds therefrom and to apply the same to the indebtedness secured hereby.

ARTICLE V.

CONCERNING ASSIGNMENT OF LEASES AND RENTS

Section 5.1 Present Assignment; License to the Trustor.

(i) Section 2.2 of this Deed of Trust constitutes a present, absolute, effective, irrevocable and complete assignment by the Trustor to the Beneficiary of the Leases and Rents and the right, subject to applicable law, to collect all sums payable to the Trustor thereunder and apply the same as Beneficiary may, in its sole discretion, determine to be appropriate to protect the security afforded by this Deed of Trust (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Trust Property), which is not conditioned upon Beneficiary being in possession of the Premises. This assignment is an absolute assignment and not an assignment for additional security only. The Beneficiary hereby grants to the Trustor, however, a license to collect and apply the Rents and to enforce the obligations of Tenants under the Leases. Immediately upon the occurrence of and during the continuance of any Event of Default, whether or not legal proceedings have commenced and without regard to waste, adequacy of security for the Obligations or solvency of the Trustor, the license granted in the immediately preceding sentence shall automatically cease and terminate without any notice by Beneficiary (such notice being hereby expressly waived by the Trustor to the extent permitted by applicable law), or any action or proceeding or the intervention of a receiver appointed by a court.

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(ii) The Trustor acknowledges that the Beneficiary has taken all reasonable actions necessary to obtain, and that upon recordation of this Deed of Trust, the Beneficiary shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. The Trustor acknowledges and agrees, to the extent permitted by law, that upon recordation of this Deed of Trust, the Beneficiary’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to the Trustor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Deed of Trust, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.

(iii) Without limitation of the absolute nature of the assignment of the Rents hereunder, the Trustor and the Beneficiary agree that (a) this Deed of Trust shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Deed of Trust extends to property of the Trustor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all rents acquired by the estate after the commencement of any case in bankruptcy.

Section 5.2 Collection of Rents by the Beneficiary.

(i) Any Rents receivable by the Beneficiary hereunder, after payment of all reasonable and proper costs and expenses as the Beneficiary may, in its sole discretion, determine to be appropriate (including the payment of reasonable costs and expenses in connection with the maintenance, operation, improvement, insurance, taxes and upkeep of the Trust Property), shall be applied in accordance with the provisions of Section 8.2(ii) of this Deed of Trust. The Beneficiary shall be accountable to the Trustor only for Rents actually received by the Beneficiary. The collection of such Rents and the application thereof shall not cure or waive any Event of Default or waive, modify or affect notice of Event of Default or invalidate any act done pursuant to such notice.

(ii) The Trustor hereby irrevocably authorizes and directs Tenant under each Lease to rely upon and comply with any and all notices or demands from the Beneficiary for payment of Rents to the Beneficiary and the Trustor shall have no claim against Tenant for Rents paid by Tenant to the Beneficiary pursuant to such notice or demand.

Section 5.3 Irrevocable Interest. All rights, powers and privileges of the Beneficiary herein set forth are coupled with an interest and are irrevocable, subject to the terms and conditions hereof, and the Trustor shall not take any action under the Leases or otherwise which is inconsistent with this Deed of Trust or any of the terms hereof and any such action inconsistent herewith or therewith shall be void.

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ARTICLE VI.

TAXES AND CERTAIN STATUTORY LIENS

Section 6.1 Payment of Charges. Unless and to the extent contested by the Trustor in accordance with the provisions of the Credit Agreement, the Trustor shall pay and discharge, or cause to be paid and discharged, from time to time prior to the same becoming delinquent, all Charges. The Trustor shall, upon the Beneficiary’s request, deliver to the Beneficiary receipts evidencing the payment of all such Charges.

Section 6.2 Stamp and Other Taxes. The Trustor shall pay any documentary stamp taxes, with interest and fines and penalties, and any mortgage recording taxes, with interest and fines and penalties, that may hereafter be levied, imposed or assessed under or upon or by reason hereof or the Obligations or any instrument or transaction affecting or relating to either thereof and in default thereof the Beneficiary may advance the same and the amount so advanced shall be payable by the Trustor to the Beneficiary in accordance with the provisions of Section 3.01(c) of the Credit Agreement.

Section 6.3 Certain Tax Law Changes. In the event of the passage after the date hereof of any law deducting from the value of real property, for the purpose of taxation, amounts in respect of any Lien thereon or changing in any way the laws for the taxation of mortgages or debts secured by mortgages for state or local purposes or the manner of the collection of any taxes, and imposing any taxes, either directly or indirectly, on this Deed of Trust or any other Loan Document, the Trustor shall promptly pay to the Beneficiary such amount or amounts as may be necessary from time to time to pay any such taxes, assessments or other charges resulting therefrom; provided, that if any such payment or reimbursement shall be unlawful or taxable to Beneficiary, or would constitute usury or render the indebtedness wholly or partially usurious under applicable law, the Trustor shall pay or reimburse Beneficiary for payment of the lawful and non-usurious portion thereof.

Section 6.4 Proceeds of Tax Claim. In the event that the proceeds of any tax claim are paid after the Beneficiary has exercised its right to foreclose the Lien hereof, such proceeds shall be paid to the Beneficiary to satisfy any deficiency remaining after such foreclosure. The Beneficiary shall retain its interest in the proceeds of any tax claim during any redemption period. The amount of any such proceeds in excess of any deficiency claim of the Beneficiary shall in a reasonably prompt manner be released to the Trustor.

ARTICLE VII.

CASUALTY EVENTS AND RESTORATION

Section 7.1 Casualty Event. If there shall occur any Casualty Event (or, in the case of any condemnation, taking or other proceeding in the nature thereof, upon the occurrence thereof or notice of the commencement of any proceedings therefor), the Trustor shall promptly send to

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the Beneficiary a written notice setting forth the nature and extent thereof. The proceeds payable in respect of any such Casualty Event shall be paid in accordance with the provisions of the Credit Agreement.

Section 7.2 Condemnation. In the case of any taking, condemnation or other proceeding in the nature thereof, the Beneficiary may, at its option, participate in any proceedings or negotiations which might result in any taking or condemnation and the Trustor shall deliver or cause to be delivered to the Beneficiary all instruments reasonably requested by it to permit such participation. The Beneficiary may be represented by counsel satisfactory to it at the reasonable expense of the Trustor in connection with any such participation. The Trustor shall pay all reasonable fees, costs and expenses incurred by the Beneficiary in connection therewith and in seeking and obtaining any award or payment on account thereof. The Trustor shall take all steps necessary to notify the condemning authority of such participation.

Section 7.3 Restoration. In the event the Trustor is permitted or required to perform any restoration in accordance with the provisions of the Credit Agreement, the Trustor shall complete such restoration in accordance with the provisions thereof.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

Section 8.1 Remedies in Case of an Event of Default. If any Event of Default shall have occurred and be continuing, the Beneficiary may at its option, in addition to any other action permitted under this Deed of Trust or the Credit Agreement or by law, statute or in equity, take one or more of the following actions to the greatest extent permitted by local law:

(i) personally, or by its agents or attorneys, (A) enter into and upon and take possession of all or any part of the Premises together with the books, records and accounts of the Trustor relating thereto and, exclude the Trustor, its agents and servants wholly therefrom, (B) use, operate, manage and control the Premises and conduct the business thereof, (C) maintain and restore the Premises, (D) make all necessary or proper repairs, renewals and replacements and such useful alterations thereto and thereon as the Beneficiary may deem advisable, (E) manage, lease and operate the Premises and carry on the business thereof and exercise all rights and powers of the Trustor with respect thereto either in the name of the Trustor or otherwise or (F) collect and receive all Rents. The Beneficiary shall be under no liability for or by reason of any such taking of possession, entry, removal or holding, operation or management except that any amounts so received by the Beneficiary shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement.

(ii) with or without entry, personally or by Trustee or its agents or attorneys, to the extent permitted by applicable law, (A) sell the Trust Property and all estate, right, title and interest, claim and demand therein at one or more sales in one or more parcels, in accordance with the provisions of Section 8.2 below or (B) institute and prosecute proceedings for the

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complete or partial foreclosure of the Lien and security interests created and evidenced hereby; or

(iii) take such steps to protect and enforce its rights whether by action, suit or proceeding at law or in equity for the specific performance of any covenant, condition or agreement in the Credit Agreement and the other Loan Documents, or in aid of the execution of any power granted in this Deed of Trust, or for any foreclosure hereunder, or for the enforcement of any other appropriate legal or equitable remedy or otherwise as the Beneficiary shall elect.

Section 8.2 Sale of Trust Property if Event of Default Occurs; Proceeds of Sale.

(i) If any Event of Default shall have occurred and be continuing, the Beneficiary may institute an action to foreclose this Deed of Trust as a mortgage or take such other action as may be permitted and available to the Beneficiary at law or in equity for the enforcement of the Credit Agreement and realization on the Trust Property and proceeds thereof through the Trustee’s exercise of the power of sale granted hereunder or by final judgment and execution thereof for the Obligations, and in furtherance thereof the Trust Property may be sold at one or more sales, as an entirety or in parcels, at such time and place, upon such terms and after such notice thereof as, in each case, may be required or permitted by law or statute or in equity. At such a sale a conveyance of the Trust Property in fee simple and an assignment or conveyance of all the Trustor’s Interest in the Leases and the Trust Property may be executed and delivered, as provided by law, each of which conveyances and assignments shall contain such recitals as to the Event of Default upon which the execution of the power of sale herein granted depends and such other matters as may be required by law, and the Trustor hereby constitutes and appoints the Beneficiary, the Trustee or such other person as may be authorized by law to conduct a sale and deliver a deed to the Trust Property the true and lawful attorney in fact of the Trustor to make any such recitals, sale, assignment and conveyance, and all of the acts of the Beneficiary, Trustee or such other person as such attorney in fact are hereby ratified and confirmed. The Trustor agrees that such recitals shall be binding and conclusive upon the Trustor and that any assignment or conveyance so made shall, to the extent permitted by law, divest the Trustor of all right, title, interest, equity and right of redemption, including any statutory redemption, in and to the Trust Property. The power and agency hereby granted are coupled with an interest and are irrevocable by death or dissolution, or otherwise, and are in addition to any and all other remedies which the Beneficiary may have hereunder, at law or in equity. So long as the Obligations, or any part thereof, remain unpaid, the Trustor agrees that possession of the Trust Property by the Trustor, or any person claiming under the Trustor, shall be as tenant, and, in case of a sale under power or upon foreclosure as provided in this Deed of Trust, the Trustor and any person in possession under the Trustor, as to whose interest such sale was not made subject, shall, at the option of the purchaser at such sale, then become and be tenants holding over, and shall deliver possession to such purchaser as provided by applicable law, or be summarily dispossessed in accordance with the laws applicable to tenants holding over. In case of any sale under this Deed of Trust by virtue of the exercise of the powers herein granted, or pursuant to any order in any judicial proceeding or otherwise, the Trust Property may be sold as an entirety or in separate parcels in such manner or order as the Beneficiary in its sole discretion may elect.

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One or more exercises of powers herein granted shall not extinguish or exhaust such powers, until the entire Trust Property is sold or all amounts secured hereby are paid in full.

(ii) The proceeds of any sale made under or by virtue of this Article VIII, together with any other sums which then may be held by the Beneficiary under this Deed of Trust, whether under the provisions of this Article VIII or otherwise, shall be applied in accordance with the provisions of Section 8.03 of the Credit Agreement and applicable law.

(iii) The Beneficiary (on behalf of any Secured Party or on its own behalf) or any Lender or any of their respective Affiliates may bid for and acquire the Trust Property or any part thereof at any sale made under or by virtue of this Article VIII and, in lieu of paying cash therefor, may make settlement for the purchase price by crediting against the purchase price the unpaid amounts (whether or not then due) owing to the Beneficiary, or such Lender in respect of the Obligations, after deducting from the sales price the expense of the sale and the reasonable costs of the action or proceedings and any other sums that the Beneficiary or such Lender is authorized to deduct under this Deed of Trust.

(iv) Any sale to be made under or by virtue hereof may be adjourned by announcement at the time and place appointed for such sale or for such adjourned sale or sales or as otherwise provided by applicable law, and, without further notice or publication, such sale may be made at the time and place to which the same shall be so adjourned.

(v) If the Premises is comprised of more than one parcel of land, the Beneficiary may, to the extent permitted by applicable law, take any of the actions authorized by this Section 8.2 in respect of any or a number of individual parcels.

Section 8.3 Additional Remedies in Case of an Event of Default.

(i) The Beneficiary shall be entitled to recover judgment as aforesaid either before, after or during the pendency of any proceedings for the enforcement of the provisions hereof and, to the extent permitted by applicable law, the right of the Beneficiary to recover such judgment shall not be affected by any entry or sale hereunder, or by the exercise of any other right, power or remedy for the enforcement of the provisions hereof, or the foreclosure of, or absolute conveyance pursuant to, this Deed of Trust. In case of proceedings against the Trustor in insolvency or bankruptcy or any proceedings for its reorganization or involving the liquidation of its assets, the Beneficiary shall be entitled to prove the whole amount of principal and interest and other payments, charges and costs due in respect of the Obligations to the full amount thereof without deducting therefrom any proceeds obtained from the sale of the whole or any part of the Trust Property; provided, however, that in no case shall the Beneficiary receive a greater amount than the aggregate of such principal, interest and such other payments, charges and costs (with interest at the Default Rate) from the proceeds of the sale of the Trust Property and the distribution from the estate of the Trustor.

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(ii) Any recovery of any judgment by the Beneficiary and any levy of any execution under any judgment upon the Trust Property shall not affect in any manner or to any extent the Lien and security interests created and evidenced hereby upon the Trust Property or any part thereof, or any conveyances, powers, rights and remedies of the Beneficiary hereunder, but such conveyances, powers, rights and remedies shall continue unimpaired as before.

(iii) Any monies collected by the Beneficiary under this Section 8.3 shall be applied in accordance with the provisions of Section 8.2(ii).

Section 8.4 Legal Proceedings After an Event of Default.

(i) After the occurrence of any Event of Default and immediately upon the commencement of any action, suit or legal proceedings to obtain judgment for the Obligations or any part thereof, or of any proceedings to foreclose the Lien and security interest created and evidenced hereby or otherwise enforce the provisions hereof or of any other proceedings in aid of the enforcement hereof, the Trustor shall enter its Voluntary appearance in such action, suit or proceeding.

(ii) Upon the occurrence and during the continuance of an Event of Default, the Beneficiary shall be entitled forthwith as a matter of right, concurrently or independently of any other right or remedy hereunder either before or after declaring the .Obligations or any part thereof to be due and payable, to the appointment of a receiver without giving notice to any party and without regard to the adequacy or inadequacy of any security for the Obligations or the solvency or insolvency of any person or entity then legally or equitably liable for the Obligations or any portion thereof. The Trustor hereby consents to the appointment of such receiver. Notwithstanding the appointment of any receiver, the Beneficiary shall be entitled as pledgee to the possession and control of any cash, deposits or instruments at the time held by or payable or deliverable under the terms of the Credit Agreement to the Beneficiary.

(iii) The Trustor shall not (A) at any time insist upon, or plead, or in any manner whatsoever claim or take any benefit or advantage of any stay or extension or moratorium law, any exemption from execution or sale of the Trust Property or any part thereof, wherever enacted, now or at any time hereafter in force, which may affect the covenants and terms of performance hereof, (B) claim, take or insist on any benefit or advantage of any law now or hereafter in force providing for the valuation or appraisal of the Trust Property, or any part thereof, prior to any sale or sales of the Trust Property which may be made pursuant to this Deed of Trust, or pursuant to any decree, judgment or order of any court of competent jurisdiction or (C) after any such sale or sales, claim or exercise any right under any statute heretofore or hereafter enacted to redeem the property so sold or any part thereof. To the extent permitted by applicable law, the Trustor hereby, expressly (A) waives all benefit or advantage of any such law or laws, including, without limitation, any statute of limitations applicable to this Deed of Trust, (B) waives any and all rights to trial by jury in any action or proceeding related to the enforcement hereof, (C) waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding brought in connection with this Deed of Trust and

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further waives and agrees not to plead that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and (D) covenants not to hinder, delay or impede the execution of any power granted or delegated to the Beneficiary by this Deed of Trust but to suffer and permit the execution of every such power as though no such law or laws had been made or enacted. The Beneficiary shall not be liable for any incorrect or improper payment made pursuant to this Article VIII in the absence of gross negligence or willful misconduct.

Section 8.5 Remedies Not Exclusive. No remedy conferred upon or reserved to the Beneficiary by this Deed of Trust is intended to be exclusive of any other remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Deed of Trust or now or hereafter existing at law or in equity. Any delay or omission of the Beneficiary to exercise any right or power accruing on any Event of Default shall not impair any such right or power and shall not be construed to be a waiver of or acquiescence in any such Event of Default. Every power and remedy given by this Deed of Trust may be exercised from time to time concurrently or independently, when and as often as may be deemed expedient by the Beneficiary in such order and manner as the Beneficiary, in its sole discretion, may elect. If the Beneficiary accepts any monies required to be paid by the Trustor under this Deed of Trust after the same become due, such acceptance shall not constitute a waiver of the right either to require prompt payment, when due, of all other sums secured by this Deed of Trust or to declare an Event of Default with regard to subsequent defaults. If the Beneficiary accepts any monies required to be paid by the Trustor under this Deed of Trust in an amount less than the sum then due, such acceptance shall be deemed an acceptance on account only and on the condition that it shall not constitute a waiver of the obligation of the Trustor to pay the entire sum then due, and the Trustor’s failure to pay the entire sum then due shall be and continue to be a default hereunder notwithstanding acceptance of such amount on account.

ARTICLE IX.

SECURITY AGREEMENT AND FIXTURE FILING

Section 9.1 Security Agreement. Trustor hereby grants to the Beneficiary a security interest in and upon so much of the Trust Property as constitutes personal property, including, without limitation, the Leases, Rents, Contracts, Records, Proceeds and personal property or items of personal property which are or are to become fixtures under applicable law, and this Deed of Trust shall also be construed as a security agreement under the UCC; and, upon and during the continuance of an Event of Default, the Beneficiary shall be entitled with respect to such personal property to exercise all remedies hereunder, all remedies available under the UCC with respect to fixtures and all other remedies available under applicable law. Without limiting the foregoing, such personal property may, at the Beneficiary’s option, (i) be sold hereunder together with any sale of any portion of the Trust Property or otherwise, (ii) be sold pursuant to the UCC, or (iii) be dealt with by the Beneficiary in any other manner permitted under applicable law. The Beneficiary may require the Trustor to assemble such personal property and make it available to the Beneficiary at a place to be designated by the Beneficiary. The Trustor acknowledges and agrees that a disposition of the personal property in accordance with the

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Beneficiary’s rights and remedies in respect to the Trust Property as heretofore provided is a commercially reasonable disposition thereof; provided, however, that the Beneficiary shall give the Trustor not less than ten (10) days’ prior notice of the time and place of any intended disposition.

Section 9.2 Fixture Filing. To the extent that the Trust Property includes items of personal property which are or are to become fixtures under applicable law, and to the extent permitted under applicable law, the filing hereof in the real estate records of the county in which such Trust Property is located shall also operate from the time of filing as a fixture filing with respect to such Trust Property, and the following information is applicable for the purpose of such fixture filing, to wit:

Name and Address of the debtor: The Trustor having the address described in the Preamble hereof. The Trustor is a corporation organized under the laws of the state of Washington.	Name and Address of the secured party: The Beneficiary having the address described in the Preamble hereof, from which address information concerning the security interest maybe obtained.

This Financing Statement covers the following types or items of property:

The Trust Property.

This instrument covers goods or items of personal property which are or are to become fixtures upon the property.

The name of the record owner of the Property on which such fixtures are or are to be located is the Trustor.

In addition, the Trustor authorizes the Beneficiary to file appropriate financing and continuation statements under the UCC in effect in the jurisdiction in which the Trust Property is located as may be required by law in order to establish, preserve and protect the liens and security interests intended to be granted to the Beneficiary pursuant to this Deed of Trust in the Trust Property.

ARTICLE X.

FURTHER ASSURANCES

Section 10.1 Recording Documentation To Assure Security. The Trustor shall, forthwith after the execution and delivery hereof and thereafter, from time to time, cause this Deed of Trust and any financing statement, continuation statement or similar instrument relating to any thereof or to any property intended to be subject to the Lien hereof to be filed, registered

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and recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect the validity and priority thereof or the Lien hereof purported to be created upon the Trust Property and the interest and rights of the Beneficiary therein. The Trustor shall pay or cause to be paid all taxes and fees incident to such filing, registration and recording, and all reasonable expenses incident to the preparation, execution and acknowledgment thereof, and of any instrument of further assurance, and all Federal or state stamp taxes or other taxes, duties and charges arising out of or in connection with the execution and delivery of such instruments.

Section 10.2 Further Acts. The Trustor shall, at the sole cost and expense of the Trustor, do, execute, acknowledge and deliver all and every such further acts, deeds, conveyances, mortgages, assignments, notices of assignment, transfers, financing statements, continuation statements, instruments and assurances as the Beneficiary shall from time to time reasonably request, which may be necessary in the judgment of the Beneficiary from time to time to assure, perfect, convey, assign, mortgage, transfer and confirm unto the Beneficiary, the property and rights hereby conveyed or assigned or which the Trustor may be or may hereafter become bound to convey or assign to the Beneficiary or for carrying out the intention or facilitating the performance of the ten hereof or the filing, registering or recording hereof. Without limiting the generality of the foregoing, in the event that the Beneficiary desires to exercise any remedies, consensual rights or attorney-in-fact powers set forth in this Deed of Trust and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Beneficiary, the Trustor agrees to use its best efforts to assist and aid the Beneficiary to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers. In the event the Trustor shall fail after demand to execute any instrument or take any action required to be executed or taken by the Trustor under this Section 10.2, the Beneficiary may execute or take the same as the attorney-in-fact for the Trustor, such power of attorney being coupled with an interest and is irrevocable.

Section 10.3 Additional Security. Without notice to or consent of the Trustor and without impairment of the Lien and rights created by this Deed of Trust, the Beneficiary may accept (but the Trustor shall not be obligated to furnish) from the Trustor or from any other person, additional security for the Obligations. Neither the giving hereof nor the acceptance of any such additional security shall prevent the Beneficiary from resorting, first, to such additional security, and, second, to the security created by this Deed of Trust without affecting the Beneficiary’s Lien and rights under this Deed of Trust.

ARTICLE XI.

MISCELLANEOUS

Section 11.1 Covenants To Run with the Land. All of the grants, covenants, terms, provisions and conditions in this Deed of Trust shall run with the Real Property and shall apply

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to, and bind the successors and assigns of, the Trustor. If there shall be more than one Trustor with respect to the Trust Property, the covenants and warranties hereof shall be joint and several.

Section 11.2 No Merger. The rights and estate created by this Deed of Trust shall not, under any circumstances, be held to have merged into any other estate or interest now owned or hereafter acquired by the Beneficiary unless the Beneficiary shall have consented to such merger in writing.

Section 11.3 Concerning Beneficiary.

(i) The Beneficiary has been appointed as Administrative Agent pursuant to the Credit Agreement. The actions of the Beneficiary hereunder are subject to the provisions of the Credit Agreement. The Beneficiary shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including, without limitation, the release or substitution of the Trust Property), in accordance with this Deed of Trust and the Credit Agreement. The Beneficiary may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Beneficiary may resign and a successor Beneficiary may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Beneficiary by a successor Beneficiary, that successor Beneficiary shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Beneficiary under this Deed of Trust, and the retiring Beneficiary shall thereupon be discharged from its duties and obligations under this under this Deed of Trust. After any retiring Beneficiary’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Deed of Trust while it was the Beneficiary.

(ii) The Beneficiary shall be deemed to have exercised reasonable care in the custody and preservation of the Trust Property in its possession if such Trust Property is accorded treatment substantially equivalent to that which the Beneficiary, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither the Beneficiary nor any of the Secured Parties shall have responsibility for taking any necessary steps to preserve rights against any person with respect to any Trust Property.

(iii) The Beneficiary shall be entitled to rely upon any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Deed of Trust and its duties hereunder, upon advice of counsel selected by it.

(iv) With respect to any of its rights and obligations as a Lender, the Beneficiary shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include the Beneficiary in its individual capacity as a Lender. The Beneficiary may accept deposits from, lend money to,

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and generally engage in any kind of banking, trust or other business with the Trustor or any Affiliate of the Trustor to the same extent as if the Beneficiary were not acting as Administrative Agent.

(v) If any portion of the Trust Property also constitutes collateral granted by any Borrower Party to the Beneficiary to secure the Obligations under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the Beneficiary, in its sole discretion, shall select which provision or provisions shall control.

Section 11.4 Beneficiary May Perform; Beneficiary Appointed Attorney-in-Fact. If the Trustor shall fail to perform any covenants contained in this Deed of Trust (including, without limitation, the Trustor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder or under the Credit Agreement, (ii) pay Charges, (iii) make repairs, (iv) discharge Liens or (v) pay or perform any obligations of the Trustor under any Trust Property) or if any warranty on the part of the Trustor contained herein shall be breached, the Beneficiary may (but shall not be obligated to), after the occurrence and continuance of an Event of Default, do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Beneficiary shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Trustor fails to pay or perform as and when required hereby and which the Trustor does not contest in accordance with the provisions of the Credit Agreement. Any and all amounts so expended by the Beneficiary shall be paid, by the Trustor in accordance with the provisions of Section 11.04 of the Credit Agreement. Neither the provisions of this Section 11.4 nor any action taken by the Beneficiary pursuant to the provisions of this Section 11.4 shall prevent any such failure to observe any covenant contained in this Deed of Trust nor any breach of warranty from constituting an Event of Default. Upon the occurrence and continuance of an Event of Default, the Trustor hereby appoints the Beneficiary its attorney-in-fact, with full authority in the place and stead of the Trustor and in the name of the Trustor, or otherwise, from time to time in the Beneficiary’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents which the Beneficiary may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Trustor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

Section 11.5 Continuing Security Interest: Assignment. This Deed of Trust shall create a continuing Lien on and security interest in the Trust Property and shall (i) be binding upon the Trustor, its successors and assigns, (ii) inure, together with the rights and remedies of the Beneficiary hereunder, to the benefit of the Beneficiary for the benefit of the Secured Parties and each of their respective successors, transferees and assigns and (iii) in the event there is more than one mortgagor party hereto, all undertakings hereunder shall be deemed joint and several. No other persons (including, without limitation, any other creditor of any Borrower Party) shall have any interest herein or any right or benefit with respect hereto. Without limiting the

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generality of the foregoing clause (ii), any Lender may assign or otherwise transfer any indebtedness held by it secured by this Deed of Trust to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Lender, herein or otherwise, subject, however, to the provisions of the Credit Agreement.

Section 11.6 Termination; Release. When all the Obligations have been paid in full and the Commitments of the Lenders to make any Loan or to issue any Letter of Credit under the Credit Agreement shall have expired or been sooner terminated and all Letters of Credit have been terminated or cash collateralized in accordance with the provisions of the Credit Agreement, this Deed of Trust shall terminate. Upon termination hereof or any release of the Trust Property or any portion thereof in accordance with the provisions of the Credit Agreement, the Beneficiary shall, upon the request and at the sole cost and expense of the Trustor, forthwith cause to be assigned, transferred and delivered to the Trustor, against receipt and without recourse to or warranty by the Beneficiary or Trustee, such of the Trust Property to be released (in the case of a release) as may be in possession of the Beneficiary and as shall not have been sold or otherwise applied pursuant to the terms hereof, and, with respect to any other Trust Property, proper documents and instruments (including UCC-3 termination statements or reconveyances or releases) acknowledging the termination hereof or the reconveyance and release of such Trust Property, as the case may be.

Section 11.7 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Trustor therefrom, shall be effective unless the same shall be done in accordance with the terms of the Credit Agreement and unless in writing and signed by the Beneficiary. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Trustor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Deed of Trust or any other Loan Document, no notice to or demand on the Trustor in any case shall entitle the Trustor to any other or further notice or demand in similar or other circumstances.

Section 11.8 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to the Trustor or the Beneficiary, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.8.

Section 11.9 GOVERNING LAW; SERVICE OF PROCESS; WAIVER OF JURY TRIAL. THIS DEED OF TRUST SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, EXCEPT TO THE EXTENT THAT THE VALIDITY OR PERFECTION OF THE SECURITY INTEREST HEREUNDER, OR REMEDIES

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HEREUNDER, IN RESPECT OF ANY PARTICULAR ITEM OR TYPE OF TRUST PROPERTY ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE. TRUSTOR AGREES TO SUBMIT TO THE JURISDICTION OF ANY COURT OF COMPETENT JURISDICTION SITTING IN THE STATE OF WASHINGTON, WILL COMPLY WITH ALL REQUIREMENTS NECESSARY TO GIVE JURISDICTION TO SUCH COURT AND WAIVES ITS RIGHT TO BE SERVED WITH PROCESS IN THE MANNER PROVIDED BY THE STATUTES AND COURT RULES OF THE LAWS OF THE STATE IN WHICH THE PREMISES ARE LOCATED AND TRUSTOR AGREES THAT SERVICE OF PROCESS IN ANY PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO PARENT BORROWER AT ITS ADDRESS SET FORTH IN THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE BENEFICIARY SHALL HAVE BEEN NOTIFIED PURSUANT THERETO. IF ANY AGENT APPOINTED BY TRUSTOR REFUSES TO ACCEPT SERVICE, TRUSTOR HEREBY AGREES THAT SERVICE UPON IT BY MAIL SHALL CONSTITUTE SUFFICIENT NOTICE. NOTHING HEREIN SHALL AFFECT THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF BENEFICIARY TO BRING PROCEEDINGS AGAINST TRUSTOR IN THE COURTS OF ANY OTHER JURISDICTION. TRUSTOR, AFTER CONSULTATION WITH ITS ATTORNEYS, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY ACTION, PROCEEDING, LITIGATION OR COUNTERCLAIM BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THE DEED OF TRUST, THE NOTES, THE LOAN DOCUMENTS AND ANY OTHER AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS, WHETHER VERBAL OR WRITTEN OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS ACCEPTING THIS DEED OF TRUST.

Section 11.10 Severability of Provisions. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11 Relationship. The relationship of the Beneficiary to the Trustor hereunder is strictly and solely that of lender and borrower and mortgagor and mortgagee and nothing contained in the Credit Agreement, this Deed of Trust or any other document or instrument now existing and delivered in connection therewith or otherwise in connection with the Obligations is intended to create, or shall in any event or under any circumstance be construed as creating a partnership, joint venture, tenancy-in-common, joint tenancy or other relationship of any nature whatsoever between the Beneficiary and the Trustor other than as lender and borrower and mortgagor and beneficiary.

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Section 11.12 No Credit for Payment of Taxes or Impositions. The Trustor shall not be entitled to any credit against the principal, premium, if any, or interest payable under the Credit Agreement, and the Trustor shall not be entitled to any credit against any other sums which may become payable under the terms thereof or hereof, by reason of the payment of any Charge on the Trust Property or any part thereof.

Section 11.13 No Claims Against the Beneficiary. Nothing contained in this Deed of Trust shall constitute any consent or request by the Beneficiary, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Premises or any part thereof nor as giving the Trustor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Beneficiary in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

Section 11.14 Beneficiary’s Right To Sever Indebtedness.

(i) The Trustor acknowledges that (A) the Trust Property does not constitute the sole source of security for the payment and performance of the Obligations and that the Obligations are also secured by property of the Trustor and its Affiliates in other jurisdictions (all such property, collectively, the “Collateral”), (B) the number of such jurisdictions and the nature of the transaction of which this instrument is a part are such that it would have been impracticable for the parties to allocate to each item of Collateral a specific loan amount and to execute in respect of such item a separate credit agreement and (C) the Trustor intends that the Beneficiary have the same rights with respect to the Trust Property, in foreclosure or otherwise, that the Beneficiary would have had if each item of Collateral had been secured, mortgaged or pledged pursuant to a separate credit agreement, mortgage or security instrument. In furtherance of such intent, the Trustor agrees that the Beneficiary may at any time by notice (an “Allocation Notice”) to the Trustor allocate a portion (the “Allocated Indebtedness”) of the Obligations to the Trust Property and sever from the remaining Obligations the Allocated Indebtedness. From and after the giving of an Allocation Notice with respect to the Trust Property, the Obligations hereunder shall be limited to the extent set forth in the Allocation Notice and (as so limited) shall, for all purposes, be construed as a separate loan obligation of the Trustor unrelated to the other transactions contemplated by the Credit Agreement, any other Loan Document or any document related to any thereof. To the extent that the proceeds on any foreclosure of the Trust Property shall exceed the Allocated Indebtedness, such proceeds shall belong to the Trustor and shall not be available hereunder to satisfy any Obligations of the Trustor other than the Allocated Indebtedness. In any action or proceeding to foreclose the Lien hereof or in connection with any power of sale, foreclosure or other remedy exercised under this Deed of Trust commenced after the giving by the Beneficiary of an Allocation Notice, the Allocation Notice shall be conclusive proof of the limits of the Obligations hereby secured, and the Trustor may introduce, by way of defense or counterclaim, evidence thereof in any such action or proceeding. Notwithstanding any provision of this Section 11.14, the proceeds received by the Beneficiary pursuant to this

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Deed of Trust shall be applied by the Beneficiary in accordance with the provisions of Section 8.2(ii) hereof.

(ii) The Trustor hereby waives to the greatest extent permitted under law the right to a discharge of any of the Obligations under any statute or rule of law now or hereafter in effect which provides that foreclosure of the Lien hereof or other remedy exercised under this Deed of Trust constitutes the exclusive means for satisfaction of the Obligations or which makes unavailable a deficiency judgment or any subsequent remedy because the Beneficiary elected to proceed with a power of sale foreclosure or such other remedy or because of any failure by the Beneficiary to comply with laws that prescribe conditions to the entitlement to a deficiency judgment. In the event that, notwithstanding the foregoing waiver, any court shall for any reason hold that the Beneficiary is not entitled to a deficiency judgment, the Trustor shall not (A) introduce in any other jurisdiction such judgment as a defense to enforcement against the Trustor of any remedy in the Credit Agreement or any other Loan Document or (B) seek to have such judgment recognized or entered in any other jurisdiction, and any such judgment shall in all events be limited in application only to the state or jurisdiction where rendered.

(iii) In the event any instrument in addition to the Allocation Notice is necessary to effectuate the provisions of this Section 11.14, including, without limitation, any amendment to this Deed of Trust, any substitute promissory note or affidavit or certificate of any kind, the Beneficiary may execute, deliver or record such instrument as the attorney-in-fact of the Trustor. Such power of attorney is coupled with an interest and is irrevocable.

(iv) Notwithstanding anything set forth herein to the contrary, the provisions of this Section 11.14 shall be effective only to the maximum extent permitted by law.

ARTICLE XII.

LEASES

Section 12.1 Trustor’s Affirmative Covenants with Respect to Leases. With respect to each Lease, the Trustor shall:

(i) observe and perform in all material respects all the obligations imposed upon the Landlord under such Lease;

(ii) promptly send copies to the Beneficiary of all notices of default which the Trustor shall send or receive thereunder; and

(iii) enforce all of the material terms, covenants and conditions contained in such Lease upon the part of the Tenant thereunder to be observed or performed.

Section 12.2 Trustor’s Negative Covenants with Respect to Leases. With respect to each Lease, the Trustor shall not, without the prior written consent of the Beneficiary:

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(i) receive or collect, or permit the receipt or collection any Rent under such Lease more than three (3) months in advance of the respective period in respect of which such Rent is to accrue, except:

(A)	in connection with the execution and delivery of such Lease (or of any amendment to such Lease), Rent thereunder may be collected and received in advance in an amount not in excess of three (3) months Rent;

(B)	the amount held by Landlord as a reasonable security deposit thereunder; and

(C)	any amount received and collected for escalation and other charges in accordance with the terms of such Lease;

(ii) assign, transfer or hypothecate (other than to the Beneficiary hereunder) any Rent under such Lease whether then due or to accrue in the future or the interest of the Trustor as Landlord under such Lease;

(iii) enter into any amendment or modification of any Lease if the same would not constitute a Permitted Lien or could reasonably be expected to result in a Property Material Adverse Effect;

(iv) terminate (whether by exercising any contractual right of the Trustor to recapture leased space or otherwise) or permit the termination of such Lease or accept surrender of all or any portion of the space demised under such Lease prior to the end of the term thereof or accept assignment of such Lease to the Trustor unless the same would not cause a Property Material Adverse Effect; or

(v) waive, excuse, condone or in any manner discharge or release any Tenants of or from the obligations of such Tenants under their respective Leases or guarantors of Tenants from obligations under any guarantees of the Leases unless the same would not cause a Property Material Adverse Effect.

ARTICLE XIII.

LOCAL LAW PROVISIONS

Section 13.1 Right to a Deficiency. To the fullest extent permitted by law, including, without limitation, RCW 61.24.100, Beneficiary may seek and obtain a deficiency judgment following the completion of a judicial foreclosure or a trustee’s sale of all or a portion of the security for the obligations secured by this Deed of Trust.

Section 13.2 Expenses During Redemption Period. If this Deed of Trust is foreclosed as a mortgage and the Trust Property sold at a foreclosure sale, the purchaser may during any

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redemption period allowed, make such repairs or alterations on the Trust Property as may be reasonably necessary for the proper operation, care, preservation, protection and insuring thereof. Any sums so paid together with interest thereon from the time of such expenditure at the lesser of the default rate under the Credit Agreement, or the maximum rate permitted by law, shall be added to and become a part of the amount required to be paid for redemption from such sale.

Section 13.3 Agricultural Use. Trustor covenants, represents and warrants that the Trust Property is not used principally for agricultural purposes.

Section 13.4 Purpose of Loan. The proceeds of the Loan are for commercial purposes only and not for personal, family or household purposes.

Section 13.5 Appraisal Costs. The costs incurred by Beneficiary that are secured by this Deed of Trust shall include, without limitation, the cost of any appraisal obtained to establish the fair value of the Trust Property in connection with the judicial or nonjudicial foreclosure of this Deed of Trust.

Section 13.6 EXCLUSION OF PAROL EVIDENCE. ORAL AGREEMENTS OR COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, the Trustor has caused this Deed of Trust to be duly executed and delivered under seal the day and year first above written.

SYNRAD, INC., a Washington corporation

By:
Name:
Title:

ACKNOWLEDGEMENT

STATE OF ________________

COUNTY OF ______________

Before me, the undersigned notary public, personally appeared the above named ____________________________, whose name is signed on the preceding document, and such person acknowledged to me that he/she signed such document voluntarily, for its stated purpose. The identity of such person was proved to me through satisfactory evidence of identification, which was [_] photographic identification with signature issued by a federal or state governmental agency, [_] oath or affirmation of a credible witness, or [_] personal knowledge of the undersigned.

Notary Public My Commission Expires:

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Schedule A – Legal Description

Lot 4 of Binding Site Plan, recorded August 29, 2000 under Recording Number 200008295004, being a portion of Lot 26, Harbour Pointe Business Center-North Campus, according to the plat thereof, recorded in Volume 51 of Plats, Pages 73 through 81, inclusive, records of Snohomish County, Washington.

Schedule B

Each of the liens and other encumbrances excepted as being prior to the Lien hereof as set forth in Schedule B to the marked Pro Forma Policy issued by First American Title Insurance Company, dated as of the date hereof and delivered to Administrative Agent on the date hereof, bearing Fidelity National Title Insurance Company commitment number 611016209 relating to the real property described in Schedule A attached hereto.

EXHIBIT I

FORM OF BORROWING BASE CERTIFICATE

Quarterly Period ended                     , 20

Reference is made to that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among GSI GROUP CORPORATION, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

Pursuant to Section 6.02(i) of the Agreement, the undersigned, being the duly elected, acting and qualified [President] [Chief Financial Officer] [Vice President of Finance] of the Borrower, hereby certifies that attached hereto as Annex 1 is a true and accurate calculation of the sum of the Loan Values of the Eligible Collateral as at the end of the quarterly period ended                     , 20             determined in accordance with the requirements of the Agreement.

[Remainder of page intentionally left blank]

Form of Borrowing Base Certificate

IN WITNESS WHEREOF, the undersigned has caused this certificate to be duly executed as of this              day of                     , 20    .

GSI GROUP CORPORATION

By:
Name: Title:

Form of Borrowing Base Certificate

Annex 1

to the Borrowing Base Certificate

For the Quarter/Year ended                                 (“Statement Date”)

I. Loan Values
A. Value of Eligible Inventory (from Schedule 1)	$
B. Line I.A × 50%	$
C. Value of Eligible Receivables (from Schedule 2), less any unapplied cash	$
D. Line I.C × 85%	$
E. Value of Eligible Cash	$
Loan Values (Line I.B + I.D + I.E)	$

Form of Borrowing Base Certificate

Schedule 1

to the Borrowing Base Certificate

For the Quarter/Year ended                     (“Statement Date”)

II. Eligible Inventory: Value of the following:
A. Inventory	$
1. Inventory located on leaseholds as to which the lessor has not entered into a Collateral Access Agreement	$
2. Inventory that is obsolete, unusable or otherwise unavailable for sale	$
3. Inventory consisting of promotional, marketing, packaging or shipping materials and supplies	$
4. Inventory that fails to meet all standards imposed by any Governmental Authority having regulatory authority over such Inventory or its use or sale	$

5.      Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement

$
6. Inventory located outside the United States or the United Kingdom	$
7. Inventory that is not in the possession of or under the sole control of the Borrower or any of its Subsidiaries	$
8. Inventory that represents intercompany profits	$
9. Inventory with respect to which the representations and warranties set forth in Section 5(e) of the Security Agreement applicable to Inventory are not correct	$

10.    Inventory in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations

$
B. Value of Eligible Inventory (Line II.A – sum of Line II.A.1 through Line II.A.10)	$

Form of Borrowing Base Certificate

Schedule 2

to the Borrowing Base Certificate

For the Quarter/Year ended                         (“Statement Date”)

III. Eligible Receivables: Value of the following:
A. Receivables	$
1. Receivables that do not arise out of sales of goods or rendering of services in the ordinary course of the Borrower’s or the relevant Subsidiary’s business	$
2. Receivables payable other than in Dollars or pounds sterling or that are otherwise on terms other than those normal or customary in the Borrower’s or the relevant Subsidiary’s business	$
3. Receivables owing from any Person that is an Affiliate of the Borrower	$
4. Receivables more than 90 days past original invoice date or more than 60 days past the date due (not to be reduced by any aged credit)	$

5.      Receivables owing from any Person from which an aggregate amount of more than 50% of the Receivables owing therefrom is more than 90 days past original invoice date or more than 60 days past the date due

$

6.      Receivables owing from any Person that (i) has disputed liability for any Receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against the Borrower or any of its Subsidiaries, whether by action, suit, counterclaim or otherwise; provided that for purposes of subclause (i), such Receivables shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination

$
7. Receivables owing from any Person that shall take or be the subject of any action or proceeding of a type described in Section 8.01(f) of the Agreement	$

8.      Receivables (i) owing from any Person that is also a supplier to or creditor of the Borrower or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Administrative Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling the Borrower or any of its Subsidiaries to discounts on future purchase therefrom; provided that for purposes of subclause (ii), such Receivables shall be excluded only to the extent of the amounts of such credits, discounts, incentive plans or similar arrangements at any date of determination

$

Form of Borrowing Base Certificate

9.      Receivables arising out of sales to account debtors outside the United States or the United Kingdom unless such Receivables are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Administrative Agent and such irrevocable letter of credit is in the possession of the Administrative Agent

$
10. Receivables arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back	$

11.    Receivables owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof unless the Borrower or its relevant Subsidiary shall have satisfied the requirements of the Assignment of Claims Act of 1940, and any similar state legislation and the Administrative Agent is satisfied as to the absence of setoffs, counterclaims and other defenses on the part of such account debtor

$
12. Receivables with respect to which the representations and warranties set forth in Section 5(e) of the Security Agreement applicable to Receivables are not correct	$

13.    Receivables in respect of which the Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Administrative Agent, on behalf of the Secured Parties, securing the Obligations

$
B. Value of Eligible Receivables (Line III.A – sum of Line III.A.1 through Line II.A.13)	$

Form of Borrowing Base Certificate

EXHIBIT J

FORM OF FOREIGN LENDER CERTIFICATE16

Reference is made to that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among GSI Group Corporation, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent. Pursuant to the provisions of Section 3.02(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loans in respect of which it is providing this certificate, (ii) it is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code and the Treasury regulations promulgated thereunder, (iii) it is not a ten percent shareholder of the Borrower or any Guarantor within the meaning of Section 871(h)(3)(B) of the Code and the Treasury regulations promulgated thereunder and (iv) it is not a controlled foreign corporation related to the Borrower or any Guarantor within the meaning of Section 864(d) of the Code and the Treasury regulations promulgated thereunder.

The undersigned shall promptly notify the Borrower and the Administrative Agent if any of the representations and warranties made herein are no longer true and correct.

[16]	If the undersigned is an intermediary, a foreign partnership or other flow-through entity, the following adjustments shall be made.

A. The following representations shall be provided as applied to the partners or members claiming the portfolio interest exemption:

•	beneficial ownership under clause (i);

•	the status in clause (iii);

•	the status in clause (iv).

B. The following representation shall be provided as applied to the undersigned:

•	record ownership under clause (i).

C. The following representation shall be provided as applied to the undersigned as well as the partners or members claiming the portfolio interest exemption:

•	the status in clause (ii).

D. The undersigned shall provide an Internal Revenue Service Form W-8IMY (with underlying W-8BENs, W-9s or other applicable forms and/or certificates from each of its partners or members).

E. Appropriate adjustments shall be made in the case of tiered intermediaries or tiered partnerships or flow-through entities.

[NAME OF LENDER]

By:
Name:
Title:

Dated:

EXHIBIT K

FORM OF RESPONSIBLE OFFICER CERTIFICATE

OCTOBER 19, 2011

Reference is made to that certain Credit Agreement, dated as of the date hereof (the “Agreement;” the terms defined therein being used herein as therein defined), among GSI GROUP CORPORATION, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

Pursuant to Sections 4.01(a)(x) and 4.01(g) of the Agreement, the undersigned, hereby certifies that [he]/[she] is the duly elected, acting and qualified Responsible Officer of the Borrower, and that:

1.	the representations and warranties of the Borrower and each other Loan Party contained in Article V to the Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection therewith, are true and correct on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date;

2.	as of the date hereof and after giving effect to the Transaction, no Event of Default exists or would result from the Loans made on the date hereof or from the application of the proceeds of such Loans;

3.	since December 31, 2010, there has been no event or circumstance that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect; and

4.

attached hereto as Annex 1 are calculations evidencing that after giving effect to the Borrowing on the date hereof, Holdings and its Subsidiaries have a Consolidated Leverage Ratio for the twelve-month period ended July 1, 2011 of             [1][7] to 1.0.

[Remainder of page intentionally left blank]

[1][7]	Must be less than or equal to 1.5:1.0

Form of Responsible Officer’s Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

GSI GROUP CORPORATION

By:
Name: Title:

Form of Responsible Officer’s Certificate

ANNEX 1

to the Responsible Officer’s Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ restructuring charges from operations and divestitures[1][8]
+ restructuring charges, fees and expenses in respect of other transactions[19]
+ Non-Cash Charges
- non-cash income
- earnings from equity-method investments
= Consolidated EBITDA

Consolidated Leverage Ratio.

A. Consolidated Funded Indebtedness at Closing Date:	$
B. Consolidated EBITDA for twelve-month period ended July 1, 2011 (from above):	$
C. Consolidated Leverage Ratio (Line A ÷ Line B):		_____ to 1.00

[1][8]

not to exceed $10,000,000 in the aggregate during any Measurement Period from the Closing Date through December 31, 2012 and not to exceed $5,000,000 in the aggregate during any Measurement Period thereafter

[19]	not to exceed $6,500,000 in the aggregate during any Measurement Period

Form of Responsible Officer’s Certificate

EXHIBIT L

FORM OF SOLVENCY CERTIFICATE

OCTOBER 19, 2011

Reference is made to that certain Credit Agreement, dated as of the date hereof (the “Agreement;” the terms defined therein being used herein as therein defined), among GSI GROUP CORPORATION, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada, the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

Pursuant to Section 4.01(a)(xii) of the Agreement, the undersigned, hereby certifies that [he]/[she]/[they] is/are the duly elected, acting and qualified Chief Financial Officer[s] or other Responsible Officer of each Loan Party, and that, as such, they are generally familiar with the business and assets of such Loan Party and authorized to execute and deliver this Solvency Certificate to the Administrative Agent and Lenders on behalf of the Loan Parties, and that for each Loan Party, individually and together with its Subsidiaries on a consolidated basis, before and after giving effect to the Transaction:

(a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party,

(b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured,

(c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay such debts and liabilities as they mature,

(d) such Loan Party is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Loan Party’s property would constitute an unreasonably small capital, and

(e) such Loan Party is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

[Remainder of page intentionally left blank]

L-1

Form of Solvency Certificate

IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

BORROWER: GSI GROUP CORPORATION

By:
Name: Title:

HOLDINGS: GSI GROUP INC.

By:
Name: Title:

GUARANTORS:

GSI GROUP LIMITED

EXCEL TECHNOLOGY, INC.

CAMBRIDGE TECHNOLOGY, INC.

CONTINUUM ELECTRO-OPTICS, INC.

CONTROL LASER CORPORATION (D/B/A BAUBLYS CONTROL LASER)

THE OPTICAL CORPORATION

PHOTO RESEARCH, INC.

QUANTRONIX CORPORATION

SYNRAD, INC.

MICROE SYSTEMS CORP.

MES INTERNATIONAL INC.

By:
Name: Title:

L-2

Form of Solvency Certificate

EXHIBIT M

FORM OF BURNOFF CONDITION CERTIFICATE

Financial Statement Date                    , ___, 20__20

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 19, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among GSI GROUP CORPORATION, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the __________________________ of Holdings, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

1.

attached hereto as Annex 1 are calculations evidencing that after giving effect to any Borrowing on the date hereof, Holdings and its Subsidiaries have a Consolidated Leverage Ratio for the twelve-month period ended on the Financial Statement Date of                     [2][1] to 1.0; and

2.

attached hereto as Annex 2 are calculations evidencing that after giving effect to any Borrowing on the date hereof, Holdings and its Subsidiaries have Excess Availability on the Financial Statement Date of $                    [22].

[Remainder of page intentionally left blank]

[20]	To be on or after [the quarter ending at least one year after closing]
[21]	Must be less than or equal to 1.5:1.0
[22]	Must be greater than or equal to $50,000,000.

Form of Burnoff Condition Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                         , 20__.

GSI GROUP INC.

By:
Name: Title:

Form of Burnoff Condition Certificate

ANNEX 1

to the Burnoff Condition Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ restructuring charges from operations and divestitures[23]
+ restructuring charges, fees and expenses in respect of other transactions[24]
+ Non-Cash Charges
- non-cash income
- earnings from equity-method investments
= Consolidated EBITDA

Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness on the Financial Statement Date:	$__________

B.	Consolidated EBITDA for twelve-month period ended on the Financial Statement Date (from above):	$__________

C.	Consolidated Leverage Ratio (Line A ÷ Line B):	_____ to 1.00

[23]

not to exceed $10,000,000 in the aggregate during any Measurement Period from the Closing Date through December 31, 2012 and not to exceed $5,000,000 in the aggregate during any Measurement Period thereafter

[24]	not to exceed $6,500,000 in the aggregate during any Measurement Period

Form of Burnoff Condition Certificate

ANNEX 2

to the Burnoff Condition Certificate

($ in 000’s)

Excess Availability.

A.	Unrestricted cash on the balance sheet of Holdings and its Subsidiaries on the Financial Statement Date:	$__________

B.	the Loan Values of the Eligible Collateral (from the Borrowing Base Certificate delivered with respect to the Financial Statement Date):	$__________

C.	the Revolving Credit Facility on the Financial Statement Date:	$__________

D.	Lesser of Line B and Line C:	$__________

E.	Outstanding Amount of all Revolving Credit Loans on the Financial Statement Date:	$__________

F.	Outstanding Amount of all Swing Line Loans on the Financial Statement Date:	$__________

G.	Outstanding Amount of all L/C Obligations on the Financial Statement Date:	$__________

H.	Excess Availability (Line A + Line D – Line E – Line F – Line G):	$__________

Form of Burnoff Condition Certificate

EXHIBIT N

FORM OF PERMITTED ACQUISITION CERTIFICATE

                         , 20

Reference is made to that certain Credit Agreement, dated as of October 19, 2011s (the “Agreement;” the terms defined therein being used herein as therein defined), among GSI GROUP CORPORATION, a Michigan corporation (the “Borrower”), GSI Group Inc., a company continued and existing under the laws of the Province of New Brunswick, Canada (“Holdings”), the other Guarantors from time to time party thereto, the Lenders from time to time party thereto, Bank of America, N.A., as Administrative Agent, L/C Issuer and Swing Line Lender and Silicon Valley Bank as Syndication Agent.

Pursuant to Section 7.03(j) of the Agreement and in connection with the acquisition of [DESCRIBE TRANSACTION] (the “Acquisition”), the undersigned, hereby certifies that [he]/[she] is the duly elected, acting and qualified [President] [Chief Financial Officer] [Vice President of Finance] of Holdings, and that:

1.	any Subsidiary newly-created or acquired in connection with the Acquisition shall comply with the requirements of Section 6.12 of the Agreement;

2.	the lines of business of the Target are not substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business substantially related or incidental thereto or a reasonable extension thereof;

3.	the Acquisition has been consented to by the shareholders or board of directors or other equivalent governing body of the Target;

4.	immediately before and immediately after giving pro forma effect to the Acquisition, no Event of Default has occurred and is continuing;

5.

attached hereto as Annex 1 are calculations evidencing that immediately before and immediately after giving pro forma effect to the Acquisition, Holdings and its Subsidiaries are in pro forma compliance with all of the covenants set forth in Section 7.10 of the Agreement for the twelve-month period ended on [                            ][25] (the “Financial Statement Date”), determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) of the Agreement as though the Acquisition had been consummated as of the first day of the fiscal period covered thereby;

6.

attached hereto as Annex 2 are calculations evidencing that after giving effect to the Acquisition, Holdings and its Subsidiaries have a Consolidated Leverage Ratio for the twelve-month period ended on the Financial Statement Date of             [26] to 1.0, determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to

[25]	Insert date of most recent financial statements delivered pursuant to Section 6.01(a) or (b) of the Agreement
[26]	Must be less than or equal to 2.0:1.0

Form of Permitted Acquisition Certificate

Section 6.01(a) or (b) of the Agreement as though the Acquisition had been consummated as of the first day of the fiscal period covered thereby; and

7.	attached hereto as Annex 3 are calculations evidencing that after giving effect to the Acquisition, as of the Financial Statement Date, Holdings and its Subsidiaries have Excess Availability of $ [27].

[Remainder of page intentionally left blank]

[27]	Must be greater than or equal to $25,000,000.

Form of Permitted Acquisition Certificate

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

GSI GROUP INC.

By:
Name:
Title:

Form of Permitted Acquisition Certificate

ANNEX 1

to the Permitted Acquisition Certificate

($ in 000’s)

Consolidated EBITDA

(in accordance with the definition of Consolidated EBITDA as set forth in the Agreement)

Consolidated EBITDA	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Twelve Months Ended
Consolidated Net Income
+ Consolidated Interest Charges
+ income taxes
+ depreciation expense
+ amortization expense
+ restructuring charges from operations and divestitures[28]
+ restructuring charges, fees and expenses in respect of other transactions[29]
+ Non-Cash Charges
- non-cash income
- earnings from equity-method investments
= Consolidated EBITDA

I.	Section 7.10(a) – Consolidated EBITDA.

A.	Consolidated EBITDA for four consecutive fiscal quarters ending on the Financial Statement Date (“Subject Period”) (from above):	$	___________

	Minimum required (prior to the satisfaction of the Burnoff Condition):		$40,000

II.	Section 7.10(b) – Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Statement Date:	$	___________

B.	Consolidated EBITDA for Subject Period (Line I.A above):	$	___________

C.	Consolidated Leverage Ratio (Line II.A ÷ Line II.B):		_____ to 1.00

	Maximum permitted:		2.50 to 1.00

[28]

not to exceed $10,000,000 in the aggregate during any Measurement Period from the Closing Date through December 31, 2012 and not to exceed $5,000,000 in the aggregate during any Measurement Period thereafter

[29]	not to exceed $6,500,000 in the aggregate during any Measurement Period

Form of Permitted Acquisition Certificate

III.	Section 7.10(c) – Consolidated Fixed Charge Coverage Ratio.

A.	Adjusted Consolidated EBITDA for Subject Period:

	1.	Consolidated EBITDA for Subject Period (Line I.A above):	$	__________

	2.	Aggregate amount of all cash Capital Expenditures for Subject Period:	$	__________

	3.	Aggregate amount of Federal, state, local and foreign income taxes paid in cash for Subject Period:	$	__________

	4.	Adjusted Consolidated EBITDA (Lines III.A1 - 2 - 3):	$	__________

B.	Consolidated Fixed Charges for Subject Period:

	1.	Consolidated Interest Charges paid in cash for Subject Period:	$	__________

	2.	Aggregate scheduled amortization payments under Section 2.07(a) of the Agreement (regardless of whether optional prepayments under Section 2.05(a) of the Agreement were applied to such installments) for Subject Period, for so long as any amounts are outstanding under the Term Loan Facility:	$	__________

	3.	Aggregate principal amount of all other regularly scheduled principal payments or redemptions or similar acquisitions for value of outstanding debt for borrowed money (including regularly scheduled payments under any Capitalized Leases, except for the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP) for Subject Period, but excluding any voluntary repayments and redemptions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 of the Agreement:	$	__________

	4.	Aggregate amount of all Restricted Payments made pursuant to Section 7.06(d) or 7.06(e) of the Agreement for Subject Period:	$	__________

	5.	Consolidated Fixed Charges (Lines III.B1 + 2 + 3 + 4):	$	__________

C.	Consolidated Fixed Charge Coverage Ratio (Line III.A4 ÷ Line III.B5):			______ to 1.00

	Minimum required:			1.50 to 1.00

Form of Permitted Acquisition Certificate

ANNEX 2

to the Permitted Acquisition Certificate

($ in 000’s)

Consolidated Leverage Ratio.

A.	Consolidated Funded Indebtedness at Closing Date:	$	__________

B.	Consolidated EBITDA for twelve-month period ended on the Financial Statement Date (from Annex 1):	$	__________

C.	Consolidated Leverage Ratio (Line A ÷ Line B):		_____ to 1.00

Form of Permitted Acquisition Certificate

ANNEX 3

to the Permitted Acquisition Certificate

($ in 000’s)

Excess Availability.

A.	Unrestricted cash on the balance sheet of Holdings and its Subsidiaries on the Financial Statement Date:	$	__________

B.	the Loan Values of the Eligible Collateral (from the Borrowing Base Certificate delivered with respect to the Financial Statement Date):	$	__________

C.	the Revolving Credit Facility on the Financial Statement Date:	$	__________

D.	Lesser of Line B and Line C:	$	__________

E.	Outstanding Amount of all Revolving Credit Loans on the Financial Statement Date:	$	__________

F.	Outstanding Amount of all Swing Line Loans on the Financial Statement Date:	$	__________

G.	Outstanding Amount of all L/C Obligations on the Financial Statement Date:	$	__________

H.	Excess Availability (Line A + Line D – Line E – Line F – Line G):	$	__________

Form of Permitted Acquisition Certificate